QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 22, 2005

        Registration No. 333-127804

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT
No. 3
To
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALUECLICK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7310	77-0495335
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(818) 575-4500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Scott P. Barlow
General Counsel
ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(818) 575-4500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Bradford P. Weirick Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 (213) 229-7000	Richard R. Kelly Michael L. Fantozzi Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction (or waiver) of the conditions to the offer described herein.

        If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED OR AMENDED. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

OFFER BY VALUECLICK, INC.
to
Exchange 0.7928 of a Share of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
ValueClick, Inc.
for
Each Outstanding Share of Common Stock
of
Fastclick, Inc.

        THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF FASTCLICK COMMON STOCK YOU TENDER INTO THIS OFFER, WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 22, 2005, UNLESS WE EXTEND THIS OFFER.

        We are offering to exchange 0.7928 of a share of common stock of ValueClick, Inc. ("ValueClick") for each outstanding share of common stock of Fastclick, Inc. ("Fastclick"), on the terms and conditions contained in this prospectus and in the related letter of transmittal.

        This offer is being made pursuant to an Agreement and Plan of Merger and Reorganization (as such agreement may from time to time be amended or supplemented, the "merger agreement"), dated as of August 10, 2005, by and among ValueClick, FC Acquisition Sub, Inc. ("Acquisition Sub") and Fastclick. The board of directors of Fastclick has (1) adopted the merger agreement and approved the transactions contemplated thereby, including this offer, and (2) recommended that holders of Fastclick common stock accept this offer and tender their Fastclick common stock to ValueClick pursuant to this offer. Affiliates of Highland Capital Partners, Oak Investment Partners and Steamboat Ventures, the largest stockholders of Fastclick (collectively, the "Investor Stockholders"), along with a founder of Fastclick and Fastclick's chief executive officer, who collectively hold approximately 58% of the outstanding shares of Fastclick common stock and approximately 56% of the fully diluted shares of Fastclick common stock, calculated as described in this prospectus, have entered into agreements with ValueClick pursuant to which they will be required to tender their shares in the exchange offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired. As of the date hereof, such lock-up agreements have been waived.

        This offer is conditioned on (1) there being validly tendered and not properly withdrawn prior to the expiration of the offer at least sixty-six and seven-tenths percent (66.7%) of the fully diluted shares of Fastclick common stock, calculated as described in this prospectus, and (2) the other conditions described in this prospectus under "The Offer—Conditions of the Offer" on page 49.

        After completion of the offer, ValueClick will cause Fastclick to complete a merger with Acquisition Sub, in which each outstanding share of Fastclick common stock (except for shares beneficially owned directly or indirectly by ValueClick for its own account) will be converted into the right to receive shares of ValueClick common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of this offer we beneficially own more than 90% of the outstanding shares of Fastclick common stock or if we exercise our option to purchase additional shares directly from Fastclick to reach the 90% threshold, we may effect this merger without the approval of Fastclick stockholders, as permitted under Delaware law.

        ValueClick is not asking Fastclick stockholders for a proxy at this time and Fastclick stockholders are requested not to send a proxy. Any solicitation of proxies, if required, will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

        SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES IN THIS OFFER.

        ValueClick common stock is traded on the Nasdaq National Market System under the symbol "VCLK." Fastclick common stock is traded on the Nasdaq National Market System under the symbol "FSTC."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 24, 2005, as amended on September 8, 2005, September 19, 2005 and September 22, 2005.

i

THE MERGER AGREEMENT	66
The Offer	66
The Merger	68
Representations and Warranties	70
Conduct of Business Pending the Merger	71
Preparation of Registration Statement	75
Offers for Alternative Transactions	75
Fastclick's Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party	77
Indemnification and Insurance	77
Employee Benefits	78
Other Covenants	78
Conditions to the Offer	79
Conditions to the Merger	79
Termination and Termination Fee	79
Amendment and Waiver	82
Costs and Expenses	82
INFORMATION ABOUT FASTCLICK	83
Overview	83
Industry Background	84
Internet Advertising Market Challenges	84
The Fastclick Solution	85
Fastclick's Strategy	88
Fastclick's Advertisers	89
Fastclick's Publishers and Website Network	90
Sales and Marketing	90
Technology	91
Competition	92
Intellectual Property	93
Seasonality and Cyclicality	94
Regulation	94
Employees	94
Facilities	95
Legal Proceedings	95
COMPARISON OF RIGHTS OF HOLDERS OF FASTCLICK COMMON STOCK AND HOLDERS OF VALUECLICK COMMON STOCK	96
ADDITIONAL INFORMATION	104
Legal Matters	104
Experts	104
Where You Can Find Additional Information	104
Miscellaneous	106
UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL INFORMATION	P-1
ANNEX A: AGREEMENT AND PLAN OF MERGER AND REORGANIZATION	A-1
ANNEX B: INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VALUECLICK AND FC ACQUISITION SUB, INC.	B-1
ANNEX C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1
ANNEX D: FASTCLICK'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2005	D-1
ANNEX E: FASTCLICK'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2005	E-1
ANNEX F: FASTCLICK'S AUDITED FINANCIAL STATEMENTS AT DECEMBER 31, 2003 AND 2004 AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 2004	F-1
ANNEX G: FASTCLICK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	G-1

        As permitted under the rules of the Securities and Exchange Commission (the "SEC"), this prospectus incorporates important business and financial information about ValueClick that is contained in documents filed with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Additional Information—Where You Can Find Additional Information" on page 103. You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, D.F. King & Co., Inc. ("D.F. King") (Banks and Brokerage Firms, please call (212) 269-5550; all others call toll free: (800) 488-8075; the e-mail address is info@dfking.com). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. UNLESS THIS OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS THURSDAY, SEPTEMBER 15, 2005.

        Except as otherwise specifically noted, "ValueClick," "we," "our," "us" and similar words in this prospectus refer to ValueClick, Inc. (together with its subsidiaries, including Acquisition Sub). "Acquisition Sub" refers to FC Acquisition Sub, Inc., a wholly-owned subsidiary of ValueClick. We refer to Fastclick, Inc. as "Fastclick."

        In "Questions and Answers About the Offer" below and in the "Summary" beginning on page 1, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled "Risk Factors" on page 19 and the annexes hereto, as well as the documents we have incorporated by reference into this prospectus. See "Additional Information—Where You Can Find Additional Information" on page 103.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who Is Offering to Buy Your Shares?
A.
ValueClick, Inc. is a single-source provider of media, technology and related services that enable marketers to advertise and sell their products through all major online marketing channels—display/Web advertising, search marketing, email marketing, lead generation marketing, comparison-shopping, promotional and industry-focused online content, and affiliate marketing. Additionally, ValueClick provides software that assists advertising agencies and other companies with information management regarding their financial, workflow, and offline media planning and buying processes. The broad range of products and services that ValueClick provides enables its customers to address all aspects of the marketing process, from strategic planning through execution, including results measurements and campaign refinements. By combining its media, affiliate marketing and technology offerings with its experience in both online and offline marketing, ValueClick helps its customers around the world optimize their marketing campaigns both on the Internet and through offline media.
Q.	Why Are We Making the Offer?
A.	We are making the offer for the purpose of acquiring control of and ultimately all of the outstanding shares of Fastclick common stock.
Q.	What Will You Receive in Exchange for the Shares of Fastclick Common Stock that You Tender in the Offer?
A.
If we complete the offer, you will receive 0.7928 of a share, including the associated preferred share purchase rights, of ValueClick common stock in exchange for each share of Fastclick common stock that you validly tender in the offer. We will not issue fractional shares of ValueClick common stock. Instead, any Fastclick stockholder entitled to receive a fractional share of ValueClick common stock will receive a cash payment in lieu of the fractional interest. See "The Offer—Cash Instead of Fractional Shares of ValueClick Common Stock" on page 49.
Q.	What Does the Board of Directors of Fastclick Think of the Offer and the Merger?
A.
On August 10, 2005, the board of directors of Fastclick approved the merger agreement, this offer and the merger and determined that the merger agreement and the transactions contemplated thereby, including the offer, are fair to and in the best interest of the stockholders. The board of directors of Fastclick also has recommended that Fastclick stockholders approve the merger contemplated by the merger agreement and tender their shares of Fastclick common stock in this offer. The board of directors of Fastclick has received a written opinion, dated August 10, 2005, from Thomas Weisel Partners LLC ("Thomas Weisel Partners"), the financial advisor to Fastclick, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by Fastclick stockholders in the offer and merger is fair, from a financial point of view, to such stockholders. A summary of Thomas Weisel Partners' opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of Thomas Weisel Partners' investigation and assumptions, is provided in Fastclick's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Fastclick Recommendation Statement"), which is being mailed to you together with this prospectus. The full text of Thomas Weisel Partners' written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Fastclick Recommendation Statement as Annex A. For more information about the position of the board of directors of Fastclick on the offer, see the Fastclick Recommendation Statement.

Q.	What Do Fastclick's Largest Stockholders Think of the Offer and the Merger?
A.
On August 10, 2005, affiliates of Highland Capital Partners, Oak Investment Partners and Steamboat Ventures, the largest stockholders of Fastclick (collectively, the "Investor Stockholders"), along with a founder of Fastclick and Fastclick's chief executive officer, entered into exchange agreements with ValueClick, pursuant to which they will be required to tender their shares in the offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired. See "Interests of Certain Persons in the Offer and Subsequent Merger—Certain Agreements Between the Investor Stockholders and ValueClick" on page 64.
Q.	What Are the Potential Benefits of the Offer and the Merger to Fastclick Stockholders?
A.	We believe that the offer should be attractive to Fastclick stockholders for the reasons described elsewhere in this prospectus, as well as for the following reasons:
•
based on the closing prices of shares of ValueClick common stock and shares of Fastclick common stock on August 10, 2005, the last trading day preceding our first announcement of our intention to acquire the outstanding shares of Fastclick common stock, the exchange ratio represented a 14.2% premium over the price of shares of Fastclick common stock. On August 23, 2005, the last trading date prior to the printing of this prospectus for which this information was practicably available, the closing prices of a share of ValueClick common stock and a share of Fastclick common stock, as reported in the consolidated transaction reporting system, were $13.37 and $10.50, respectively;
•
you will have the opportunity to hold shares in a larger, more diversified combined company which we believe will have greater access to capital to pursue strategic growth opportunities in the online advertising industry than would Fastclick on a stand-alone basis; and
•
you will have the opportunity to continue to share in Fastclick's future performance through your ownership of shares of ValueClick common stock, as well as an opportunity to similarly share in the performance of our other businesses.
Q.	What Are Some of the Other Factors You Should Consider in Deciding Whether to Tender Your Shares of Fastclick Common Stock?
A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:
•
as a ValueClick stockholder, your interest in the performance and prospects of Fastclick would only be indirect and in proportion to your share ownership in ValueClick. You, therefore, will not realize the same financial benefits of future appreciation in the value of Fastclick, if any, that you may realize if the offer and the merger were not completed and you remained a Fastclick stockholder; and
•
an investment in a company of Fastclick's size may be associated with greater risk and a greater potential for a higher return than an investment in a more diversified company such as ValueClick. On the other hand, as a stockholder in a more diversified company, your investment will be exposed to risks and events that likely would have had little or no effect on Fastclick as a stand alone Company.

v

We describe various factors Fastclick stockholders should consider in deciding whether to tender their shares under "Risk Factors" on page 19 and "Background and Reasons for the Offer and Subsequent Merger—Additional Factors for Consideration by Fastclick Stockholders" on page 41.
Q.	How Do You Participate in the Offer?
A.
You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Fastclick common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the exchange agent and depository at its address set forth on the back cover page of this prospectus or, if you hold your shares in "street name" through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer prior to the expiration date.
Q.	What Are the Most Significant Conditions to the Offer?
A.
The offer is conditioned upon, among other things, satisfaction of the requirement that there must be validly tendered, and not properly withdrawn, prior to the expiration of the offer, at least sixty-six and seven-tenths percent (66.7%) of the fully diluted shares of Fastclick common stock, which is defined as the sum of all outstanding shares of Fastclick common stock and all shares of Fastclick common stock issuable pursuant to outstanding Fastclick stock options. In addition to this "minimum condition," the following conditions must also be met as of the expiration of the offer, unless waived by us, where permissible:
	•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;
•
any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") must have expired or been terminated (early termination was granted on September 1, 2005);
	•	the shares of ValueClick common stock issuable in the offer shall have been approved for listing on the Nasdaq National Market System;
	•	Fastclick and ValueClick shall have received certain tax opinions;
	•	ValueClick shall have received from certain members of Fastclick management executed non-competition agreements;
•
the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer shall not have breached any of their obligations under the agreements pursuant to which they have agreed to tender their shares in the offer subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired;
	•	there shall have been no event having a material adverse effect on Fastclick and no specified breaches by Fastclick of the merger agreement;
•
there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement or acceleration of a war involving the United States shall not have occurred;
•
no more than one of certain specified employees identified in the merger agreement shall have resigned his or her employment with Fastclick or notified Fastclick of his or her intention not to continue in the employment of Fastclick following the consummation of the offer or the merger;
	•	the merger agreement shall not have been terminated pursuant to its terms; and

• Fastclick's board of directors shall not have withdrawn its recommendation of the offer.
These conditions and other conditions to the offer are discussed in this prospectus under "The Offer—Conditions of the Offer" on page 49.
Q.	If You Decide Not to Tender, How Will This Affect the Offer and Your Shares of Fastclick Common Stock?
A.
We will not acquire any shares of Fastclick common stock in the offer unless the minimum condition is satisfied. Your failure to tender your shares of Fastclick common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Fastclick common stock to be able to complete the offer. However, in light of the agreements of the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer to tender their shares, subject to the terms of the exchange agreements (including the waiver or expiration of lock-up agreements entered into in connection with Fastclick's initial public offering), and the intent of the directors and officers of Fastclick to tender the shares they hold in the offer, we believe that it is highly likely that the minimum condition will be satisfied in the offer, unless an event occurs that enables Fastclick to terminate the merger agreement.

The offer is the first step in our acquisition of Fastclick and is intended to facilitate the acquisition of all outstanding shares of Fastclick common stock. After completion of the offer, we will cause Fastclick to complete a merger with Acquisition Sub. The purpose of the merger is to acquire all outstanding shares of Fastclick common stock not exchanged in the offer. In the merger, each outstanding share of Fastclick common stock (except for shares beneficially owned directly or indirectly by ValueClick for its own account) will be converted into the right to receive shares of ValueClick common stock at the same exchange ratio used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If the merger takes place, unless the merger is accomplished through a "short-form" merger, which would provide appraisal rights for non-tendering stockholders, the only difference to you between tendering your Fastclick common stock in the offer and not tendering your Fastclick common stock is that you will receive shares of ValueClick common stock earlier if you tender your shares in the offer. An earlier tender of your shares of Fastclick common stock may, however, help to ensure the satisfaction of the minimum condition and the completion of the offer and merger.
Q.	How Long Will It Take to Complete the Offer and the Merger?
A.
We hope to complete the offer by the fourth quarter of 2005. The offer is currently scheduled to expire at 12:00 midnight, New York City time, on Thursday, September 22, 2005. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer's scheduled expiration or if we are required to extend the offer pursuant to the SEC's tender offer rules. After completion of the offer, ValueClick will cause Fastclick to complete a merger with Acquisition Sub, in which each outstanding share of Fastclick common stock (except for shares beneficially owned directly or indirectly by ValueClick for its own account) will be converted into the right to receive shares of ValueClick common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of the offer we beneficially own more than 90% of the outstanding shares of Fastclick common stock, including because we have exercised our option to purchase shares directly from Fastclick, we may effect the merger without the approval of Fastclick stockholders, as permitted under Delaware law, which could occur promptly following the completion of the offer. If we complete the offer but own less than 90% of the Fastclick common stock after the offer, and we do not exercise our option to purchase shares directly from Fastclick, then the merger will require Fastclick stockholder approval, and we will complete the merger after a definitive proxy statement regarding the merger is disseminated to Fastclick stockholders and a meeting of the Fastclick stockholders is held. As the then-majority stockholder of Fastclick, we will approve the merger at such meeting. In such circumstances, the consummation of the merger could take six weeks or more following the completion of the offer.

Q.	Do You Have to Vote to Approve the Offer or the Merger?
A.
Because we are extending the offer directly to Fastclick stockholders, Fastclick stockholders are not being asked to vote to approve the offer. Approval by Fastclick stockholders, however, may be required to approve the merger following the successful completion of the offer. If approval is required, once the offer is completed, it can be accomplished through a meeting of Fastclick stockholders to vote on the merger, as required by Delaware law. Fastclick stockholders will receive a proxy statement in advance of the meeting soliciting their vote in favor of the merger. However, because we will own a majority of the shares of Fastclick common stock at that time, stockholder approval will be assured. If we own 90% or more of the outstanding common stock of Fastclick following completion of the offer or if we exercise our option to purchase additional shares directly from Fastclick to reach the 90% threshold, the merger can be accomplished without any vote of Fastclick stockholders under applicable Delaware law.
Q.	What Percentage of the ValueClick Common Stock Will Current Fastclick Stockholders Own after the Completion of the Offer and the Merger?
A.
We anticipate that the completion of the offer and the merger will result in the exchange of the outstanding shares of Fastclick common stock into approximately 15.6% of the ValueClick common stock outstanding at the conclusion of the transactions, without regard to ValueClick stock options, and approximately 16.2% on a fully diluted basis. In general, this assumes that:
• Approximately 15.6 million shares of ValueClick common stock would be issued in the offer and the subsequent merger;
• Approximately 84.7 million shares of ValueClick common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and
• no Fastclick stockholders exercise appraisal rights.
Q.	Will You be Taxed on the Shares of ValueClick Common Stock that You Receive?
A.
It is a condition to the completion of the offer that ValueClick and Fastclick receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, referred to as the Code. A Fastclick stockholder who, consistent with such opinions, receives his, her or its shares of ValueClick common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of ValueClick common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them. See "The Offer—Material U.S. Federal Income Tax Consequences" on page 52.
Q.
Do the Statements on the Cover Page Regarding this Prospectus Being Subject to Change or Amendment and the Registration Statement Filed with the SEC Not Yet Being Effective Mean that the Offer May Not Commence?

A.
No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Fastclick common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we first mail this prospectus and the related letter of transmittal to Fastclick stockholders.
Q.	Are ValueClick's Business, Results of Operations, Financial Condition and Prospects Relevant to Your Decision to Tender Your Shares in the Offer?
A.
Yes. Shares of Fastclick common stock accepted in the offer will be exchanged for shares of ValueClick common stock and therefore you should consider ValueClick's business, results of operations, financial condition and prospects before you decide whether to tender your shares in the offer. In considering our business, results of operations, financial condition and prospects, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See "Additional Information—Where You Can Find Additional Information" on page 103.
Q.	Whom Can You Call with Questions about the Offer?
A.	You can contact our information agent for the offer:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Banks and Brokerage Firms, please call (212) 269-5550 All others call toll-free: (800) 488-8075

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and other materials filed or to be filed by ValueClick with the SEC contain "forward-looking statements" concerning non-historical facts or matters that are subject to risks and uncertainties. We acknowledge, however, that the safe harbor for forward-looking statements under Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements represent expectations or beliefs of ValueClick concerning future events, many of which are outside the control of ValueClick. The forward looking statements contained in these materials include, among other things, statements with respect to:

  •
  pro-forma financial statements;

  •
  future sales and earnings;

  •
  growth and market acceptance of e-commerce and the security of e-commerce transactions;

  •
  trends in Internet usage;

  •
  availability and quality of telecommunication services;

  •
  demand for advertising solutions;

  •
  click, lead and action rates;

  •
  fluctuations in the amount of advertising space, or views, on our networks;

  •
  foreign exchange rate fluctuations;

  •
  expected levels of debt reduction;

  •
  product acceptance and demand;

  •
  growth efforts, including strategic acquisitions;

  •
  cost reduction efforts;

  •
  cost savings and economies of scale;

  •
  margin enhancement efforts;

  •
  product development efforts;

  •
  market positioning;

  •
  the combined company after the merger; and

  •
  future acquisitions, including the integration of these businesses and dispositions.

        These forward looking statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "would" or similar expressions.

        ValueClick cautions that these statements are further qualified by important factors, in addition to those under "Risk Factors" on page 19 below and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

  •
  economic conditions, including consumer demand;

  •
  product demand;

  •
  competitive pricing and products; and

  •
  other risks described in ValueClick's filings with the SEC.

        Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of ValueClick and Fastclick may differ significantly from those expressed in these forward-looking statements. Fastclick stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and, in the case of documents incorporated by reference, as of the date of those documents. ValueClick does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in ValueClick's subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

x

SUMMARY

        This brief summary highlights selected information from this prospectus. It does not contain all of the information that is important to Fastclick stockholders. Fastclick stockholders are urged to read carefully the entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer and the merger. In particular, stockholders of Fastclick should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on ValueClick and Fastclick, see "Additional Information—Where You Can Find Additional Information" on page 103.

The Offer

        We are proposing to acquire all of the outstanding shares of Fastclick common stock. We are offering to exchange 0.7928 of a share, including the associated preferred share purchase rights, of ValueClick common stock for each outstanding share of Fastclick common stock, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Fastclick common stock in the offer unless Fastclick stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer sixty-six and seven-tenths percent (66.7%) of the fully diluted shares of Fastclick common stock, calculated as described in this prospectus. The Investor Stockholders, the largest stockholders of Fastclick, together with a founder of Fastclick and Fastclick's chief executive officer, collectively holding approximately 58% of the outstanding common stock of Fastclick and approximately 56% of the fully diluted shares of Fastclick common stock, have entered into agreements with ValueClick pursuant to which they will be required to tender their shares in the offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired. As of the date of this prospectus, such lock-up agreements have been waived.

        After completion of the offer, ValueClick will cause Fastclick to complete a merger with Acquisition Sub, in which each outstanding share of Fastclick common stock (except for shares beneficially owned directly or indirectly by ValueClick for its own account) will be converted into the right to receive shares of ValueClick common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of this offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from Fastclick, we beneficially own more than 90% of the outstanding shares of Fastclick common stock, we may effect this merger without the approval of Fastclick stockholders, as permitted under Delaware law.

        The number of shares of ValueClick common stock issued to Fastclick stockholders in the offer and the merger will constitute approximately 15.6% of the outstanding common stock of the combined company after the merger, without regard to ValueClick stock options, and approximately 16.2% on a fully diluted basis.

  Exchange of Shares of Fastclick Common Stock (Page 44)

        Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of Fastclick common stock that are validly tendered and not properly withdrawn in exchange for shares of ValueClick common stock. We are offering to exchange 0.7928 of a share, including the associated preferred share purchase rights, of ValueClick common stock for each outstanding share of Fastclick common stock.

  Timing of the Offer (Page 44)

        We are commencing the offer on August 24, 2005, the date of the distribution of this prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, September 22, 2005, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

  Conditions of the Offer (Page 49)

        The offer is subject to a number of conditions, and ValueClick will not be required to accept any tendered shares for exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

  •
  there must be validly tendered and not properly withdrawn prior to the expiration of the offer sixty-six and seven-tenths percent (66.7%) of the fully diluted shares of Fastclick common stock, calculated as described in this prospectus;

  •
  the registration statement on Form S-4 of which this prospectus is a part must have become effective;

  •
  any applicable waiting periods under the HSR Act must have expired or been terminated (which occurred on September 1, 2005);

  •
  the shares of ValueClick common stock issuable in the offer shall have been approved for quotation on the Nasdaq National Market System;

  •
  Fastclick and ValueClick shall have received certain tax opinions;

  •
  ValueClick shall have received, from certain members of Fastclick management, executed non-competition agreements;

  •
  the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer shall not have breached any of their obligations under the agreements pursuant to which they will be required to tender their shares in the exchange offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired;

  •
  there shall have been no event having a material adverse effect on Fastclick and no specified breaches by Fastclick of the merger agreement;

  •
  there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement or acceleration of a war involving the United States shall not have occurred;

  •
  no more than one of certain specified employees identified in the merger agreement shall have resigned his or her employment with Fastclick or notified Fastclick of his or her intention not to continue in the employment of Fastclick following the consummation of the offer or the merger;

  •
  the merger agreement shall not have been terminated pursuant to its terms; and

  •
  Fastclick's board of directors shall not have withdrawn its recommendation of the offer.

  Extension, Termination and Amendment (Page 45)

        Subject to the right of ValueClick to cause the offer to be extended, ValueClick or Fastclick can terminate the merger agreement at the expiration date of the offer if no shares of Fastclick common stock have been acquired by ValueClick. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration date of the offer, then we may extend the expiration date from time to time, provided that no extension can occur after January 31, 2006. Each extension may last for no more than ten business days, unless Fastclick and ValueClick agree in writing to allow for a longer period. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fastclick common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fastclick common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fastclick common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. ValueClick or Fastclick can terminate the merger agreement if the offer is not consummated by January 31, 2006. We can extend the offer by giving oral or written notice of an extension to Mellon Investor Services LLC, the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Fastclick common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Fastclick common stock. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares tendered and not withdrawn in the initial offer period.

        Subject to the SEC's applicable rules and regulations and subject to the limitations contained in the merger agreement, we also reserve the right, in our discretion:

  •
  to terminate the offer and not accept for exchange or exchange any shares of Fastclick common stock not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

  •
  to waive any condition (subject to certain conditions being non-waivable by us without Fastclick's consent) or otherwise amend the offer in any respect prior to the expiration of the offer,

by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository and by making a public announcement.

        We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

  Procedure for Tendering Shares (Page 45)

        For you to validly tender shares of Fastclick common stock into the offer, you must do one of the following:

  •
  deliver certificates of your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

  •
  arrange for a book-entry transfer of your shares to be made to the exchange agent and depository's account at The Depository Trust Company, or DTC, and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

  •
  arrange for a book-entry transfer of your shares to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

        These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

  Withdrawal Rights (Page 47)

        You may withdraw any shares of Fastclick common stock that you previously tendered into the offer at any time before the expiration of the offer by following the procedures described under "The Offer—Withdrawal Rights" on page 47. In addition, if we have not accepted tendered shares for exchange by Sunday, October 23, 2005, you may withdraw tendered shares at any time thereafter.

  Delivery of Shares of ValueClick Common Stock (Page 48)

        Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of Fastclick common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of ValueClick common stock and cash instead of fractional shares for the tendered shares of Fastclick common stock promptly afterwards. In all cases, the exchange of shares of Fastclick common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

  •
  certificates for those shares of Fastclick common stock, or a timely confirmation of a book-entry transfer of those shares of Fastclick common stock in the exchange agent and depository's account at DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or

  •
  a timely confirmation of a book-entry transfer of those shares of Fastclick common stock in the exchange agent and depository's account at DTC, together with an "agent's message" as described above under "—Procedure for Tendering Shares."

  Cash Instead of Fractional Shares of ValueClick Common Stock (Page 49)

        We will not issue any fraction of a share of ValueClick common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of ValueClick common stock, after the combination of all fractional shares to which such tendering stockholder would otherwise be entitled, will receive cash (without interest and subject to any withholding for taxes) in lieu of the fractional interests.

  The Merger Agreement (Page 65)

        The merger agreement provides that, after completion of the offer, Acquisition Sub will, subject to the certain conditions, be merged with and into Fastclick. Upon completion of the merger, Fastclick will continue as the "surviving corporation" and will be a wholly-owned subsidiary of ValueClick.

  Termination of the Merger Agreement (Page 78)

        The merger agreement provides that it can be terminated by Fastclick or ValueClick under a number of different scenarios, including:

  •
  by the mutual written consent of the parties;

  •
  by either party, subject to various conditions, if:

  •
  any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement;

  •
  the offer expires pursuant to its terms (and we have not extended the offer) without the purchase of any shares by ValueClick and the failure to purchase shares is not due to the breach of the merger agreement by the terminating party; or

  •
  the offer is not consummated by January 31, 2006 and the failure to consummate by such date is not due to the breach of the merger agreement by the terminating party.

  •
  by ValueClick, subject to various conditions, if, prior to completion of the offer:

  •
  Fastclick materially breaches any of its representations or warranties set forth in the merger agreement;

  •
  Fastclick materially breaches any of its covenants set forth in the merger agreement, and such breach (if curable) has not been cured within 20 business days after notice of such breach;

  •
  Fastclick accepts a superior proposal, withdraws its approval of the offer or merger, fails to reject a third-party proposal for an alternative transaction within ten business days after such proposal is received or otherwise breaches provisions of the merger agreement with respect to third-party proposals;

  •
  any of the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer is in breach of its exchange agreement;

  •
  ValueClick has failed to commence the offer based on a failure of conditions to the offer and the failure to commence the offer is not due to a failure on ValueClick's part; or

  •
  a material adverse event has occurred with respect to Fastclick.

  •
  by Fastclick, subject to various conditions, if, prior to completion of the offer:

  •
  ValueClick materially breaches any of its representations or warranties set forth in the merger agreement;

  •
  ValueClick materially breaches any of its covenants set forth in the merger agreement, and such breach (if curable) has not been cured within 20 business days after notice of such breach;

  •
  ValueClick fails to commence the offer and the failure to commence the offer is not due to the breach of the merger agreement by Fastclick;

  •
  Fastclick's board of directors accepts a superior proposal in compliance with the merger agreement and pays the termination fee; or

  •
  ValueClick has consummated a merger or consolidation in which ValueClick is not the surviving corporation or ValueClick has consummated a sale of all or substantially all of its assets.

  Termination Fees (Page 78)

        Termination of the merger by either ValueClick or Fastclick under specified circumstances could result in Fastclick being required to pay ValueClick a termination fee equal to the sum of (1) $6,500,000 and (2) an amount equal to the aggregate of all expenses undertaken by ValueClick in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $2,150,000).

  Material U.S. Federal Income Tax Consequences (Page 52)

        It is a condition to the completion of the offer that ValueClick and Fastclick receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) the Code. A Fastclick stockholder who, consistent with such opinions, receives his or her shares of ValueClick common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of ValueClick common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them.

  Regulatory Approvals (Page 57)

        We are not aware of any regulatory license or permit material to the business of Fastclick, that may be materially adversely affected by our acquisition of Fastclick common stock, or any regulatory filing or approval that would be required for our acquisition of Fastclick common stock, other than the expiration or termination of the waiting period under the HSR Act (which occurred on September 1, 2005). ValueClick and Fastclick have made all required filings to seek such approval, as well as all required filings under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, in connection with the offer and merger. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

  Appraisal Rights (Page 54)

        Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights may be available in connection with a short-form merger that is not subject to Fastclick stockholder approval.

  Accounting Treatment (Page 59)

        The acquisition of Fastclick common stock pursuant to the offer and the merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

  Interests of Certain Persons in the Offer and Subsequent Merger (Page 60)

        Certain Fastclick directors, officers and stockholders have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

  •
  current and future employment arrangements;

  •
  the conversion of stock options previously issued to certain officers of Fastclick and the acceleration of vesting of certain options;

  •
  severance benefits; and

  •
  the indemnification of directors and officers of Fastclick against certain liabilities.

        In addition, the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer, have entered into the exchange agreements with ValueClick, pursuant to which the Investor Stockholders, a founder of Fastclick and Fastclick's chief executive officer (collectively, the "Exchanging Holders") will be required to tender their shares in the offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired. The members of the boards of directors of ValueClick and Fastclick were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the merger agreement.

  Comparison of Rights of Fastclick Stockholders and ValueClick Stockholders (Page 95)

        Fastclick and ValueClick are both Delaware corporations. If we complete the offer, holders of Fastclick common stock will become ValueClick stockholders, and their rights as stockholders will be governed by ValueClick's restated certificate of incorporation and by-laws. There are differences between the certificate of incorporation and by-laws of Fastclick and the restated certificate of incorporation and by-laws of ValueClick.

The Companies

ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(818) 575-4500

        ValueClick offers a suite of products and services that enable marketers to advertise and sell their products through all major online marketing channels—display/Web advertising, search marketing, email marketing, lead generation marketing, comparison-shopping, promotional and industry-focused online content, and affiliate marketing. Additionally, ValueClick provides software that assists advertising agencies and other companies with information management regarding their financial, workflow, and offline media planning and buying processes. The broad range of products and services that ValueClick provides enables its customers to address all aspects of the marketing process, from strategic planning through execution, including results measurement and campaign refinements. By combining its media, affiliate marketing and technology offerings with its experience in both online and offline marketing, ValueClick helps its customers around the world optimize their marketing campaigns both on the Internet and through offline media.

        On June 24, 2005, ValueClick completed the acquisition of Web Marketing Holdings, Inc. ("Web Clients"). Web Clients is a provider of results-based on-line advertising. The results of Web Clients' operations will be included in the Company's consolidated financial statements beginning with the quarter ending September 30, 2005. Web Clients offers a broad range of integrated media, technology and data solutions to advertisers, ad agencies, web publishers and merchants under the trade names Webclients.net and I-Deal Direct Interactive. Pursuant to the merger agreement with Web Clients, ValueClick acquired all of the outstanding capital stock of Web Clients for an aggregate purchase price of $142.5 million, consisting of cash of $122.2 million, approximately 1.8 million shares of ValueClick common stock valued at approximately $18.4 million, fully vested stock options issued valued at approximately $1.5 million, and transaction costs of the acquisition of approximately $0.4 million.

        On June 13, 2005, ValueClick completed the acquisition of E-Babylon, Inc. ("E-Babylon"), a leading marketer of ink jet cartridges and toner. The results of E-Babylon's operations are included in ValueClick's consolidated financial statements beginning June 1, 2005. Under the terms of the merger agreement with E-Babylon, ValueClick acquired all of the outstanding capital stock of E-Babylon for an aggregate purchase price of approximately $14.8 million, consisting of cash of $14.7 million and transaction costs of the acquisition of approximately $0.1 million.

        On August 6, 2004, ValueClick completed the acquisition of Pricerunner AB ("Pricerunner"), a leading provider of online comparison-shopping services in Europe. The results of Pricerunner's operations are included in ValueClick's consolidated financial statements beginning August 1, 2004. Under the terms of the acquisition agreement, ValueClick acquired all of the outstanding capital stock of Pricerunner for an aggregate purchase price of approximately $30.1 million, including cash of $26.9 million, approximately 263,000 shares of ValueClick common stock valued at approximately $2.0 million, and transaction costs of the acquisition of approximately $1.2 million.

        ValueClick's common stock is currently quoted on the Nasdaq National Market System (symbol: VCLK). ValueClick is headquartered in Westlake Village, California.

Fastclick, Inc.
360 Olive Street
Santa Barbara, CA 93101
(805) 568-5334

        Fastclick is a leading provider of Internet advertising technologies and services. Advertisers pay Fastclick to place Internet ads on websites in its network of more than 9,000 third-party websites. Fastclick shares the revenue it receives from placing ads with the website owners, or publishers, that provided the ad space. Fastclick's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system, and reporting and campaign management tools, are designed to improve the effectiveness of Internet ad campaigns and provide advertisers with an increased return on their advertising expenditures.

        Utilizing advanced mathematical algorithms, Fastclick's proprietary Optimization Engine is designed to continuously analyze Internet user responses to various advertising campaign elements. Fastclick's Optimization Engine then automatically delivers ads to the websites yielding the greatest number of Internet user responses that meet the advertiser's campaign objectives. Based on this analysis, the Optimization Engine continuously refines an advertiser's campaign to emphasize the elements of the campaign that meet the advertiser's campaign objectives and removes elements that do not achieve the advertiser's campaign objectives. Fastclick's ad placement bidding system prices ad space based on current supply and demand for ad space on Fastclick's network. Advertisers bidding the highest price receive priority delivery of their ads, subject to certain rules which may be set by Fastclick, its advertisers or its publishers. Fastclick has built its network of over 9,000 third-party websites by offering publishers attractive pricing and revenue sharing arrangements, easy-to-use, web-based tools and quality service. Fastclick's network includes branded websites that offer large volumes of ad space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests.

        Fastclick's common stock began trading on the Nasdaq National Market System (symbol: FSTC) on April 1, 2005. Fastclick is headquartered in Santa Barbara, California.

Comparative Per Share Market Price Information (Page 17)

        On August 10, 2005, the last trading day before ValueClick and Fastclick announced the offer, ValueClick common stock closed at $12.75 per share and Fastclick common stock closed at $8.85 per share. On August 23, 2005, the last trading day prior to the printing of this prospectus for which this information was practicably available, ValueClick common stock closed at $13.37 per share and Fastclick common stock closed at $10.50 per share.

Questions About the Offer and Subsequent Merger

        If you have any questions about the offer or the merger or if you need additional copies of this prospectus, you should contact our information agent:

    D.F. King & Co., Inc.
    48 Wall Street, 22nd Floor
    New York, NY 10005
    Banks and Brokerage Firms, please call (212) 269-5550
    All others call toll-free: (800) 488-8075

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The information in the following tables is based on the ValueClick and Fastclick historical financial statements that ValueClick and Fastclick have presented in their prior filings with the SEC. You should read the selected consolidated historical financial information in the following tables in connection with the historical financial statements. The ValueClick historical financial statements have been incorporated into this document by reference. See "Additional Information—Where You Can Find Additional Information" on page 103. The Fastclick historical financial statements are included in Annexes D, E and F.

        ValueClick's selected consolidated historical financial information for the year ended December 31, 2004 was derived from the consolidated financial statements of ValueClick, which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. ValueClick's selected consolidated historical financial information for each of the four years ended December 31, 2003 was derived from the consolidated financial statements of ValueClick, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. Fastclick's selected historical financial information for the period from inception to December 31, 2000 and for each of the four years ended December 31, 2004 was derived from the financial statements of Fastclick, which have been audited by Ernst & Young LLP, independent registered public accounting firm.

        The accompanying selected interim financial information for ValueClick and Fastclick for the six months ended June 30, 2005 and 2004 have been derived from unaudited interim financial statements of ValueClick and Fastclick for the six months ended June 30, 2005 and 2004. The ValueClick unaudited interim financial statements are included in ValueClick's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC, which has been incorporated into this document by reference. The Fastclick unaudited interim financial statements are included in Fastclick's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC, which is included in Annex D. Such interim financial statements were prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. These statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair statement of the results of the interim periods. The results of operations for the six months ended June 30, 2005 for ValueClick and Fastclick may not be indicative of their results for the full fiscal year. All amounts are stated in U.S. dollars.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

VALUECLICK, INC.
(in thousands, except ratios and per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Consolidated Statement of Operations Data(1):
Revenue	$105,986	$71,315	$169,178	$92,516	$62,554	$44,873	$64,332
Cost of revenue	27,073	22,545	50,762	32,024	21,733	20,370	31,930

Gross profit	78,913	48,770	118,416	60,492	40,821	24,503	32,402
Operating expenses:
Sales and marketing(2)	26,367	14,643	36,000	21,162	17,001	11,976	11,436
General and administrative(2)	17,219	12,582	27,168	19,699	17,784	13,301	12,896
Technology(2)	9,081	8,244	15,891	10,504	10,459	5,313	4,846
Stock-based compensation(2)	99	412	739	352	1,527	2,699	5,058
Amortization of intangible assets and acquired software	2,685	1,728	4,111	1,570	533	1,875	1,069
Merger-related costs	—	—	—	—	17	1,787	353
Restructuring charges (reversals)	4	(1,003)	(1,003)	—	2,320	515	—

Total operating expenses	55,455	36,606	82,906	53,287	49,641	37,466	35,658

Income (loss) from operations	23,458	12,164	35,510	7,205	(8,820)	(12,963)	(3,256)
Interest income, net	2,780	1,539	3,665	3,364	5,909	5,051	4,120
Gain (loss) on sale of marketable securities	—	—	—	—	134	701	(9,006)
Impairment write-down of marketable securities	—	—	—	—	—	—	(60,233)
Gain from consolidated subsidiary stock issuance	—	—	—	—	—	—	13,656
Gain on sale of consolidated subsidiary stock	—	—	—	—	—	—	2,344
Gain on sale of equity interest in Japan subsidiary	—	8,007	8,007	—	—	—	—
Other income (expense)	—	—	63	—	32	(5)	—

Income (loss) before income taxes, minority interest and cumulative effect of a change in accounting principle	26,238	21,710	47,245	10,569	(2,745)	(7,216)	(52,375)
Income tax expense (benefit)(3)	9,465	2,878	(40,512)	830	163	34	2,539

Income (loss) before minority interest and cumulative effect of a change in accounting principle	16,773	18,832	87,757	9,739	(2,908)	(7,250)	(54,914)
Minority share of loss (income) in consolidated subsidiary	—	130	130	84	(15)	32	(419)

Income (loss) before cumulative effect of a change in accounting principle	16,773	18,962	87,887	9,823	(2,923)	(7,218)	(55,333)
Cumulative effect of a change in accounting principle(4)	—	—	—	—	(7,649)	—	—

Net income (loss)	$16,773	$18,962	$87,887	$9,823	$(10,572)	$(7,218)	$(55,333)

Basic net income (loss) per common share	$0.20	$0.24	$1.10	$0.13	$(0.14)	$(0.20)	$(1.72)

Shares used to calculate basic net income (loss) per common share	82,471	78,935	80,063	74,300	73,744	37,058	32,151

Diluted net income (loss) per common share	$0.20	$0.23	$1.05	$0.13	$(0.14)	$(0.20)	$(1.72)

Shares used to calculate diluted net income (loss) per common share	85,091	83,566	84,038	78,436	73,744	37,058	32,151

Ratio of earnings to fixed charges(5)	31.7	34.2	39.8	10.7	—	—	—
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$220,826		$242,583	$220,120	$232,978	$163,355	$127,450
Working capital	128,578		241,639	213,809	234,229	161,928	129,036
Total current assets	274,989		282,628	245,716	250,060	174,637	142,882
Total noncurrent assets	295,569		147,798	77,383	13,790	15,989	11,168
Total assets	570,558		430,426	323,099	263,850	190,626	154,050
Total current liabilities	146,411		40,989	31,907	15,831	12,709	13,846
Total noncurrent liabilities	4,152		4,532	5,676	4,626	1,025	13
Total stockholders' equity	419,995		384,905	274,207	231,981	165,507	127,493

(1)
The amounts included in the Consolidated Statement of Operations Data for the years presented reflect acquisitions and a disposition as follows:

Acquisitions	Date
Web Marketing Holdings, Inc.	June 2005
E-Babylon, Inc.	June 2005
Pricerunner AB	August 2004
Commission Junction, Inc.	December 2003
Hi-Speed Media, Inc.	December 2003
Search123.com, Inc.	May 2003
Be Free, Inc.	May 2002
Mediaplex, Inc.	October 2001
Z Media, Inc.	December 2000
ClickAgents.com, Inc.	November 2000
Bach Systems, Inc.	November 2000
Disposition	Date
ValueClick Japan	March 2004
(2)
Excludes stock-based compensation for the following periods (in thousands):

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Sales and marketing	$45	$133	$369	$113	$488	$864	$1,610
General and administrative	34	211	245	181	779	1,376	2,718
Technology	20	68	125	58	260	459	730

	$99	$412	$739	$352	$1,527	$2,699	$5,058

(3)
The income tax benefit of $40.5 million for the year ended December 31, 2004 is due to the reversal of the majority of the previously recorded valuation allowance related to ValueClick's deferred tax assets. In periods prior to December 31, 2004, ValueClick had fully reserved the majority of its long-term deferred tax assets based on an assessment that indicated it was not more likely than not that ValueClick would be able to utilize these deferred tax assets. However, as of December 31, 2004, based upon factors including, but not limited to: its history of achieving operating objectives; the achievement of net income in the first quarter of 2003 and each subsequent quarter; its established customer relationships; and future projections of pre-tax income, ValueClick determined, primarily with the exception of net operating loss and capital loss carryforwards expected to expire before they are utilized and certain foreign net operating loss carryforwards, that it is more likely than not that a substantial portion of its deferred tax assets will be realized.

(4)
On January 1, 2002, ValueClick adopted the accounting standards set forth in Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets" ("SFAS No. 142"). In accordance with the transitional guidance of SFAS No. 142, ValueClick completed its impairment assessment in the second quarter of 2002 from the adoption of this standard and determined that goodwill of $7.6 million related to the Bach Systems and ValueClick Japan acquisitions was impaired at January 1, 2002 and reflected a cumulative effect of a change in accounting principle for the goodwill impairment.

(5)
The ratio of earnings to fixed charges was calculated in accordance with Item 503(d) of Regulation S-K. For purposes of this calculation, the denominator, fixed charges, includes interest expense plus an estimate of the interest component of rental expense. The numerator, earnings, includes income before income taxes, minority interest and cumulative effect of a change in accounting principle plus fixed charges as described above. For the years ended December 31, 2002, 2001 and 2000 ValueClick had a deficiency of earnings to fixed charges. ValueClick would have had to recognize additional earnings of $2.8 million, $7.2 million and $52.4 million, respectively, to achieve a 1:1 ratio for these periods. Prior to June 24, 2005, ValueClick had no outstanding debt obligations.

SELECTED HISTORICAL FINANCIAL INFORMATION

FASTCLICK, INC.
(in thousands, except per share amounts)

	For the Six Months Ended June 30,		For the Year Ended December 31,
							For the period from March 31, 2000 (Inception) Through December 31, 2000
	2005	2004	2004	2003	2002	2001
Statement of Operations Data:
Revenue	$38,918	$23,144	$58,015	$28,663	$17,664	$4,480	$143
Cost of revenue(1)(4)	25,578	15,436	38,055	19,246	11,766	3,114	106

Gross profit	13,340	7,708	19,960	9,417	5,898	1,366	37
Operating costs(3):
Sales and marketing(2)(4)	4,488	2,302	6,810	2,160	995	229	68
Technology(2)(4)	1,297	905	2,287	402	345	221	15
General and administrative(2)(4)	2,998	896	2,787	1,045	422	193	81
Stock-based compensation(2)(4)	1,342	—	644	—	—	—	—

Total operating costs	10,125	4,103	12,528	3,607	1,762	643	164

Operating income (loss)	3,215	3,605	7,432	5,810	4,136	723	(127)
Interest and dividend income	651	10	124	19	19	8	10
Interest expense	(1)	(2)	(8)	(5)	—	—	—
Loss on sale/disposal of equipment	—	—	(2)	(12)	—	(1)	—

Income (loss) before provision for income taxes	3,865	3,613	7,546	5,812	4,155	730	(117)
Provision for income taxes(5)	1,505	57	2,412	55	97	207	—

Net income (loss)	$2,360	$3,556	$5,134	$5,757	$4,058	$523	$(117)

Earnings (loss) per share:
Basic	$0.21	$0.33	$0.58	$0.55	$0.42	$0.07	$(0.02)
Fully diluted	$0.13	$0.32	$0.44	$0.54	$0.39	$0.07	$(0.02)
Weighted-average common shares outstanding:
Basic	11,493	10,783	8,826	10,520	9,753	7,005	7,000
Fully diluted	17,825	11,103	11,592	10,746	10,419	7,005	7,000
		As of December 31,
	As of June 30, 2005
		2004	2003	2002	2001	2000
Balance Sheet Data:
Cash and cash equivalents	$13,926	$12,397	$1,657	$2,023	$89	$55
Short-term investments	67,313	7,954	—	—	—	—
Working capital	83,954	20,072	4,131	3,687	553	43
Total assets	97,547	33,883	7,854	6,074	1,697	403
Loans payable (including current portion)	—	121	156	—	—	—
Redeemable convertible preferred stock	—	73,416	—	—	—	—
Retained earnings (deficit)	5,672	3,312	5,230	3,857	406	(117)
Total stockholders' equity (deficit)	$87,952	$(49,928)	$5,657	$4,248	$807	$284

(1)
Stock-based compensation charges are included in the following statement of income category:

							March 31, 2000 (Inception) Through December 31, 2000
	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001
Cost of Revenue	$19	$—	$—	$—	$—	$—	$—

(2)
Stock-based compensation charges are excluded from the following statement of income categories:

							March 31, 2000 (Inception) Through December 31, 2000
	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001
Sales and marketing	$657	$—	$316	$—	$—	$—	$—
Technology	241	—	130	—	—	—	—
General and administrative	444	—	198	—	—	—	—

	$1,342	$—	$644	$—	$—	$—	$—

(3)
Operating costs for 2004 include a one-time compensation charge of $952,000 paid to employees in conjunction with the termination of the Ownership Equivalency Plan. See Note 12 of the notes to Fastclick's financial statements included as Annex F to this prospectus.

(4)
See Note 1 and Note 11 of the notes to Fastclick's financial statements included as Annex F to this prospectus for an explanation of stock-based compensation.

(5)
From inception in 2000 to December 31, 2001, Fastclick operated as a C corporation. For all of 2002 and 2003 and the period from January 1, 2004 through September 27, 2004, Fastclick operated as a subchapter S corporation. On September 27, 2004, Fastclick's subchapter S corporation status was revoked in connection with the issuance of Series A Preferred Stock and Fastclick is now operated as a C corporation. The provision for income taxes for the year ended December 31, 2004 includes the recognition of taxes of $1.1 million under Section 481(a) of the Internal Revenue Code as a result of the revocation of our subchapter S corporation status. See Note 1 and Note 4 of the notes to Fastclick's financial statements included as Annex F to this prospectus.

SUMMARY UNAUDITED PRO-FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro-forma condensed combined financial information combines ValueClick's historical results for the year ended December 31, 2004 and six months ended June 30, 2005, with the historical results of Fastclick for the year ended December 31, 2004 and six months ended June 30, 2005, as if the merger had occurred as of the first day of each period presented, or, in the case of the unaudited pro-forma balance sheet data, as if the merger had occurred as of June 30, 2005. The following selected unaudited pro-forma income statement and per common share data also gives effect to ValueClick's acquisitions of Pricerunner on August 6, 2004, E-Babylon on June 13, 2005 and Web Clients on June 24, 2005, as if such acquisitions occurred as of the first day of each period presented. The following summary unaudited pro-forma condensed combined financial information has been derived from, and should be read in conjunction with, the "Unaudited Pro-Forma Condensed Combined Financial Information" and related notes included in this prospectus, beginning on page P-1 and the related historical financial statements. You should not rely on the selected unaudited pro-forma condensed combined financial information as being indicative of the historical results that would have been achieved had ValueClick, Pricerunner, E-Babylon, Web Clients and Fastclick been combined during these time periods or the results that may be achieved by ValueClick in the future.

	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
	(in thousands, except ratios and per share amounts)
Income Statement Data:
Revenue	$189,995	$305,958
Cost of revenue	77,827	126,791
Gross profit	112,168	179,167
Income before taxes and minority interest	31,618	43,785
Net income	19,608	83,736
Ratio of earnings to fixed charges	14.5	15.0
Per Common Share Data:
Basic net income per common share	$0.20	$0.86
Diluted net income per common share	0.19	0.82
Dividends declared	—	—
Weighed-average common shares outstanding:
Basic	99,792	97,607
Diluted	103,428	102,598
As of June 30, 2005
(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities(1)	$296,558
Total assets	813,100
Long-term liabilities	20,888
Total stockholders' equity	636,987

(1)
Includes securities, at fair value, aggregating $94.2 million pledged against short-term borrowings of $91.7 million as of June 30, 2005.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table summarizes the net income and book value per common share information for ValueClick and Fastclick on a historical and unaudited pro-forma combined basis. Pro-forma per common share information for ValueClick reflects the pro-forma impact of the previous acquisitions of Pricerunner, E-Babylon and Web Clients and gives effect to the issuance of additional shares of common stock in the acquisitions of Pricerunner and Web Clients.

        The pro-forma combined financial information gives effect to the merger with Fastclick on a purchase method basis as described in "Unaudited Pro-Forma Condensed Combined Financial Information" beginning on page P-1. The pro-forma combined financial information is presented as if the merger and ValueClick's previous acquisitions of Pricerunner, E-Babylon and Web Clients were completed as of the beginning of each period presented.

        The pro-forma book value per common share of ValueClick is computed by dividing total pro-forma stockholders' equity by the pro-forma number of shares of ValueClick common stock outstanding at the end of the period, in each case, after giving effect to the Pricerunner, E-Babylon and Web Clients acquisitions. The historical book value per common share of ValueClick and Fastclick is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro-forma combined book value per ValueClick common share is computed by dividing pro-forma combined stockholders' equity by the pro-forma number of shares of ValueClick common stock outstanding at the end of the period assuming for such purposes that the merger and ValueClick's previous acquisitions of Pricerunner, E-Babylon and Web Clients occurred as of the beginning of each period presented.

        The information listed as "pro-forma combined per Fastclick equivalent share" was obtained by multiplying the pro-forma combined amounts by the exchange ratio in the merger of 0.7928 of a share of ValueClick common stock to be issued for each share of Fastclick common stock.

        ValueClick expects to incur merger and integration charges as a result of combining ValueClick and Fastclick. ValueClick also anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to generate more revenue. The pro-forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had ValueClick, Pricerunner, E-Babylon, Web Clients and Fastclick actually been combined during the periods presented.

        The information in the following table is based on, and should be read together with, the ValueClick historical financial information contained in prior SEC filings, which are incorporated herein by reference, the Fastclick historical financial information contained in Annexes D, E, F and G attached hereto and the "Unaudited Pro-Forma Condensed Combined Financial Information" beginning on page P-1.

	As of and For the Six Months Ended June 30, 2005	As of and For the Year Ended December 31, 2004
Historical ValueClick:
Net income per common share—basic	$0.20	$1.10
Net income per common share—diluted	$0.20	$1.05
Book value per common share	$5.00	$4.69
Dividends declared per common share	—	—
Unaudited pro-forma ValueClick(a):
Net income per common share—basic	$0.22	$1.01
Net income per common share—diluted	$0.22	$0.97
Book value per common share	$5.00	$4.83
Dividends declared per common share	—	—
Historical Fastclick:
Net income per common share—basic	$0.21	$0.58
Net income per common share—diluted	$0.13	$0.44
Book value per common share	$4.49	$(16.23)
Dividends declared per common share	—	—
Unaudited pro-forma combined per ValueClick share:
Net income per common share—basic	$0.20	$0.86
Net income per common share—diluted	$0.19	$0.82
Book value per common share	$6.39	$6.25
Dividends declared per common share	—	—
Unaudited pro-forma combined per Fastclick equivalent share(b):
Net income per common share—basic	$0.16	$0.68
Net income per common share—diluted	$0.15	$0.65
Book value per common share	$5.07	$4.95
Dividends declared per common share	—	—

(a)
The pro-forma amounts for ValueClick were adjusted to reflect the pro-forma impact of the acquisitions of Pricerunner, E-Babylon and Web Clients as if these acquisitions were completed as of the beginning of each period presented.

(b)
These amounts are calculated by multiplying the exchange ratio of 0.7928 of a share of ValueClick common stock to be issued for each Fastclick share or stock option outstanding by the unaudited pro-forma combined per ValueClick share amounts presented above.

COMPARATIVE PER SHARE MARKET PRICE
AND DIVIDEND INFORMATION

        ValueClick and Fastclick common stock are listed on the Nasdaq National Market System. ValueClick's and Fastclick's ticker symbols are "VCLK" and "FSTC," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing prices of shares of ValueClick and Fastclick common stock as reported on the Nasdaq National Market System. Fastclick's common stock began trading on the Nasdaq National Market System on April 1, 2005.

        During the periods covered by the following table, neither ValueClick nor Fastclick paid dividends. During the time period that Fastclick elected to file taxes as a subchapter S corporation, its policy was to disburse the necessary amount of funds to satisfy the stockholders' estimate of income tax liabilities based on its taxable income. This stockholder distribution was $7.1 million in 2004, including a final cash distribution to its former S corporation stockholders of approximately $3.2 million on December 16, 2004.

	ValueClick Common Stock		Fastclick Common Stock
	High	Low	High	Low
Fiscal Year 2003
First quarter	$3.21	$2.65	—	—
Second quarter	$6.38	$3.18	—	—
Third quarter	$9.96	$6.10	—	—
Fourth quarter	$10.75	$7.35	—	—
Fiscal Year 2004
First quarter	$11.94	$9.24	—	—
Second quarter	$12.48	$9.47	—	—
Third quarter	$11.94	$6.48	—	—
Fourth quarter	$13.93	$9.02	—	—
Fiscal Year 2005
First quarter	$13.64	$10.54	—	—
Second quarter	$12.33	$9.52	$12.00	$7.50
Third quarter (through August 23, 2005)	$13.87	$12.19	$10.85	$8.25

RECENT CLOSING PRICES

        The following table sets forth the closing prices per share of ValueClick common stock and Fastclick common stock as reported on the Nasdaq National Market System on August 10, 2005, the last full trading day prior to the announcement of the entry into the merger agreement, and August 23, 2005, the most recent practicable date prior to the mailing of this prospectus to Fastclick's stockholders.

        The following table also sets forth the equivalent price per share of Fastclick common stock reflecting the value of the ValueClick common stock that Fastclick stockholders would receive in exchange for each share of Fastclick common stock if the offer or the merger was completed on these two dates.

Date	ValueClick Common Stock	Fastclick Common Stock	Equivalent Per Share Price of Fastclick Common Stock with Exchange Ratio of 0.7928
August 10, 2005	$12.75	$8.85	$10.11
August 23, 2005	$13.37	$10.50	$10.60

        The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the offer and the merger, and Fastclick stockholders are urged to obtain current stock price quotations for ValueClick common stock and Fastclick common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled "Additional Information—Where You Can Find Additional Information" on page 103.

RISK FACTORS

        In deciding whether to tender your shares pursuant to the offer, you should carefully consider the following factors, in addition to other risk factors of ValueClick incorporated by reference into this prospectus and the other information contained in this document. See "Additional Information—Where You Can Find Additional Information" on page 103 for where you can find the additional risk factors incorporated by reference. You should also carefully consider the risks set forth in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results of Operations" of Fastclick's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which is attached hereto as Annex D.

Risk Factors Relating to the Offer and the Subsequent Merger

ValueClick and Fastclick may not successfully integrate their business operations after the merger.

        The integration of ValueClick's and Fastclick's operations after the merger may be difficult, time consuming and costly. After completion of the merger, the combined company must successfully integrate, among other things, the product and service offerings, product development, sales and marketing, research and development, administrative and customer service functions and the management information systems of Fastclick with those of ValueClick. In addition, ValueClick will need to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. It is possible that these integration efforts will not be completed as smoothly as planned, which could have an adverse impact on the operations of the combined company.

ValueClick expects to incur potentially significant merger-related restructuring and integration costs in connection with the transaction and the integration of Fastclick's operations.

        ValueClick and Fastclick expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. ValueClick faces potential costs related to employee redeployment or relocation, reorganization or closure of facilities, relocation and disposition of excess equipment and other integration costs. ValueClick has not yet determined the amount of these costs. ValueClick expects to account for certain of these costs as purchase-related adjustments when the merger is completed.

The number of shares of ValueClick common stock that you will receive in the offer and/or the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of ValueClick common stock at the time you receive them could be less than at the time you tender your shares of Fastclick common stock.

        In the offer and the subsequent merger, each share of Fastclick common stock will be exchanged for 0.7928 of a share of ValueClick common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of ValueClick common stock or Fastclick common stock between the date of this prospectus and the date you receive ValueClick common stock. The market price of the ValueClick common stock will likely be different on the date you receive such shares than it is today or on the date you tender shares of Fastclick common stock or on the date the offer expires or the date a subsequent merger is completed, because of changes in the business, financial condition, results of operations or prospects of ValueClick, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for ValueClick common stock and Fastclick common stock. See "Comparative Per Share Market Price and Dividend Information" on page 17.

The trading price of shares of ValueClick common stock may be affected by factors in addition to those factors affecting the price of Fastclick common stock. The price of shares of ValueClick common stock could decline following the offer.

        The trading price of ValueClick common stock has fluctuated significantly in the past. The future trading price of ValueClick common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

  •
  actual or anticipated fluctuations in revenues or operating results;

  •
  failure to meet securities analysts' or investors' expectations of performance;

  •
  changes in key management personnel;

  •
  announcements of technological innovations or new products by ValueClick or its competitors;

  •
  developments in or disputes regarding patents and proprietary rights;

  •
  proposed and completed acquisitions by ValueClick or its competitors;

  •
  the mix of products and services sold;

  •
  the timing, placement and fulfillment of significant orders;

  •
  product and service pricing and discounts;

  •
  adverse changes related to Internet legislation;

  •
  acts of war or terrorism; and

  •
  general economic conditions.

Fastclick stockholders may receive a lower return on their investment after the merger.

        Although ValueClick and Fastclick believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of ValueClick's and Fastclick's businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of ValueClick common stock in the offer and the merger could reduce the market price of ValueClick common stock.

Certain of Fastclick's directors and officers have interests in the merger that differ from, or are in addition to, their interests as Fastclick stockholders in recommending the offer and merger to Fastclick stockholders.

        In considering the recommendation of the Fastclick board of directors that Fastclick stockholders tender their shares, Fastclick stockholders should recognize that some of Fastclick's directors and officers have interests in the merger that differ from, or are in addition to, their interests as Fastclick stockholders. These interests include:

  •
  current and future employment arrangements;

  •
  the conversion of stock options previously issued to certain officers of Fastclick and the acceleration of vesting of certain options;

  •
  severance benefits; and

  •
  the indemnification of directors and officers of Fastclick against certain liabilities.

        These and additional interests are described under the heading "Interests of Certain Persons in the Offer and Subsequent Merger" on page 60.

Fastclick stockholders will have a reduced ownership and voting interest after the merger.

        After completion of the merger, Fastclick stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Fastclick. Consequently, Fastclick stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Fastclick.

ValueClick could lose key Fastclick personnel necessary to achieve the benefits ValueClick and Fastclick expect as a result of the merger.

        Fastclick's contribution to the combined company's success will depend in part on the continued service of specific Fastclick personnel. If a substantial portion of Fastclick's management or key employees leave after ValueClick and Fastclick complete the merger, the combined company's business could be adversely affected.

Failure to complete the merger could be costly to Fastclick and its stockholders.

        If the tender is not consummated or the merger is not completed for any reason:

  •
  the price of Fastclick common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

  •
  Fastclick must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

        In addition, the merger agreement provides for the payment by Fastclick of a termination fee equal to the sum of (1) $6,500,000 and (2) an amount equal to the aggregate of all expenses incurred by ValueClick in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $2,150,000), if the merger agreement is terminated under certain circumstances. The obligation to make that payment may adversely affect the ability of Fastclick to engage in another transaction and may have an adverse impact on the financial condition of Fastclick. See "The Merger Agreement—Termination and Termination Fee" on page 78.

Pending stockholder litigation could prevent or delay the closing of the merger or otherwise negatively impact the business and operations of ValueClick and Fastclick.

        Fastclick, its current directors and Acquisition Sub have been named as defendants in a putative class action complaint filed on August 17, 2005 in the Court of Chancery, County of New Castle, State of Delaware by Walter Parrisch, on behalf of himself and the other Fastclick stockholders. The complaint alleges, among other things, that the offer and merger would be a breach of fiduciary duty and that the indicated exchange ratio is unfair to the stockholders of Fastclick. The complaint seeks, among other things, injunctive relief against consummation of the offer and merger, damages in an unspecified amount and rescission in the event the offer and merger occurs. The defendants believe the claims are without merit and intend to vigorously defend against them. However, one of the conditions to the closing of the transactions contemplated by the merger agreement is that no injunction issued by any court preventing the consummation of the transactions be in effect. No assurances can be given that this litigation will not result in such an injunction being issued, which could prevent or delay the closing of the transactions contemplated by the merger agreement. Defendants are negotiating with plaintiff an extension of time in which to respond to the complaint.

Risk Factors and Trends Relating to ValueClick and the Combined Company

Integrating our acquired operations may divert management's attention away from our day-to-day operations.

        We have grown in part because of business combinations with other companies, and we expect to continue to evaluate and consider future acquisitions. Acquisitions generally involve significant risks, including difficulties in the assimilation of operations, services, technologies and corporate culture of the acquired companies, diversion of management's attention from other business concerns, overvaluation of the acquired companies and the acceptance of the acquired companies' products and services by our customers. The integration of our acquired operations, products and personnel may place a significant burden on management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. We consummated the acquisitions of Search123, Commission Junction, Hi-Speed Media, Pricerunner, E-Babylon, and Web Clients on May 30, 2003, December 7, 2003, December 17, 2003, August 6, 2004, June 13, 2005, and June 24, 2005, respectively. Because of the number of acquisitions we completed in 2003, 2004 and 2005, the differences in the customer base and functionality of Search123, Commission Junction, Hi-Speed Media, Pricerunner, E-Babylon and Web Clients and our products, these acquisitions may present materially higher product, marketing, research and development, facilities, information systems, accounting, personnel and other integration challenges than those we have faced in connection with our prior acquisitions and may delay or jeopardize the complete integration of certain businesses we had acquired previously.

        If we finance future acquisitions by using equity securities, this would dilute our existing stockholders. Any amortization of intangible assets, or other charges resulting from the costs of these acquisitions, could have an adverse effect on the results of our operations. In addition, we may pay more for an acquisition than the acquired products, services, technology or business are ultimately worth.

If we fail to manage our growth effectively, our expenses could increase and our management's time and attention could be diverted.

        As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business plan successfully in the rapidly evolving Internet advertising market. Our business, results of operations and financial condition will be substantially harmed if we are unable to manage our expanding operations effectively. We plan to continue to expand our sales and marketing, customer support and technology organizations. Past growth has placed, and any future growth will continue to place, a significant strain on our management systems and resources. We will likely need to continue to improve our financial and managerial controls and our reporting systems and procedures. In addition, we will need to expand, train and manage our work force. Our failure to manage our growth effectively could increase our expenses and divert management's time and attention.

We recently achieved profitability and might not remain profitable.

        Although we achieved profitability in 2003 and 2004, events could arise that prevent us from achieving net income in future periods. Because we have a relatively limited operating history, it may be difficult to evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the rapidly-changing Internet market. These risks include, but are not limited to, our ability to:

  •
  maintain and increase our inventory of advertising space on websites and with email list owners and newsletter publishers;

  •
  maintain and increase the number of advertisers that use our products and services;

  •
  continue to expand the number of products and services we offer and the capacity of our systems;

  •
  adapt to changes in Web advertisers' promotional needs and policies, and the technologies used to generate Web advertisements;

  •
  respond to challenges presented by the large number of competitors in the industry;

  •
  adapt to changes in legislation regarding Internet usage, advertising and commerce;

  •
  adapt to changes in technology related to online advertising filtering software; and

  •
  adapt to changes in the competitive landscape.

If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected.

If advertising on the Internet loses its appeal to direct marketing companies, our revenue could decline.

        Our Media segment accounted for 55.2% of our revenue for the year ended December 31, 2004 by delivering advertisements that generate impressions, click-throughs and other actions to our advertisers' websites. This business model may not continue to be effective in the future for a number of reasons, including the following: click rates have always been low and may decline as the number of banner advertisements on the Web increases; Internet users can install "filter" software programs which allow them to prevent advertisements from appearing on their computer screens or email boxes; Internet advertisements are, by their nature, limited in content relative to other media; direct marketing companies may be reluctant or slow to adopt online advertising that replaces, limits or competes with their existing direct marketing efforts; and direct marketing companies may prefer other forms of Internet advertising we do not offer, including certain forms of search engine placements. If the number of direct marketing companies who purchase online advertising from us does not continue to grow, we may experience difficulty in attracting publishers, and our revenue could decline.

If our business model is not accepted by Internet advertisers or web publishers, our revenue could decline.

        Traditionally, most of our revenue has been derived from our Media segment. Although we intend to grow our Affiliate Marketing and Technology segments, we expect that our Media segment will continue to generate a substantial amount of our revenue in the future. Our Media segment includes products and services that are based on a cost-per-click ("CPC"), cost-per-action ("CPA"), cost-per-lead ("CPL") or cost-per-thousand impressions ("CPM") pricing model. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to demonstrate the effectiveness of our various pricing models to advertisers and to Web publishers; and on our ability to attract and retain advertisers and Web publishers by differentiating our technology and services from those of our competitors. One component of our strategy is to enhance advertisers' ability to measure their return on investment and track the performance and effectiveness of their advertising campaigns. To date, not all advertisers have taken advantage of the most sophisticated tools we offer for tracking Internet users' activities after they have reached advertisers' websites. We will not be able to assure you that our strategy will succeed.

        Intense competition among websites, search services and Internet advertising services has led to the proliferation of a number of alternative pricing models for Internet advertising. These alternatives, and the likelihood that additional pricing alternatives will be introduced, make it difficult for us to project the levels of advertising revenue or the margins that we, or the Internet advertising industry in general, will realize in the future. Moreover, an increase in the amount of advertising on the Web may result in a decline in click rates. Since we rely heavily on performance-based pricing models to generate revenue, any decline in click rates may make our pricing models less viable or less attractive solutions for Web publishers and advertisers.

Our revenue could decline if we fail to effectively manage our existing advertising space and our growth could be impeded if we fail to acquire new advertising space.

        Our success depends in part on our ability to effectively manage our existing advertising space. The Web publishers and list owners that list their unsold advertising space with us are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory. In addition, websites can change the amount of inventory they make available to us at any time. If a Web publisher or email list owner decides not to make advertising space from its websites, newsletters or lists available to us, we may not be able to replace this advertising space with advertising space from other websites or list owners that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue. We expect that our customers' requirements will become more sophisticated as the Web matures as an advertising medium. If we fail to manage our existing advertising space effectively to meet our customers' changing requirements, our revenue could decline. Our growth depends on our ability to expand our advertising inventory. To attract new customers, we must maintain a consistent supply of attractive advertising space. We intend to expand our advertising inventory by selectively adding to our network new Web publishers and list owners that offer attractive demographics, innovative and quality content and growing Web user traffic and email volume. Our ability to attract new Web publishers and list owners to our network and to retain Web publishers and list owners currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative product lines and services, our ability to efficiently manage our existing advertising inventory, our pricing policies, and the cost-efficiency to Web publishers and list owners of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from Web publishers and list owners continues to increase. We will not be able to assure you that the size of our inventory will increase or even remain constant in the future.

        Our pay-per-click search service is dependent upon a limited number of sources to direct Internet users to our search service. Our sources for users conducting searches are members of our affiliate network, including portals, browsers, or other affiliates and our own website. Revenues are generated when users conducting searches are directed to advertisers through a paid search link in our search results. The more traffic our sources direct to our advertisers through our search technology, the more revenue we will generate. Unfavorable changes in our relationship with these sources or loss of these relationships would adversely affect our revenue and results of operations.

We may face intellectual property actions that are costly or could hinder or prevent our ability to deliver our products and services.

        We may be subject to legal actions alleging intellectual property infringement (including patent infringement), unfair competition or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technology or business. One of the primary competitors of our Search123 subsidiary, Overture Services, Inc., purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is entitled "System and method for influencing a position on a search result list generated by a computer network search engine." Overture has aggressively pursued its alleged patent rights by filing lawsuits against other pay-per-click search engine companies such as FindWhat.com and Google. FindWhat.com and Google have asserted counter-claims against Overture including, but not limited to, invalidity, unenforceability and non-infringement. We are currently indemnifying Barnesandnoble.com, Inc. in its patent infringement litigation with BTG International, Inc. ("BTG"). This case could prove to be very expensive to us and, if successful for BTG, hinder our ability to deliver our affiliate marketing products and services.

If the technology that we currently use to target the delivery of online advertisements and to prevent fraud on our network is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

        Websites typically place small files of non-personalized (or "anonymous") information, commonly known as cookies, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookies generally collect information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We currently use cookies to track an Internet user's movement through the advertiser's website and to monitor and prevent potentially fraudulent activity on our network. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and legislation (including, but not limited to, Spyware legislation such as U.S. House of Representatives Bill HR 29, the "Spy Act") has been introduced in some jurisdictions to regulate the use of cookie technology. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies were limited, we would have to switch to other technologies to gather demographic and behavioral information. While such technologies currently exist, they are substantially less effective than cookies. We would also have to develop or acquire other technology to prevent fraud. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially feasible. Our use of cookie technology or any other technologies designed to collect Internet usage information may subject us to litigation or investigations in the future. Any litigation or government action against us could be costly and time-consuming, could require us to change our business practices and could divert management's attention.

We could lose customers or advertising inventory if we fail to measure impressions, clicks and actions on advertisements in a manner that is acceptable to our advertisers and web publishers.

        We earn advertising revenue and make payments to Web publishers based on the number of impressions, clicks and actions from advertisements delivered on our network of websites and email lists. Advertisers' and Web publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements of impressions, clicks or actions to be accurate and reliable. Advertisers and Web publishers often maintain their own technologies and methodologies for counting impressions, clicks or actions, and from time to time we have had to resolve differences between our measurements and theirs. Any significant dispute over the proper measurement of clicks or other user responses to advertisements could cause us to lose customers or advertising inventory.

If we fail to compete effectively against other internet advertising companies, we could lose customers or advertising inventory and our revenue could decline.

        The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing client demands. The introduction of new services embodying new technologies and the emergence of new industry standards and practices could render our existing services obsolete and unmarketable or require unanticipated technology investments. Our failure to adapt successfully to these changes could harm our business, results of operations and financial condition.

        The market for Internet advertising and related services is intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry. Increased competition may result in price reductions for advertising space, reduced margins and loss of our market share. Our principal competitors include other companies that provide advertisers with Internet advertising solutions, such as CPM, CPC, CPL or CPA, and companies that offer pay-per-click search services. We directly compete with a number of competitors in the CPC market segment, such as Advertising.com, owned by Time Warner. We compete in the performance-based marketing segment with CPL and CPA performance-based companies such as Direct Response and Linkshare, and we compete with other Internet advertising networks that focus on the traditional CPM model, including 24/7 Real Media. We also compete with pay-per-click search companies such as Overture, owned by Yahoo, Google and FindWhat. In addition, we now compete in the online comparison shopping market with focused comparison shopping websites such as Shopping.com, Kelkoo (which is owned by Yahoo), NexTag, and Pricegrabber, and with search engines and portals such as Yahoo, Google and MSN, and with online retailers such as Amazon.com and Ebay. Large websites with brand recognition, such as Yahoo, AOL and MSN, have direct sales personnel and substantial proprietary inventory that provide significant competitive advantages compared to our networks and have significant impact on pricing for online advertising. These companies have longer operating histories, greater name recognition and have greater financial and marketing resources than we have.

        Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers, or ISPs, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and/or reductions in advertising revenue. In addition, as we continue to expand the scope of our Web services, we may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition would be negatively affected. We will also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue could decline.

Our revenue growth could be negatively impacted if internet usage and the development of internet infrastructure do not continue to grow.

        Our business and financial results will depend on continued growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as: inadequate network infrastructure; security concerns; inconsistent quality of service; and, unavailability of cost-effective, high-speed service.

        If Internet usage grows, our infrastructure may not be able to support the demands placed on it and our performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure, and as a result of sabotage, such as electronic attacks designed to interrupt service on many websites. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support our growth, our revenue could be materially and adversely affected.

Our long-term success may be materially adversely affected if the market for e-commerce does not grow or grows slower than expected.

        Because many of our customers' advertisements encourage online purchasing, our long-term success may depend in part on the growth and market acceptance of e-commerce. Our business will be adversely affected if the market for e-commerce does not continue to grow or grows slower than now expected. A number of factors outside of our control could hinder the future growth of e-commerce, including the following:

  •
  the network infrastructure necessary for substantial growth in Internet usage may not develop adequately or our performance and reliability may decline;

  •
  insufficient availability of telecommunication services or changes in telecommunication services could result in inconsistent quality of service or slower response times on the Internet;

  •
  negative publicity and consumer concern surrounding the security of e-commerce could impede our growth; and

  •
  financial instability of e-commerce customers.

In particular, any well-publicized compromise of security involving Web-based transactions could deter people from purchasing items on the Internet, clicking on advertisements, or using the Internet generally, any of which could cause us to lose customers and advertising inventory and could materially, adversely affect our revenue.

We depend on key personnel, the loss of whom could harm our business.

        The successful integration of the companies we have acquired will depend in part on the retention of personnel critical to our combined business and operations due to, for example, unique technical skills or management expertise. We may be unable to retain existing management, technical, sales, and customer support personnel that are critical to the success of the integrated company, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of these acquisitions.

        Our future success is substantially dependent on the continued service of our key senior management. Our employment agreements with our key personnel are short-term and on an at-will basis. We do not have key-person insurance on any of our employees. The loss of the services of any member of our management team, or of any other key employees, could divert management's time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and may experience similar difficulties in the future.

Delaware law and our stockholder rights plan contain anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

        Provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of the Company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring the Company without the board of directors' consent for at least three years from the date they first hold 15% or more of the voting stock. In addition, our Stockholder Rights Plan has significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

System failures could significantly disrupt our operations, which could cause us to lose customers or advertising inventory.

        Our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process users' responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and Web publishers. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts, and natural disasters. We lease server space in El Segundo and Sunnyvale, California, Louisville, Kentucky, London, England, and Stockholm, Sweden. Therefore, any of the above factors affecting the Los Angeles, Sunnyvale, Louisville, London, and Stockholm areas would substantially harm our business. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future. Our data storage centers incorporate redundant systems, consisting of additional servers, but our primary system does not switch over to our back-up system automatically. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

We may experience capacity constraints that could reduce our revenue.

        Our future success depends in part on the efficient performance of our software and technology, as well as the efficient performance of the systems of third parties. As the numbers of Web pages and Internet users increase, our services and infrastructure may not be able to grow to meet the demand. A sudden and unexpected increase in the volume of advertising delivered through our servers or in click rates could strain the capacity of the software or hardware that we have deployed. Any capacity constraints we experience could lead to slower response times or system failures and adversely affect the availability of advertisements, the number of advertising views delivered and the level of user responses received, which would harm our revenue. To the extent that we do not effectively address capacity constraints or system failures, our business, results of operations and financial condition could be harmed substantially. We also depend on ISPs that provide consumers with access to the websites on which our customers' advertisements appear. Internet users have occasionally experienced difficulties connecting to the Web due to failures of their ISPs' systems. Any disruption in Internet access provided by ISPs or failures by ISPs to handle the higher volumes of traffic expected in the future could materially and adversely affect our revenue.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

        Our revenue and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and investors or our own forecasts in some future periods. If this happens, the market price of our common stock may fall. The factors that may affect our quarterly operating results include:

  •
  fluctuations in demand for our advertising solutions;

  •
  fluctuations in click, lead and action rates;

  •
  fluctuations in the amount of available advertising space, or views, on our networks;

  •
  the timing and amount of sales and marketing expenses incurred to attract new advertisers;

  •
  fluctuations in sales of different types of advertising, for example, the amount of advertising sold at higher rates rather than lower rates;

  •
  seasonal patterns in Internet advertisers' spending;

  •
  changes in our pricing policies, the pricing policies of our competitors or the pricing policies for advertising on the Internet generally;

  •
  timing differences at the end of each quarter between our payments to Web publishers for advertising space and our collection of advertising revenue for that space; and

  •
  costs related to acquisitions of technology or businesses and licensing of technology.

        Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter current or prospective advertisers' spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

If we do not successfully develop our international strategy, our revenue and cash flows and the growth of our business could be harmed.

        We initiated operations, through wholly-owned subsidiaries or divisions, in the United Kingdom in 1999, France and Germany in 2000 and Sweden in 2004. Our foreign operations subject us to foreign currency exchange risks. We currently do not utilize hedging instruments to mitigate foreign exchange risks.

        Our international expansion will subject us to additional foreign currency exchange risks and will require management's attention and resources. We expect to pursue expansion through a number of international alliances and to rely extensively on these business partners initially to conduct operations, establish local networks, register websites as affiliates and coordinate sales and marketing efforts. Our success in these markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to the relationships. We cannot assure you that we will be successful in our efforts overseas. International operations are subject to other inherent risks, including:

  •
  the impact of recessions in economies outside the United States;

  •
  changes in and differences between regulatory requirements, domestic and foreign;

  •
  export restrictions, including export controls relating to encryption technologies;

  •
  reduced protection for intellectual property rights in some countries;

  •
  potentially adverse tax consequences;

  •
  difficulties and costs of staffing and managing foreign operations;

  •
  political and economic instability;

  •
  tariffs and other trade barriers; and

  •
  seasonal reductions in business activity.

Our failure to address these risks adequately could materially and adversely affect our business, results of operations and financial condition.

We may be liable for content displayed on our networks of publishers which could increase our expenses.

        We may be liable to third parties for content in the advertising we deliver if the artwork, text or other content involved violates copyright, trademark, or other intellectual property rights of third-parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, could result in costly litigation and could divert management's attention.

If we fail to establish, maintain and expand our technology business and marketing alliances and partnerships, our ability to grow could be limited, we may not achieve desired revenue and our stock price may decline.

        In order to grow our technology business, we must generate, retain and strengthen successful business and marketing alliances with advertising agencies.

        We depend, and expect to continue to depend, on our business and marketing alliances, which are companies with which we have written or oral agreements to work together to provide services to our clients and to refer business from their clients and customers to us. If companies with which we have business and marketing alliances do not refer their clients and customers to us to perform their online campaign and message management, our revenue and results of operations would be severely harmed.

We will be dependent upon technologies, including our Mojo Mediaplex Systems, Commission Junction, Hi-Speed Media, Search123, Pricerunner, and Web Clients technologies, for our future revenue, and if these technologies do not generate revenue, our business may fail.

        Our future revenue is likely to be dependent on the acceptance by clients of the use of our technologies, which we believe to be the cornerstone of our technology business. If these technologies do not perform as anticipated or otherwise do not attract clients to use our services, our operations will suffer. In addition, we may incur significant expenses in the future developing our existing and purchased technologies. If our revenue generated from the use of our technologies does not cover these development costs, our results of operations and financial condition would suffer.

If our technologies suffer from design defects, we may need to expend significant resources to address resulting product liability claims.

        Our business will be harmed if our technologies suffer from design or performance defects and, as a result, we could become subject to significant product liability claims. Technology as complex as our technology may contain design and/or performance defects which are not detectable even after extensive internal testing. Such defects may become apparent only after widespread commercial use. Our contracts with our clients currently do not contain provisions to completely limit our exposure to liabilities resulting from product liability claims. Although we have not experienced any product liability claims to date, we cannot assure you that we will not do so in the future. A product liability claim brought against us, which is not adequately covered by our insurance, could materially harm our business.

Technology sales and implementations cycles are lengthy, which could divert our financial and other resources, and are subject to delays, which could result in delayed revenue.

        If the sales and implementation cycle of our technology products and services are delayed, our revenue will likewise be delayed. Our sales and implementation cycles are lengthy, causing us to recognize revenue long after our initial contact with a client. During our sales effort, we spend significant time educating prospective clients on the use and benefit of our message management services. As a result, the sales cycle for our products and services is long, ranging from a few weeks to several months to over one year for our larger clients. The sales cycle for our message management services and media management applications is likely to be longer than the sales cycle for competitors because we believe that clients may require more extensive approval processes related to integrating internal business information with their advertising campaigns. In addition, in order for a client to implement our services, the client must commit a significant amount of resources over an extended period of time. Furthermore, even after a client purchases our services, the implementation cycle is subject to delays. These delays may be caused by factors within our control, such as possible technology defects, as well as those outside our control, such as clients' budgetary constraints, internal acceptance reviews, functionality enhancements, lack of appropriate customer staff to implement our applications, and the complexity of clients' advertising needs. Also, failure to deliver service or application features consistent with delivery commitments could result in a delay or cancellation of a client agreement.

We may not be able to protect our intellectual property from unauthorized use, which could diminish the value of our services, weaken our competitive position and reduce our revenue.

        Our success depends in large part on our proprietary technologies, including tracking management software, our affiliate marketing technologies and our MOJO platform. In addition, we believe that our trademarks are key to identifying and differentiating our services from those of our competitors. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, the value of our services could be diminished and our competitive position may suffer.

        We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Third-party software providers could copy or otherwise obtain and use our technology without authorization or develop similar technology independently which may infringe upon our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

        We generally enter into confidentiality or license agreements with our employees, consultants, vendor clients, and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our services or technologies. Our precautions may not prevent misappropriation of our services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

If we fail to keep pace with rapidly changing technologies, we could lose customers or advertising inventory.

        The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated technology investments. Our success will depend on our ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address our customers' changing demands. For example, advertisers are increasingly requiring Internet advertising networks to have the ability to deliver advertisements utilizing new formats that surpass stationary images and incorporate rich media, such as video and audio, interactivity, and more precise consumer targeting techniques. Our system does not support some types of advertising formats, such as certain video and audio formats, and many of the websites in our network have not implemented systems to allow rich media advertisements. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If we fail to adapt successfully to such developments, we could lose customers or advertising inventory. We purchase most of the software used in our business from third-parties. We intend to continue to acquire technology necessary for us to conduct our business from third-parties. We cannot assure you that, in the future, these technologies will be available on commercially reasonable terms, or at all. We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. Any new solution or enhancement that we develop will need to meet the requirements of our current and prospective customers and may not achieve significant market acceptance. If we fail to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, our expenses could increase, and we could lose customers or advertising inventory.

Changes in government regulations and industry standards could decrease demand for our services and increase our costs of doing business.

        Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children's privacy, copyrights, sending of unsolicited commercial email (e.g., the Federal CAN-Spam Act of 2003) and taxation. Other laws and regulations have been adopted and may be adopted in the future, and may address issues such as user privacy, Spyware (e.g., H.R. 29, the "Spy Act"), pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, acceptable content, taxation, and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium.

        Due to the global nature of the Web, it is possible that, although our transmissions originate in California, Kentucky, the United Kingdom, and Sweden, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

We could be held liable for our or our clients' failure to comply with federal, state and foreign laws governing consumer privacy.

        Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. Any failure by us to comply with applicable foreign, federal and state laws and regulatory requirements of regulatory authorities may result in, among other things, indemnification liability to our clients and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. Recently, class action lawsuits have been filed alleging violations of privacy laws by ISPs. The European Union's directive addressing data privacy limits our ability to collect and use information regarding Internet users. These restrictions may limit our ability to target advertising in most European countries. Our failure to comply with these or other federal, state or foreign laws could result in liability and materially harm our business.

        In addition to government activity, privacy advocacy groups and the high-technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us adversely. Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting our clients and us. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these regulations may have on our business. However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm our business.

        Our customers are also subject to various federal and state regulations concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the CAN-SPAM Act of 2003, H.R. 29 the Spy Act of 2005 (proposed), as well as other laws that govern the collection and use of consumer credit information. We cannot assure you that our clients are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. We may be held liable if our clients use our technology in a manner that is not in compliance with these laws or their own stated privacy standards.

Our stock price is likely to be volatile and could drop unexpectedly.

        Our common stock has been publicly traded only since March 30, 2000. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering.

        The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of technology companies. As a result, the market price of our common stock may materially decline, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive and diverts management's attention and resources.

Decreased effectiveness of equity compensation could adversely affect our ability to attract and retain employees, and changes in accounting for equity compensation will adversely affect earnings.

        We have historically used stock options as a key component of our total employee compensation program in order to align employees' interests with the interests of our stockholders, encourage employee retention, and provide competitive compensation packages. Volatility or lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options, or attract additional highly-qualified personnel. Many of our outstanding employee stock options have exercise prices in excess of our current stock price. To the extent these circumstances continue or recur, our ability to retain present employees may be adversely affected. In addition, the Financial Accounting Standards Board ("FASB") has finalized changes to Generally Accepted Accounting Principles ("GAAP") that will require an expense to be recorded for employee stock option grants and other equity incentives beginning January 1, 2006. Moreover, applicable stock exchange listing standards relating to obtaining stockholder approval of equity compensation plans could make it more difficult or expensive for us to grant options to employees in the future. As a result, in addition to recording additional compensation expense, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, any of which could materially adversely affect our business.

Fastclick has a limited operating history, operates in an immature industry and has a relatively new business model, all of which may make it difficult for you to evaluate Fastclick's business and prospects.

        Fastclick was incorporated in California in March 2000 and began offering Internet advertising technologies and services in September 2000. Accordingly, Fastclick has a limited operating history, and as a result, Fastclick has limited financial data that you can use to evaluate Fastclick's business and prospects. In addition, Fastclick derives nearly all of its revenue from Internet advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. Fastclick's business model is also evolving and is distinct from other companies in its industry and it may not be successful. As a result of these factors, the future revenue and income potential of Fastclick's business is uncertain. Although Fastclick has experienced significant revenue growth in recent periods, Fastclick may not be able to sustain this growth. Any evaluation of Fastclick's business and its prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in Fastclick's stage of development. Some of these risks and uncertainties relate to Fastclick's ability to do the following:

  •
  maintain its current relationships, and develop new relationships, with advertisers, advertising agencies, direct marketers, and website publishers;

  •
  continue to grow its revenue and meet anticipated growth targets;

  •
  manage its expanding operations and implement and improve its operational, financial and management controls;

  •
  adapt to industry consolidation;

  •
  continue to grow its website network;

  •
  successfully introduce new, and upgrade its existing, technologies and services for Internet advertisers and website publishers;

  •
  respond to government regulations relating to the Internet and other aspects of its business;

  •
  respond effectively to competition; and

  •
  attract and retain qualified management and employees.

        If Fastclick is unable to address these risks, its business, results of operations and prospects could suffer.

Fastclick's operating results have fluctuated in the past and may do so in the future, which could make Fastclick's results of operations difficult to predict or cause them to fall short of expectations.

        Fastclick's prior operating results have fluctuated due to changes in its business and the Internet advertising industry. Similarly, Fastclick's future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond Fastclick's control and could cause Fastclick's results to be below investors' expectations, causing the price of Fastclick's common stock to fall. Because Fastclick's business is changing and evolving, Fastclick's historical operating results may not be useful to you in predicting Fastclick's future operating results. Factors that may increase the volatility of Fastclick's operating results include the following:

  •
  the addition of new advertisers or websites or the loss of existing advertisers or websites;

  •
  changes in demand and pricing for Fastclick's advertising services;

  •
  the timing of Fastclick's introduction of new advertising technologies and the costs it incurs to develop these technologies;

  •
  the timing and amount of sales and marketing expenses incurred to attract new advertisers, advertising agencies and websites;

  •
  changes in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities, or could increase the time it takes Fastclick to close sales with advertisers;

  •
  new product launches by advertisers;

  •
  changes in our pricing policies, the pricing policies of our competitors or the pricing of Internet advertising generally;

  •
  overall Internet usage, which generally declines during the summer months;

  •
  timing differences at the end of each quarter between Fastclick's payments to website publishers for advertising space and Fastclick's collection of advertising revenue related to that space;

  •
  introduction of new ad formats and shifts in ad format mix;

  •
  costs related to acquisitions of businesses or technologies; and

  •
  Internet advertising is a relatively new medium and advertisers have not settled into consistent spending patterns.

        In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. Fastclick's rapid growth has historically masked the cyclicality and seasonality of its business. As Fastclick's rate of growth slows, Fastclick expects that the cyclicality and seasonality in its business may become more pronounced and may in the future cause its operating results to fluctuate.

A substantial portion of Fastclick's revenue is generated from a limited number of advertisers, and if Fastclick loses a major advertiser its revenue could decrease.

        A substantial portion of Fastclick's revenue is generated from a limited number of advertisers and advertising agencies. Fastclick's advertisers can generally terminate their contracts with Fastclick at any time, with no penalty upon one business day prior notice. Fastclick's top ten advertisers accounted for 47.6%, 45.8% and 53.5% of its advertising revenue for 2003, 2004 and the six months ended June 30, 2005, respectively. Fastclick expects that a limited number of advertisers may continue to account for a significant percentage of its revenue and the loss of, or material reduction in, their advertising purchases could decrease Fastclick's revenue and harm its business.

New technologies could block Fastclick's ability to serve advertisements, and may reduce demand for Fastclick's technologies and services.

        Technologies have been developed and distributed that are designed to block the appearance of pop-up and pop-under ads on website pages viewed by Internet users. For the years ended December 31, 2003, 2004 and for the six months ended June 30, 2005, Fastclick derived approximately 57%, 51% and 38%, respectively, of its revenue from its deployment of pop-under ads across its network. These ad-blocking technologies may become more effective and their use may become more widespread, and they may block the display of other current or future formats that Fastclick may use to deploy its ads. Substantially all of Fastclick's revenue is derived from fees paid to it by advertisers in connection with the display of ads on websites. As a result, ad-blocking technology could reduce demand for Fastclick's technologies and services and harm its business.

BACKGROUND AND REASONS FOR THE OFFER AND THE SUBSEQUENT MERGER

        The following discussion presents background information concerning the offer and subsequent merger and describes our reasons for undertaking the proposed transaction. Please see "—Additional Factors for Consideration by Fastclick Stockholders" on page 41 and the Fastclick Recommendation Statement for further information relating to the proposed transactions.

Background of the Offer and the Subsequent Merger

        In connection with ValueClick's long-term strategic plans involving growth through strategic alliances, investments, acquisitions or business combinations, ValueClick's management has been searching for and evaluating strategic acquisition candidates since 2000, and ValueClick has acquired eleven companies in the past five years, most recently Web Clients and E-Babylon in June 2005. As a part of this process, ValueClick's management, at a meeting of its board of directors on April 19, 2005, identified Fastclick as a company with strategic assets that fit into ValueClick's growth strategy. While ValueClick's management considered other potential candidates before it agreed to merge with Fastclick, discussions with those other candidates led ValueClick to conclude that a business combination with those candidates would not be in the best interest of ValueClick and its stockholders at that time for a variety of reasons, including the financial condition and operating performance of those candidates and potential challenges in integrating those candidates with ValueClick. By contrast, ValueClick's management decided to pursue the Fastclick merger because of the potential synergies between the two companies, the economic terms of the combination and the complementary nature of the existing customer and publisher relationships of the two companies.

        The following is a chronology of the meetings and events leading to the signing of the merger agreement between ValueClick and Fastclick:

        On May 17, 2005, ValueClick's chief administrative officer, Samuel Paisley, contacted Fredric Harman, a director of Fastclick, and held a telephone conversation to briefly discuss each company's corporate development program and overall business strategy. Messrs. Harman and Paisley also discussed generally the possibility of a strategic transaction between Fastclick and ValueClick, and Mr. Paisley suggested that Mr. Harman meet in person with James Zarley, ValueClick's chairman and chief executive officer, and Mr. Paisley at ValueClick's offices to further discuss the respective companies' businesses, future plans and the possibility of a business combination.

        On June 7, 2005, Messrs. Zarley, Paisley and Harman met at ValueClick's corporate offices in Westlake Village, California. Messrs. Zarley and Harman discussed each company's corporate development program and business strategy, as well as its ownership, board membership, management team, financial position, competitive position, and operating performance. No non-public information was exchanged. The potential strategic advantages of combining the companies were discussed, including potential increases in scale of business, broader marketing solutions for an expanded customer base, the potential for enhanced profitability, and greater financial strength. The participants in the meeting also discussed possible approaches for structuring and implementing a business combination, but did not address the financial terms of any possible business combination, including any potential exchange ratio.

        ValueClick was informed that during the executive session of a regularly scheduled Fastclick board of directors meeting on June 8, 2005, in which, as a matter of course, Kurt Johnson, Fastclick's chief executive officer and also a director, did not participate, the other board members discussed the initial contact with ValueClick regarding a potential transaction.

        Later that week, Mr. Zarley indicated in a telephone conversation with Mr. Harman that ValueClick would consider a business combination based on an equity value for Fastclick in the range of $200 million to $210 million.

        From June 7 through June 14, 2005, Mr. Zarley and Harman had further telephone conversations to discuss the possibility of a merger and potential terms. During these telephone conversations, Mr. Zarley agreed to meet with Mr. Johnson to discuss the possible merger of the two companies. During this period, Mr. Zarley called Robert Davis, a Fastclick director, to inform him of ValueClick's interest in exploring a business combination with Fastclick, but no proposed terms were discussed. ValueClick was informed that also during this time, Fastclick's board selected, and Fastclick engaged, Thomas Weisel Partners as its financial advisor.

        From June 7 through July 22, 2005, Mr. Zarley had ongoing discussions with members of ValueClick's board of directors. Discussions during this time period focused on parameters of the potential terms of the merger with Fastclick and the rationale for such a transaction. The parameters discussed involved an equity value for Fastclick in the range of $200 million to $210 million. The discussions regarding merger rationale included the complementary nature of the existing customer and publisher relationships of the two companies and cost cutting opportunities, which related primarily to the duplicate public-company infrastructures of the two companies and certain personnel redundancies.

        ValueClick was informed that on June 15, 2005, Fastclick's board, with representatives of Fastclick's legal and financial advisors in attendance, held a telephonic meeting to discuss the preliminary discussions that had occurred with ValueClick.

        In the evening on June 15, 2005, Messrs. Zarley and Johnson had a dinner meeting in Westlake Village, California, during which they discussed each company's corporate development program and business strategy, as well as each company's management team, financial position, competitive position, and operating performance. They also discussed the potential strategic advantages of combining the companies, including potential increases in scale of business, broader marketing solutions for an expanded customer base, the potential for enhanced profitability and greater financial strength. No non-public information was exchanged. Messrs. Zarley and Johnson agreed to meet again to discuss cost reductions that would be possible as a result of a possible merger and possible approaches to integrating the operations of Fastclick and ValueClick.

        On June 17, 2005, ValueClick and Fastclick executed a mutual nondisclosure agreement, and Messrs. Zarley and Johnson, along with David Yovanno, general manager of ValueClick's U.S. Media division, met at ValueClick's corporate offices in Westlake Village, California to discuss their respective company's business plans, customers, publishers, revenue streams, personnel, competitive position, operating performance, and cost reductions that could be achieved by eliminating duplicative activities assuming consummation of the proposed merger.

        Between June 17 and June 28, 2005, representatives of ValueClick and Fastclick participated in due diligence calls in which they asked and replied to questions regarding various aspects of each other's companies and issues relating to a possible business combination transaction.

        ValueClick was informed that on June 26, 2005, members of Fastclick's Board of directors held a telephonic meeting, which was attended by representatives of Fastclick's legal and financial advisors to discuss the potential business combination with Fastclick.

        ValueClick was informed that on June 28, 2005, members of Fastclick's board of directors met again telephonically, along with representatives of Fastclick's legal and financial advisors to discuss the potential business combination with Fastclick.

        On July 1, 2005, Mr. Paisley and Mr. Warner and Robert Kitts, of Thomas Weisel Partners, discussed in detail the potential strategic advantages of combining the two companies, the relative contributions of each company to revenue and profitability of the merged enterprise, trading multiples of comparable public companies, recent comparable transactions, and potential terms of a merger, including a possible exchange ratio for a merger. Mr. Kitts told Mr. Paisley that it would be necessary to increase the exchange ratio of between 0.7764:1 and 0.8037:1 implied by the equity value previously indicated by ValueClick, and Mr. Paisley informed Mr. Kitts that there was some flexibility on Fastclick's equity value in a possible business combination of ValueClick and Fastclick.

        Between July 1 and July 19, 2005, Messrs. Harman, Johnson, Warner, Kitts, Zarley, and Paisley conducted telephone conversations to discuss potential terms of the proposed merger. They discussed the disparity between each party's respective position as to the equity value of Fastclick and possible exchange ratios, including the proper calculation of an exchange ratio based on proper calculation of Fastclick stock options, whether a possible transaction would be accretive or dilutive for ValueClick, the mix of total consideration between cash and ValueClick stock, and the possible timing for a transaction. Members of Fastclick's board continued to have periodic updating calls with Fastclick's management and legal and financial advisors with respect to the status of the negotiations.

        ValueClick was informed that on July 8, 2005, the Fastclick board of directors met, with all directors and representatives of Fastclick's legal and financial advisors attending to discuss the potential business combination with Fastclick.

        ValueClick was informed that on July 13, 2005, the Fastclick board of directors met again, with all directors and representatives of Fastclick's legal and financial advisors attending to discuss the potential business combination with Fastclick.

        On July 19, 2005, Mr. Paisley called Mr. Warner and stated that ValueClick would find acceptable a $215 million equity value, which he said corresponded to an exchange ratio of 0.77:1, for a business combination of ValueClick and Fastclick. Thomas Weisel Partners in telephone conversations then clarified with Mr. Paisley that such a dollar value actually corresponded to an exchange ratio of 0.80:1, based on a more accurate quantification of the shares of Fastclick common stock subject to stock options, which represented a premium of 20.2% on the basis of the most recent closing price for Fastclick common stock.

        On July 20, 2005, Mr. Zarley submitted a non-binding term sheet to Fastclick. The term sheet proposed a stock-for-stock merger at an exchange ratio of 0.80 of a share of ValueClick common stock for each share of Fastclick common stock, representing an equity value of approximately $215 million for Fastclick based on the then-current ValueClick common stock price. The offer outlined in the term sheet was subject to certain conditions, including the delivery of signed employment agreements, noncompetition agreements and stock lock-up agreements by key Fastclick employees that would place restrictions on the ability of the Fastclick employees to sell the shares of ValueClick common stock they would receive in the merger. The term sheet also proposed a termination fee and an expense reimbursement provision equivalent to 4% and up to 1% of the transaction value, respectively, based on the then-current ValueClick common stock price, that would be payable in the event that the Fastclick board terminated the merger agreement to pursue a superior proposal or in certain other circumstances. The term sheet also provided that the holders of an aggregate of at least 60% of the outstanding Fastclick common stock would be required to enter into voting agreements pursuant to which they would be required to vote their shares of Fastclick common stock in favor of the merger.

        Over the period from July 20 through July 22, 2005, the companies' respective legal advisors, senior executives and representatives from Thomas Weisel Partners discussed the term sheet, and both companies agreed to begin negotiating a merger agreement and to commence detailed due diligence.

        On July 22, 2005, Sameer Jindal, of Thomas Weisel Partners, responded to the non-binding term sheet on behalf of Fastclick by submitting to Mr. Paisley a mark-up of the term sheet indicating proposed modifications. Among the proposed modifications was a limiting of the employee-related conditions, including elimination of any employee stock lock-up agreements, representation on the ValueClick board by a Fastclick designee, a reduction in the termination fee to the equivalent of 3% of the transaction consideration and a provision for expense reimbursement equivalent to up to 1% of the transaction consideration at the then-current ValueClick common stock price, based on advice from

Fastclick's financial advisor regarding termination fees in comparable transactions, and a reduction in the circumstances in which it would be payable. Mr. Jindal's proposed changes also included a requirement that the proposed Fastclick stockholder voting agreements would terminate upon any termination of the merger agreement, including any termination by the Fastclick board to pursue a superior proposal.

        On July 22, 2005, ValueClick and Fastclick, together with their respective legal and financial advisors, began discussing a potential timetable for a business combination, as well as the general terms of the merger agreement and other related agreements. On that same day, management representatives from each company met in Santa Barbara, California to discuss due diligence matters, including detailed information requests. On July 25, 2005, Gibson, Dunn & Crutcher LLP, ValueClick's legal counsel, provided initial drafts of the merger agreement and the exchange agreements. The draft merger agreement provided for, among other things, a tentative exchange ratio of 0.80:1 and proposed that the transaction be accomplished in two steps, including a first-step exchange offer and then a second-step merger. The exchange agreements were intended to serve as a substitute for the Fastclick stockholder voting agreements, providing that the key Fastclick stockholders would be committed to exchange their shares of Fastclick common stock for shares of ValueClick common stock, subject to certain conditions, in the proposed exchange offer. The proposed form of exchange agreements contemplated to be entered into by the holders of an aggregate of 58% of the outstanding shares of Fastclick common stock, provided, among other things, that they would terminate upon the termination of the merger agreement, including termination by the Fastclick board to pursue a superior proposal.

        From July 22 through August 3, 2005, ValueClick and Fastclick, and their respective financial, legal and accounting advisors, each conducted business, financial and legal due diligence reviews regarding each other's businesses, and negotiated the terms of the merger agreement and related documents. Among the terms negotiated was that the Fastclick stockholders who had registration rights with respect to shares of Fastclick common stock would terminate those rights and that affiliates of Fastclick would enter into Rule 145 affiliate letters in customary form. Each Rule 145 affiliate letter provides, among other things, an acknowledgement by the letter's signatory that since such person may be deemed to be an affiliate of Fastclick, the ValueClick common stock to be received by such person pursuant to the offer or the merger can be sold, transferred or otherwise disposed of by such person only (1) pursuant to an effective registration statement under the Securities Act, (2) in conformity with the volume and other limitations of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act or (3) in reliance upon an exemption from registration that is available under the Securities Act, provided, in the case of clause (3), that in the opinion of counsel reasonably acceptable to ValueClick (or a "no action" or interpretive letter obtained by such signatory from the staff of the Securities and Exchange Commission) such sale, transfer or other disposition is exempt. Between July 25, 2005 and the date of execution of the merger agreement and the exchange agreements, counsel to ValueClick engaged in negotiations with counsel to Fastclick, Highland Capital Partners and Oak Investment Partners regarding the terms of the proposed exchange agreements. In the course of those negotiations, ValueClick, Fastclick, Highland Capital Partners and Oak Investment Partners agreed, among other things, to clarify that the exchange agreements would terminate automatically upon a withdrawal by ValueClick of the offer, to clarify that the exchange agreements would only become binding obligations to tender once the lock-up agreements entered into in connection with Fastclick's initial public offering have been waived or have expired and to provide for the payment of termination fees under certain circumstances by affiliates of Highland Capital Partners and Oak Investment Partners in the event of a breach of the exchange agreements by those stockholders.

        From July 22 through August 3, 2005, Mr. Zarley had continuing discussions with members of ValueClick's board of directors to keep them apprised of the status of the merger negotiations. Such discussions focused on the specifics of the potential terms of the transaction, including an increase in the range of an equity value for Fastclick of up to $214 million, possible exchange ratios, the mix of total consideration between cash and ValueClick stock, termination fees, lock-up agreements, indemnification agreements, noncompetition agreements, and other employment-related matters. These discussions also addressed the ValueClick management resources that would be required after the merger with Fastclick to ensure that the identified synergies would be achieved.

        ValueClick was informed that on July 26, 2005, the Fastclick board held a telephonic meeting with Fastclick's legal advisors. Later in the day, the Fastclick board of directors held a regularly scheduled meeting in Santa Barbara, California. Messrs. Zarley and Paisley, along with Jeff Pullen, ValueClick's chief operating officer of U.S. operations, had been invited to address the meeting by telephone and they presented to the Fastclick board ValueClick's overall business strategy, performance trends and their views as to the strategic advantages of combining ValueClick and Fastclick. After Messrs. Zarley, Paisley and Pullen left the meeting, the Fastclick board of directors authorized Fastclick's management and legal and financial advisors to continue negotiations with ValueClick.

        On July 28, 2005, the ValueClick board of directors held its regularly scheduled meeting. Messrs. Paisley, Pullen, Scott Barlow, ValueClick's general counsel, and Scott Ray, ValueClick's chief financial officer, were also in attendance. At that meeting, management outlined the rationale for, as well as the general structure and potential terms of, a potential business combination with Fastclick. Management and legal counsel were authorized to continue negotiating the proposed merger. ValueClick was informed that members of Fastclick's board of directors also met telephonically that day to receive an update of the status of the negotiations with ValueClick and, with the advice of its legal and financial advisors, authorized Fastclick management and such advisors to continue the negotiations.

        On August 2, 2005, Messrs. Johnson and Nova, Massoud Entekhabi, a director of Fastclick, and Messrs. Warner and Kitts met with members of ValueClick's senior management team at ValueClick's corporate offices in Westlake Village, California to conduct certain due diligence reviews with respect to ValueClick and to discuss a limited number of terms of the proposed transaction that had not been resolved. Those issues were resolved in such meeting, in a follow-up telephone call between Mr. Nova and Mr. Zarley and in another telephone call between representatives of Thomas Weisel Partners and Mr. Paisley. The resolutions of the issues were reported back to the respective legal counsel of ValueClick and Fastclick for implementation in the transaction documentation. Among other issues negotiated on August 2, 2005 was an adjustment of the exchange ratio from 0.80:1 to 0.7928:1. The adjustment arose as a result of concerns on the part of ValueClick that transaction-related expenses would reduce the value of the transaction to ValueClick. After discussion and, although the transaction-related expenses were recognized to be customary and reasonable, a compromise was reached such that only $2,000,000 of the approximately $5,000,000 of identified transaction-related expenses resulted in a downward adjustment in the exchange ratio.

        On August 3, 2005, ValueClick's board of directors held a telephonic meeting to consider the proposed merger with Fastclick and the status of related negotiations. Messrs. Paisley, Pullen and Barlow and representatives of Gibson, Dunn & Crutcher LLP were in attendance. Mr. Zarley updated the board on the status of negotiations and representatives of Gibson, Dunn reported on the status of the legal documents relating to the proposed merger. After further discussion, the board concluded that the negotiations and legal documents with respect to the proposed merger could not be completed prior to ValueClick's scheduled earnings call on August 4, 2005. The board expressed continued support with respect to the proposed merger and encouraged management to continue negotiations after the scheduled earnings call. Messrs. Zarley, Paisley and Pullen telephoned Mr. Nova to explain the results of the ValueClick board meeting.

        Also on August 3, 2005 and substantially simultaneously with the ValueClick board meeting on that day, the Fastclick board of directors met in Santa Monica, California, with certain members participating telephonically, to consider and act upon the proposed ValueClick transaction and related matters. During the Fastclick board meeting, Mr. Nova received the call from representatives of ValueClick informing him of the ValueClick board determination at its meeting that day. With the authorization of the Fastclick board, Mr. Nova requested that Messrs. Zarley, Paisley and Pullen join by telephone the Fastclick board of directors meeting that was still in progress. Mr. Zarley explained to the Fastclick board the results of the ValueClick board meeting and, after a discussion of the status of negotiations and the preparation of legal documents, Messrs. Zarley and the Fastclick board agreed that the parties would communicate with each other over the next few days after each company's earnings call on August 4, 2005. Messrs. Zarley, Paisley and Pullen then departed the meeting. ValueClick was informed that, following further discussion, the Fastclick board concluded that, if the proposed transaction could be promptly resumed, it should be, and the board directed Fastclick's management and legal and financial advisors to continue negotiations. The Fastclick board then adjourned the meeting to another date and time of which further notice would be given.

        On August 5, 2003, Messrs. Zarley and Harman agreed on behalf of the parties to continue due diligence activities and negotiation.

        From August 5 through 10, 2005, ValueClick and Fastclick and their respective financial, legal and accounting advisors each completed their business, financial and legal due diligence reviews and finalized the terms of the merger agreement and related documents.

        ValueClick was informed that on August 10, 2005, the Fastclick board of directors reconvened its meeting that had been adjourned on August 3, 2005. The Fastclick board resolved unanimously to approve the merger agreement and the merger, to recommend to Fastclick's stockholders that they adopt the merger agreement and tender their shares for exchange pursuant to the proposed exchange offer, and to approve certain other resolutions relating to the proposed transaction.

        Later on August 10, 2005, ValueClick's board of directors held a telephonic meeting to review the terms of the proposed merger with Fastclick. Messrs. Paisley, Pullen and Barlow were also in attendance. Messrs. Paisley and Barlow discussed the principal terms of the merger agreement and related agreements, which had been circulated to the ValueClick board for its review. Mr. Zarley led the board in a discussion of ValueClick's and Fastclick's businesses, the risks and opportunities facing the companies and the strategic reasons for the merger. Messrs. Paisley and Pullen discussed the results of ValueClick's due diligence review, including the financial performance of the companies and the risks and opportunities facing the companies. ValueClick's board of directors reviewed the terms of the merger agreement, the final exchange ratio, the termination fees provided for in the merger agreement, the Fastclick board's opportunity to entertain alternative proposals and the parties' termination rights. After further discussions and deliberations, ValueClick's board of directors approved, by a vote of five in favor and none opposed, the merger agreement and related agreements and the transactions contemplated by those agreements.

        On August 10, 2005, Fastclick and ValueClick entered into the definitive merger agreement. In connection with the agreement, certain stockholders of Fastclick entered into the exchange agreements with ValueClick, which are described more fully under "Interests of Certain Persons in the Offer and Subsequent Merger- Exchange Agreements Entered Into Between Certain Fastclick Stockholders and ValueClick". On August 11, 2005, ValueClick and Fastclick issued a joint press release announcing the signing of the merger agreement.

        On August 24, 2005, ValueClick commenced the offer.

        On September 21, 2005, Fastclick and ValueClick agreed that, in connection with the transactions contemplated by the merger agreement, the 2004 Plan will be terminated and all options outstanding under the 2004 Plan will be cancelled effective immediately prior to, and contingent upon, the closing of the offer without the payment of any consideration, provided that ValueClick will assume all options under the 2004 Plan that are vested as of the time of the consummation of the offer or as to which there are any pre-existing agreements pursuant to which an option holder is entitled to the acceleration of vesting in connection with, or as a result of any termination following, the offer or the merger. See "The Merger Agreement—The Merger—The Treatment of Fastclick Stock Options" on page 69.

Additional Factors for Consideration by Fastclick Stockholders

  ValueClick's Reasons for Making the Offer

        ValueClick's board of directors believes that the merger with Fastclick represents an opportunity to enhance value for ValueClick stockholders. The decision of ValueClick's board of directors to enter into the merger agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the ValueClick board of directors include, among others:

  •
  Strategic Growth through Acquisition.  ValueClick believes that the most successful providers of advertising-and marketing-related products and services will be those with greater financial resources, more extensive publisher networks and a broader suite of products and services. The merger with Fastclick furthers ValueClick's strategy of expanding its networks and operations through combinations with well-established companies.

  •
  Operating Synergies.  The combination of ValueClick and Fastclick will enable the combined enterprise to enhance net operating margins by reducing the costs of certain duplicative facilities and the redundant expenses of certain marketing, communications, administrative and compliance activities.

  •
  Enhanced Service Offerings. ValueClick will acquire Fastclick's search engine marketing technology, which may be used to extend ValueClick's Mediaplex technology solutions and enhance ValueClick's affiliate marketing services.

  •
  Complementary Customer and Publisher Relationships. Fastclick is a key aggregator of publishers into a network focused primarily on direct marketing advertisers, and Fastclick has a technology solution for display advertising that is well accepted by both advertisers and publishers. The combination of Fastclick with ValueClick's Media business segment will make the combined company one of the largest independent providers of online advertising networks. Additional cross-divisional opportunities between Fastclick and ValueClick's Web Clients, HiSpeed Media and Commission Junction businesses will expand the combined company's scope in online performance marketing.

  •
  Management Team. Fastclick's management team has skill sets that complement and enhance those of ValueClick's personnel.

  •
  Increased Technology Resources. ValueClick would benefit from Fastclick's technical and engineering personnel who are in high demand and short supply. The merger would increase ValueClick's ability to accelerate both current and emerging product development efforts.

        The foregoing discussion of factors considered by ValueClick's board is not meant to be exhaustive, but includes the material factors considered by the ValueClick board in approving the merger agreement and the transactions contemplated by the merger agreement. The ValueClick board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by ValueClick management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

  Other Factors You Should Consider

        In deciding whether or not to tender your shares of Fastclick common stock, you should consider the factors described above under "—ValueClick's Reasons for Making the Offer," on page 41 as well as the factors set forth under "Risk Factors" and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Fastclick stockholder, you should also consider the following matters:

  •
  As a stockholder of ValueClick, your interest in the performance and prospects of Fastclick would only be indirect and in proportion to your share ownership in ValueClick. You therefore will not realize the same financial benefits of future appreciation in the value of Fastclick, if any, that you may realize if the offer and the subsequent merger were not completed and you were to remain a Fastclick stockholder.

  •
  An investment in a company like Fastclick, which concentrates in one industry, may be associated with greater risk and a greater potential for a higher return than an investment in a more diversified company like ValueClick. On the other hand, as a stockholder in a more diversified company like ValueClick, your investment will be exposed to risks and events that are likely to have little or no effect on Fastclick. You therefore would experience the impact of developments (both positive and negative) in the online advertising industry to a lesser extent, but would also experience the impact of developments (both positive and negative) in a variety of related industries.

RECOMMENDATION OF FASTCLICK'S BOARD OF DIRECTORS

        On August 10, 2005, Fastclick's board of directors approved the merger agreement, this offer and the proposed merger. Fastclick's board of directors also has recommended that Fastclick stockholders tender their shares of Fastclick common stock in this offer. For more information about the Fastclick board of directors' recommendation and the reasons for its recommendation, please see the Fastclick Recommendation Statement which is being mailed to you together with this prospectus.

        Fastclick's board of directors has received a written opinion, dated August 10, 2005, from Thomas Weisel Partners to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by the holders of Fastclick common stock in the offer and merger is fair, from a financial point of view, to such holders. A summary of Thomas Weisel Partners' opinion and of the analyses performed, the bases and methods of arriving at the opinion, and a description of Thomas Weisel Partners' investigation and assumptions, is included in the Fastclick Recommendation Statement. The full text of Thomas Weisel Partners' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Thomas Weisel Partners in rendering its opinion, is attached to the Fastclick Recommendation Statement.

THE OFFER

Exchange of Shares of Fastclick Common Stock

        We are offering to exchange 0.7928 of a share, including the associated preferred share purchase rights, of ValueClick common stock for each outstanding share of Fastclick common stock validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. The preferred share purchase rights that will accompany each share of ValueClick common stock are not currently separable from such shares, are not currently exercisable and will not be certificated, transferable or assignable by the holders thereof. For more information on the preferred share purchase rights, see "Comparison of Rights of Holders of Fastclick Common Stock and Holders of ValueClick Common Stock—Rights Plan" on page 101.

        We will not acquire any shares of Fastclick common stock in the offer unless Fastclick stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer sixty-six and seven-tenths percent (66.7%) of the fully diluted shares of Fastclick common stock, calculated as described below in "—Conditions of the Offer—Minimum Condition" on page 49. Upon the closing of the offer, based on the number of Fastclick stock options outstanding on September 21, 2005 and assuming no additional exercises of Fastclick options, there will be 19,688,349 shares of Fastclick common stock outstanding and 2,181,141 shares of Fastclick common stock issuable pursuant to outstanding Fastclick stock options. There are also other conditions to the offer that are described under "—Conditions of the Offer" on page 49.

        After completion of the offer, ValueClick will cause Fastclick to complete a merger with Acquisition Sub, in which each outstanding share of Fastclick common stock (except for shares beneficially owned directly or indirectly by ValueClick for its own account) will be converted into the right to receive ValueClick common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of this offer, we beneficially own more than 90% of the outstanding shares of Fastclick common stock or if we exercise our option to purchase additional shares directly from Fastclick to reach the 90% threshold, we may effect this merger without the approval of Fastclick stockholders, as permitted under Delaware law. See "—Approval of the Merger" on page 54.

        When we refer to the expiration of the offer, we mean 12:00 midnight, New York City time, on Thursday, September 22, 2005, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

        If you are the record owner of your shares and you tender your shares directly to the exchange agent and depository, you will not be obligated to pay any charges or expenses of the exchange agent and depository or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

        We are commencing the offer on Wednesday, August 24, 2005. The offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, September 22, 2005, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under "—Extension, Termination and Amendment" immediately below.

Extension, Termination and Amendment

        Subject to the right of ValueClick to cause the offer to be extended, ValueClick or Fastclick can terminate the Merger Agreement at the expiration date of the offer period if no shares of Fastclick common stock have been purchased by ValueClick. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration date of the offer, then we may extend the expiration date from time to time, provided that no extension can occur after January 31, 2006. Each extension may last for no more than ten business days, unless Fastclick and ValueClick agree in writing to allow for a longer period. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fastclick common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fastclick common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fastclick common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. ValueClick or Fastclick can terminate the Merger Agreement if the offer is not consummated by January 31, 2006. We can extend the offer by giving oral or written notice of an extension to Mellon Investor Services LLC, the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Fastclick common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Fastclick common stock. If we exercise our right to use a subsequent offering period, we will first consummate our purchase of shares tendered and not withdrawn in the initial offer period.

        Subject to the SEC's applicable rules and regulations and subject to the limitations contained in the Merger Agreement, we also reserve the right, in our discretion:

  •
  to terminate the offer and not accept for exchange or exchange any shares of Fastclick common stock not previously accepted for purchase, or purchased, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

  •
  to waive any condition (subject to certain conditions being non-waivable by us without Fastclick's consent) or otherwise amend the offer in any respect prior to the expiration of the offer,

by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository and by making a public announcement.

        We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act, and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

        If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Procedure for Tendering Shares

        For you to validly tender shares of Fastclick common stock in the offer, you must do one of the following:

  •
  deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

  •
  arrange for a book-entry transfer of your shares to be made to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

  •
  arrange for a book-entry transfer of your shares to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

        These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED. The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Fastclick common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

        The exchange agent and depository will establish an account with respect to the shares of Fastclick common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Fastclick common stock by causing DTC to transfer these shares of Fastclick common stock into the exchange agent and depository's account in accordance with DTC's procedure for the transfer. For a tender made by transfer of shares of Fastclick common stock through book-entry delivery at DTC to be valid, the exchange agent and depository must receive, prior to the expiration of the offer, a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, at one of its addresses set forth on the back cover of this prospectus, or an agent's message as part of the book-entry confirmation. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Fastclick common stock are tendered either by a registered holder of shares of Fastclick common stock who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution" we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the Nasdaq National Market System Medallion Signature Program (MSP), or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

        If the certificates for shares of Fastclick common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

        The method of delivery of certificates representing shares of Fastclick common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depository. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery before expiration of the offer.

Withdrawal Rights

        You may withdraw shares of Fastclick common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by October 23, 2005, you may withdraw tendered shares at any time thereafter.

        For your withdrawal to be effective, the exchange agent and depository must receive from you, prior to the expiration of the offer, a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Fastclick common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Fastclick common stock. If shares of Fastclick common stock have been tendered pursuant to the procedures for book-entry tender discussed above under "—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Fastclick common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent and depository, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Fastclick common stock withdrawn must also be furnished to the exchange agent and depository, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

        An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Fastclick common stock have been tendered for the account of an eligible institution.

        None of ValueClick, the exchange agent and depository, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Fastclick common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Fastclick common stock by following one of the procedures discussed under "—Procedure for Tendering Shares" at any time before the expiration of the offer.

Subsequent Offering Period

        If we have satisfied the conditions to the offer, but less than 90% of the Fastclick shares have been tendered, we may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fastclick common stock in the initial offer if the requirements of Rule 14d-11 under the Exchange Act have been met. You will not have the right to withdraw any shares of Fastclick common stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver ValueClick common stock in exchange for, shares of Fastclick common stock that are validly tendered, promptly after they are tendered during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

Effect of a Tender of Shares

        By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Fastclick common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Fastclick common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Fastclick common stock immediately upon our acceptance of those shares of Fastclick common stock for exchange.

        We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Fastclick common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Fastclick common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Fastclick common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of ValueClick, the exchange agent and depository, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Fastclick common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

        The tender of shares of Fastclick common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Delivery of Shares of ValueClick Common Stock

        Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange shares of Fastclick common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange ValueClick common stock and cash in lieu of fractional shares for the tendered shares of Fastclick common stock promptly afterwards. In all cases, exchange of shares of Fastclick common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

  •
  certificates for those shares of Fastclick common stock, or a timely confirmation of a book-entry transfer of those shares of Fastclick common stock in the exchange agent and depository's account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

  •
  a timely confirmation of a book-entry transfer of those shares of Fastclick common stock in the exchange agent and depository's account at DTC, together with an "agent's message" as described under "—Procedure for Tendering Shares."

        For purposes of the offer, we will be deemed to have accepted for exchange shares of Fastclick common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depository of our acceptance of the tender of those shares of Fastclick common stock pursuant to the offer. The exchange agent and depository will deliver shares of ValueClick common stock in exchange for shares of Fastclick common stock pursuant to the offer and cash in lieu of a fraction of a share of ValueClick common stock promptly after receipt of our notice. The exchange agent and depository will act as agent for tendering Fastclick stockholders for the purpose of receiving shares of ValueClick common stock and cash instead of a fraction of a share of ValueClick common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of Fastclick common stock for exchange pursuant to the offer or if certificates are submitted for more shares of Fastclick common stock than are tendered in the offer, we will return certificates for these unexchanged shares of Fastclick common stock without expense to the tendering stockholder. If we do not accept shares of Fastclick common stock for exchange pursuant to the offer, shares of Fastclick common stock tendered by book-entry transfer into the exchange agent and depository's account at DTC pursuant to the procedures set forth under "—Procedure for Tendering Shares" will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of ValueClick Common Stock

        We will not issue any fraction of a share of ValueClick common stock pursuant to the offer or the merger. In lieu thereof, ValueClick will arrange for the exchange agent and depository to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of ValueClick common stock on the Nasdaq National Market System on the first date that ValueClick accepts shares tendered pursuant to the offer.

Conditions of the Offer

        The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, ValueClick shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to ValueClick's obligation to pay for or return tendered shares of Fastclick common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Fastclick common stock, and (subject to the provisions of the merger agreement) may terminate the offer and not accept for payment any tendered shares if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

  Minimum Condition

        There must be validly tendered and not properly withdrawn prior to the expiration of the offer sixty-six and seven-tenths percent (66.7%) of the shares of Fastclick common stock determined on a fully diluted basis that includes shares of Fastclick common stock subject to options which do not terminate upon consummation of the offer. As of August 23, 2005, there were 19,661,745 shares of Fastclick common stock outstanding and 2,268,746 shares of Fastclick common stock subject to the options described above. We will not waive this condition without the consent of Fastclick.

  Antitrust Condition

        Any applicable waiting periods under the HSR Act must have expired or been terminated (which occurred on September 1, 2005).

  Registration Statement Effectiveness Condition

        The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We will not waive this condition without the consent of Fastclick.

  NASDAQ Listing Condition

        The shares of ValueClick common stock issuable in exchange for shares of Fastclick common stock in the offer and the merger shall have been approved (if such approval is necessary) for quotation on the Nasdaq National Market System. We will not waive this condition without the consent of Fastclick.

  Tax Opinion Condition

        Fastclick shall have received a written opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or, if not Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., another nationally recognized tax counsel) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Only Fastclick can waive this condition. In addition, ValueClick shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or, if not Gibson, Dunn & Crutcher LLP, another nationally recognized tax counsel) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate).

  Conditions Relating to Fastclick Management Non-Competition Agreements

        ValueClick shall have received from certain members of Fastclick management specified in the merger agreement executed non-competition agreements. Non-competition agreements were executed by Fastclick and each of the specified employees prior to the execution of the merger agreement. See "Interests of Certain Persons in the Offer and Subsequent Merger" on page 60.

  Exchange Agreements

        No Exchanging Holder shall have breached any of its obligations pursuant to the exchange agreement to which it is a party. See "Interests of Certain Persons in the Offer and Subsequent Merger—Certain Agreements Between the Investor Stockholders and ValueClick—Exchange Agreements" on page 64.

  Additional Conditions

        In addition, ValueClick shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to ValueClick's obligation to pay for or return tendered shares of Fastclick common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Fastclick common stock, and (subject to the provisions of the merger agreement) may terminate the offer and not accept for payment any tendered shares if at any time prior to the expiration of the offer, in ValueClick's reasonable judgment, any of the following conditions exist:

  •
  there shall be any injunction, judgment, ruling, order or decree issued or entered by any governmental entity that (1) restrains, enjoins, prevents, prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the shares of Fastclick common stock by ValueClick or the consummation of the transactions contemplated by the merger agreement (which condition cannot be waived by ValueClick without the consent of Fastclick), (2) imposes material limitations on the ability of ValueClick or any of its affiliates effectively to exercise full rights of ownership of 100% of the shares of Fastclick common stock, including, without limitation, the right to vote the shares of Fastclick common stock purchased by them on all matters properly presented to Fastclick's stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement), (3) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, ValueClick's or any of its affiliates' ownership or operation of all or any portion of the businesses and assets of Fastclick and its subsidiaries, or, as a result of the transactions contemplated by the merger agreement, of ValueClick and its subsidiaries, (4) compels ValueClick or any of its affiliates to dispose of any shares of Fastclick common stock or, as a result of the transactions contemplated by the merger agreement, compels ValueClick or any of its affiliates to hold separate any portion of the businesses or assets of Fastclick and its subsidiaries, or of ValueClick and its subsidiaries or (5) imposes damages on ValueClick, Fastclick or any of their respective affiliates as a result of the transactions contemplated by the merger agreement in amounts that are material with respect to such transactions;

  •
  there shall be any law enacted, issued, promulgated, amended or enforced by any governmental entity applicable to (1) ValueClick, Fastclick or any of their respective affiliates or (2) the transactions contemplated by the merger agreement (other than the routine application of the waiting period provisions of the HSR Act, which ended on September 1, 2005) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the immediately preceding paragraph (which condition cannot be waived by ValueClick without the consent of Fastclick with respect to clause (1) of the immediately preceding paragraph);

  •
  (1) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined in the merger agreement) on Fastclick or (2) (A) the representations and warranties of Fastclick set forth in the merger agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of Fastclick set forth in the merger agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (B) Fastclick shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it and shall not have cured such breach if capable of being cured;

  •
  the Board of Directors of Fastclick shall have withdrawn or modified in any manner (other than non-substantive modifications) its approval or recommendation of the offer and the merger;

  •
  there shall have occurred (1) any general suspension of trading in securities on the Nasdaq National Market System, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) the commencement of a war involving the United States that, in the reasonable judgment of ValueClick, materially affects ValueClick, Fastclick, ValueClick's ability to consummate the offer or materially adversely affects securities markets in the United States generally or (5) in the case of any of the situations in clauses (1) through (4) of this paragraph existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

  •
  more than one of the key employees identified in Exhibit D to the merger agreement shall have resigned his or her employment with Fastclick or notified Fastclick of his or her intention not to continue in the employment of Fastclick following the consummation of the offer or the merger; or

  •
  the merger agreement shall have been terminated in accordance with its terms or the offer shall have been terminated with the consent of Fastclick.

  General

        All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or (except as otherwise provided in the merger agreement) may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer. The determination as to whether any condition has occurred or has been satisfied will be in our reasonable judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer.

        ValueClick and Fastclick cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Material U.S. Federal Income Tax Consequences

        The following discussion is the opinion of Gibson, Dunn & Crutcher LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., advisors to ValueClick and Fastclick, respecitvely, as to the material U.S. federal income tax consequences of the offer and merger to Fastclick stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer and the merger. This discussion applies only to Fastclick stockholders that hold their shares of Fastclick common stock, and will hold the shares of ValueClick common stock received in exchange for their shares of Fastclick common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the offer and the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

  •
  dealers in securities;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  holders of shares of Fastclick stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction;

  •
  holders who have a "functional currency" other than the U.S. dollar;

  •
  holders who are foreign persons;

  •
  holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

  •
  holders who acquired their shares of Fastclick common stock through stock option or stock purchase programs or otherwise as compensation.

        In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, or taxes other than income taxes. FASTCLICK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND

EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

  Tax Consequences of the Offer and the Merger

        The obligations of ValueClick and Fastclick to complete the offer are conditioned upon the delivery of an opinion to ValueClick and to Fastclick by Gibson Dunn & Crutcher LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., respectively (or other nationally recognized tax counsel reasonably acceptable to ValueClick and Fastclick, respectively), that, for federal income tax purposes, the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of ValueClick and Fastclick and assumptions as to certain factual matters, including that the merger will occur in the ordinary course after completion of the offer. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither ValueClick nor Fastclick intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the offer and the merger.

        The following are the material federal income tax consequences to Fastclick stockholders who, consistent with the opinions of counsel referred to above, receive their shares of ValueClick common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code:

  •
  A Fastclick stockholder who exchanges his or her shares of Fastclick common stock for ValueClick common stock pursuant to the offer and/or the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that he or she receives in lieu of a fractional share of ValueClick common stock.

  •
  Each holder's aggregate tax basis in the ValueClick common stock received in the offer and/or the merger will be the same as his or her aggregate tax basis in the Fastclick common stock surrendered in the offer and/or the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the ValueClick common stock received in the offer and/or the merger by a holder of Fastclick common stock will include the holding period of Fastclick common stock that he or she surrendered in the offer and/or the merger. If a Fastclick stockholder has differing tax bases and/or holding periods in respect of the stockholder's shares of Fastclick common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of ValueClick common stock that the stockholder receives.

  •
  A cash payment received by a Fastclick stockholder in lieu of a fractional share of ValueClick common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Fastclick common stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the Fastclick common stock is considered to have been held for more than one year at the time of the exchange.

        If the Internal Revenue Service determines successfully that the offer and the merger together do not constitute a reorganization within the meaning of Section 368(a) of the Code, each Fastclick stockholder would be required to recognize gain or loss with respect to each share of Fastclick common stock that he or she surrenders in the offer and/or the merger in an amount equal to the difference between (a) the sum of the fair market value of any ValueClick common stock and cash received in lieu of a fractional share of ValueClick common stock and (b) the tax basis of the shares of Fastclick common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Fastclick common stock that was purchased by the holder in the same transaction. A Fastclick stockholder's aggregate tax basis in the ValueClick common stock received in the offer and/or the merger would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the ValueClick common stock will begin the day after the closing of the offer or the merger, as applicable.

  Information Reporting and Backup Withholding

        Certain U.S. holders may be subject to information reporting with respect to the cash received instead of a fractional share interest in shares of ValueClick common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders' federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Transferability of Shares of ValueClick Common Stock

        The shares of ValueClick common stock offered hereby will be registered under the Securities Act and quoted on The Nasdaq National Market System. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by "affiliates" (as defined in the Securities Act) which, in general, provide that affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

        Under Section 251 of the Delaware General Corporation Law (the "DGCL"), the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for a stockholder vote are required to approve a merger and adopt a merger agreement. Fastclick's board of directors has previously approved the merger and adopted the merger agreement. If, after completion of this offer, we own less than 90% of the outstanding shares of Fastclick common stock, approval of the merger can be accomplished through a special meeting of Fastclick stockholders to vote on the merger. Since we will own a majority of the shares of Fastclick common stock on the record date, we would have a sufficient number of shares of Fastclick common stock to approve the merger without the vote of any other Fastclick stockholder and, therefore, approval of the merger by Fastclick stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a "long-form merger." Under Section 253 of the DGCL, a merger can occur without a vote of Fastclick stockholders, referred to as a "short-form merger," if, after completion of the offer, as it may be extended and including any subsequent offering period, we were to own at least 90% of the outstanding shares of Fastclick common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after ValueClick's exercise of its option to purchase additional shares from Fastclick directly, we own at least 90% of the outstanding shares of Fastclick common stock, we may complete the acquisition of the remaining outstanding shares of Fastclick common stock by completing a short-form merger.

Appraisal Rights

        Under Delaware law, Fastclick stockholders do not have appraisal rights in connection with the offer and would not have such rights in connection with a long-form merger of Fastclick and Acquisition Sub. If after successful completion of the offer ValueClick owns at least 90% of the outstanding shares of Fastclick common stock, and ValueClick elects to consummate a short-form merger, Fastclick stockholders who demand and perfect the rights in accordance with Section 262 of the DGCL will be entitled to payment in cash of the "fair value" of their shares of Fastclick common stock, with accrued interest, as determined through Delaware's statutorily prescribed appraisal process. The "fair value" could be greater than, less than or the same as the merger consideration offered by ValueClick.

        The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with a short-form merger, which would be effected as a merger of Acquisition Sub with and into Fastclick. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to dissent in connection with the merger will be waived or terminated.

        If one of Fastclick's stockholders elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

  •
  The stockholder must deliver to Fastclick a written demand for appraisal of shares of Fastclick common stock held, which demand must reasonably inform Fastclick of the identity of the stockholder and that the demanding stockholder is demanding appraisal, within twenty days of the mailing by Fastclick of a notice of the effectiveness of the merger. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

  •
  The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Since, if ValueClick elects to consummate a short-form merger, there will be no stockholder vote, this requirement will be satisfied.

  •
  The stockholder must continuously hold the shares of record until the completion of the merger.

        All written demands for appraisal should be addressed to Fastclick, Inc., 360 Olive Street, Santa Barbara, California 93101, Attn: Chief Financial Officer, and received within twenty days of the mailing by Fastclick of a notice to its stockholders regarding the effectiveness of the merger. The demand must reasonably inform Fastclick of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Fastclick common stock.

        The written demand for appraisal must be executed by or for the record holder of shares of Fastclick common stock, fully and correctly, as the holder's name appears on the certificate(s) for their shares. If the shares of Fastclick common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

        A beneficial owner of shares of Fastclick common stock held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Fastclick common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

        A record holder, such as a bank, broker, fiduciary, depository or other nominee, who holds shares of Fastclick common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Fastclick common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Fastclick common stock outstanding in the name of the record owner.

        Within ten days after the merger, Fastclick will give written notice of the date of the completion of the merger to each of Fastclick's stockholders. Within 120 days after the completion of the merger, Fastclick or any stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Fastclick common stock that are held by all dissenting stockholders. Fastclick is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Fastclick's stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

        If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Fastclick common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder's exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Fastclick common stock entitled to appraisal.

        From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder's shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder's shares of Fastclick common stock, if any, payable to Fastclick stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

        If you wish to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

        The foregoing summary of the rights of dissenting Fastclick stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law, a copy of which is attached hereto as Annex C.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

Regulatory Approvals

  Antitrust

        The offer and the merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. ValueClick filed its Notification and Report Forms with respect to the offer under the HSR Act on August 19, 2005 and Fastclick filed its Notification and Report Forms with respect to the offer under the HSR Act on August 19, 2005. Early termination of the waiting period was granted on September 1, 2005.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as ValueClick's acquisition of shares of Fastclick common stock pursuant to the offer and the merger. At any time before or after ValueClick's acquisition of shares of Fastclick common stock, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the offer or otherwise seeking divestiture of shares of Fastclick common stock acquired by ValueClick or divestiture of substantial assets of ValueClick or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer or other acquisition of shares of Fastclick common stock by ValueClick on antitrust grounds will not be made or, if such a challenge is made, of the result.

Non-U.S. Approvals

        We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

        A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of Fastclick common stock tendered into the offer or may delay the offer. See "The Offer—Conditions of the Offer" on page 49.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

        The tender and the acceptance of shares of Fastclick common stock in the offer will reduce the number of shares of Fastclick common stock that might otherwise trade publicly and also the number of holders of shares of Fastclick common stock. This could adversely affect the liquidity and market value of the remaining shares of Fastclick common stock held by the public. Depending upon the number of shares of Fastclick common stock tendered to and accepted by us in the offer, the shares of Fastclick common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market System.

        If the Nasdaq National Market System ceased publishing quotations for the shares of Fastclick common stock, it is possible that the shares of Fastclick common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Fastclick common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Fastclick common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Fastclick common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Fastclick common stock.

        Shares of Fastclick common stock are currently registered under the Exchange Act. Fastclick can terminate that registration upon application to the SEC if the outstanding shares of Fastclick common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Fastclick common stock. Termination of registration of the shares of Fastclick common stock under the Exchange Act would reduce the information that Fastclick must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Fastclick common stock. In addition, if the shares of Fastclick common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Fastclick. Furthermore, the ability of "affiliates" of Fastclick and persons holding "restricted securities" of Fastclick to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Fastclick common stock under the Exchange Act were terminated, they would no longer be eligible for Nasdaq National Market System listing or for continued inclusion on the Federal Reserve Board's list of "margin securities." ValueClick may seek to cause Fastclick to apply for termination of registration of the shares of Fastclick common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the Nasdaq National Market System listing and the Exchange Act registration of the shares of Fastclick common stock are not terminated prior to the merger, then the shares of Fastclick common stock will be delisted from the Nasdaq National Market System and the registration of the shares of Fastclick common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of Fastclick common stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Fastclick common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of Fastclick common stock may no longer constitute "margin securities" for the purposes of the

Federal Reserve Board's margin regulations, in which event the shares of Fastclick common stock would be ineligible as collateral for margin loans made by brokers.

Financing of the Offer

        Our offer is not conditioned on the receipt of financing. ValueClick's fees and expenses in connection with the offer will be paid from ValueClick's available capital resources. ValueClick intends to deliver the shares of ValueClick common stock offered in the offer and the merger from ValueClick's available authorized shares.

Conduct of Fastclick if the Offer is not Completed

        If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Fastclick will continue to operate its business as presently operated, subject to market and industry conditions.

Plans and Proposals for Fastclick Following Completion of the Merger

        Consummation of the merger will permit us to receive the benefits that result from ownership of all of the equity interests in Fastclick. Such benefits include management and investment discretion with regard to the future conduct of Fastclick's business, the benefits of the profits generated by operations and increases, if any, in Fastclick's value and the ability to utilize, subject to applicable limitations, Fastclick's current and future tax attributes. Conversely, we will bear the risk of any decrease in Fastclick's value or any losses generated by operations. If you become a ValueClick stockholder as a result of the offer or merger, your investment should indirectly benefit from any of the foregoing as well as other benefits ValueClick may obtain as a result of the transactions, and, conversely, be indirectly exposed to the foregoing risks. Except as otherwise described in this prospectus, we have no current plans or proposals or negotiations which relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Fastclick;

  •
  any purchase, sale or transfer of a material amount of assets of Fastclick; or

  •
  any other material change in Fastclick's corporate structure or business.

Accounting Treatment

        Our acquisition of Fastclick common stock pursuant to the offer will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Fees and Expenses

        We have retained D.F. King & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Fastclick common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Fastclick common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws. In addition, we have retained Mellon Investor Services LLC as the exchange agent and depository with respect to the offer and the merger. We will pay the exchange agent and depository reasonable and customary fees for its services in connection with the offer and the merger, will reimburse the exchange agent and depository for its reasonable out-of-pocket expenses and will indemnify the exchange agent and depository against certain liabilities and expenses in connection with the performance of its services. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. We will pay the costs mentioned above in this section. We will not pay any costs or expenses associated with the offer of any Fastclick stockholder.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SUBSEQUENT MERGER

Interests of Management and the Fastclick Board

        In considering the recommendations of the Fastclick board of directors regarding the offer, Fastclick stockholders should be aware that the directors and officers of Fastclick have interests in the offer and the merger that differ from those of other stockholders of Fastclick, as described below. The Fastclick board of directors was aware of these matters and considered them in recommending the tender of shares in the offer.

        As a result of these interests, the directors and officers of Fastclick could be more likely to vote to recommend the offer and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Fastclick stockholders. Fastclick stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger.

  Stock Options

        Certain directors and officers of Fastclick are eligible to receive, and have received, stock options under Fastclick's 2000 Equity Participation Plan (the "2000 Plan") and 2004 Stock Incentive Plan (the "2004 Plan"). The following directors and officers of Fastclick currently have outstanding stock options to purchase the number of shares of Fastclick's common stock under the 2000 Plan and 2004 Plan as specified below:

Name	Title	Options		Exercise Prices
Kurt A. Johnson (1)	President, Chief Executive Officer and Director	475,000 (2000 Plan 252,455 (2004 Plan	) )	$ $	1.40 2.55
Fred J. Krupica (2)	Chief Financial Officer	239,755 (2004 Plan	)		$2.55
James Aviani (3)	Chief Technology Officer	100,000 (2000 Plan 70,000 (2004 Plan	) )	$ $	2.55 2.55
Shayne G. Mihalka (4)	Executive Vice President of Operations	70,310 (2000 Plan 50,000 (2004 Plan	) )	$ $	1.40 2.55
Massoud Entekhabi (5)	Director	42,625 (2004 Plan	)		$5.00
John Pleasants (6)	Director	42,625 (2004 Plan	)		$12.00

(1)
As of September 22, 2005, 250,000 shares subject to the options granted under the 2000 Plan remained unvested and 189,341 shares subject to the options granted under the 2004 Plan remain unvested. All options are expected to become fully vested after the successful completion of the merger. The aggregate intrinsic value of options for which vesting is expected to be accelerated as a result of the successful completion of the merger is approximately $4.6 million.

(2)
As of September 22, 2005, 79,927 shares subject to the options remained unvested. All options are expected to become fully vested upon the successful completion of the offer. The aggregate intrinsic value of options for which vesting is expected to be accelerated as a result of the successful completion of the merger is approximately $0.8 million.

(3)
As of September 22, 2005, 25,000 shares subject to the options granted under the 2000 Plan remained unvested and 52,500 shares subject to the options granted under the 2004 Plan remain unvested. Options covering 12,500 shares granted under the 2000 Plan are expected to become fully vested upon the successful completion of the offer. The aggregate intrinsic value of options for which vesting is expected to be accelerated as a result of the successful completion of the offer is approximately $0.1 million.

(4)
As of September 22, 2005, 46,875 shares subject to the options granted under the 2000 Plan remained unvested and 37,500 shares subject to the options granted under the 2004 Plan remained unvested. All options under the 2000 Plan are expected to become fully vested upon the successful completion of the offer. The aggregate intrinsic value of options for which vesting is expected to be accelerated as a result of the successful completion of the offer is approximately $0.5 million.

(5)
As of September 22, 2005, 35,521 shares subject to the options remained unvested. All options will become fully vested upon the successful completion of the offer. The aggregate intrinsic value of options for which vesting will be accelerated as a result of the successful completion of the offer is approximately $0.3 million.

(6)
As of September 22, 2005, 35,521 shares subject to the options remained unvested. All options will become fully vested upon the successful completion of the offer. The aggregate intrinsic value of options for which vesting will be accelerated as a result of the successful completion of the offer is approximately $10,000.

        The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Fastclick common stock issued by Fastclick pursuant to Fastclick's stock plans, including the 2000 Plan and the 2004 Plan, or any other agreement or arrangement, will be converted into an option to purchase shares of common stock of ValueClick. As of the effective time of the merger, each such Fastclick option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to the Fastclick stock option (subject to the acceleration of vesting or exercisability of such option, pursuant to the terms of the option or the stock plan, as applicable, by reason of the merger agreement, the offer or the merger), a number of shares of common stock of ValueClick equal to the number of shares of Fastclick subject to the option immediately prior to the effective time of the merger, multiplied by 0.7928, rounded down to the nearest whole share, at a price per share equal to the per share exercise price applicable to the option divided by 0.7928, rounded up to the nearest cent.

        The stock option award agreements for Messrs. Johnson and Mihalka pursuant to which options were issued under the 2000 Plan provide that all options subject to the agreements shall immediately vest and become exercisable upon a change of control of Fastclick. The stock option award agreement for Mr. Aviani pursuant to which options were issued under the 2000 Plan, together with his employment agreement with Fastclick as described below, provide that 50% of the unvested options subject to the agreement shall immediately vest and become exercisable upon a change of control of Fastclick. Under the terms of the 2000 Plan, a change of control includes:

  •
  any person becoming the beneficial owner of securities of Fastclick representing 50% or more of the combined voting power of Fastclick's outstanding securities; or

  •
  a change in a majority of Fastclick's board of directors during any two-year period.

        Accordingly, the successful completion of the offer will constitute a change of control under the 2000 Plan and the unvested options granted to the officers named above under the 2000 Plan will vest as noted above.

        The stock option award agreements for Messrs. Entekhabi and Pleasants pursuant to which options were issued under the 2004 Plan provide that all options subject to the agreements shall immediately vest and become exercisable upon a change of control of Fastclick, with Mr. Entekhabi's options to expire 12 months following the change of control. The stock option award agreements for Messrs. Johnson, Krupica and Aviani pursuant to which options were issued under the 2004 Plan provide that all the options subject to the agreements shall immediately vest and become exercisable if they are terminated without cause due to a change of control of Fastclick during the 12-month period after the change of control. Under the terms of the stock option award agreements, "cause" means fraud, gross negligence, willful misconduct, insubordination, material failure to comply with Fastclick's general policies, violation of the employee inventions assignment agreement, or conviction of any felony or a misdemeanor involving moral turpitude. Under the terms of the stock option award agreements, a change of control includes:

  •
  an acquisition (other than directly from Fastclick) of any voting securities of Fastclick by any person or group of affiliated or related persons, immediately after which such person or group has beneficial ownership of more than 50% of the combined voting power of Fastclick's outstanding voting securities;

  •
  a merger, consolidation or reorganization involving Fastclick;

  •
  a complete liquidation or dissolution of Fastclick; or

  •
  the sale or other disposition of all or substantially all of Fastclick's assets to any person.

        Accordingly, the successful completion of the offer will constitute a change of control under the stock option award agreements for the directors and officers named above pursuant to which options were issued under the 2004 Plan and the unvested options granted to such directors will vest as noted above and the unvested options granted to such officers may vest as noted above if the officer is terminated without cause within 12 months after the Merger.

        On September 21, 2005, the Fastclick Board with the agreement of ValueClick elected to invoke a provision of the 2004 Plan to terminate the 2004 Plan in connection with the completion of the offer and to require ValueClick to assume all options that are vested under the 2004 Plan as of the closing of the offer and all additional options as to which certain directors and officers have a contractual right to acceleration in connection with, or as a result of a termination following, the offer or the merger. As a result, options to purchase an aggregate of 501,742 shares of common stock of Fastclick under the 2004 Plan will terminate upon completion of the offer and will not be assumed by ValueClick, and 516,654 vested options under the 2004 Plan and an additional 392,810 options to which Messrs. Entekhabi, Johnson, Krupica, Aviani and Pleasants may be entitled under pre-existing agreements to acceleration of vesting in connection with, or as a result of a termination following, the offer or the merger will be assumed by ValueClick in the merger. See "The Merger Agreement—The Merger—The Treatment of Fastclick Stock Options" on page 69.

        ValueClick has agreed in the merger agreement to file with the SEC, as soon as reasonably practicable after the effective time of the merger, a registration statement on Form S-8 with respect to the shares of common stock of ValueClick that will be subject to the converted Fastclick options.

  Other Change of Control Arrangements

        Fastclick entered into an amended and restated employment agreement, effective as of January 1, 2005, with Kurt A. Johnson under which he agreed to continue to serve as Fastclick's president and chief executive officer and pursuant to which he is entitled to membership on Fastclick's board of directors. Under the terms of this agreement, if Mr. Johnson is terminated without cause or as a result of a constructive termination either three months before or 13 months after a change of control, he will be entitled to all compensation earned through the date of termination, and for a period of 12 months after termination and execution of a release, continued receipt of his base salary plus target bonus for the current fiscal year and continued health and welfare benefits. If these severance obligations are triggered, the expected additional salary, bonus and health and welfare benefits to be paid to or on behalf of Mr. Johnson subsequent to the successful completion of the offer and merger pursuant to this agreement will total approximately $0.5 million. The amount, if any, to be paid under this agreement will depend on ValueClick's and Mr. Johnson's actions subsequent to the offer and merger, and cannot be specifically determined at this time. In addition, all of Mr. Johnson's unvested stock options issued under the 2004 Plan and any other stock awards outstanding would immediately vest and become exercisable for a period of six months after the date of termination. The successful completion of the offer and merger would constitute a change of control for purposes of the agreement. Under the agreement, "cause" means gross negligence, embezzlement, breach of fiduciary duty, willful misconduct or fraud in the performances of his services under the employment agreement, commission of or being charged with any felony or crime of moral turpitude, material breach of the employment agreement and failure to cure such breach, or material breach of Fastclick's code of business conduct. "Constructive termination" is defined under the agreement as a material adverse change in Mr. Johnson's authority, duties, or reporting relationship to the Board without his written consent, a material reduction in Mr. Johnson's base salary or stated target bonus without his written consent, a relocation of his principal place of employment by over 100 miles without his written consent, any material breach by Fastclick of his employment agreement, or any failure by Fastclick to obtain the assumption of his employment agreement by its successor.

        On August 2, 2004, Fastclick entered into an employment agreement with Fred J. Krupica under which Mr. Krupica acts as chief financial officer. Under this agreement, if Mr. Krupica is terminated without cause due to a change of control of Fastclick, or during the 12-month period after a change of control, he will be entitled to compensation earned through the date of termination, and for a period of 12 months after termination, continued salary and health and welfare benefits. If these severance obligations are triggered, the expected additional salary and health and welfare benefits to be paid to or on behalf of Mr. Krupica subsequent to the successful completion of the offer and merger pursuant to this agreement will total approximately $0.2 million. The amount, if any, to be paid under this agreement will depend on ValueClick's and Mr. Krupica's actions subsequent to the offer and merger, and cannot be specifically determined at this time. In addition, all of Mr. Krupica's unvested stock options issued and outstanding under the 2004 Plan would immediately vest and become exercisable if his employment is terminated due to a change of control or during the 12-month period after a change of control. The successful completion of the offer and merger would constitute a change of control for purposes of the agreement. Under the agreement, "cause" means fraud, gross negligence, willful misconduct, insubordination, material failure to comply with Fastclick's general policies, violation of Fastclick's employee inventions assignment agreement, failure to carry out instructions of the chief executive officer, or conviction of any felony or a misdemeanor involving moral turpitude.

        On February 11, 2004, Fastclick entered into an employment agreement with James Aviani under which Mr. Aviani acts as chief technology officer. Under this agreement, if Mr. Aviani is terminated due to a change of control of Fastclick, or if he is terminated or resigns because of a material change in duties or office location, a discontinuation of any material benefit without equivalent substitution or a reduction in salary during the 12-month period after a change of control, he will be entitled, for a period of 12 months after termination, to continued salary, continued vesting and exercise of his stock options, and health and welfare benefits. If these severance obligations are triggered, the expected additional salary and health and welfare benefits to be paid to or on behalf of Mr. Aviani subsequent to the successful completion of the offer and merger pursuant to this agreement will total approximately $0.2 million. The amount, if any, to be paid under this agreement will depend on ValueClick's and Mr. Aviani's actions subsequent to the offer and merger, and cannot be specifically determined at this time. In addition, under this agreement, upon a change of control, which includes an acquisition, certain mergers, liquidation, or sale or other disposition of substantially all of Fastclick's assets, 50% of Mr. Aviani's remaining unvested options under the 2000 Stock Plan will vest and become exercisable. The successful completion of the offer and merger would constitute a change of control for purposes of the agreement.

  Possible Future Employment Arrangements

        Although no employment or similar agreements have been entered into between ValueClick and members of Fastclick management, there have been discussions between ValueClick management and certain officers of Fastclick regarding their ongoing employment. In particular, Shayne Mihalka, Fastclick's executive vice president of operations, and James Aviani, Fastclick's chief technology officer, have received offer letters from ValueClick pursuant to which each individual, should he or she accept ValueClick's offer of "at will" employment, would be entitled to an annual salary on the same terms as his or her existing employment and participation in ValueClick's stock option plan, annual bonus plan and medical insurance and other fringe benefit arrangements on the same basis as ValueClick employees.

        ValueClick's offer to exchange 0.7928 of a share of ValueClick common stock for each share of Fastclick common stock is subject to the condition that no more than one of certain specified employees identified in the merger agreement shall have resigned his or her employment with Fastclick or notified Fastclick of his or her intention not to continue in the employment of Fastclick following the consummation of the offer or the merger. See "The Offer—Conditions of the Offer" on page 49.

  Non-Competition Agreement

        It is a condition to ValueClick's obligation to complete the offer that certain employees of Fastclick specified in the merger agreement execute a non-competition agreement with ValueClick and Fastclick that was prepared in connection with the merger agreement. Non-competition agreements were executed by Fastclick and each of the specified employees prior to the execution of the merger agreement. Pursuant to the non-competition agreements, each specified employee (other than Fastclick's chief executive officer) has agreed not to compete with the existing businesses of Fastclick and not to solicit current employees or customers of Fastclick, for a period of twelve months from the effective time of the merger. Pursuant to the non-competition agreement signed by Fastclick's chief executive officer, the chief executive officer has agreed not to compete with all of the existing businesses of Fastclick and not to solicit current employees or customers of Fastclick, for a period of three years from the effective time of the merger. All of the specified employees have also agreed to keep confidential certain information of Fastclick.

  Indemnification

        The merger agreement provides that, after the effective time of the merger, ValueClick will cause Fastclick to indemnify, advance expenses to and hold harmless, to the fullest extent required or permitted under applicable law and to the extent not covered by insurance, the present and former directors and officers of Fastclick and its subsidiaries in respect of acts or omissions occurring prior to or after the effective time of the merger, including in connection with the merger agreement and the transactions contemplated thereby. In the merger agreement, ValueClick has agreed to cause the certificate of incorporation and by-laws of Fastclick to maintain in effect for a period of six years after the effective time of the merger, the current provisions contained in the certificate of incorporation and by-laws of Fastclick regarding the elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses. ValueClick has also agreed that, from and after the effective time of the merger, it will cause Fastclick to honor in all respects the obligations of Fastclick pursuant to any indemnification agreements between Fastclick and its directors or officers, and any indemnification provisions under Fastclick's certificate of incorporation or by-laws, existing at the date of the merger.

        Fastclick has agreed to purchase, within 28 days after the Expiration Date (as defined in the merger agreement), run-off or "tail" insurance coverage under its existing directors' and officers' liability insurance polices, or from another insurer, that provides coverage for a period of six years after the effective time of the merger, for Fastclick's directors and officers for claims arising from facts or events that occurred at, or prior to, the effective time of the merger agreement and the consummation of the transactions contemplated thereunder. Such insurance coverage shall be substantially equivalent to the coverage afforded by Fastclick's existing policies, or if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year "tail" coverage period) shall not exceed $1,800,000.

Certain Agreements Between the Investor Stockholders and ValueClick

        In connection with the merger agreement, the Exchanging Holders, holding approximately 58% of the outstanding Fastclick common stock in the aggregate and approximately 56% of the fully diluted shares of Fastclick common stock, entered into Exchange Agreements with ValueClick on August 10, 2005 (the "Exchange Agreements"). Pursuant to the Exchange Agreements, among other things:

  •
  the Exchanging Holders will be required to tender their shares in the exchange offer, subject to certain conditions, once the lock-up agreements entered into in connection with Fastclick's initial public offering (the "Lock-up Agreements") have been waived or have expired, no later than two business days prior to the expiration of the offer (including any extension of the offer);

  •
  the Exchanging Holders have agreed not to:

  •
  encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third-party acquisition, as described in "The Merger Agreement—Offers for Alternative Transactions" on page 74; or

  •
  enter into any agreement regarding any such third-party acquisition.

        The agreement to tender shares under the Exchange Agreements is not binding on the Exchanging Holders to the extent that it would be a violation of the Lock-up Agreements, but becomes a binding and enforceable agreement at such time as the tender of the shares would not violate the Lock-up Agreements. On August 10, 2005, the underwriters of Fastclick's initial public offering agreed to waive the provisions of the Lock-up Agreements effective as of August 25, 2005; provided however that, if any of the underwriters or their affiliates publish or distribute a research report or make a public appearance concerning Fastclick between August 10, 2005 and August 25, 2005, the effective date of the waiver will be the first business day after the 15 day research blackout period imposed by NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), but in no event later than September 27, 2005. The effective date of the waiver was August 25, 2005 as none of the underwriters or their affiliates published or distributed a research report or made a public appearance concerning Fastclick between August 10, 2005 and August 25, 2005.

        The Exchange Agreements will terminate, and the Exchanging Holders will have no obligation to tender their shares of Fastclick, and may withdraw any shares previously tendered, if:

  •
  the merger agreement is terminated pursuant to its terms, as described in "The Merger Agreement—Termination and Termination Fee" on page 78; or

  •
  ValueClick and the Exchanging Holders agree to terminate the Exchange Agreements.

        In addition, the Exchange Agreements entered into by affiliates of Highland Capital Partners and Oak Investment Partners (and only such Exchange Agreements) provide that, in the event that ValueClick terminates the merger agreement as a result of certain breaches of these Exchange Agreements by such stockholders, ValueClick may be entitled to recover an exchange agreement termination fee (the "Exchange Agreement Termination Fee") from such stockholders in an amount equal to the sum of (1) $6,500,000 and (2) an amount equal to the aggregate of all expenses undertaken by ValueClick in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $2,150,000).

THE MERGER AGREEMENT

        The following is a summary of the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this prospectus. Fastclick stockholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Offer

        The merger agreement provides for the making of the offer. The obligation of ValueClick to accept for exchange and to exchange shares of ValueClick common stock for shares of Fastclick common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described under "The Offer—Conditions of the Offer" on page 49.

  We may:

  •
  extend the offer beyond the initial scheduled expiration date set forth on the cover of this prospectus, or any subsequent scheduled expiration date, if, at the scheduled expiration of the offer, any of the conditions to our obligation to accept for exchange, and to exchange, shares of ValueClick common stock for shares of Fastclick common stock tendered shall not be satisfied or, to the extent permitted by the merger agreement, waived, subject, however, to the right of ValueClick or Fastclick to terminate the merger agreement as described below under "—Termination and Termination Fee" on page 78; and

  •
  extend the offer for any period required by any rule, regulation or interpretation of the SEC applicable to the offer. Each extension may last for no more than ten business days, unless Fastclick and ValueClick agree in writing to allow for a longer period.

        We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fastclick common stock in the offer if, (i) on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fastclick common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fastclick common stock then outstanding and (ii) the requirements of Rule 14d-11 under the Exchange Act have been met.

Top-Up Option

        We may purchase additional shares of Fastclick common stock at a purchase price per Top-Up Option Share equal to the offer consideration, payable in shares of ValueClick common stock, cash or a demand note in an amount equal to the value of the offer consideration, directly from Fastclick if the number of shares of Fastclick common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fastclick common stock then outstanding. Fastclick has granted us an irrevocable option to purchase up to that number of shares of Fastclick common stock equal to the lowest number of shares of Fastclick common stock that, when added to the number of shares of Fastclick common stock purchased by ValueClick pursuant to the offer or otherwise owned by ValueClick, Acquisition Sub and their affiliates, equals 90% of the outstanding shares of Fastclick common stock plus shares of Fastclick common stock issuable by Fastclick pursuant to stock options. ValueClick may exercise this option, subject to certain conditions, at any time after ValueClick's acceptance for payment pursuant to the offer but before the earliest to occur of the effective time of the merger or the termination of the merger agreement.

  Prompt Exchange for Shares of Fastclick Common Stock in the Offer

        Subject to the terms of the offer and the merger agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the offer, we are required to accept for exchange all shares of Fastclick common stock validly tendered and not withdrawn pursuant to the offer promptly after the applicable expiration date of the offer, as it may be extended pursuant to the merger agreement, and are required to exchange all accepted shares of Fastclick common stock promptly after acceptance. We will not issue fractional shares of ValueClick common stock in the offer. Instead, each tendering Fastclick stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of ValueClick common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of ValueClick common stock on the Nasdaq National Market System on the first date that ValueClick accepts shares tendered pursuant to the offer.

  Fastclick Board of Directors

        Subject to the terms of the merger agreement, promptly upon the acceptance by ValueClick of any shares for exchange pursuant to the offer, and from time to time thereafter as shares are acquired pursuant to the offer, ValueClick shall be entitled to designate such number of directors, rounded up to the next whole number, on the Fastclick board of directors (the "Fastclick Board") as will give ValueClick, subject to compliance with Section 14(f) of the Exchange Act, representation on the Fastclick Board equal to at least that number of directors which equals the product of the total number of directors on the Fastclick Board (giving effect to the directors appointed or elected by ValueClick) multiplied by the percentage that the aggregate number of shares beneficially owned by ValueClick or any affiliate of ValueClick (including such shares as are accepted for payment pursuant to the offer, but excluding shares held by Fastclick) bears to the number of shares outstanding. Fastclick shall, upon request by ValueClick, promptly increase the size of the Fastclick Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable ValueClick's designees to be elected to the Fastclick Board in accordance with the terms of the merger agreement, and shall cause ValueClick's designees to be so elected; provided that ValueClick's director designees shall be subject to the reasonable approval of the then-serving directors of Fastclick, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, until the effective time of the merger, the Fastclick Board shall have at least three Independent Directors (as defined in the merger agreement). ValueClick, Acquisition Sub and Fastclick intend that such Independent Directors will be the directors who served as members of the Audit Committee of the Fastclick Board as of August 10, 2005, and such Independent Directors will continue to serve on the Audit Committee of the Fastclick Board and will be responsible for reviewing any Fastclick filings under the Exchange Act and any earnings releases of Fastclick during the interim period between ValueClick's acceptance of any shares pursuant to the offer and the effective time of the merger. If at any time or from time to time fewer than three Independent Directors remain on the Fastclick Board, the other directors shall elect to the Fastclick Board such number of persons who shall be neither officers nor employees of Fastclick, nor designees, shareholders, affiliates or associates of ValueClick and who shall be reasonably acceptable to any remaining Independent Directors so that the total of such persons and the remaining Independent Directors serving on the Company Board is at least three. Any such person elected to the Company Board pursuant to the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, Fastclick shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the merger agreement and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the offer (or an amendment thereof or an information statement pursuant to such Rule 14f-1 if ValueClick has not theretofore designated directors) such information with respect to Fastclick and its officers and directors as is required under such Section 14(f) and such Rule 14f-1 in order to fulfill its obligations under the merger agreement.

ValueClick shall supply Fastclick any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and such Rule 14f-1. Notwithstanding anything in the merger agreement to the contrary, following the time directors designated by ValueClick constitute a majority of the Fastclick Board and prior to the effective time of the merger, the affirmative vote of the Independent Directors shall be required to (1) amend or terminate on behalf of Fastclick the merger agreement, (2) exercise or waive any of Fastclick's rights or remedies under the merger agreement, (3) extend the time for performance of ValueClick's or Acquisition Sub's obligations under the merger agreement, (4) take any other action required to be taken by the Fastclick Board under the merger agreement or (5) take any other action of the Fastclick Board under or in connection with the merger agreement if such action would materially and adversely affect holders of shares other than ValueClick or Acquisition Sub; provided that if there shall be no Independent Directors, then such actions may be effected by majority vote of the entire Fastclick Board. If at any time the Independent Directors deem it necessary to consult legal counsel in connection with their duties as Independent Directors or actions taken, being taken or to be taken by Fastclick, the Independent Directors may retain one firm as legal counsel for such purpose in each such instance, and Fastclick shall pay, at the Independent Directors' discretion, the reasonable documented fees and expenses of any such firm acting as legal counsel incurred in connection therewith.

The Merger

  Generally

        The merger agreement provides that, after completion of the offer, Acquisition Sub will, subject to the conditions described below, be merged into Fastclick. Upon completion of the merger, Fastclick will continue as the "surviving corporation" and will be a wholly-owned subsidiary of ValueClick.

  The Completion of the Merger

        The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived. Upon the effective time of the merger:

  •
  the directors of Acquisition Sub immediately before the merger and the officers of Acquisition Sub immediately before the merger will become the directors and officers, respectively, of the surviving corporation;

  •
  the certificate of incorporation of the surviving corporation will be amended to be substantively identical to Acquisition Sub's certificate of incorporation immediately before the merger, until it is subsequently amended as provided by applicable law and such certificate of incorporation, except for the name of the surviving corporation, which will remain "Fastclick, Inc."; and

  •
  the by-laws of the surviving corporation will be amended to be substantively identical to Acquisition Sub's by-laws immediately before the merger, until they are subsequently amended as provided by applicable law and such by-laws.

  Manner and Basis of Converting Shares of Fastclick Common Stock in the Merger

        Under the terms of the merger agreement, upon the effective time of the merger, each share of Fastclick common stock issued and outstanding immediately before the merger other than Dissenting Shares (as defined in the merger agreement) or shares of Fastclick common stock held by Fastclick, ValueClick or any subsidiary of ValueClick, will, without any action on the part of Acquisition Sub, Fastclick or the stockholder, be converted into the right to receive 0.7928 of a share, including the associated preferred share purchase rights, of ValueClick common stock. Shares of Fastclick common stock held by Fastclick, ValueClick or any subsidiary of ValueClick immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration and without any action on the part of ValueClick, Fastclick or Acquisition Sub.

        We will not issue fractional shares of ValueClick common stock in the merger. Instead, each tendering Fastclick stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of ValueClick common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of ValueClick common stock on the Nasdaq National Market System on the date of the effective time of the merger.

        The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Fastclick common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Fastclick common stock certificates for ValueClick common stock certificates. In addition, the merger agreement contemplates that, after the exchange agent receives back from a record holder a Fastclick common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or ValueClick, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of ValueClick common stock, any dividends or other distributions to which the holder is entitled pursuant to the merger agreement and an amount of cash for any fractional share.

  Basis of Converting Shares of Common Stock of Acquisition Sub in the Merger

        Under the terms of the merger agreement, upon the effective time of the merger, each share of common stock of Acquisition Sub outstanding immediately before the merger will be converted into one share of common stock of the surviving corporation.

  Treatment of Fastclick Stock Options

        Options to purchase Fastclick common stock were issued pursuant to the Company Plans (as defined in the merger agreement). Each outstanding option to purchase shares of Fastclick common stock issued pursuant to the Company Plans or otherwise will be converted upon the effective time of the merger into an option to purchase a number of shares of ValueClick common stock determined by multiplying the number of shares of Fastclick common stock issuable upon exercise of the option immediately prior to the merger by the exchange ratio of 0.7928, rounded down to the nearest whole share. The exercise price per ValueClick common share for each of these options will be:

  •
  the per share exercise price for the shares of Fastclick common stock otherwise purchasable pursuant to such option; divided by

  •
  0.7928, rounded up to the nearest cent.

        The replacement options will generally have the same terms and conditions as those under the applicable Fastclick option plans.

        Fastclick's 2004 Plan provides, among other things, that Fastclick may, with the agreement of ValueClick as the successor corporation, terminate the 2004 Plan in connection with the completion of the offer, provided that holders of vested options under the 2004 Plan are given twenty-one (21) days prior notice in which to exercise their vested options. On September 21, 2005, with the consent of ValueClick, the Fastclick Board amended the 2004 Plan to provide that the Fastclick Board may, in connection with any such termination of the 2004 Plan, provide for the assumption by an acquiror of all options that are vested under the 2004 Plan and any other options as to which officers or directors have a pre-existing contractual right to acceleration of their options in connection with, or as a result of a termination following, an acquisition of Fastclick. On September 21, 2005, the Fastclick Board with the agreement of ValueClick elected to invoke the provisions of the 2004 Plan to terminate the 2004 Plan in connection with the completion of the offer and to require ValueClick to assume all options that are vested under the 2004 Plan as of the closing of the offer and all additional options as to which certain directors and officers have a pre-existing contractual right to acceleration in connection with, or as a result of a termination following, the offer or the merger. As a result, options to purchase an aggregate of 501,742 shares of common stock of Fastclick under the 2004 Plan will terminate upon completion of the offer and will not be assumed by ValueClick, and 516,654 vested options under the 2004 Plan and an additional 392,810 options to which certain directors and officers may be entitled to acceleration of vesting in connection with, or as a result of a termination following, the offer or the merger will be assumed by ValueClick in the merger. See "Interests of Certain Persons in the Offer and Subsequent Merger—Interests of Management and the Fastclick Board" on page 60.

        ValueClick will file a registration statement with the SEC as soon as reasonably practicable after the effective time of the merger to register the shares of ValueClick common stock issuable upon exercise of the Fastclick stock options assumed in the merger. ValueClick will use all commercially reasonable efforts to maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by ValueClick and Fastclick, including the following:

  •
  due organization, valid existence, good standing and qualification to do business;

  •
  capital structure;

  •
  corporate power and authority to enter into the merger agreement and authorization, execution, delivery, and enforceability of the merger agreement;

  •
  accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this prospectus;

  •
  governmental consents and filings required for the merger;

  •
  absence of undisclosed liabilities since March 31, 2005, outside the ordinary course of business;

  •
  absence of certain material adverse changes or events since March 31, 2005;

  •
  absence of undisclosed material litigation;

  •
  compliance in all material respects with applicable laws;

  •
  off-balance sheet liabilities;

  •
  absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

  •
  brokers' fees.

        The merger agreement also contains representations and warranties made solely by Fastclick, including;

  •
  absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

  •
  absence of violations or breaches of or defaults under corporate governance documents, contracts or laws;

  •
  provision of material contracts not yet filed as an exhibit to a report filed with the SEC;

  •
  employee benefit plans;

  •
  labor matters;

  •
  environmental matters;

  •
  tax matters;

  •
  intellectual property;

  •
  material contracts;

  •
  title to property;

  •
  absence of significant revenue from any new promotions or selling arrangements since March 31, 2005;

  •
  absence of affiliates under Rule 145 of the Securities Act, other than those disclosed to ValueClick;

  •
  major customers and suppliers;

  •
  receipt of a fairness opinion from Fastclick's financial advisor;

  •
  interested party transactions;

  •
  the effect of state takeover laws on the merger;

  •
  minute books;

  •
  commercial warranties and indemnities;

  •
  the completeness of representations;

  •
  insurance;

  •
  Foreign Corrupt Practices Act;

  •
  internal controls;

  •
  the absence of acceleration of stock options except as disclosed; and

  •
  releases from underwriters' lock-up agreements.

        The merger agreement also contains a representation and warranty made solely by ValueClick and Acquisition Sub that there were no prior activities of Acquisition Sub.

        The representations and warranties asserted in the merger agreement will not survive the merger, but they form the basis of certain conditions to ValueClick's and Fastclick's respective obligations to complete the merger.

Conduct of Business Pending the Merger

  Covenants of Fastclick

        Except as set forth in the merger agreement, made known in the disclosure letter, or as consented to in writing by ValueClick, Fastclick has agreed that, until completion of the merger or termination of the merger agreement, it will conduct its and its subsidiaries' business in the ordinary course of business, consistent with past practice. In addition, Fastclick will seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be unimpaired at the effective time of the merger. Without limiting the above, Fastclick has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the merger agreement relating to:

  •
  any changes in their charters or by-laws;

  •
  any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of Fastclick stock options outstanding on August 10, 2005;

  •
  any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption or acquisition of any securities of Fastclick or any of its subsidiaries;

  •
  any adoption of a plan of liquidation, whether complete or partial, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger with ValueClick;

  •
  any changes in corporate structure or ownership of any subsidiary;

  •
  any incurrence, assumption or forgiveness of indebtedness, except for borrowings under existing lines of credit in the ordinary course of business, consistent with past practice;

  •
  any assumption of obligations of any other person, except for guarantees of subsidiary obligations in the ordinary course of business, consistent with past practice;

  •
  any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries or customary loans or advances to employees in the ordinary course of business, consistent with past practice;

  •
  any pledge or encumbrance of shares of capital stock of Fastclick, any of its subsidiaries or equity investments of Fastclick and its subsidiaries;

  •
  any mortgage or pledge of Fastclick's material properties or assets, or grant of a material lien thereon;

  •
  any entry into, adoption, amendment or termination of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than those agreements entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with past practices;

  •
  any entry into, adoption, amendment or termination of any pension, retirement, deferred compensation, employment, health or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, except in the ordinary course of business, consistent with past practice;

  •
  any increase in any manner of the compensation or fringe benefits of any director, officer, employee or consultant or any payment of any benefit not required by any plan or arrangement, except for normal increases in cash compensation in the ordinary course of business, consistent with past practice for employees other than an employee who is party to an employment agreement;

  •
  any acquisition, sale, lease, license or disposition of any assets or properties in any single transaction or series of transactions having a fair market value in excess of $100,000 in the aggregate, except the sale or license of products in the ordinary course of business, consistent with past practice;

  •
  any entry into exclusive license, distribution, marketing or sales agreements;

  •
  any entry into development services or other similar agreements pursuant to which Fastclick may purchase or otherwise acquire the services of another person, except for in the ordinary course of business, consistent with past practice;

  •
  any acquisition, sale, lease, license, transfer, encumbrance, enforcement or disposition of any intellectual property, other than licenses or sales of products or services in the ordinary course of business, consistent with past practice;

  •
  any known, willful or wanton infringement upon, misappropriation of or otherwise violating the rights of any third-party intellectual property;

  •
  any change of accounting principles, practices or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States;

  •
  any revaluation of assets or properties, including writing down the value of inventory or writing-off notes or accounts receivables, except in the ordinary course of business, consistent with past practice;

  •
  any acquisition of any corporation, limited liability company, partnership or other person or any division thereof or equity interest therein;

  •
  any entry into a contract that would be material to Fastclick, other than in the ordinary course of business consistent with past practices or any amendment, modification or waiver of any right under any of its existing material contracts;

  •
  any modification of standard warranty terms for products or services or any amendment or modification of any product or service warranties in a material manner that is adverse to Fastclick or its subsidiaries;

  •
  any entry into any contract that contains non-competition restrictions or would otherwise restrict Fastclick or its subsidiaries from conducting their businesses as presently conducted;

  •
  any authorization of new capital expenditures, other than those set forth in the disclosure letter, not to exceed in the aggregate $150,000;

  •
  making or rescinding of any express or deemed tax election, settling or compromising any tax liability, entering into any closing or other agreement with any tax authority, filing any amended tax return or a claim for a refund of previously paid taxes, agreeing to an extension of the statute of limitations on any tax assessment, failing to file any tax returns when due, failing to cause any tax returns to be true, correct and complete when filed, filing a tax return inconsistent with similar tax returns filed in prior periods or taking, electing or adopting any position or method on tax returns inconsistent with similar returns filed in prior periods;

  •
  any settlement or compromise of any pending or threatened legal matter:

  •
  relating to the merger or the transactions set forth in the merger agreement;

  •
  requiring payment by Fastclick or its subsidiaries of damages in excess of $50,000, unless such settlement or compromise is fully covered by insurance policies in favor of Fastclick (other than with respect to any deductible); or

  •
  involving any equitable relief;

  •
  suffering to exist any suit, claim, action, proceeding or investigation against Fastclick that, if decided adversely would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by Fastclick exceeding $100,000, other than such claims, actions, proceedings or investigations that are fully covered by insurance policies in favor of Fastclick (other than with respect to any deductible) or determined to be without merit by counsel mutually acceptable to ValueClick and Fastclick;

  •
  knowingly taking any action that results in a failure to maintain the trading of shares of Fastclick common stock on the Nasdaq National Market System;

  •
  taking an action that results in the acceleration of vesting of Fastclick stock options, except as required by any agreement in effect as of August 10, 2005;

  •
  allowing any insurance policy to be amended or terminated without replacing the policy with one that provides equal coverage and insures against comparable risks issued by a financially comparable insurance company;

  •
  taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

  •
  taking or agreeing to take any of the above actions.

        Notwithstanding the above and certain provisions in the merger agreement, neither ValueClick nor Acquisition Sub has any right to control Fastclick's operations before the merger becomes effective.

  Covenants of ValueClick

        Except as set forth in the merger agreement or as consented to in writing by Fastclick, ValueClick and its subsidiaries have agreed that, until the effective time of the merger or termination of the merger agreement, they will be subject to specific restrictions laid out in the merger agreement relating to:

  •
  any changes in their charters, other than to increase the number of authorized shares of ValueClick common stock, or by-laws;

  •
  any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption or acquisition of any securities of ValueClick or any of its subsidiaries;

  •
  knowingly taking any action that results in a failure to maintain the trading of the ValueClick common stock on the Nasdaq National Market System;

  •
  any adoption of any amendment to its charter documents that would impair or adversely effect the ability of ValueClick to consummate the transactions set forth in the merger agreement;

  •
  any adoption of a plan of complete or partial liquidation or dissolution;

  •
  taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

  •
  any change of accounting principles or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States; and

  •
  taking or agreeing to take any of the above actions.

        Notwithstanding the above and certain provisions in the merger agreement, Fastclick has no right to control ValueClick's operations before or after the merger becomes effective.

Preparation of Registration Statement

        ValueClick is obligated to prepare and file the Form S-4 registration statement with the SEC, of which this prospectus is a part. ValueClick shall use its best efforts to have:

  •
  the S-4 declared effective by the SEC; and

  •
  the S-4 remain effective as long as necessary to consummate the offer and the merger and any transactions contemplated by the merger.

        ValueClick is obligated to promptly provide Fastclick with copies of any written comments and advise Fastclick of any oral comments or communications received from the SEC regarding the S-4. In addition, ValueClick shall cooperate and provide Fastclick with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 before such amendment or supplement is filed with the SEC. Further, no such amendment or supplement will be made by ValueClick without Fastclick's approval, which cannot be unreasonably withheld or delayed. For documents incorporated by reference into the S-4, this right of approval applies only to the extent such incorporated documents relate to the merger agreement, the transactions set forth in the merger agreement, Fastclick or its business, financial condition or results of operations. ValueClick is also required to take any action, other than qualifying to do business in any jurisdiction in which ValueClick is now not so qualified, required to be taken under any applicable state securities laws in connection with the issuance of ValueClick common stock in the offer, the merger and upon exercise of Fastclick stock options.

        If, prior to the effective time of the merger, either ValueClick or Fastclick obtains information or takes any action which causes this prospectus or the S-4 to contain a misstatement of material fact or omit any material fact necessary to make the statements therein not misleading, the party obtaining the knowledge or taking the action is obligated to promptly notify the other party. Thereafter, ValueClick and Fastclick shall cooperate in filing with the SEC any appropriate amendment or supplement required by law and providing such information to the stockholders of each company. ValueClick is obligated to provide Fastclick with prompt notification of any stop order, suspension of the qualification of the ValueClick common stock issuable in connection with the offer and the merger for offering or sale in any jurisdiction or any request by the SEC for amendment of this prospectus or the S-4.

Offers for Alternative Transactions

        Fastclick has agreed not to:

  •
  continue any existing activities, discussions or negotiations with any other persons as to a possible third party acquisition, as defined below;

  •
  encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third-party acquisition;

  •
  participate in, or initiate any discussions or negotiations regarding a third-party acquisition;

  •
  provide any non-public information about Fastclick or its subsidiaries or their businesses, assets and properties in connection with a third-party acquisition;

  •
  knowingly facilitate any third-party acquisition, or any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any third-party acquisition; or

  •
  enter into any agreement regarding any third-party acquisition.

        Fastclick has also agreed not to authorize or permit any of its affiliates or subsidiaries or its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives or agents to, either directly or indirectly, take any of the above-listed actions. However, if Fastclick receives an unsolicited bona fide written proposal for a third-party acquisition, Fastclick may furnish information to or enter into discussions or negotiations with such third party if Fastclick:

  •
  provides two business days prior written notice to ValueClick that it proposes to take such action; and

  •
  receives from such third party an executed confidentiality agreement in reasonably customary form and containing terms as least as stringent as those agreed to by ValueClick;

but only if Fastclick's board of directors determines in good faith by majority vote that:

  •
  after consultation with independent legal counsel, failure to take such would constitute or result in a breach by the Fastclick board of directors of its fiduciary duties to the Fastclick stockholders under applicable law; and

  •
  taking into account all legal, financial, regulatory, and other aspects of the proposed third-party acquisition, such proposal constitutes or is reasonably likely to result in a superior proposal, as defined below, which if accepted, is reasonably capable of being consummated.

        A "third-party acquisition" includes:

  •
  the acquisition by any person other than ValueClick or any of its affiliates of any portion of the assets of Fastclick and its subsidiaries, taken as a whole, representing 15% or more of the aggregate fair market value of Fastclick's business immediately prior to such acquisition, not including the sale or license of products in the ordinary course of business, consistent with past practices;

  •
  the acquisition by a third party of 15% of the outstanding shares of Fastclick common stock;

  •
  the adoption by Fastclick of a plan of liquidation;

  •
  the declaration or payment by Fastclick of an extraordinary dividend, whether in cash or other property;

  •
  the repurchase by Fastclick or any of its subsidiaries of more than 15% of the outstanding shares of Fastclick common stock; or

  •
  the acquisition by Fastclick or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets are equal to or greater than 15% of the annual revenues or assets of Fastclick and its subsidiaries, taken as a whole, for the twelve month period ended March 31, 2005.

        A "superior proposal" means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, 80% or more of the shares of then outstanding Fastclick common stock or 80% or more of the fair market value of the assets of Fastclick and its subsidiaries, for consideration consisting of cash and/or securities, which is on terms that Fastclick's board of directors, after consultation with its outside legal counsel and its financial advisor or another financial advisor of nationally recognized reputation, has determined by majority vote in its good faith judgment to be more favorable to the Fastclick stockholders than the proposed merger with ValueClick.

        Fastclick has agreed to notify ValueClick within 24 hours of receipt of any proposal for or inquiry regarding a third-party acquisition, or any request for nonpublic information by any person making or considering making a third-party acquisition proposal as to Fastclick or any of its subsidiaries. Such notice shall include the material terms of the request or proposal and the identity of the person making it. In addition, Fastclick has agreed to provide ValueClick with a copy of any written third-party acquisition proposal, including any amendments or supplements, to keep ValueClick informed of the status of any inquiries, discussions or negotiations with such person making such third-party acquisition proposals and to provide a copy of any information delivered to such person which has not previously been made available to ValueClick.

Fastclick's Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party

        Pursuant to the terms of the merger agreement, the Fastclick board of directors has agreed to recommend that its stockholders accept the offer and approve the merger and the merger agreement. The Fastclick board of directors also agreed to neither withdraw, adversely modify or propose to withdraw or adversely modify its recommendation of the merger in a manner adverse to ValueClick, nor approve or recommend any third-party acquisition. However, the Fastclick board of directors may take any of the above prohibited actions, recommend a superior proposal or enter into an agreement with respect to a superior proposal if all of the following conditions are satisfied:

  •
  Fastclick receives an unsolicited bona fide written proposal for a third-party acquisition which the Fastclick board of directors, by a majority vote, reasonably determines in good faith constitutes a superior proposal, that if accepted, is likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal;

  •
  the Fastclick board of directors determines in good faith judgment by majority vote, after consultation with independent legal counsel, that failure to take such otherwise prohibited action would result in a breach by the Fastclick board of directors of its fiduciary duties to the Fastclick stockholders under applicable law;

  •
  the Fastclick board of directors provides ValueClick prior written notice specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal;

  •
  the Fastclick board of directors considers in good faith any proposed changes to the merger agreement proposed in writing by ValueClick;

  •
  ValueClick does not, within five business days after receipt of the notice of a superior proposal, make an offer that the Fastclick board of directors, by majority vote, determines in its good faith judgment after receiving the advice of its financial advisor or another financial advisor of nationally-recognized reputation, to be at least as favorable to the Fastclick stockholders as the superior proposal; and

  •
  before entering into an agreement with respect to a superior proposal, the merger agreement must be terminated and Fastclick must pay ValueClick a termination fee equal to the sum of (1) $6,500,000 and (2) an amount equal to the aggregate of all expenses incurred by ValueClick in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $2,150,000), as described below.

        The merger agreement permits Fastclick to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third-party acquisition proposal or otherwise.

Indemnification and Insurance

        The merger agreement provides that, for a period of six years after the effective time of the merger, to the extent not covered by insurance and as permitted by law, ValueClick will cause the surviving company in the merger to indemnify persons who were directors or officers of Fastclick or its subsidiaries prior to the effective time of the merger who incur liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or a claim arising by reason of the fact that the person was a director or officer of Fastclick or its subsidiaries. In addition, ValueClick has agreed to cause the surviving company in the merger to fulfill and honor any indemnification agreements and the provisions of Fastclick's certificate of incorporation and by-laws which provide for the indemnification of officers and directors as in effect on August 10, 2005. Finally, ValueClick has agreed to maintain in effect the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses currently in Fastclick's certificate of incorporation and by-laws for a period of six years after the effective time of the merger.

        Fastclick has agreed to purchase, within 28 days after the Expiration Date (as defined in the merger agreement), run-off or "tail" insurance coverage under its existing directors' and officers' liability insurance polices, or from another insurer, that provides coverage for a period of six years after the effective time of the merger, for Fastclick's directors and officers for claims arising from facts or events that occurred at, or prior to, the effective time of the merger agreement and the consummation of the transactions contemplated thereunder. Such insurance coverage shall be substantially equivalent to the coverage afforded by Fastclick's existing policies, or if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year "tail" coverage period) shall not exceed $1,800,000.

Employee Benefits

        After the effective time of the merger, to the extent that any employee benefit plan is not continued after the effective time of the merger, ValueClick shall, or shall cause either Fastclick or Acquisition Sub, as applicable, to make available to the employees of Fastclick who continue employment with ValueClick, Fastclick or Acquisition Sub (including any successor to ValueClick, Fastclick or Acquisition Sub), as applicable, upon or after the effective time of the merger, comparable employee benefit plans and programs maintained for similarly situated employees of ValueClick on the same terms and conditions applicable to similarly situated employees of ValueClick.

Other Covenants

        ValueClick and Fastclick have also agreed to:

  •
  provide information reasonably requested by the other party;

  •
  use all commercially reasonable efforts to take all action reasonably necessary to consummate the offer and the merger;

  •
  consult with one another and mutually agree upon any press releases issued, except as required by law, the rules of the Nasdaq National Market System or following a change by Fastclick's board of directors of its recommendation of the offer or the merger; and

  •
  provide notice to each other regarding:

  •
  any event that would cause any representation or warranty to become untrue or inaccurate; or

  •
  any failure to comply with or satisfy any covenant, condition or agreement in any material respect; and

  •
  in the event any anti-takeover or similar statute or regulation is applicable to the offer or the merger, use their reasonable best efforts to secure any required consents or approvals and take all legal and reasonable actions so that the offer and the merger may be consummated.

        Fastclick has agreed to:

  •
  adopt a resolution providing that the receipt of ValueClick common stock in the merger by officers or directors of Fastclick who are subject to Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act; and

  •
  use all commercially reasonable efforts to obtain a letter agreement from all Fastclick stockholders who may be affiliates of ValueClick or Fastclick regarding compliance with Rule 145 of the Securities Act.

        ValueClick has agreed to use its best efforts to cause the shares of ValueClick common stock to be issued in the offer and the merger and to be reserved for issuance upon exercise of Fastclick stock options to be approved for listing on the Nasdaq National Market System.

Conditions to the Offer

        For a list of the conditions to the offer, see "The Offer—Conditions of the Offer" on page 49.

Conditions to the Merger

        Neither ValueClick nor Fastclick will be required to complete the merger unless:

  •
  the Fastclick stockholders have approved the merger agreement, if and to the extent required by applicable law, in order to complete the merger;

  •
  no law or order by any United States federal or state court or other governmental authority prohibits or restricts the merger;

  •
  any applicable waiting period under the HSR Act has expired or terminated (which occurred on September 1, 2005);

  •
  the registration statement on Form S-4 containing this prospectus is effective and is not subject to any stop order or proceedings seeking a stop order by the SEC;

  •
  all state securities laws or "blue sky" permits and authorizations necessary to issue ValueClick common stock in the merger have been obtained;

  •
  the shares of ValueClick common stock to be issued in the offer or the merger or to be reserved for issuance upon exercise of the Fastclick stock options shall have been approved for listing on the Nasdaq National Market System;

  •
  ValueClick shall have purchased shares of Fastclick common stock pursuant to the offer; and

  •
  neither the opinion received by Fastclick, nor the opinion received by ValueClick, each stating that the offer and the merger together will constitute a reorganization under Section 368(a) of the Code, shall have been withdrawn.

        ValueClick and Fastclick cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fee

  Right to Terminate

        The merger agreement may be terminated and the offer and the merger may be abandoned at any time before the effective time of the merger in a number of different ways.

        The merger agreement may be terminated by mutual written consent of ValueClick, Fastclick and Acquisition Sub.

        The merger agreement may also be terminated by either ValueClick, Acquisition Sub or Fastclick if:

  •
  any order or ruling by a court or other governmental authority enjoining or prohibiting the merger has become final and nonappealable; or

  •
  the offer has expired pursuant to its terms and no shares of Fastclick common stock were purchased by ValueClick or the offer has not been consummated by January 31, 2006 and the failure of the offer to be completed or consummated is not due to the breach of the merger agreement by the terminating party.

        The merger agreement may be terminated by Fastclick alone if, prior to ValueClick's acceptance of Fastclick common stock for exchange pursuant to the offer:

  •
  Fastclick has not materially breached any of its obligations set forth in the merger agreement and any representation or warranty of ValueClick that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of ValueClick that is not so qualified is not true and correct in all material respects;

  •
  Fastclick has not materially breached any of its obligations set forth in the merger agreement and ValueClick or Acquisition Sub has breached any of its covenants or obligations contained in the merger agreement having a material adverse effect on ValueClick or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by ValueClick of notice of such breach;

  •
  ValueClick fails to commence the offer on or prior to August 24, 2005 and such failure was not due to Fastclick's material breach of the merger agreement;

  •
  Fastclick receives a superior proposal, as defined above, and accepts such superior proposal, but only if:

  •
  Fastclick has complied with the terms as discussed in "—Offers for Alternative Transactions" on page 74; and

  •
  Fastclick has paid all amounts due as discussed in "—Termination and Termination Fee" on page 78; or

  •
  ValueClick has consummated a merger or consolidation in which ValueClick is not the surviving entity or ValueClick shall have consummated a sale of all or substantially all of its assets.

        The merger agreement may be terminated by ValueClick and Acquisition Sub alone if, prior to ValueClick's acceptance of Fastclick common stock for exchange pursuant to the offer:

  •
  ValueClick or Acquisition Sub has not materially breached any of its obligations set forth in the merger agreement and any representation or warranty of Fastclick that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of Fastclick that is not so qualified is not true and correct in all material respects;

  •
  ValueClick or Acquisition Sub has not materially breached any of its obligations set forth in the merger agreement and Fastclick has breached any of its covenants or obligations contained in the merger agreement having a material adverse effect on Fastclick or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by Fastclick of notice of such breach;

  •
  the Fastclick board of directors submits or recommends a superior proposal to a vote of the Fastclick stockholders;

  •
  the Fastclick board of directors withdraws or modifies its approval or recommendation of the merger agreement, the offer or the merger, fails to include such recommendation in the Fastclick Recommendation Statement or fails to reconfirm its recommendation within three business days after a reasonable request from ValueClick to reconfirm such recommendation;

  •
  the Fastclick board of directors has failed to reject a third-party acquisition proposal or has failed to recommend against a third-party acquisition proposal in a filing required under the Exchange Act within ten business days of receiving such proposal;

  •
  the Fastclick board of directors breaches its obligations with respect to a third-party acquisition or superior proposal under the terms of the merger agreement as described in "—Offers for Alternative Transactions" on page 74;

  •
  any Exchanging Holder breaches any of its obligations pursuant to the Exchange Agreement to which it is party or in the event certain Exchanging Holders indicate that they do not intend to honor their obligations under their Exchange Agreements;

  •
  ValueClick fails to commence the offer on or prior to August 24, 2005 due to a circumstance or occurrence that if occurring after the commencement of the offer would make it impossible to satisfy certain conditions of the merger agreement and such failure was not due to ValueClick's failure to fulfill any of its obligations under the merger agreement; or

  •
  events or changes occur that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Fastclick.

        Should any of these potential grounds for termination occur, ValueClick's and Fastclick's board of directors may or may not exercise their respective rights to terminate the merger agreement.

  Termination Fees

        Fastclick has agreed to pay ValueClick a fee equal to the sum of (1) $6,500,000 and (2) an amount equal to the aggregate of all expenses undertaken by ValueClick in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $2,150,000), in liquidated damages if the merger agreement is terminated pursuant to any one of the circumstances described below:

  •
  Fastclick terminates the merger agreement because the Fastclick board of directors receives a superior proposal and resolves to accept the superior proposal;

  •
  ValueClick terminates the merger agreement because the Fastclick board of directors has submitted or recommended a superior proposal to a vote of its stockholders;

  •
  ValueClick terminates the merger agreement because the Fastclick board of directors has withdrawn or modified its approval or recommendation of the merger agreement, the offer or the merger, fails to include such recommendation in the Fastclick Recommendation Statement or has failed to reconfirm its recommendation within three business days after a reasonable request by ValueClick to do so;

  •
  ValueClick terminates the merger agreement because the Fastclick board of directors has failed to reject a third-party acquisition proposal or has failed to recommend against a third-party acquisition proposal in a filing required under the Exchange Act within ten business days of receiving such proposal;

  •
  the Fastclick board of directors breaches its obligations with respect to a third-party acquisition or superior proposal under the terms of the merger agreement as described in "—Offers for Alternative Transactions" on page 74; or

  •
  ValueClick terminates because of a willful and knowing breach by Fastclick of either its representations and warranties or covenants under the merger agreement, and, (1) prior to the time of such termination, Fastclick has received a proposal for a third-party acquisition and (2) within six months after such termination, (x) Fastclick enters into an agreement with respect to an acquisition of Fastclick or (y) a transaction constituting an acquisition of Fastclick occurs.

        Payment of the termination fee is required under the above circumstances whether or not Fastclick stockholders have approved the merger agreement. Except for any claims based on fraud, if the termination fee is paid, such fee shall be the only remedy for such termination and all matters arising out of, in connection with or in any way related to such termination. Neither party shall be entitled to any further rights, claims or remedies. Notwithstanding the foregoing, in the event that any Exchanging Holder pays the Exchange Agreement Termination Fee in full to ValueClick, Fastclick shall not be required to pay a termination fee to ValueClick pursuant to the merger agreement. See "Certain Agreements Between Fastclick Stockholders and ValueClick—Exchange Agreements".

Amendment and Waiver

        ValueClick, Acquisition Sub and Fastclick may amend the merger agreement in writing by action taken by ValueClick's, Acquisition Sub's and Fastclick's respective boards of directors at any time.

        At any time before the effective time of the merger, each party may:

  •
  extend the time for the performance of any obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement; or

  •
  waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Costs and Expenses

        In general, all costs and expenses incurred in connection with the offer, the merger and the merger agreement will be paid by the party incurring such expenses, except that expenses incurred in connection with filing, printing and mailing of the Schedule TO, the Form S-4 registration statement, this prospectus, the Fastclick Recommendation Statement and other ancillary offering documents and with making required filings under the HSR Act or other similar foreign merger notification laws will be shared equally by ValueClick and Fastclick.

INFORMATION ABOUT FASTCLICK

        For your reference, this prospectus is accompanied by copies of Fastclick's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, which are attached to this prospectus as Annex D and Annex E, respectively, Fastclick's audited financial statements, which are attached to this prospectus as Annex F, and Fastclick's Management's Discussion and Analysis of Financial Condition and Results of Operations to the audited financial statements, which is attached to this prospectus as Annex G. Please refer to these reports for a more detailed discussion of Fastclick's business, results of operations and financial condition.

Overview

        Fastclick is a provider of Internet advertising technologies and services. Advertisers pay Fastclick to place their Internet ads on third-party websites in Fastclick's network and Fastclick shares the revenue it receives from placing those ads with the website owners, or publishers, that provided the ad space. Fastclick's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system, and reporting and campaign management tools, are designed to improve the effectiveness of Internet ad campaigns and provide advertisers with an increased return on their advertising expenditures. Fastclick believes its technologies and services also enhance the value of Internet ad space available on its network of approximately 9,000 third-party websites.

        Advertisers use Fastclick's flexible, web-based tools and services to define their marketing objectives, determine ad formats and other creative content of their campaigns and implement their Internet advertising campaigns across its network of third-party websites. Once a campaign has been set up and implemented, Fastclick's Optimization Engine continuously analyzes Internet user responses to various advertising campaign elements, such as the performance of an ad on a specific website and the effectiveness of creative content to assess whether the advertiser's performance objectives are being met. Based on this analysis, Fastclick's Optimization Engine continuously refines an advertiser's campaign to emphasize the elements of the campaign that meet the advertiser's campaign objectives, such as the use of specific creative content, and removes elements that do not achieve the advertiser's campaign objectives, such as ads that underperform on a specific website. Fastclick also provides advertisers with web-based reporting that automatically tracks ad delivery based on a variety of performance criteria. Using this information, advertisers can use its web-based campaign management tools to customize various aspects of their campaigns, including the scope, frequency and creative content of the deployed ads. Throughout this process, Fastclick's dedicated and experienced account managers work with Fastclick's advertisers to design, implement and effectively manage each advertising campaign in order to achieve their marketing objectives. Fastclick placed over 9.1 billion ads in July 2005. Its top ten advertisers accounted for 47.6%, 45.8% and 53.5% of Fastclick's ad revenue in 2003, 2004 and the six months ended June 30, 2005, respectively.

        Fastclick's network reached over 116 million unique Internet users in July 2005 according to comScore Media Metrix, giving its network one of the broadest reaches of any Internet advertising network. In determining the number of unique Internet users, comScore Media Metrix counts visitors only once in a given month regardless of the number of times they visit a website. Website publishers join its network to offer advertising space available on their websites to its advertisers. Fastclick has built its network of more than 9,000 third-party websites by offering publishers attractive pricing and revenue sharing arrangements, easy-to-use, web-based tools and quality service. Its network of third-party websites includes branded websites that offer large volumes of advertising space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests. Fastclick prices advertising space on its network using its ad placement bidding system, which it believes enhances the value of website advertising space available on its network of third-party websites. Fastclick also provides publishers with web-based reporting and management tools that allow them to exercise control over the frequency, pricing, creative content and format of ads Fastclick places on their websites.

Industry Background

        The Internet continues to be a powerful and rapidly growing medium that enables advertisers to effectively target consumers. According to Jupiter Research, the U.S. Internet advertising market, which is comprised primarily of display advertising, search engine marketing, and classifieds, was approximately $10 billion in 2004, which represented 4.6% of the total U.S. offline advertising market. Jupiter Research projects U.S. Internet advertising to grow to $18.9 billion in 2010. Fastclick believes that this market growth is due to increased broadband access, growing consumer Internet usage and the benefits offered by Internet advertising relative to traditional media, including:

  •
  Interactivity.  The interactive nature of the Internet enables consumers to respond directly to Internet marketing messages, request additional information and purchase goods and services online. This enables advertisers to more effectively convert Internet users to leads or customers based on these responses.

  •
  Rapid and measurable feedback.  The Internet provides an opportunity for advertisers to obtain a wide range of detailed, rapid feedback on advertising campaign effectiveness, allowing them to dynamically adjust their campaigns to improve performance.

  •
  Targeted Advertising.  The Internet provides advertisers the opportunity to more effectively target consumers based on their affinities, demographics and geographic location.

        Fastclick believes the growth in Internet advertising is also being driven by an increase in performance-based advertising. Advertising historically has been purchased on a cost-per-thousand-impressions basis, where an advertiser pays for advertising based on the number of times an ad is viewed. Internet advertising, however, increasingly is being purchased on a performance-based model, such as cost-per-action, where an advertiser only pays when an Internet user performs a specified action, such as a click-through or user registration, in response to an ad. Performance-based Internet advertising technologies and services allow advertisers to pay for an ad only when that ad produces the user response specified by the advertiser. Fastclick cannot provide any assurance that it will benefit from the projected growth in Internet advertising.

Internet Advertising Market Challenges

        Despite the benefits of Internet advertising, Fastclick believes advertisers and publishers seeking to take advantage of the Internet's potential face numerous challenges.

  Challenges Faced by Advertisers

        The challenges faced by advertisers include:

  •
  Generating an attractive return on advertising expenditures.  Fastclick believes that, while the Internet represents an attractive advertising medium, several inefficiencies can hinder an advertiser's ability to generate a positive return on its advertising expenditures. Ad redundancy, where a user is shown an ad on a repetitive basis, poor ad targeting, or ineffective creative content or ad format can result in underperforming Internet advertising campaigns that fail to meet advertisers' campaign objectives. Additionally, it can be difficult to accurately measure return on advertising expenditures when an advertiser chooses a campaign based on the number of times an ad is viewed as opposed to user actions in response to the ad.

  •
  Assessing and actively managing advertising campaigns.  To assess a campaign's effectiveness and rapidly make informed modifications to improve campaign performance, advertisers need access to complex computer networking, software applications and systems that provide these functions. Developing these technologies demands significant investments and technical expertise.

  •
  Reaching the right audience.  To reach the desired audience in terms of both user profile and size, an Internet advertiser may have to advertise across hundreds of websites using multiple ad formats. The ability to deliver ads across multiple websites requires significant technical capabilities and involves costs associated with managing relationships with multiple website publishers, including negotiating and executing contracts and keeping track of available advertising space.

  •
  Complexity of implementing advertising campaigns.  The complex nature of Internet advertising requires advertisers to identify and manage multiple campaign elements, including creative content and technical requirements, performance, measurement tools and pricing. This complexity is compounded by the wide variety of media and measurement methods used in Internet advertising.

  Challenges Faced by Publishers

        The challenges faced by publishers include:

  •
  Attracting advertisers.  Publishers desiring to sell website advertising space need to attract advertisers to their websites. This can be difficult due to the large number of websites, limited resources focused on advertising sales and the fragmented nature of the Internet.

  •
  Maximizing revenue opportunities.  Each unique visit to a website or use of a search engine, e-mail or Internet software application represents an opportunity to display an ad and generate revenue. In order to maximize its advertising revenue, a publisher must find the advertiser that is willing to pay the highest price for its current volume of Internet advertising space.

  •
  Controlling advertising space.  The ads displayed on a website can dramatically affect the experience of users of that website. Publishers have an interest in actively controlling the content and frequency of ads displayed on their websites and need easy-to-use technologies that give them this control.

  •
  Developing technology to support complex and changing advertiser requirements.  The Internet advertising market is evolving rapidly and publishers must have the resources to respond to the increasing technological sophistication and complex needs of their advertisers. Publishers must continually assess the value and volume of their advertising space when identifying, negotiating with and managing multiple advertiser prospects and clients. Additionally, the complex nature of Internet advertising imposes significant technical and administrative burdens on publishers. These technical and administrative issues are particularly challenging to publishers that lack sufficient technical and sales capabilities.

The Fastclick Solution

        Fastclick believes its performance-based Internet advertising technologies and services effectively address the challenges faced by advertisers and publishers. Fastclick helps Internet advertisers increase their return on advertising expenditures and publishers enhance the value of their Internet advertising space through a combination of Fastclick's proprietary Optimization Engine, ad placement bidding system and reporting and campaign management tools. Fastclick intends to improve its existing performance-based technologies and services and develop new technologies to address the constantly evolving needs of advertisers and publishers.

        Fastclick believes its competitive strengths include:

  •
  Fastclick's Optimization Engine.  Utilizing advanced mathematical algorithms, our proprietary Optimization Engine is designed to improve advertising campaign performance by continuously analyzing Internet user responses to various advertising campaign elements and automatically modifying the campaign parameters to deliver the types and formats of ads eliciting the greatest number of user responses that meet the advertiser's campaign objectives to the websites yielding the greatest number of specified Internet user responses. Fastclick's Optimization Engine analyzes various campaign elements, including website, creative content, targeting and other variables. Through this process, Fastclick reduces Internet ad redundancy, poorly targeted placements and other Internet advertising inefficiencies.

  •
  Fastclick's network of websites.  Fastclick's network reached over 116 million unique Internet users in July 2005 according to comScore Media Metrix, giving Fastclick's network one of the broadest reaches of any Internet advertising network. Fastclick has built its network of approximately 9,000 third-party websites by offering publishers attractive pricing and revenue-sharing arrangements, easy-to-use, web-based tools and quality services. Fastclick's network allows it to offer advertisers a significant volume of Internet advertising space across a wide variety of content channels. Fastclick maintains the quality of its network by periodically evaluating each website in its network to ensure it meets its content standards. Fastclick believes the size and quality of Fastclick's network creates efficiencies that benefit both advertisers and publishers. Fastclick's ability to analyze large numbers of advertising campaigns across Fastclick's network provides us with data that Fastclick can use to improve campaign performance for all of Fastclick's advertisers. Publishers on Fastclick's network also derive benefits from access to a larger market of advertisers competing for their advertising space.

  •
  Efficient pricing for advertisers and publishers.  Fastclick's ad placement bidding system prices advertising space based on current supply and demand for advertising space on Fastclick's network. Advertisers bidding the highest price for advertising space receive priority delivery of their ads, subject to certain rules which may be set by Fastclick, its advertisers or its publishers. Fastclick's ad placement bidding system enables advertisers to more efficiently meet their campaign objectives and enhances the value of publishers' advertising space available on Fastclick's network.

  •
  Reporting and campaign management tools.  Fastclick's easy-to-use, web-based campaign management tools provide customized campaign reporting, updated hourly, to advertisers and publishers. Advertisers can obtain a wide range of detailed feedback on ad placement, impressions, clicks, actions and overall advertising campaign effectiveness, and then use Fastclick's campaign management tools to optimize their overall marketing efforts in response to that feedback. Publishers can also use Fastclick's tools to view detailed information regarding the ads appearing on their websites, and exercise control over the frequency, pricing, creative content and format of those ads.

  •
  Outstanding customer service.  Fastclick believe its account managers provide outstanding account management service that increases the effectiveness of its advertisers' campaigns.

  Benefits to Advertisers

        Fastclick's technologies and services deliver the following benefits to advertisers:

  •
  Increased return on advertising expenditures.  Fastclick's Optimization Engine is designed to increase advertiser return on their advertising expenditures by delivering higher performing ads, based on creative content, to those websites that meet the advertiser's objectives and by removing creative content and ads that underperform on specific websites. Fastclick's

    Optimization Engine is distinct from, and Fastclick believes complementary to, campaign targeting. Targeting in advertising is based on predetermined market research, historical testing, assumptions and experience from prior campaigns. Fastclick's optimization technologies improve upon static targeting by applying a set of delivery rules specific to each user, website, creative content and advertising campaign. These rules combine predetermined parameters set by the advertiser and Fastclick's extensive optimization algorithms.

  •
  Detailed, hourly campaign performance feedback.  Fastclick's web-based reporting tools provide detailed campaign statistics, such as the number of impressions, clicks and actions generated by each ad in a campaign that are broken down by category, sub-category and website. These statistics are updated hourly, 24 hours a day, 7 days a week.

  •
  Flexible set-up and campaign management tools.  Using Fastclick's web-based tools, advertisers create campaigns for deployment on Fastclick's network by setting their budget, determining targeting criteria, including geography, day part or website category and selecting creative content such as ad format, type and appearance. Using the information provided by the reports Fastclick provides, advertisers use Fastclick's web-based campaign management tools to efficiently and dynamically manage their Internet advertising campaigns, including loading and changing a campaign's creative content, changing targeting and pausing a campaign. Fastclick's campaign managers advise and assist advertisers throughout this process.

  •
  Access to large amounts of higher-performing advertising space.  Through Fastclick's ad placement bidding system, Fastclick's advertisers can bid higher prices to access a greater volume of advertising space on those websites generating Internet user responses most closely meeting the advertiser's campaign objectives.

  •
  Broad reach.  Through our network, Fastclick offers its advertisers access to approximately 9,000 third-party websites, which, according to comScore Media Metrix, reached over 116 million unique Internet users in July 2005. Fastclick's broad and growing network of third-party websites enables advertisers to deliver the right marketing message to the right Internet users at the right time.

  Benefits to Website Publishers

        Fastclick's technologies and services deliver the following benefits to publishers:

  •
  Enhanced value of advertising space.  Fastclick's ad placement bidding system selects the highest bidding advertising campaign for priority delivery across Fastclick's network, subject to certain rules that may be set by it, its advertisers or its publishers. This system is designed to increase the amount of advertising revenue generated by the third-party websites in Fastclick's network.

  •
  Attractive economic relationships.  Pursuant to the revenue-sharing provisions of Fastclick's publisher's agreement, Fastclick generally pays publishers up to 65% of the advertising revenue Fastclick generates from its website advertising space. Additionally, Fastclick mitigates payment and performance risks for publishers. Publishers typically prefer payment on a cost-per-thousand-impressions-basis, in which they are paid for the ad impressions they serve and do not assume any performance risk, while Fastclick's advertisers typically prefer to purchase advertising on a cost-per-action or cost-per-click-basis. Fastclick's technologies enable it to manage the risk associated with reconciling these preferences, while ensuring publishers are paid for the ad impressions they serve. Fastclick assumes the risk of payment from advertisers and Fastclick typically pays its publishers for the advertising space within 25 business days after the end of the month.

  •
  Control over advertising space.  By providing the publishers with extensive information regarding advertising campaigns on the websites in Fastclick's network, they are able to make better decisions regarding which campaigns to run on their websites. Publishers can exercise control over the frequency, pricing, creative content and format of ads appearing on their websites. They can also block specific types or categories of advertising campaigns from appearing on their websites. These controls enable publishers to enhance ad performance, limit ad "burn out" and improve their users' experience.

  •
  Ease-of-use.  Fastclick designed its technologies to enhance ease-of-use for publishers. Fastclick offers publishers a web-based tool that allows them to automatically add their websites to its network. Once a website has been added to Fastclick's network, Fastclick's technologies automatically begin delivering ads meeting the publisher's specified criteria, enabling the website to quickly and easily generate revenue.

Fastclick's Strategy

        Fastclick's goal is to be a leading provider of performance-based Internet advertising technologies and services to advertisers and publishers. To achieve this goal, Fastclick plans to:

  •
  Enhance Fastclick's existing technologies.  Fastclick plans to continue to enhance its Optimization Engine so that campaign performance can be optimized based on additional variables. Fastclick also plans to improve the functionality of its ad placement bidding system and its reporting and campaign management tools to provide greater campaign control and efficiency. Fastclick expects that its planned enhancements will provide its advertisers with increased return on their advertising expenditures and its publishers with higher advertising revenue through greater campaign control and flexibility. Fastclick also plans on hiring additional personnel within its technology division throughout the next year.

  •
  Introduce new technologies and services.  According to Jupiter Research, the U.S. search engine advertising market was $3.1 billion in 2004 and is projected to grow to $7.5 billion in 2010. Advertisers on search engines must typically go to each search engine on which they are included and manually modify their search engine advertising campaigns, including selecting and bidding on search terms associated with each search engine. Fastclick is in the process of leveraging its existing technologies to develop a search engine advertising technology, which is designed to help advertisers more efficiently manage their search engine advertising campaigns across multiple third-party Internet search engines, such as Yahoo!, Google and FindWhat. This technology is also being designed to remove ads from search engines that are not meeting an advertiser's campaign objectives. Fastclick believes this technology will increase advertisers' return on their search engine advertising expenditures. Fastclick is currently in beta test with certain advertisers and intend to launch its search engine advertising technology in the third quarter of 2005.

  •
  Respond to new market opportunities.  Fastclick anticipates that as Internet usage and broadband access increases, and advertisers and publishers face new challenges, the demand for increasingly sophisticated Internet advertising technologies and services will grow. As these challenges emerge, Fastclick plans to increase its research and development efforts to respond to new market opportunities and changing advertiser, website and Internet user demands.

  •
  Expand Fastclick's website network.  To increase Fastclick's volume of advertising space and to enable its advertisers to reach a larger and broader demographic base of Internet users, on an ongoing basis Fastclick plans to add more high-traffic websites that meet its content and quality standards. Fastclick also plans to increase the overall value of advertising space on its network by developing new and innovative ad formats.

  •
  Grow Fastclick's advertiser base and gain a larger share of our advertisers' marketing spend.  Over the next two years, Fastclick intends to invest significant resources in its sales and marketing organization to attract additional advertisers and garner a larger share of its advertisers' marketing budgets. Fastclick plans to increase its sales and marketing efforts to target potential customers directly and to work with indirect channels, such as advertising agencies, to grow its advertiser base. Additionally, Fastclick will continue to work with its advertisers to demonstrate the value of its existing and future Internet advertising technologies to increase the amount of money they spend with Fastclick. Fastclick intends to hire additional sales representatives in key domestic markets, including New York City, Los Angeles, San Francisco and Chicago.

  •
  Expand through acquisitions.  Fastclick intends to pursue acquisition candidates to grow its advertiser and publisher base and access technology and talent. However, Fastclick has no present understandings, commitments or agreements with respect to the acquisition of any other businesses or technologies.

Fastclick's Advertisers

        The vast majority of Fastclick's advertisers are direct response marketers. Direct response marketers generally place Internet ads that will generate an immediate response or action from an Internet user. Fastclick also works with brand marketers and advertising agencies that represent multiple advertisers. Fastclick represents advertisers in a variety of industries, including travel, financial services, education, telecommunications, retail, automotive, entertainment, finance, pharmaceutical and health and information technology, either directly or indirectly through an advertising agency. Fastclick's advertiser base is not concentrated by industry, and its top 20 advertisers by revenue for 2003 were from ten different industries. One of Fastclick's former advertisers accounted for 11.2% of Fastclick's revenue in 2003. No single advertiser represented more than 10% of Fastclick's revenue in 2004. One of Fastclick's advertisers accounted for 11.0% of Fastclick's revenue for the six months ended June 30, 2005. Fastclick's top ten advertisers accounted for 47.6%, 45.8% and 53.5% of Fastclick's advertising revenue in 2003, 2004 and the six months ended June 30, 2005, respectively.

        Fastclick's standard advertising contract covers both campaign management and ad delivery. Fastclick generally bills advertisers on a 30-day, net basis, although a portion of its advertisers prepay it for their campaigns. The contract is terminable at any time by the advertiser or Fastclick with no penalty upon one business day notice.

        Fastclick offers advertisers multiple pricing options to achieve their desired results. These alternatives include:

  •
  Cost-per-action, where the advertiser pays Fastclick a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays Fastclick a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays Fastclick a fee based on the number of times its ads are shown, referred to as impressions.

        Fastclick also offers advertisers new creative advertising formats to provide a variety of media options, as evidenced by its implementation of industry standard formats such as interstitials, InVues and larger in-page formats, like leaderboards, skyscrapers and rectangles, and the incorporation of audio and video content in all advertising formats. All of Fastclick's advertising formats comply with the Interactive Advertising Bureau standards.

Fastclick's Publishers and Website Network

        Fastclick's network reached over 116 million unique Internet users in July 2005 according to comScore Media Metrix, giving Fastclick's network one of the broadest reaches of any Internet advertising network. Fastclick's website network of more than 9,000 third-party websites extends across 18 distinct content channels. Fastclick's network includes branded websites that offer large volumes of advertising space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests. Fastclick maintains the quality of its network by periodically evaluating each website in its network to ensure it meets Fastclick's content standards. The vast majority of Fastclick's publishers added their websites to Fastclick's network using Fastclick's automated web-based sign-up tools. No single publisher accounted for more than 10% of Fastclick's publisher expenses during 2003, 2004 or the six months ended June 30, 2005. Yahoo! represented 25.9% of our publisher expenses during 2002. Fastclick's top ten publishers accounted for 22.6%, 21.6% and 21.2% of Fastclick's publisher expenses in 2003, 2004 and the six months ended June 30, 2005, respectively.

        Fastclick's standard publisher's agreement covers the provision and use of website advertising campaigns and the related payments. Fastclick typically pays a vast majority of its publishers within 25 business days after the end of the month under the revenue-sharing provisions of its publisher's agreement pursuant to which Fastclick generally pays them up to 65% of the advertising revenue it generates from ads placed on their websites. Fastclick can terminate its publisher agreements at any time without penalty.

        Fastclick's 18 content channels, which are further divided into more than 200 sub-content channels, include the following:

Arts & Humanities	Family & Living	Music & Radio
Autos, Boats & Planes	Health & Fitness	News & Reference
Business Management	Hobbies & Interests	Science, Nature & Technology
Careers & Education	Internet	Shopping
Computers & Software	Money & Finance	Sports & Recreation
Entertainment & Leisure	Movies & Television	Travel

Sales and Marketing

        Fastclick's sales and marketing team markets its proprietary optimization technologies and services directly to advertisers and indirectly to advertising agencies and other companies that represent multiple advertisers. Fastclick has account executives located in its Santa Barbara, California headquarters, as well as in other cities including New York, Los Angeles, Chicago and San Francisco. During the next two years, Fastclick intends to expand its sales and marketing team.

        Fastclick primarily acquires advertisers through its direct sales force. Fastclick also uses a variety of traditional and web-based channels including direct marketing, print advertising in trade journals, field sales, client referrals, trade shows, industry conferences, Internet advertising and its website.

        Its account managers use their Internet advertising campaign expertise to assist existing and potential advertisers with various elements of their Internet campaigns, including media selection, creative content advice, reporting and campaign monitoring. Fastclick considers its account managers to be the primary customer contact for all of its advertisers' Internet campaign management needs. Fastclick believes its account managers, together with its technology infrastructure, provide a higher level of customer service for its advertisers.

        Fastclick's publisher acquisition team focuses on building its network of third-party websites in order to continue to provide a large volume of advertising space. Currently, Fastclick generates publisher leads primarily through direct sales, publisher referrals, Fastclick's website and responses to Fastclick's marketing and public relations efforts.

Technology

        Fastclick has devoted more than five years to developing proprietary software and other technologies and services for Internet advertisers and publishers, including its proprietary Optimization Engine, ad placement bidding system, and reporting and campaign management tools. Fastclick believes that the quality of its technology gives it an advantage over its competitors and Fastclick intends to continue to invest resources to enhance its existing, and develop new, technology. In addition, Fastclick periodically evaluates new technology and software alternatives to help improve operational efficiency and reduce operating costs.

        Fastclick's Optimization Engine is an automated technology designed to improve advertisers' return on their advertising expenditures and enhance website revenue. Our Optimization Engine applies advanced mathematical algorithms to Internet users' response patterns to determine the optimal ad to deliver to available advertising space on Fastclick's network of third-party websites. Based on campaign data, including pricing, website and creative content performance, targeting, advertising space and other variables, Fastclick's Optimization Engine automatically refines campaign delivery and creative content selection. Once an advertiser establishes a campaign, Fastclick's Optimization Engine helps an advertiser realize its campaign objectives by testing the performance of creative content and ads on various websites.

        Fastclick is in the process of leveraging its existing technologies to develop a search engine advertising technology, which is designed to help advertisers more efficiently manage their advertising campaigns across multiple third-party Internet search engines. A search engine is a website, such as Yahoo!, Google and FindWhat, that enables Internet users to search for information on the Internet by entering search terms. Typically, advertisers place ads on search engines by bidding for specific search terms that, when used by Internet users, trigger the display of their ads along with the results of their search. The order in which ads are displayed on a search engine often depends in part on the price bid by advertisers for a particular search term. When advertising on search engine websites, advertisers must manage multiple variables, including which search engines to advertise on, what search terms to bid for and how much to bid for those search terms. Fastclick's search engine advertising technology is being designed to simultaneously manage these variables for advertisers across multiple third-party search engines through automated processes. Advertisers using Fastclick's technology will initially establish their advertising campaign objectives, such as the maximum fee or the highest bid they are willing to pay based on the number of responses a search engine ad generates for a specific search term. Fastclick's technology will automatically remove search terms and ads from search engines that are not meeting these campaign objectives. In addition, Fastclick's technology will automatically increase or decrease the bidding prices for search terms based on their performance relative to advertisers' overall campaign objectives. Fastclick believes this technology will increase advertisers' return on their search engine advertising expenditures. Fastclick is currently in beta test with certain advertisers and intends to launch its search engine advertising technology in the third quarter of 2005.

        Fastclick serves an average of over 300 million ads per day through database clustering technology and advanced content routing algorithms. Fastclick's database clustering technology relies on Fastclick's software and technology infrastructure, which provides substantial computing power at low cost. Fastclick currently uses a combination of licensed and proprietary software running on clusters of servers located in Santa Barbara and San Jose, California and Ashburn, Virginia. Fastclick's technology infrastructure makes Fastclick's continuous campaign reporting possible, simplifies the analysis and storage of large amounts of data, and facilitates the rapid delivery of ads across Fastclick's network. By efficiently distributing Fastclick's data across many servers, Fastclick has created a highly optimized, scalable system that can be easily upgraded as needed. Using three facilities to store Fastclick's data provides it with system redundancy and enables it to offer rapid response time and availability to Fastclick's advertisers and network of third-party websites.

        Fastclick's technology research and development efforts are critical to Fastclick's success. Fastclick currently conducts its technology research and development primarily in its Santa Barbara, California headquarters through a staff of approximately 28 employees as of August 15, 2005. Fastclick intends to expand Fastclick's technology research and development resources both in Santa Barbara, California and in Los Angeles, California, as appropriate. Much of Fastclick's technology expense has been focused on developing other performance-based marketing technologies and services, including search engine advertising. Fastclick is currently in beta test with certain advertisers and intends to launch its search engine advertising technology in the third quarter of 2005.

        Some of Fastclick's other current research and development efforts include continuing to enhance and improve its proprietary technologies and its database capabilities with respect to geographic targeting.

        Fastclick's technology expenses were $0.2 million in 2001, $0.3 million in 2002, $0.4 million in 2003, $2.3 million in 2004, and $1.3 million in the six months ended June 30, 2005.

Competition

        The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing client demands. As demand for Internet advertising technologies and services continues to increase, Fastclick expects new competitors to enter the market and existing competitors to allocate more resources to develop and market Internet advertising services and products. As a result, Fastclick expects competition in the Internet advertising market to intensify.

        Fastclick's primary current and potential competitors include:

  •
  Internet advertising networks such as Advertising.com (acquired by AOL), ValueClick, Tribal Fusion and Burst Media;

  •
  Internet advertising technology providers, including search engine optimization companies; and

  •
  other performance-based Internet marketers, including affiliate networks.

        Fastclick also competes with large Internet companies and traditional media for a share of advertisers' overall marketing spending, including:

  •
  website publishers with their own sales forces that sell their advertising space directly to advertisers;

  •
  major Internet portals and search companies with advertising networks such as Google and Yahoo!; and

  •
  direct marketing, television, radio, cable and print advertising companies.

        Fastclick believes it competes favorably in the principal competitive factors in its market, which consist of the following:

  •
  innovative technology allowing advertisers to track and increase their return on their advertising expenditures;

  •
  high volume of quality advertising space;

  •
  economic relationship with publishers;

  •
  an efficient and scalable operating model; and

  •
  technical capability, advertiser and publisher service and management experience.

        Many of Fastclick's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, more advertisers and significantly greater financial, technical and marketing resources than Fastclick has. Also, many of its current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. In addition, several of Fastclick's competitors have combined with larger companies with greater resources than Fastclick's. These competitors may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential clients than Fastclick does. They could also adopt more aggressive pricing policies and may even provide services similar to Fastclick's at no additional cost by bundling them with their other product and service offerings.

        Many of Fastclick's existing competitors, as well as a number of potential new competitors, offer or may offer Internet advertising products or services that compete with Fastclick's technologies and services with respect to user analysis capabilities, client service, technology functionality, strategy, ad serving technology, price or other factors. Fastclick believes its technologies and services compete adequately with respect to the Internet advertising technologies and services offered by our competitors. Fastclick is unable to accurately quantify its market share in the markets in which it operates because it believes reliable market share data is not currently available to it.

Intellectual Property

        Fastclick's intellectual property is an essential element of Fastclick's business. Fastclick relies on a combination of patent, copyright, trademark and trade secret laws of the United States and other countries and confidentiality procedures to protect Fastclick's intellectual property rights. Fastclick's employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on Fastclick's behalf are Fastclick's property, and assigning to Fastclick any ownership that they may claim in those works. Fastclick's standard form agreements for website publishers and advertisers also contain provisions designed to protect Fastclick's intellectual property rights. Despite Fastclick's precautions, it may be possible for third parties to obtain and use, without consent, intellectual property that Fastclick owns or licenses. Unauthorized use of Fastclick's intellectual property by third parties, and the expenses incurred in protecting Fastclick's intellectual property rights, may adversely affect Fastclick's business.

        Fastclick is the owner of a service mark registered with the U.S. Patent and Trademark Office, "Fastclick." Fastclick does not have any patents issued by the U.S. Patent and Trademark Office for its intellectual property. Fastclick currently has three patent applications pending with the U.S. Patent and Trademark Office. Fastclick does not own any copyrights registered with the U.S. Copyright office.

        In addition, Fastclick licenses technology and related databases from third parties related to correlation of IP geographic addresses that Fastclick uses in ad placement targeting. Fastclick has non-exclusive licenses to use these technologies. Fastclick's license agreements include agreements with Digital Envoy, Inc., which expires in December 2005, and Geobytes, Inc., which is a month-to-month contract and may be terminated by either party upon ten days written notice, each of which Fastclick believes is renewable or replaceable on commercially reasonable terms. Fastclick believes that all of the other technologies Fastclick licenses are generally replaceable on commercially reasonable terms.

        Fastclick cannot be sure that Fastclick does not and will not infringe the intellectual property rights of others. Fastclick may be subject to legal proceedings and claims in the ordinary course of business and third parties may sue us for intellectual property infringement or initiate proceedings to invalidate Fastclick's intellectual property. Moreover, should Fastclick be found liable for infringement, Fastclick may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or curtail our product and service offerings. Moreover, Fastclick may need to redesign some of its technologies, services or processes to avoid future infringement liability. Any of the foregoing could prevent Fastclick from competing effectively and adversely affect its business.

Seasonality and Cyclicality

        Fastclick believes that its business is subject to seasonal and cyclical fluctuations. Generally, Fastclick's advertisers and advertising agencies place more ads in the fourth calendar quarter and fewer ads in the first calendar quarter of each year. Additionally, overall Internet usage generally declines during the summer months, resulting in lower advertising space volume for publishers. Furthermore, domestic advertising spending generally is cyclical in reaction to overall conditions in the United States economy. Fastclick believes its recent performance and historical growth have masked the impact of seasonality on its business which Fastclick expects to be more pronounced in the future.

Regulation

        Fastclick's business is subject to government laws and regulations relating to privacy, direct marketing activities and Internet commerce. These laws and regulations are constantly evolving as new laws and regulations are passed and as the courts interpret existing laws and regulations. In addition, advertising and Internet commerce trade and industry associations have in the past and will continue to adopt guidelines and standards for Internet advertising and commerce. While Fastclick pays close attention to these shifting regulatory and industry environments, Fastclick cannot predict the impact of future changes in those environments, and Fastclick anticipates that it may be necessary in the future to adapt its business in response to such changes.

        As part of Fastclick's ongoing efforts to ensure the best possible experience for all recipients of its advertising, Fastclick uses cookies and action tags (also known as clear gif technology) to collect technical data from web browsers to aggregate statistical information. This data includes IP addresses, browser types, operating systems, domain names, access times and referring website addresses. Cookies are files that an Internet browser places on the hard drive of a computer used to access the Internet, which Fastclick uses to improve the web advertising experience for Internet users. Action tags are tiny transparent graphic image files placed in a website, which are served by Fastclick and counted when served. Fastclick uses these action tags to track the completion of transactions and submittal of applications. The cookies and action tags Fastclick uses do not provide it with personally identifiable information, and Fastclick does not and cannot use cookies or action tags to retrieve personal information from an Internet user's computer. For those Internet users who remain concerned about cookies, Fastclick provides an opt-out cookie to the public free of charge on its website to block future placements of its cookies.

        In addition, advertisers using Fastclick's network or Fastclick may collect personally identifiable information explicitly provided by Internet users for purposes such as purchasing goods and services, shipping orders, and entering sweepstakes. In addition, some ads delivered by Fastclick provide links that permit Internet users to click through to websites not under Fastclick's control. Any personally-identifiable information collected using Fastclick's network is subject to Fastclick's privacy policies or those of Fastclick's individual advertisers.

Employees

        As of August 15, 2005, Fastclick had 105 employees, with 104 located in the United States and 1 located in the United Kingdom, including 28 in technology, 59 in sales and marketing, 3 in operations and 15 in general administration. Fastclick has never had a work stoppage and none of Fastclick's employees is represented by a labor organization or under any collective bargaining arrangements. Fastclick considers its employee relations to be good.

Facilities

        Fastclick's principal executive offices are located in Santa Barbara, California, where Fastclick leases two properties with approximately 14,891 square feet and approximately 7,500 square feet of space under leases that expire in April 2006. Fastclick also leases approximately 8,777 square feet of space in Los Angeles, California for sales, marketing and technology personnel and 3,935 square feet of space in New York, New York primarily for sales and marketing personnel. Fastclick leases server space in San Jose, California and Ashburn, Virginia. Fastclick believes that its space will be adequate for its needs and that suitable additional or substitute space in the future will be available to accommodate the foreseeable expansion of its operations.

Legal Proceedings

        Fastclick, its current directors and Acquisition Sub have been named as defendants in a putative class action complaint filed on August 17, 2005 in the Court of Chancery, County of New Castle, State of Delaware by Walter Parrisch, on behalf of himself and the other Fastclick stockholders. The complaint alleges, among other things, that the offer and merger would be a breach of fiduciary duty and that the indicated exchange ratio is unfair to the stockholders of Fastclick. The complaint seeks, among other things, injunctive relief against consummation of the offer and merger, damages in an unspecified amount and rescission in the event the offer and merger occurs. The defendants believe the claims are without merit and intend to vigorously defend against them. Defendants are negotiating with plaintiff an extension of time in which to respond to the complaint.

        From time to time, Fastclick may be involved in other litigation relating to claims of alleged infringement, misuse or misappropriation of intellectual property rights of third parties. In the normal course of business, Fastclick may also be subject to claims arising out of its operations, and may file collection claims against delinquent advertisers. As of the date of this prospectus, there are no claims or actions pending or threatened against Fastclick that, if adversely determined, would have a material adverse effect on Fastclick.

COMPARISON OF RIGHTS OF HOLDERS OF FASTCLICK COMMON STOCK
AND HOLDERS OF VALUECLICK COMMON STOCK

        ValueClick and Fastclick are both Delaware corporations. The rights of stockholders of each company are generally governed by the DGCL, and each company's respective certificate of incorporation and by-laws. Upon completion of the merger, Fastclick stockholders will become ValueClick stockholders and the ValueClick second amended and restated certificate of incorporation and by-laws will govern the rights of former Fastclick stockholders.

        The following description summarizes the material differences that may affect the rights of the stockholders of Fastclick, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should carefully read the relevant provisions of the DGCL and ValueClick's and Fastclick's respective certificates of incorporation and by-laws. For more information on how to obtain these documents, see "Additional Information—Where You Can Find Additional Information" on page 103.

Capitalization

        ValueClick.    The authorized capital stock of ValueClick consists of 500,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.

        ValueClick Common Stock.    As of August 23, 2005 there were approximately 84,242,940 shares of ValueClick common stock outstanding and held of record by approximately 774 persons. As of September 22, 2005 there were approximately 84,690,176 shares of ValueClick common stock outstanding. ValueClick common stock is listed on the Nasdaq National Market System under the symbol "VCLK." Holders of ValueClick common stock are entitled to one vote per share on all matters to be voted upon by ValueClick stockholders. ValueClick stockholders may not cumulate votes in connection with the election of directors. The holders of ValueClick common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the ValueClick board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of ValueClick, the holders of ValueClick common stock are entitled to share ratably in all assets remaining after payment of liabilities of ValueClick and of the preferential amounts, if any, to which the holders of ValueClick preferred stock are entitled. The ValueClick common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the ValueClick common stock. All outstanding shares of ValueClick common stock are fully paid and non-assessable, and the shares of ValueClick common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Mellon Investor Services LLC is the Transfer Agent and Registrar for the shares of ValueClick common stock.

        ValueClick Preferred Stock.    The ValueClick board of directors may issue up to 20,000,000 shares of ValueClick preferred stock in one or more series and may, subject to the DGCL:

  •
  fix its rights, preferences, privileges and restrictions;

  •
  fix the number of shares and designation of any series; and

  •
  increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

        ValueClick's certificate of designation, dated June 4, 2002 designates 500,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with ValueClick's rights plan, as described below in "—Rights Plan—ValueClick" on page 101. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least the majority of the outstanding shares of ValueClick's Series A Junior Participating Preferred Stock voting separately as a class.

        At the date of this prospectus, no shares of ValueClick preferred stock were outstanding. Although ValueClick presently does not intend to do so, its board of directors may issue ValueClick preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the ValueClick common stockholders without the approval of the ValueClick common stockholders. Any issuance of ValueClick preferred stock may delay or prevent a change in control of ValueClick.

        Fastclick.    The authorized capital stock of Fastclick consists of 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

        Fastclick Common Stock.    As of August 23, 2005 there were approximately 19,661,745 shares of Fastclick common stock outstanding that were held of record by approximately 72 persons. Fastclick common stock is listed on the Nasdaq National Market System under the symbol "FSTC." Holders of Fastclick common stock are entitled to one vote per share on all matters to be voted upon by Fastclick stockholders. The holders of Fastclick common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Fastclick board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Fastclick, the holders of Fastclick common stock are entitled to share ratably in all assets remaining after payment of liabilities of Fastclick and of the preferential amounts, if any, to which the holders of Fastclick preferred stock are entitled. The Fastclick common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Fastclick common stock. All outstanding shares of Fastclick common stock are fully paid and non-assessable. Computershare is the Transfer Agent and Registrar for shares of Fastclick common stock.

        Fastclick Preferred Stock.    The Fastclick board of directors may issue up to 10,000,000 shares of preferred stock in one or more series and may, subject to the DGCL:

  •
  fix its rights, preferences, privileges and restrictions;

  •
  fix the number of shares and designation of any series; and

  •
  increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

        As of the date of this prospectus, no shares of Fastclick preferred stock were outstanding. Although Fastclick presently does not intend to do so, its board of directors may issue Fastclick preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the Fastclick common stockholders without the approval of the Fastclick common stockholders. Any issuance of Fastclick preferred stock may delay or prevent a change in control of Fastclick.

Number, Election, Vacancy and Removal of Directors

        Delaware General Corporation Law.    Under the DGCL, the board of directors must have at least one director. A majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board of directors is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause. The board of directors may fill any vacancy created for any reason.

        ValueClick.    The ValueClick board of directors has five members. The ValueClick by-laws provide that the board of directors shall consist of between two and nine members, as set by the board of directors. The ValueClick by-laws allow a majority of directors then in office, though less than a quorum, to fill vacancies and newly-created directorships. Directors may be removed, with or without cause, by the affirmative vote of a majority of shares present and entitled to vote in the election of directors at a meeting duly called and held.

        Fastclick.    The Fastclick board of directors has six members. The Fastclick by-laws provide that the Fastclick board of directors shall consist of between three and nine members, as set by the board of directors. The Fastclick restated certificate of incorporation provides that the board of directors shall be divided into three nearly equal classes, with each class serving a three-year term. To date, however, directors have not been assigned to separate classes. Vacancies and newly created board positions are filled by the vote of a majority of the directors then in office. Directors may be removed at any time for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of Fastclick capital stock entitled to vote in the election of directors, voting together as a single class.

Amendments to Certificate of Incorporation

        Delaware General Corporation Law.    Under the DGCL, an amendment to a corporation's certificate of incorporation requires approval by both the board of directors and a majority of the shares entitled to vote, unless a different proportion is provided for in the certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of such class shall be entitled to vote on the amendment, whether or not entitled to vote thereon by the certificate of incorporation. If the corporation's stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the certificate of incorporation.

        ValueClick.    The ValueClick second amended and restated certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law, with all rights conferred upon ValueClick stockholders subject to such reservation. In addition, any amendment or repeal of Article Eighth of the ValueClick second amended and restated certificate of incorporation, which limits the liability of directors, will not adversely affect any right or protection of a director for any act or omission occurring prior to the date of such amendment or repeal.

        Fastclick.    The Fastclick restated certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law. The Fastclick restated certificate of incorporation requires supermajority stockholder approval with respect to amending, altering or repealing or adopting any provision inconsistent with certain provisions of the restated certificate of incorporation. Specifically, the affirmative vote of holders of at least two-thirds of the outstanding shares of Fastclick capital stock is required for Fastclick to amend, alter or repeal or adopt any provision inconsistent with:

  •
  Article V of its restated certificate of incorporation, which sets forth the election and removal procedures of the board of directors;

  •
  Article IX of its restated certificate of incorporation, which, subject to the rights of Fastclick preferred stock, requires that Fastclick's stockholders act at an annual or special meeting, upon due notice and in accordance with Fastclick's by-laws and prohibits actions by Fastclick's stockholders by written consent; and

  •
  Article X of its restated certificate of incorporation, which sets forth the supermajority stockholder approval requirements.

        In addition, any amendment, repeal or modification of or the adoption of any provision inconsistent with Article VII (limitation of liability of directors) or Article VIII (indemnification of agents) of the Fastclick restated certificate of incorporation, shall not adversely affect any right or protection for any act or omission occurring prior to the date of such amendment, repeal or modification or adoption of such inconsistent provision.

Amendments to By-laws

        ValueClick.    The ValueClick by-laws may be amended by the board of directors or at a stockholder meeting by the vote of a majority of the shares entitled to vote.

        Fastclick.    The Fastclick by-laws may be amended, altered or repealed and new by-laws adopted by the stockholders at any annual or special stockholder meeting by a majority of the combined voting power of the outstanding shares of Fastclick capital stock entitled to vote at such meeting, voting together as a single class, or by the board of directors. The Fastclick by-laws require supermajority stockholder approval with respect to amending, altering or repealing or adopting any provision inconsistent with certain provisions of the by-laws. Specifically, the affirmative vote of holders of at least two-thirds of the outstanding shares of Fastclick capital stock, voting together as a class, is required for Fastclick to amend, alter or repeal or adopt any provision inconsistent with:

  •
  Article II of its by-laws, which sets forth the requirements of stockholder meetings and stockholder voting procedures;

  •
  Article III of its by-laws, which sets forth the powers, number of and election and removal procedures for directors and the requirements of board meetings and director voting procedures; and

  •
  Article IX of its by-laws, which sets forth the requirements to amend the by-laws.

        In addition, any repeal or modification of Article VI of the Fastclick by-laws, which provides for the indemnification of agents of Fastclick, shall be prospective and shall not affect the rights under Article VI in effect at the time of an occurrence of any action or omission that is the cause of any proceeding against a director, officer, employee or agent of Fastclick.

Stockholder Action

        ValueClick.    The vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the ValueClick stockholders. The ValueClick by-laws provide that any action required or permitted to be taken by stockholders at a duly called annual or special meeting may be effected by the written consent of the holders of the requisite number of shares necessary to authorize such action.

        Fastclick.    Except for those matters requiring a supermajority vote as described above, the vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the Fastclick stockholders. The Fastclick restated certificate of incorporation and by-laws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Notice of Certain Stockholder Actions

        ValueClick.    The ValueClick by-laws are silent as to the amount of advance notice required to be given to ValueClick in order for a ValueClick stockholder to properly bring business before a stockholder meeting.

        Fastclick.    The Fastclick by-laws state that a stockholder may only bring business before a stockholder meeting, including a nomination of a director for the board, if the stockholder gives written notice of the business to Fastclick's Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual stockholders meeting or, if there was no annual stockholders meeting during the previous year or if the annual stockholders meeting is more than 30 days before or 60 days after the anniversary of the previous year's annual stockholders meeting, notice must be delivered no earlier than the 120th day prior to annual stockholders meeting and no later than the later of (i) the 90th day prior to the annual stockholders meeting and (ii) the 10th day after the first public announcement of the date of the annual stockholders meeting. In addition, for business to be properly brought before any stockholder meeting, the matter must be a proper matter for stockholder action.

Special Stockholder Meetings

        Delaware General Corporation Law.    Under the DGCL, a special meeting of a corporation's stockholders may be called by the board of directors or by any other person authorized by the corporation's certificate of incorporation or by-laws. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than 60, days before the date of the stockholder meeting.

        ValueClick.    The ValueClick by-laws provide that the President may, and the President or Secretary shall, at the request of a majority of the directors in office or a majority of ValueClick stockholders, call a special meeting of the stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

        Fastclick.    The Fastclick by-laws provide that only the board of directors, the Chairman of the Board or the President can call a special meeting of the Fastclick stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting or otherwise properly brought before the meeting by or at the direction of the board of directors.

Limitation of Personal Liability of Directors and Indemnification

        Delaware General Corporation Law.    Under the DGCL, a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

  •
  acted in good faith;

  •
  acted in a manner he or she believed to be in the best interests of the corporation; and

  •
  with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

        However, no provision can eliminate or limit director liability for any:

  •
  breach of his or her duty of loyalty to the corporation or its stockholders;

  •
  act or omission not in good faith or involving intentional misconduct or a knowing violation of the law;

  •
  violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

  •
  transaction from which the director received any improper personal benefit; or

  •
  act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

        Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

        ValueClick.    The ValueClick restated certificate of incorporation provides that directors shall not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. However, if the DGCL is amended to further eliminate or limit director liability, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, the ValueClick by-laws provide a right to indemnification of current and former directors and officers. The ValueClick by-laws further provide a right to indemnification of current and former directors and officers who may serve at ValueClick's request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise. This right to indemnification is not exclusive of any other right the director or officer may have. In addition, any amendment or modification of Article Seventh of the ValueClick by-laws, which provides for indemnification of directors and officers, will not adversely affect any right or protection of a director or officer for any act or omission occurring prior to the time of such amendment or modification.

        Fastclick.    The Fastclick restated certificate of incorporation provides that, to the fullest extent that the DGCL or any other law as it now exists or as it may be amended permits, directors shall not be liable to Fastclick or its stockholders for monetary damages for breach of fiduciary duties as a director. The Fastclick restated certificate of incorporation also provides that, to the fullest extent that the DGCL or any other law as it now exists or as it may be amended permits, Fastclick is authorized to provide indemnification to its agents. In addition, the Fastclick by-laws provide a right to indemnification of and advancement of expenses to directors, officers, employees and certain agents of Fastclick. The Fastclick by-laws further provide a right to indemnification of and advancement of expenses to directors, officers, employees and certain agents of Fastclick who may serve at Fastclick's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This right to indemnification and advancement of expenses is not exclusive of any other right the director, officer, employee or agent may have.

        Even if Fastclick is prohibited from indemnifying such persons under the DGCL, it may maintain insurance at its expense to protect itself and any director, officer, employee or agent against liability. Fastclick currently maintains such insurance and has also entered into customary indemnification agreements with each of its directors and executive officers.

Mergers, Acquisitions and Other Transactions

        Delaware General Corporation Law.    Under the DGCL, the board of directors and a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation's assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

  •
  the merger agreement does not amend the constituent corporation's certificate of incorporation;

  •
  each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

  •
  either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

        ValueClick.    ValueClick's restated certificate of incorporation does not alter the required vote of ValueClick stockholders to approve a merger, consolidation or sale of all or substantially all of ValueClick's assets under the DGCL. Therefore, as provided by the DGCL, a majority of the ValueClick shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of ValueClick's assets.

        Fastclick.    Fastclick's restated certificate of incorporation does not alter the required vote of Fastclick stockholders to approve a merger, consolidation or sale of all or substantially all of Fastclick's assets under the DCGL. Therefore, as provided by the DGCL, a majority of the Fastclick shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of Fastclick's assets.

Dissenters' Appraisal Rights

        Delaware General Corporation Law.    Under the DGCL, dissenters' appraisal rights are available to a corporation's stockholders in connection with certain mergers and consolidations. However, no rights are available in certain situations. A corporation's stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation's stock is either:

  •
  listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

  •
  held of record by more than 2,000 stockholders.

        However, dissenters' appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

  •
  shares of the surviving corporation,

  •
  shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

  •
  cash in place of fractional shares.

        In addition, appraisal rights will be available in connection with a "short-form" merger pursuant to Section 253 of the DGCL. See "The Offer—Appraisal Rights" on page 54.

        ValueClick.    Because ValueClick meets one of the requisite tests set forth above, its stockholders will not receive dissenters' appraisal rights with respect to the merger.

        Fastclick.    Because all of the above tests are satisfied, Fastclick stockholders will not receive dissenters' appraisal rights with respect to the merger, unless the merger is accomplished as a "short-form" merger pursuant to Section 253 of the DGCL.

Rights Plan

        ValueClick.    ValueClick maintains a stockholder rights plan which is designed to protect stockholders from attempts to acquire control of the company without the approval of the company's board of directors and prevent abusive tactics from potential acquirers that do not treat all stockholders fairly.

        The rights issued under the plan are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events, described below, occur. Although ValueClick does not intend to use the rights plans to prevent a takeover of the company, the plan may cause substantial dilution to certain persons or groups that beneficially acquire 15% or more of ValueClick's common stock, unless the rights issuable under the plan are first redeemed by the respective board of directors. A summary of the key provisions of the plan is provided below.

        ValueClick entered into a Rights Agreement dated as of June 4, 2002, between ValueClick and Mellon Investor Services LLC. Pursuant to the rights agreement, a right is attached to each share of ValueClick common stock outstanding as of June 14, 2002 or outstanding between June 14, 2002 and the earlier of the exercisability of the rights and the termination of the plan. The rights become exercisable ten days after the public announcement that any person or group has:

  •
  acquired 15% or more of the outstanding shares of ValueClick common stock; or

  •
  initiated a tender offer for shares of ValueClick common stock; which would result in any person or group acquiring 15% or more of the outstanding shares of ValueClick common stock.

        Each right entitles its holder to purchase 1/1000th of a share of ValueClick Series A Junior Participating Preferred Stock at a price of $25 per 1/1000th of a share of preferred stock. Upon exercise, each share of Series A Junior Participating Preferred Stock will be entitled to a dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a payment of 1,000 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

        The terms of the rights may be amended by the board of directors of ValueClick without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

        ValueClick may redeem the rights, at a price of $0.01 per right at any time prior to the close of business of the tenth day after a person or group obtains 15% or more of the outstanding shares of ValueClick's common stock. The rights expire on June 4, 2012, unless extended or earlier redeemed.

        Fastclick.    Fastclick does not have a stockholder rights plan.

ADDITIONAL INFORMATION

Legal Matters

        Gibson, Dunn & Crutcher LLP, counsel to ValueClick, has passed upon the validity of the ValueClick common stock to be issued in connection with the offer and the merger. Gibson, Dunn & Crutcher LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Fastclick, are expected to render opinions concerning the federal income tax consequences of the merger.

Experts

        The financial statements and related financial statement schedule of ValueClick as of and for the year ended December 31, 2004 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from ValueClick's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of ValueClick's internal control over financial reporting because of a material weakness, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of ValueClick, Inc. and its subsidiaries at December 31, 2003 and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Fastclick and its subsidiaries as of December 31, 2004, and for each of the three years in the period ended December 31, 2004 have been included herein in reliance upon the report of Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this document and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Web Clients and its subsidiaries as of December 31, 2004, and for each of the three years in the period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Deloitte & Touche, LLP, independent auditors, as set forth in their report, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find Additional Information

        ValueClick and Fastclick file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC's public reference room at Station Place, 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. ValueClick's and Fastclick's SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at "www.sec.gov."

        ValueClick filed the registration statement on Form S-4 to register with the SEC the shares of ValueClick common stock to be issued to Fastclick stockholders in the merger. This prospectus is a part of that registration statement and constitutes a prospectus of ValueClick. ValueClick also filed with the SEC, on the same day as it filed the Form S-4, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer. You may obtain copies of the Form S-4 and the

Schedule TO (and any amendments to those documents) in the manner described above. Fastclick is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within ten business days from the date of the distribution of this prospectus and to disseminate this statement to Fastclick stockholders. Fastclick has agreed to file its recommendation statement on the same day that we file the registration statement on Form S-4 with the SEC. A copy of Fastclick's recommendation statement on Schedule 14D-9 is enclosed. You may also obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the ValueClick registration statement or the exhibits to the registration statement. The SEC allows ValueClick to "incorporate by reference" information into this prospectus, which means that ValueClick can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that ValueClick has previously filed with the SEC. These documents contain important information about ValueClick and its financial condition.

ValueClick SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarters ended March 31, 2005 and June 30, 2005
Current Reports on Forms 8-K and 8-K/A (other than any disclosure furnished, but not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K)	Filed on August 23, August 12, August 3, July 21, June 30, June 29, June 20, June 14, May 26 and March 17, 2005
Definitive Proxy Statement on Schedule 14A	Filed on May 2, 2005

        All additional documents that ValueClick may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger and the termination of the merger agreement, shall also be deemed to be incorporated by reference.

        ValueClick has supplied all information contained or incorporated by reference in this prospectus relating to ValueClick.

        You can obtain any of the documents incorporated by reference through ValueClick, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from ValueClick without charge, excluding all exhibits unless ValueClick has specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from ValueClick at the following addresses:

  ValueClick, Inc.
  Attention: Investor Relations
  30699 Russell Ranch Road, Suite 250
  Westlake Village, California 91362
  (818) 575-4500

        If you would like to request documents from us, please do so by Thursday, September 15, 2005 to receive them before the initial expiration of the exchange offer. If you request any incorporated documents from ValueClick, ValueClick will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        You should rely only on the information contained or incorporated by reference in this prospectus to make your decision regarding the tender of shares. ValueClick and Fastclick have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated August 24, 2005, and was first mailed to stockholders on August 24, 2005. You should not assume that the information contained in the prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to the stockholders nor the issuance of ValueClick shares in the offer or the merger shall create any implication to the contrary.

Miscellaneous

        The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Fastclick common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of ValueClick not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

UNAUDITED PRO-FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro-forma condensed combined financial statements combine the pro-forma results of operations of ValueClick, Inc. ("ValueClick") and the historical operating results of Fastclick, Inc. ("Fastclick") for the year ended December 31, 2004 and for the six-month period ended June 30, 2005 as if the merger had occurred as of the first day of each period presented. ValueClick previously acquired Pricerunner AB ("Pricerunner") on August 6, 2004, E-Babylon, Inc. ("E-Babylon") on June 13, 2005 and Web Marketing Holdings, Inc. ("Web Clients") on June 24, 2005. The pro-forma results of operations of ValueClick reflects the historical results of ValueClick for the year ended December 31, 2004 and the six-month period ended June 30, 2005, adjusted to reflect the operating results of Pricerunner prior to its acquisition, the operating results of E-Babylon prior to its acquisition, the operating results of Web Clients prior to its acquisition, and additional pro-forma adjustments related to these acquisitions as if they had occurred on the first day of each period presented.

        The unaudited pro-forma condensed combined balance sheet has been prepared as of June 30, 2005, giving effect to the proposed merger with Fastclick as though it had been consummated on that date. For purposes of the pro-forma presentation, the excess of the purchase price over the fair value of the tangible assets acquired and liabilities assumed related to the proposed transaction was allocated to amortizable intangible assets and goodwill based upon preliminary valuation assumptions. A final determination will be made following the completion of the merger regarding the value of intangible assets acquired that will be recognized apart from goodwill and amortized over their estimated useful lives.

        This unaudited pro-forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro-forma condensed combined statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro-forma condensed combined financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro-forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of ValueClick included in its annual report on Form 10-K and its quarterly reports on Form 10-Q, the historical financial statements of Web Clients included in ValueClick's Form 8-K/A filed with the SEC on August 23, 2005, and the historical financial statements of Fastclick included in Annex D, E and F to this prospectus. See "Additional Information—Where You Can Find Additional Information" on page 103.

VALUECLICK

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2005

(in thousands)

	Historical
			Pro-forma adjustments		Pro-forma Combined
	ValueClick	Fastclick
ASSETS
Current Assets:
Cash and cash equivalents	$34,301	$13,926	$(991 (4,516	)(1) )(1)	$42,720
Marketable securities, at fair value	92,325	67,313	—		159,638
Pledged marketable securities, at fair value	94,200	—	—		94,200
Accounts receivable, net	43,231	10,025	(45	)(2)	53,211
Inventories	1,595	—	—		1,595
Prepaid expenses and other current assets	9,337	1,549	—		10,886

Total current assets	274,989	92,813	(5,552)		362,250
Property and equipment, net	13,811	2,405	—		16,216
Goodwill	171,937	—	110,547	(1)	282,484
Intangible assets, net	59,862	—	40,000	(1)	99,862
Deferred income tax assets	48,894	—	—		48,894
Other assets	1,065	2,329	—		3,394

Total Assets	$570,558	$97,547	$144,995		$813,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$50,162	$7,108	$(45	)(2)	$57,225
Income taxes payable	3,234	632	—		3,866
Deferred revenue	1,092	771	—		1,863
Short-term debt	91,685	—	—		91,685
Other current liabilities	238	348	—		586

Total current liabilities	146,411	8,859	(45)		155,225
Deferred income tax liabilities	2,865	736	16,000	(1)	19,601
Other non-current liabilities	1,287	—	—		1,287

Total liabilities	150,563	9,595	15,955		176,113

Stockholders' Equity:
Common stock	85	20	(20 16	)(1) (1)	101
Additional paid-in capital	381,126	87,108	(87,108	)(1)	598,652
			217,526	(1)
Deferred stock-based compensation	(178)	(4,820)	4,820 (550	(1) )(1)	(728)
Retained earnings	40,277	5,672	(5,672	)(1)	40,277
Accumulated other comprehensive loss	(1,315)	(28)	28	(1)	(1,315)

Total stockholders' equity	419,995	87,952	129,040		636,987

Total Liabilities and Stockholders' Equity	$570,558	$97,547	$144,995		$813,100

See accompanying notes to unaudited pro-forma condensed combined financial statements
For explanations of pro-forma adjustments, see Note 3

VALUECLICK

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004

(in thousands, except per share amounts)

	Pro-forma ValueClick(a)	Historical Fastclick	Pro-forma adjustments(b)		Pro-forma Combined
Revenue	$249,631	$58,015	$(1,688	)(2)	$305,958
Cost of revenue	90,424	38,055	(1,688	)(2)	126,791

Gross profit	159,207	19,960	—		179,167
Operating expenses:
Sales and marketing	43,655	6,810	—		50,465
General and administrative expenses	39,811	2,787	—		42,598
Technology	17,569	2,287	—		19,856
Stock-based compensation	5,739	644	(293)	(3)	6,090
Amortization of intangible assets	12,519	—	8,000	(4)	20,519
Restructuring benefit	(1,003)	—	—		(1,003)

Total operating expenses	118,290	12,528	7,707		138,525
Income from operations	40,917	7,432	(7,707)		40,642
Gain on sale of equity interest in Japan subsidiary	8,007	—	—		8,007
Interest income, net	916	116	—		1,032
Other expense	(5,894)	(2)	—		(5,896)

Income before taxes and minority interest	43,946	7,546	(7,707)		43,785
Provision for (benefit from) income taxes	(39,286)	2,412	(3,083	)(5)	(39,957)

Income before minority interest	83,232	5,134	(4,624)		83,742
Minority share of income in consolidated subsidiary	(6)	—	—		(6)

Net income	$83,226	$5,134	$(4,624)		$83,736

Net income per common share:
Basic	$1.01	$0.58			$0.86

Diluted	$0.97	$0.44			$0.82

Weighted-average shares used to calculate net income per common share:
Basic	82,020	8,826	6,761	(6)	97,607
Diluted	85,995	11,592	5,011	(6)	102,598

(a)
Pro-forma ValueClick results for the year ended December 31, 2004 are derived from and discussed in Note 4 to the unaudited pro-forma condensed combined financial statements.

(b)
Pro-forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

See accompanying notes to unaudited pro-forma condensed combined financial statements
For explanations of pro-forma adjustments, see Note 3

VALUECLICK

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2005

(in thousands, except per share amounts)

	Pro-forma ValueClick (a)	Historical Fastclick	Pro-forma adjustments(b)		Pro-forma Combined
Revenue	$151,584	$38,918	$(507	)(2)	$189,995
Cost of revenue	52,756	25,578	(507	)(2)	77,827

Gross profit	98,828	13,340	—		112,168
Operating expenses:
Sales and marketing	30,059	4,488	—		34,547
General and administrative expenses	22,282	2,998	—		25,280
Technology	9,738	1,297	—		11,035
Stock-based compensation	202	1,342	(1,166)	(3)	378
Amortization of intangible assets	6,225	—	4,000	(4)	10,225
Restructuring expense, net	4	—	—		4

Total operating expenses	68,510	10,125	2,834		81,469
Income from operations	30,318	3,215	(2,834)		30,699
Interest income, net	716	650	—		1,366
Other expense	(447)	—	—		(447)

Income before taxes and minority interest	30,587	3,865	(2,834)		31,618
Provision for income taxes	11,636	1,505	(1,162	)(5)	11,979

Income before minority interest	18,951	2,360	(1,672)		19,639
Minority share of income in consolidated subsidiary	(31)	—	—		(31)

Net income	$18,920	$2,360	$(1,672)		$19,608

Net income per common share:
Basic	$0.22	$0.21			$0.20

Diluted	$0.22	$0.13			$0.19

Weighted-average shares used to calculate net income per common share:
Basic	84,205	11,493	4,094	(6)	99,792
Diluted	86,825	17,825	(1,222	)(6)	103,428

(a)
Pro-forma ValueClick results for the six months ended June 30, 2005 are derived from and discussed in Note 4 to the unaudited pro-forma condensed combined financial statements.

(b)
Pro-forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

See accompanying notes to unaudited pro-forma condensed combined financial statements
For explanations of pro-formaadjustments, see Note 3

VALUECLICK

NOTES TO THE UNAUDITED PRO-FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

NOTE 1—VALUECLICK, INC.

        ValueClick offers a suite of products and services that enable marketers to advertise and sell their products through all major online marketing channels—display/Web advertising, search marketing, email marketing, lead generation marketing, comparison-shopping, promotional and industry-focused online content and affiliate marketing. Additionally, ValueClick provides software that assists advertising agencies and other companies with information management regarding their financial, workflow and offline media planning and buying processes.

        On June 24, 2005, ValueClick completed the acquisition of Web Clients. Web Clients is a provider of results-based on-line advertising. The results of Web Clients' operations will be included in the Company's consolidated financial statements beginning with the quarter ending September 30, 2005. Web Clients offers a broad range of integrated media, technology and data solutions to advertisers, ad agencies, Web publishers and merchants. Pursuant to the merger agreement with Web Clients, ValueClick acquired all of the outstanding capital stock of Web Clients for an aggregate purchase price of $142.5 million, consisting of cash of $122.2 million, approximately 1.8 million shares of ValueClick common stock valued at approximately $18.4 million, fully-vested stock options issued valued at approximately $1.5 million, and transaction costs of the acquisition of approximately $0.4 million.

        On June 13, 2005, ValueClick completed the acquisition of E-Babylon, a leading marketer of ink jet cartridges and toner. The results of E-Babylon's operations are included in the Company's consolidated financial statements beginning June 1, 2005. Under the terms of the merger agreement with E-Babylon, ValueClick acquired all of the outstanding capital stock of E-Babylon for an aggregate purchase price of approximately $14.8 million, consisting of cash of $14.7 million and transaction costs of the acquisition of approximately $0.1 million.

        On August 6, 2004, ValueClick completed the acquisition of Pricerunner, a leading provider of online comparison-shopping services in Europe. The results of Pricerunner's operations are included in ValueClick's consolidated financial statements beginning August 1, 2004. Under the terms of the acquisition agreement, ValueClick acquired all of the outstanding capital stock of Pricerunner for an aggregate purchase price of approximately $30.1 million, including cash of $26.9 million, approximately 263,000 shares of ValueClick common stock valued at approximately $2.0 million, and transaction costs of the acquisition of approximately $1.2 million.

NOTE 2—FASTCLICK, INC.

        Fastclick is a provider of Internet advertising technologies and services. Advertisers pay Fastclick to place their Internet ads on third-party websites in Fastclick's network and Fastclick shares the revenue it receives from placing those ads with the website owners, or publishers, that provided the ad space. Fastclick's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system and reporting and campaign management tools are designed to improve the effectiveness of Internet ad campaigns, provide advertisers with an increased return on their advertising expenditures and enhance the value of Internet ad space available on Fastclick's network of third-party websites. Fastclick completed its initial public offering on April 6, 2005.

NOTE 3—PRO-FORMA ADJUSTMENTS

        The following pro-forma adjustments were made assuming the merger closed on the first day of the respective periods presented for purposes of the pro-forma condensed combined statements of operations and as of June 30, 2005 for purposes of the pro-forma condensed combined balance sheet:

(1)
Reflects adjustments to eliminate the historical Fastclick stockholders' equity accounts, to record the issuance of ValueClick common stock and stock options and to account for the related merger costs under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary. Publisher and advertiser relationships are anticipated to comprise approximately 75% of the total amortizable intangible assets. The remainder of the amortizable intangible assets are expected to include existing technology, trademarks and trade names, and non-compete agreements. The weighted-average useful life of these assets is expected to approximate 5 years, with a range of 1 to 7 years. The final purchase price allocation will be based on a report of a valuation expert, which is expected to be completed following the closing of the merger and managements' final evaluation of such assets, will likely result in amortizable intangible asset values and lives different from these assumptions. Therefore, the resulting effect on net income may differ significantly from the pro-forma amounts included herein.

  ValueClick estimates that it will incur merger-related expenses, consisting primarily of transaction costs for attorneys, accountants, financial printing and other related charges, of approximately $991,000. This estimate is preliminary and is therefore subject to change. These nonrecurring costs are added to the purchase price and considered in the calculation of goodwill. Fastclick estimates that it will incur merger-related expenses, consisting primarily of transaction costs for investment bankers, directors and officers liability insurance, attorneys, accountants, financial printing and other related charges, of approximately $4.5 million. These nonrecurring costs are not included in the purchase price and are shown as a reduction in cash and a reduction in the estimated value of net tangible assets acquired by ValueClick for purposes of the pro-forma balance sheet presentation as of June 30, 2005. The cash expected to be paid for fractional shares is expected to be insignificant. The preliminary purchase price allocation is determined as follows (in thousands):

June 30, 2005
Value of ValueClick equity instruments to be issued	$216,992
Merger-related expenses	$991

Aggregate merger cost	$217,983
Less: Estimated fair value of net tangible assets acquired	$(83,436)

Excess of cost over preliminary estimate of fair value of net tangible assets acquired	$134,547

Allocation of excess purchase cost:
Amortizable intangible assets	$40,000
Deferred tax liability	$(16,000)
Goodwill	$110,547

$134,547

  The purchase price is based upon an average price of ValueClick common stock for the announcement date of August 10, 2005 and the five day periods prior to and subsequent to the announcement date. The preliminary estimate of ValueClick shares of common stock and stock options to be issued in the merger is based on the estimated number of shares of common stock of Fastclick outstanding at the time of the merger, as well as Fastclick stock options outstanding that will be fully vested at the time of the merger. The calculation of the purchase price and the adjustment to stockholders' equity is determined as follows (in thousands, except per share amounts):

Fastclick common shares outstanding	19,661
Exchange ratio	0.7928

Shares of ValueClick common stock to be issued	15,587
Multiplied by: Assumed stock price	$13.08

Assumed value of ValueClick stock to be issued for Fastclick common shares outstanding	$203,912
Assumed fair value of stock options to be issued by ValueClick	$13,630
Less: Intrinsic value of unvested stock options to be issued	$(550)

Value of ValueClick equity instruments to be issued	$216,992
Less: Historical Fastclick stockholders' equity at June 30, 2005	$(87,952)

Total adjustment to stockholders' equity	$129,040

  The fair value of stock options to be issued by ValueClick was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 4.0%; expected life of 3.7 years; dividend yield of 0%; and expected volatility of 57%.

(2)
Reflects the elimination of inter-company revenues, expenses, accounts receivable, and accounts payable, resulting from transactions between ValueClick and Fastclick.

(3)
Reflects the change in stock-based compensation expense that will result from the amortization of the intrinsic value of unvested stock options assumed at the time of the merger, compared to the historical stock-based compensation recorded by Fastclick.

(4)
Reflects the additional amortization expense for amortizable intangible assets acquired in the merger assuming a weighted-average useful life of five years. The pro-forma amortization expense adjustment is preliminary and may differ significantly from the final purchase price allocation, which is expected to be completed following the closing of the merger and managements' final evaluation of such assets and their related useful lives.

(5)
Reflects the income tax impact of the above adjustments, using an assumed statutory tax rate of 40% for the year-ended December 31, 2004 and 41% for the six-month period ended June 30, 2005.

(6)
Reflects the change in the number of basic and diluted shares outstanding based on the number of shares of ValueClick common stock and dilutive stock options (under the treasury stock method)

  to be issued in connection with the merger as if all ValueClick shares were issued at the beginning of the period presented, determined as follows (in thousands),

	Year ended December 31, 2004	Six Months ended June 30, 2005
Basic:
Shares of ValueClick common stock to be issued for Fastclick shares	15,587	15,587
Less: elimination of Fastclick shares	(8,826)	(11,493)

Pro-forma adjustment	6,761	4,094

Diluted:
Shares of ValueClick common stock to be issued for Fastclick shares	15,587	15,587
Options to purchase ValueClick common stock under the treasury stock method	1,016	1,016
Less: elimination of Fastclick shares	(11,592)	(17,825)

Pro-forma adjustment	5,011	(1,222)

NOTE 4—PRO-FORMA VALUECLICK

        The pro-forma ValueClick condensed combined statement of operations column reflects the historical results of ValueClick for the year ended December 31, 2004, and the historical results for the six-month period ended June 30, 2005 as filed with the SEC in Form 10-K and Form 10-Q for the respective periods, the operating results of Web Clients prior to its acquisition in June 2005, the operating results of E-Babylon prior to its acquisition in June 2005, the operating results of Pricerunner prior to its acquisition in August 2004, and pro-forma adjustments to reflect these acquisitions as if they occurred as of the first day of the periods presented.

        Web Marketing Holdings, Inc. ("Web Clients") was acquired by ValueClick effective June 24, 2005. Web Clients acquired the net assets of Web Clients, Inc. including its wholly-owned subsidiaries on May 18, 2004 (the "May 18th Transaction"). The May 18th Transaction was consummated to provide liquidity to the previous shareholders of Web Clients, Inc. and there was no change in the operational structure of the business. As such, the statement of operations for Web Clients for the year-ended December 31, 2004 includes the results of operations for both the successor and predecessor entities.

        In connection with the May 18th Transaction, Web Clients recorded a non-recurring stock-based compensation charge of $4.9 million that was unrelated to the acquisition by ValueClick. This non-recurring stock-based compensation charge has not been adjusted for purposes of the pro-forma presentation for the year-ended December 31, 2004.

        Subsequent to the May 18th Transaction and through December 31, 2004, Web Clients recorded an expense of $5.9 million related to the change in the fair value of a derivative instrument. The expense recorded in the six-month period ended June 30, 2005 was $0.4 million. This derivative instrument was cancelled as of the acquisition date by ValueClick and there will be no further charges to income for this instrument. However, as the $5.9 million and $0.4 million charges were unrelated to the acquisition by ValueClick, they have not been adjusted for purposes of the pro-forma presentation.

        The pro-forma ValueClick condensed combined statement of operations data for the year ended December 31, 2004, and for the six-month period ended June 30, 2005, prepared on the basis described above and as detailed below, were included in the ValueClick Form 8-K/A related to its acquisition of Web Clients filed with the SEC on August 23, 2005.

        The operating results of Pricerunner were derived from Pricerunner's historical financial statements which were prepared using the Swedish Krona as the functional currency. These financial statements have been translated into U.S. dollars using average exchange rates for the periods presented.

VALUECLICK, INC.

UNAUDITED PRO-FORMA VALUECLICK CONDENSED COMBINED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

(in thousands, except per share amounts)

	Historical ValueClick	Historical Pricerunner Prior to acquisition	Historical E-Babylon Prior to acquisition	Historical Web Marketing Holdings, Inc. (Successor) May 18- Dec. 31	Historical Web Clients, Inc. (Predecessor) Jan. 1-May 17	Pro-forma adjustments		Pro-forma ValueClick
Revenue	$169,178	$4,559	$17,040	$41,057	$17,985	$(188	)(i)	$249,631
Cost of revenue	$50,762	160	7,838	23,289	$8,457	(82	)(i)	90,424

Gross profit	118,416	4,399	9,202	17,768	9,528	(106)		159,207
Operating expenses:
Sales and marketing	36,000	2,276	3,735	1,100	650	(106	)(i)	43,655
General and administrative	27,168	695	2,998	4,378	4,572	—		39,811
Technology	15,891	822	203	414	239	—		17,569
Stock-based compensation	739	—	—	97	4,903	—		5,739
Amortization of intangible assets	4,111	—	—	1,209	4	7,195	(ii)	12,519
Restructuring benefit	(1,003)	—	—	—	—	—		(1,003)

Total operating expenses	82,906	3,793	6,936	7,198	10,368	7,089		118,290
Income from operations	35,510	606	2,266	10,570	(840)	(7,195)		40,917
Gain on sale of equity interest in Japan subsidiary	8,007	—	—	—	—	—		8,007
Interest income (expense), net	3,665	16	—	(1,608)	—	(1,157	)(iv)	916
Other income (expense), net	63	—	(88)	(5,869)	—	—		(5,894)

Income before taxes and minority interest	47,245	622	2,178	3,093	(840)	(8,352)		43,946
Income tax expense (benefit)	(40,512)	—	872	3,695	—	(3,341	)(v)	(39,286)

Income (loss) before minority interest	87,757	622	1,306	(602)	(840)	(5,011)		83,232
Minority share of loss (income) in consolidated subsidiary	130	—	—	(56)	(80)	—		(6)

Net income (loss)	$87,887	$622	$1,306	(658)	$(920)	$(5,011)		$83,226

Basic net income per common share	$1.10							$1.01
Diluted net income per common share	$1.05							0.97
Weighted-average shares outstanding—Basic	80,063					1,957	(iv)	82,020
Weighted-average shares outstanding—Diluted	84,038					1,957	(iv)	85,995

VALUECLICK, INC.

UNAUDITED PRO-FORMA VALUECLICK CONDENSED COMBINED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2005

(in thousands, except per share amounts)

	Historical ValueClick	Historical E-Babylon prior to acquisition	Historical Web Clients prior to acquisition	Pro-forma adjustments		Pro-forma ValueClick
Revenue	$105,986	$10,822	$35,168	$(392	)(i)	$151,584
Cost of revenue	27,073	5,623	20,311	(251	)(i)	52,756

Gross profit	78,913	5,199	14,857	(141)		98,828
Operating expenses:
Sales and marketing	26,367	2,371	1,462	(141	)(i)	30,059
General and administrative	17,219	1,537	3,526	—		22,282
Technology	9,081	157	500	—		9,738
Stock-based compensation	99	—	1,762	(1,659	)(iii)	202
Amortization of intangible assets	2,685	—	964	2,576	(ii)	6,225
Restructuring charge	4	—	—	—		4

Total operating expenses	55,455	4,065	8,214	776		68,510
Income from operations	23,458	1,134	6,643	(917)		30,318
Interest income (expense), net	2,780	—	(1,437)	(627	)(iv)	716
Other expense, net	—	(32)	(415)	—		(447)

Income before taxes and minority interest	26,238	1,102	4,791	(1,544)		30,587
Income tax expense	9,465	447	2,357	(633	)(v)	11,636

Income before minority interest	16,773	655	2,434	(911)		18,951
Minority share of income in consolidated subsidiary	—	—	(31)	—		(31)

Net income	$16,773	$655	$2,403	$(911)		$18,920

Basic net income per common share	$0.20					$0.22
Diluted net income per common share	$0.20					$0.22
Weighted-average shares outstanding — Basic	82,471			1,734	(vi)	84,205
Weighted-average shares outstanding — Diluted	85,091			1,734	(vi)	86,825

The pro-forma adjustments on the unaudited pro-forma statements of operations for ValueClick, Pricerunner, E-Babylon, and Web Clients include the following:

(i)
The elimination of historical revenue and expenses resulting from transactions between ValueClick, E-Babylon and Web Clients.

(ii)
The increase in intangible asset amortization for the year ended December 31, 2004 is due to the incremental amortization of intangible assets resulting from the Pricerunner, E-Babylon and Web Clients acquisitions, accounting for $1.1 million, $1.5 million and $4.6 million of the increase, respectively, while the adjustment for the six months ended June 30, 2005 is due to the incremental amortization of intangible assets resulting from the E-Babylon and Web Clients acquisitions of $0.6 million and $2.0 million, respectively. The purchase price allocation for E-Babylon and Web Clients is preliminary and will be finalized upon receipt of final valuation reports. As more fully described in the ValueClick Form 10-K filed with the SEC on March 31, 2005 and the ValueClick Form 10-Q filed with the SEC on August 9, 2005, the following amortizable intangible assets were identified with the related useful lives and values (amounts in thousands):

	Useful life	Value
	(in years)
Pricerunner amortizable intangible assets:
Customer, affiliate and advertiser relationships	7	$7,900
Trademark, trade name and domain name	15	$5,100
Developed technology	4	$500
Other identifiable intangible assets	1	$200
E-Babylon amortizable intangible assets:
Customer relationships	2	$2,400
Trademark, trade name and domain name	5	$1,300
Developed technology	3	$120
Other identifiable intangible assets	5	$240
Web Clients amortizable intangible assets:
Customer, affiliate and advertiser relationships	5	$18,900
Trademark, trade name and domain name	10	$10,800
Developed technology	4	$1,400
Other identifiable intangible assets	3	$1,740
(iii)
The elimination of non-recurring stock compensation charges recorded by Web Clients during the six-month period ended June 30, 2005. In connection with the acquisition by ValueClick, certain stock options of Web Clients were accelerated, resulting in a compensation charge of $1.7 million for the difference between the fair value of the underlying Web Clients shares and the exercise price of the options. As this stock compensation charge is non-recurring and directly related to the acquisition, it has been excluded for pro-forma presentation purposes.

(iv)
The decrease in interest income, net, as a result of: (1) assumed interest expense associated with $91.7 million of short-term debt incurred to partially finance the acquisition of Web Clients. The debt bears interest at the Federal Funds Rate plus 30 basis points. The assumed interest expense included in the pro-forma adjustment was determined by reference to the actual Federal Funds Rate for the periods presented. A change in the Federal Funds Rate of 12.5 basis points would not have a significant impact on the assumed interest expense; (2) assumed lower interest income due to the utilization of cash to partially finance the acquisitions; and (3) a decrease in the interest expense previously recorded by Web Clients related to its debt that was settled at the acquisition date.

(v)
The tax impact of the above adjustments, using an assumed statutory tax rate of 40% for the year-ended December 31, 2004 and 41% for the six-month period ended June 30, 2005.

(vi)
The increase in weighted-average shares outstanding due to the approximately 263,000 shares of ValueClick common stock issued in the Pricerunner acquisition and the approximately 1.8 million shares of ValueClick common stock issued in the Web Clients acquisition, as if these shares were outstanding effective the first day of each period presented. The dilutive impact of stock options assumed in the Web Clients acquisition was insignificant. No stock options were assumed in the Pricerunner or E-Babylon acquisitions.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF AUGUST 10, 2005

AMONG

VALUECLICK, INC.,

FASTCLICK, INC.

AND

FC ACQUISITION SUB, INC.

A-i

A-ii

A-iii

TABLE OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Company Affiliate Letter
Exhibit C	Required Consents
Exhibit D	Key Employees

A-iv

TABLE OF DEFINED TERMS

Term	Cross-Reference in Agreement	Page
Acquisition	Preamble	1
affiliate	Section 8.8(a)	61
Agreement	Preamble	1
business day	Section 8.8(b)	61
capital stock	Section 8.8(c)	62
Certificate of Merger	Section 2.2	10
Certificates	Section 2.10(b)	13
Closing Date	Section 2.3	10
Closing	Section 2.3	10
Code	Preamble	1
Company 368 Opinion	Annex A	1
Company Acquisition	Section 7.3(a)	59
Company Affiliates	Section 5.11(a)	54
Company Board	Section 1.2(a)	5
Company Common Stock	Preamble	1
Company Financial Adviser	Section 3.22	35
Company Insider	Section 5.14	55
Company Intellectual Property	Section 3.14(b)	28
Company Permits	Section 3.10	21
Company Plans	Section 2.11(a)	15
Company	Preamble	1
Company Products	Section 3.14(n)	30
Company SEC Reports	Section 3.4(a)	18
Company Securities	Section 3.2(a)	17
Company Stock Option(s)	Section 2.11(a)	14
Company Stockholder Approval	Section 3.3(a)	18
Confidentiality Agreements	Section 5.6(d)	52
Contract	Section 3.15(a)	32
Copyrights	Section 3.14(a)	28
D&O Insurance	Section 5.9(d)	54
DGCL	Preamble	1
Disclosure Letter	Article 3	15
Dissenting Shares	Section 2.9	12
Effective Time	Section 2.2	10
Employee Plans	Section 3.11(a)	22
Environmental Claim	Section 3.12(b)	25
Environmental Laws	Section 3.12(b)	25
ERISA Affiliate	Section 3.11(a)	22
ERISA	Section 3.11(a)	22
Exchange Act	Section 1.1(a)	2
Exchange Agent	Section 2.10(a)	12
Exchange Agreement	Section 7.1(d)	58
Exchange Fund	Section 2.10(a)	12
Exchange Ratio	Section 2.8(b)	11
Exchanging Holder(s)	Section 7.1(d)	58
Expiration Date	Section 1.1(b)	2
Final Date	Section 7.1(b)	56

A-v

Financial Statements	Section 3.4(a)	19
Fully Diluted Shares	Section 1.1(b)	2
GAAP	Section 3.1(b)	16
Governmental Entity	Section 3.6	19
Hazardous Substances	Section 3.12(b)	25
HSR Act	Section 3.6	19
incentive stock options	Section 2.11(a)	15
include or including	Section 8.8(e)	62
Indemnified Liabilities	Section 5.9(a)	53
Indemnified Persons	Section 5.9(a)	53
Independent Directors	Section 1.5	9
Initial Expiration Date	Section 1.1(b)	2
Intellectual Property	Section 3.14(a)	28
IPO Lockup Agreements	Section 3.33	37
IRS	Section 3.11(a)	22
ISOs	Section 2.11(a)	15
knowledge or known	Section 8.8(d)	62
Lien	Section 8.8(f)	62
Marks	Section 3.14(a)	28
Material Adverse Effect on Parent	Section 4.1(b)	38
Material Adverse Effect on the Company	Section 3.1(b)	16
Material Contract(s)	Section 3.15(a)	32
Merger Consideration	Section 2.8(a)	11
Merger	Preamble	1
Minimum Condition	Section 1.1(b)	2
Multiemployer Plan	Section 3.11(f)	23
Multiple Employer Plan	Section 3.11(f)	23
NASDAQ	Section 1.1(d)	3
Notice of Superior Proposal	Section 5.4(d)	50
Offer Consideration	Preamble	1
Offer Documents	Section 1.1(f)	4
Offer	Preamble	1
Other Interests	Section 3.1(c)	17
Parent 368 Opinion	Annex A	1
Parent Board	Section 3.3(a)	39
Parent Common Stock	Preamble	1
Parent Financial Statements	Section 4.4	40
Parent Permits	Section 4.8	41
Parent	Preamble	1
Parent SEC Reports	Section 4.4	40
Parent Securities	Section 4.2(a)	39
Patents	Section 3.14(a)	28
Permitted Liens	Section 3.16(a)	34
person	Section 8.8(g)	62
Prospectus	Section 1.1(f)	4
Proxy Statement	Section 1.3(a)	6
S-4	Section 1.1(f)	4
Schedule 14D-9	Section 1.2(b)	5
Schedule TO	Section 1.1(f)	4

A-vi

SEC	Section 1.1(b)	2
Securities Act	Section 1.1(f)	4
Share(s)	Preamble	1
Stockholders Meeting	Section 1.3(b)	7
Subsidiary	Section 3.1(a)	16
Superior Proposal	Section 5.4(a)	48
Surviving Company	Section 2.1	10
Tax or Taxes	Section 3.13(a)(i)	25
Tax Return	Section 3.13(a)(ii)	26
Termination Fee	Section 7.3(a)	59
Third Party Acquisition	Section 5.4(a)	48
Third Party	Section 5.4(a)	48
Top-Up Closing	Section 1.4(c)	8
Top-Up Exercise Event	Section 1.4(b)	7
Top-Up Exercise Notice	Section 1.4(c)	8
Top-Up Notice Date	Section 1.4(c)	8
Top-Up Option	Section 1.4(a)	7
Top-Up Option Shares	Section 1.4(a)	7
Top-Up Termination Date	Section 1.4(b)	8
Trade Secrets	Section 3.14(a)	28
Warranty Obligations	Section 3.27(a)	36

A-vii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of August 10, 2005, is by and among Fastclick, Inc., a Delaware corporation (the "Company"), ValueClick, Inc., a Delaware corporation ("Parent"), and FC Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Acquisition").

RECITALS

        WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each determined that the acquisition of the Company by Parent is advisable to and fair and in the best interests of their respective corporations and stockholders;

        WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.001 par value, of the Company ("Company Common Stock") issued and outstanding (each, a "Share" and, collectively, the "Shares") in which exchange offer each Share validly tendered and not properly withdrawn would be exchanged for a number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock"), equal to the Exchange Ratio (as defined below) (such amount of shares, or any greater amount of shares, of Parent Common Stock paid per Share pursuant to the Offer, the "Offer Consideration"), on the terms and subject to the conditions provided for in this Agreement (such exchange offer, as it may be amended from time to time as permitted by this Agreement, the "Offer") and (b) following the consummation of the Offer, the merger of Acquisition with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law (the "DGCL"), pursuant to which Shares (other than certain shares as provided in Sections 2.8 and 2.9 hereof) will be converted into the right to receive the Merger Consideration (as defined below) on the terms and subject to the conditions provided for in this Agreement (the "Merger");

        WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as the sole stockholder of Acquisition) and Acquisition have each adopted this Agreement and approved the Merger and the Offer upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, for U.S. Federal income tax purposes it is intended that the Offer and the Merger together qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE OFFER

        Section 1.1.    The Offer.

        (a)   Provided that (i) none of the events or circumstances set forth in clauses (i) through (vi) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Parent) and (ii) the Company shall have complied with its applicable obligations under Section 1.2 hereof, Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than ten (10) business days after the date hereof. For the avoidance of doubt, Parent may consummate the Offer through Acquisition, its direct wholly owned subsidiary.

        (b)   The obligation of Parent to accept for exchange, and to exchange the Offer Consideration for, Shares tendered pursuant to the Offer shall be subject only (i) to the satisfaction of the condition (the "Minimum Condition") that, at the expiration of the Offer, there be validly tendered in accordance with the terms of the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn that number of Shares which represents not less than sixty-six and seven-tenths percent (66.7%) of (A) Shares then outstanding, plus (B) shares of Company Common Stock which the Company may be required to issue pursuant to Company Stock Options (as defined below) outstanding on the date hereof which do not terminate upon consummation of the Offer under Company Plans or otherwise (the "Fully-Diluted Shares") and (ii) to the satisfaction (or waiver by Parent) of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any of such conditions (other than the Minimum Condition and the conditions set forth in clauses (c), (d) and (e) of the second paragraph of Annex A hereto and clauses (i)(A) and (ii) (solely to the extent such clause relates to clause (i)(A)) of Annex A hereto), to increase the consideration per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the Exchange Ratio for the Offer from that set forth herein, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be acquired in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, modifies or amends any of the conditions set forth in Annex A hereto (although such conditions may be waived as provided herein), makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, Parent may (A) extend the Offer beyond the initial scheduled expiration date, which shall be twenty (20) business days following the date of commencement of the Offer (the "Initial Expiration Date" or, as extended pursuant hereto, the "Expiration Date"), or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Parent's obligation to accept for exchange, and to exchange the Offer Consideration for, Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 7.1 and (B) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Each extension of the Offer pursuant to clause (A) of the preceding sentence shall not exceed the lesser of ten business days (or such longer period as the Company and Parent may agree in writing in any particular instance) or such fewer number of days that Parent reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied; provided, that no such extension or extensions shall occur after the earlier to occur of (1) the date on which all of the conditions of the Offer have been satisfied or waived and (2) the Final Date. In addition, if, at the Expiration Date, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Parent) but the number of Shares validly tendered and not withdrawn pursuant to the Offer constitutes less than ninety percent (90%) of the Shares then outstanding, without the consent of the Company, Parent shall have the right (subject to applicable law) to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) for up to twenty (20) business days after Parent's acceptance for exchange of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Parent shall (1) give the required notice of such subsequent offering period and (2) immediately accept for exchange, and promptly exchange the Offer Consideration for, all Shares tendered and not withdrawn as of such Expiration Date.

        (c)   Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of the Expiration Date, Parent shall accept for exchange, and exchange the Offer Consideration (subject to subsection (g) below) for, all

Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.

        (d)   In the event that this Agreement is terminated pursuant to Section 7.1 prior to acceptance of Shares for exchange pursuant to the Offer, Parent shall, or shall cause Acquisition to, promptly terminate the Offer without accepting any Shares previously tendered.

        (e)   No fractions of a share of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) shall, upon surrender of his or her Certificate or Certificates (as defined below), be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock as reported on the Nasdaq National Market (the "NASDAQ") on the first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

        (f)    The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined below) will be tendered to Parent pursuant to the Offer.

        (g)   As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO") and (ii) a registration statement on Form S-4 to register, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the "S-4"). The S-4 shall include a prospectus (the "Prospectus") containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include or contain as an exhibit an offer to exchange and form of the related letter of transmittal and all other ancillary Offer documents (collectively with the Prospectus, and together with all amendments, supplements and exhibits thereto and to the Prospectus, the "Offer Documents"). Parent shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide Parent with such information with respect to the Company and its directors, officers and affiliates as shall be required to be included in the Offer Documents and S-4. Parent, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to provide the Company with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Offer Documents shall be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the

Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to either the Offer Documents or the Schedule 14D-9, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement to the applicable SEC filings disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of Company

        (h)   Parent agrees (i) to promptly upon the Company's request provide all information about Parent and Acquisition required to be disclosed in the Schedule 14D-9, (ii) that all information provided by Parent for inclusion or incorporation by reference in the Schedule 14D-9 will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) to promptly correct any information provided by Parent for the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.

        (i)    Notwithstanding anything herein to the contrary, Parent, the Company or the Exchange Agent may withhold Offer Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

        Section 1.2.    Company Actions.

        (a)   The Company hereby represents and warrants that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (i) adopted this Agreement and approved the Offer and the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders and (iii) resolved (subject to Section 5.4 hereof) to recommend that holders of Shares accept the Offer and tender their Shares to Parent pursuant thereto. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the immediately preceding sentence.

        (b)   As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. Parent shall provide the Company with such information with respect to Parent, Acquisition and their respective directors, officers and affiliates as shall be required to be included in the Schedule 14D-9 or any information statement required by Rule 14f-1 promulgated under the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the

Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to provide Parent with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Schedule 14D-9 shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

        (c)   The Company agrees (i) to promptly upon Parent's request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to promptly deliver to Parent a duly executed consent of the Company's accountants to allow Parent to include in the S-4 the Company's financial statements and such accountants' report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

        (d)   The Company shall, at the request of Parent, cause its transfer agent to promptly furnish Parent, or cause Parent to be furnished, with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

        Section 1.3.    Stockholder Approval.

        (a)   As promptly as practicable following the acquisition of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company shall, in accordance with applicable law and the Company's Certificate of Incorporation and by-laws, in conjunction with Parent, prepare and file with the SEC a proxy statement (the "Proxy Statement") relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC. In addition, the Company shall provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from the

SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and to provide Parent with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Parent shall provide the Company with such information with respect to Parent, Acquisition and their respective directors, officers and affiliates as shall be required to be included in the Proxy Statement.

        (b)   As promptly as practicable following the SEC's review of the preliminary Proxy Statement, the Company shall duly call, give notice of, convene and hold a meeting of the Company's stockholders (the "Stockholders Meeting") for the purpose of approving the Merger and the adoption of this Agreement and shall recommend that the Company's stockholders vote in favor of such approval and adoption. At the Stockholders Meeting, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Acquisition or any of their respective subsidiaries and affiliates in favor of such approval and adoption.

        (c)   Notwithstanding the foregoing, in the event that Parent and its subsidiaries shall acquire in the aggregate at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article 6 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, in accordance with Section 253 of the DGCL.

        Section 1.4.    Top-Up Option.

        (a)   Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable, assignable option (the "Top-Up Option") to purchase up to that number of shares of Company Common Stock (the "Top-Up Option Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, Acquisition and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least ninety percent (90%) of the Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Consideration, payable in shares of Parent Common Stock, cash or a demand note in an amount equal to the value of the Offer Consideration.

        (b)   Parent may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the occurrence of a Top-Up Termination Event (as defined below). For the purposes hereof, a "Top-Up Exercise Event" shall occur upon Parent's acceptance for payment pursuant to the Offer (including, without limitation, any subsequent offering that Parent may elect to extend pursuant to the terms and conditions of this Agreement) of Shares constituting, together with Shares owned directly or indirectly by any other affiliates of Parent, less than ninety percent (90%) of the Fully-Diluted Shares, but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, (ii) there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Top-Up Shares or any such approval shall have been waived, (iii) there are sufficient Shares available for issuance under the Company's Certificate of Incorporation or available in the treasury of the Company and (iv) any Parent Common Stock to be issued in connection with the exercise of the Top-Up Option may be issued pursuant to a valid exemption from the registration requirements of the Securities Act or any state securities laws. Upon and after the request of Parent, the Company shall use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from NASDAQ as promptly as possible after any such request. For the purposes hereof, the "Top-Up Termination Date" shall occur upon the earliest to occur of (A) the Effective Time,

(B) the termination of this Agreement, (C) the date that is ten (10) business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten business days after the Top-Up Notice Date (as defined below), unless the Top-Up Closing shall have previously occurred.

        (c)   If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a "Top-Up Exercise Notice," and the date of receipt of which notice is referred to herein as the "Top-Up Notice Date"), specifying the place for the closing of the purchase and sale of shares of Company Common Stock pursuant to the Top-Up Option (the "Top-Up Closing") and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

        (d)   At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the Company for the Offer Consideration. Payment by Parent of the purchase price for the Top-Up Option Shares may be made, at Parent's option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company, (B) a demand note issued by Parent in customary form that is reasonably acceptable to the parties and in a principal face amount equal to the purchase price for the Top-Up Option Shares or (C) shares of Parent Common Stock. Any demand note issued pursuant to the preceding sentence shall be accompanied by a credit support arrangement reasonably acceptable to the parties hereto.

        (e)   Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in Section 1.4(d).

        (f)    Parent shall pay all expenses, and any and all federal, state and local stock transfer taxes and other related charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.4.

        (g)   Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

        Section 1.5.    Directors.    Promptly upon the acceptance of any Shares for exchange pursuant to the Offer, and from time to time thereafter as Shares are acquired pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.5 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. The Company shall, upon request by Parent, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Company Board in accordance with the terms of this Section 1.5 and shall cause Parent's designees to be so elected; provided, that Parent's director designees shall be subject to the reasonable approval of the then-serving directors of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.2 hereof), the Company Board shall have at least three (3) directors who are directors on the date hereof and who are neither officers nor employees of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (such directors, the "Independent Directors"). It is the intent of the parties hereto that such Independent Directors will be the directors who serve as members of the Audit Committee of the Company Board as of the date hereof, and such Independent Directors will continue to serve on the Audit Committee of the Company Board and will be responsible for reviewing any Company filings under the Exchange Act and any earnings releases of the Company during the interim period between Parent's acceptance of any Shares pursuant to the Offer and the Effective Time. If at any time or from time to time fewer than three (3) Independent Directors remain on the Company Board, the other directors shall elect to the Company Board such number of persons who shall be neither officers nor employees of the Company nor designees, shareholders, affiliates or associates of Parent and who shall be reasonably acceptable to any remaining Independent Directors so that the total of such persons and the remaining Independent Directors serving on the Company Board is at least three (3). Any such person elected to the Company Board pursuant to the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.5 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to such Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under such Section 14(f) and such Rule 14f-1 in order to fulfill its obligations under this such Section 1.5. Parent shall supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and such Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Company Board and prior to the Effective Time, the affirmative vote of the Independent Directors shall be required to (i) amend or terminate on behalf of the Company this Agreement, (ii) exercise or waive any of the Company's rights or remedies hereunder or thereunder, (iii) extend the time for performance of Parent's or Acquisition's obligations hereunder or thereunder, (iv) take any other action required to be taken by the Company Board hereunder or thereunder or (v) take any other action of the Company Board under or in connection with this Agreement if such action would materially and adversely affect holders of Shares other than Parent or Acquisition; provided, that if there shall be no Independent Directors, then such actions may be effected by majority vote of the entire Company Board. If at any time the Independent Directors deem it necessary to consult legal counsel in connection with their duties as Independent Directors or actions taken, being taken or to be taken by the Company, the Independent Directors may retain one firm as legal counsel for such purpose in each such instance, and the Company shall pay, at the Independent Directors' discretion, the reasonable, documented fees and expenses of any such firm acting as legal counsel incurred in connection herewith.

ARTICLE 2

THE MERGER

        Section 2.1.    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Company") and the separate corporate existence of Acquisition shall cease.

        Section 2.2.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

        Section 2.3.    Closing of the Merger.    The closing of the Merger (the "Closing") shall take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second (2nd) business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 6 hereof, at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

        Section 2.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

        Section 2.5.    Certificate of Incorporation and Bylaws.    The Restated Certificate of Incorporation of the Surviving Company shall be amended as necessary to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law; provided, that at the Effective Time, Article I of the Restated Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read as follows: "The name of the Corporation is Fastclick, Inc." The bylaws of the Surviving Company shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

        Section 2.6.    Directors.    The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such director's successor is duly elected or appointed and qualified.

        Section 2.7.    Officers.    The initial officers of the Surviving Company at the Effective Time shall be the officers of Acquisition at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such officer's successor is duly elected or appointed and qualified.

        Section 2.8.    Conversion of Shares.

        (a)   At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury, (ii) Shares held by Parent or Acquisition or (iii) the Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(f) hereof) (collectively, the "Merger Consideration"). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (b)   The "Exchange Ratio" shall be .7928.

        (c)   At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Company.

        (d)   At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

        Section 2.9.    Dissenters and Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Section 262 of the DGCL in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted as described in Section 2.8 hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.8 hereof, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any payment made to the holders of Dissenting Shares shall be made in a manner that is consistent with the representations pertaining thereto, if any, underlying the Parent 368 Opinion (as defined in Annex A) and the Company 368 Opinion (as defined in Annex A). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8 hereof to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

        Section 2.10.    Exchange of Certificates.

        (a)   Prior to the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article 2: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 2.8 hereof and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

        (b)   Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.8 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right of the holder thereof to receive upon such surrender the certificate representing share of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled as contemplated by this Section 2.10.

        (c)   No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.10(f) hereof, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.10(f) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

        (e)   All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.10(c) or 2.10(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 2.

        (f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Parent Common Stock as reported on the NASDAQ on the date of the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

        (g)   Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

        (h)   Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar law.

        (i)    Notwithstanding anything herein to the contrary, Parent or the Exchange Agent may withhold Merger Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Merger Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

        Section 2.11.    Stock Options.

        (a)   At the Effective Time, each outstanding option to purchase Shares (each, a "Company Stock Option" and, collectively, "Company Stock Options") issued pursuant to the Company's 2005 Equity Incentive Plan, 2004 Stock Incentive Plan, 2000 Equity Participation Plan or any other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 2.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." At the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option or the applicable plan with respect thereto) as were applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the Exchange Ratio, rounded up to the nearest cent; provided, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options" or "ISOs"), Parent may cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined so as to comply with Section 424(a) of the Code.

        (b)   As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company

Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.11 after giving effect to the Merger).

        (c)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 2.11. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (d)   At or before the Effective Time, the Company and/or the Company Board shall take all action necessary to give effect to the foregoing provisions of this Section 2.11.

        Section 2.12.    Plan of Reorganization.    The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter previously delivered by the Company to Parent (the "Disclosure Letter") and certified by a duly authorized officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

        Section 3.1.    Organization and Qualification; Subsidiaries; Investments.

        (a)   Section 3.1(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each person (as defined below) in which the Company owns, directly or indirectly, fifty percent (50%) or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a "Subsidiary") together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned directly or indirectly by the Company. Except as set forth in Section 3.1(a) of the Disclosure Letter, all the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent's counsel accurate and complete copies of the Restated Certificate of Incorporation and bylaws or comparable governing documents, each as in full force and effect on the date hereof, of the Company and each Subsidiary. Other than as specified in Section 3.1(a) of the Disclosure Letter, the Company has no operating Subsidiaries other than those incorporated in a state of the United States.

        (b)   Each of the Company and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on the Company. For purposes hereof, the term "Material Adverse Effect on the Company" means any circumstance involving, change in or effect on the Company or any Subsidiary (i) that is, or is reasonably likely in the future to be, materially adverse to the business, operations, earnings or results of operations, assets or liabilities (including contingent liabilities), the financial condition or prospects of the Company and the Subsidiaries, taken as a whole, excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, the Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) changes in applicable law or regulations or in United States generally accepted accounting principles ("GAAP") or (C)(x) changes in economic conditions in the online advertising business generally and (y) changes in regulatory conditions in the online advertising business, except, in the case of clauses (C)(x) and (C)(y), to the extent such changes have a materially disproportionate effect on the Company relative to other participants in the online advertising business, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company or its Subsidiaries contained in this Agreement shall be deemed to refer solely to the Company and its Subsidiaries without including its ownership by Parent after the Merger.

        (c)   Section 3.1(c) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each equity investment made by the Company or any Subsidiary in any person (including the percentage ownership, purchase price and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries ("Other Interests"). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

        Section 3.2.    Capitalization of the Company and Subsidiaries.

        (a)   The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Company Common Stock, of which, as of August 10, 2005, Nineteen Million Six Hundred Sixty-One Thousand Seven Hundred Forty-Five (19,661,745) Shares were issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, of which, as of August 10, 2005, none were issued and outstanding. All of the outstanding Shares are, and the Shares issuable upon exercise of Company Stock Options, when issued in accordance with the Company Plans, would be, validly issued and fully paid, nonassessable and not subject to any preemptive rights. As of August 10, 2005, an aggregate of Four Million (4,000,000) Shares were reserved for issuance pursuant to the Company's 2005 Equity Incentive Plan and One Hundred Fifty Thousand (150,000) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company's 2005 Equity Incentive Plan. As of August 10, 2005, Two Million One Hundred Eighteen Thousand Seven Hundred Forty-Six (2,118,746) Shares were reserved for issuance pursuant to the Company's 2004 Stock Incentive Plan and 2000 Equity Participation Plan and an aggregate of Two Million One Hundred Eighteen Thousand Seven Hundred Forty-Six (2,118,746) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to such Company Plans. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares and Company Stock Options (collectively, the "Company Securities") were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company or any Subsidiary is a party or by which it or the Company Board is bound, and, to the Company's knowledge, there are no other agreements, voting trusts or other arrangements or understandings relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any Subsidiary. No Shares are issued and held by the Company in its treasury as of the date hereof. Section 3.2(a) of the Disclosure Letter sets forth a true and complete list of all holders of outstanding Company Stock Options, the exercise or vesting schedule, the exercise price per share and the term of each such Company Stock Option, whether such option is a nonqualified stock option or incentive stock option and any restrictions on the Company's right to repurchase the Shares underlying the options. Except as set forth in Section 3.2 of the Disclosure Letter, none of the terms of the Company Stock Options provides for accelerated vesting or exercisability as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 3.2 of the Disclosure Letter, each outstanding Company Stock Option has an exercise price per share no less than the fair market value per Share at the time of grant of such Company Stock Option.

        (b)   The Shares constitute the only class of equity securities of the Company or any Subsidiary registered or required to be registered under the Exchange Act.

        Section 3.3.    Authority Relative to this Agreement; Recommendation.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the affirmative vote or written consent of the holders of a majority of the outstanding Shares of the Company's Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the DGCL (the "Company Stockholder Approval"), unless the Company Stockholder Approval is not required pursuant to Section 253 of the DGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        (b)   The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and (iii) resolved (subject to Section 5.4(d) hereof) to recommend that Company's stockholders accept the Offer, tender their Shares to Parent pursuant thereto and approve this Agreement.

        Section 3.4.    SEC Reports; Financial Statements.

        (a)   The Company has filed all required forms, reports and documents ("Company SEC Reports") with the SEC for the period on or after January 1, 2005, and each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the "Financial Statements") have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of the Company and the Subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

        (b)   The Company has delivered to Acquisition or Parent a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that the Company presently intends to file) to agreements, documents or other instruments previously filed by the Company with the SEC.

        Section 3.5.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9 or Offer Documents will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 3.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or "blue sky" laws, the NASDAQ and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any filings under similar merger notification laws or regulations of foreign Governmental Entities (as defined below) and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Except as set forth in Section 3.6 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of the Company or any Subsidiary; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract (as defined below) to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; (iii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract (as defined below), other than any Material Contract, to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; or (iv) violate any order, writ, injunction or decree to which the

Company or a Subsidiary is subject, or any law, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets, except, in the case of the foregoing clauses (iii) and (iv), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

        Section 3.7.    No Default.    Except as set forth in Section 3.7 of the Disclosure Letter, neither the Company nor any Subsidiary is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents); (ii) any Material Contract; (iii) any other Contract or obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound; or (iv) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets, except, in the case of the foregoing clauses (iii) and (iv), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default, event of default or other breach on the part of the Company or any of its Subsidiaries under any such Contract, except where such breach, default or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than liabilities and obligations incurred since March 31, 2005 in the ordinary course of business consistent with past practices that are not, individually or in the aggregate material. Except as disclosed in Company SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.1 hereof, since March 31, 2005, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from March 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1 hereof; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since March 31, 2005, there has not been a Material Adverse Effect on the Company.

        Section 3.9.    Litigation.    Except as set forth in Section 3.9 of the Disclosure Letter, there are no suits, claims, actions, proceedings or, to the Company's knowledge, investigations pending or, to the Company's knowledge, threatened against the Company, any Subsidiary or any of their respective properties or assets before any Governmental Entity as of the date hereof. No suits, claims, actions, proceedings or investigations set forth in Section 3.9 of the Disclosure Letter (if any) would, if decided adversely to the Company or any Subsidiary, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding Two Hundred Fifty Thousand Dollars ($250,000). Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

        Section 3.10.    Compliance with Applicable Law.    Except as set forth in Section 3.10 of the Disclosure Letter, each of the Company and the Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. Each of the Company and the Subsidiaries is in compliance with the terms of the Company Permits held by it, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company and that have not resulted in, and would not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The businesses of the Company and the Subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on the Company and that have not resulted in, and would not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. Except as set forth in Section 3.10 of the Disclosure Letter, to the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending nor has any Governmental Entity indicated an intention to conduct the same.

        Section 3.11.    Employee Benefit Plans; Labor Matters.

        (a)   Section 3.11(a) of the Disclosure Letter lists, as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, profit sharing, supplemental retirement, health, life or disability insurance, dependent care, severance, termination pay and other similar fringe or employee benefit plans, programs or arrangements and any current employment or executive compensation or severance agreements written or otherwise maintained, contributed to or been required to contribute to for the benefit of or relating to any current employee, officer or director of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation (together, the "Employee Plans"). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan (including, without limitation, the plan document, summary plan description or other summary, most recent actuarial report and trust or other funding arrangement, where applicable) and (iii) all IRS determination, opinion, notification and advisory letters and rulings relating to each disclosed Employee Plan. Except as set forth in Section 3.11(a) of the Disclosure Letter: (A) each Employee Plan has been maintained in all material respects in accordance with its terms and each Employee Plan subject to ERISA and the Code has been maintained in all material respects in accordance with ERISA and the Code and (C) there has been no violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. With respect to each Employee Plan, there has been no transaction prohibited under Section 4975 of the Code or Section 406 of ERISA which is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan,

(1) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the Company's knowledge, is there a basis for any such claim and (2) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Company's knowledge, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity, against such Employee Plan or the Company or any ERISA Affiliate.

        (b)   Section 3.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate and (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of One Hundred Thousand ($100,000) or more and (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

        (c)   Except as provided in Section 3.11(c) of the Disclosure Letter, there will be no payment, accrual of additional benefits, obligation to fund benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA Affiliate will become entitled to severance, termination allowance or similar payments, by reason of entering into or in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events). Except as provided in Section 3.11(c) of the Disclosure Letter, no payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events) by the Surviving Company, the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any "disqualified individual" (within the meaning of Section 280G(c) of the Code) will be characterized as a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code).

        (d)   No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required by Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

        (e)   There are no controversies relating to any Employee Plan or other labor matters pending or, to the Company's knowledge, threatened between the Company or any ERISA Affiliate and any of its employees. Except as set forth in Section 3.11(e) of the Disclosure Letter, neither the Company nor any ERISA Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, grievance, claim of unfair labor practice or labor dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and, to the knowledge of the Company and its ERISA Affiliates, there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate.

        (f)    Except as set forth in Section 3.11(f) of the Disclosure Letter, neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to, any employee benefit plan that is subject to Title IV of ERISA, any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA and "Multiple Employer Plan" means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

        (g)   Except as set forth in Section 3.11(g) of the Disclosure Letter, to the extent permitted by applicable law and the applicable Employee Plan, each Employee Plan (other than any stock option plan) can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).

        (h)   To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has expressed to the Company any plan to terminate employment with the Company or any ERISA Affiliate. The Company and its ERISA Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

        (i)    The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any employee benefit plan or arrangements maintained in such jurisdiction in which the employees of the Company or any ERISA Affiliate participate.

        (j)    Except as provided in Section 3.11(j) of the Disclosure Letter, the Company has no commitment, intention or understanding to create, terminate or adopt any Employee Plan that would result in any additional liability to the Company. Since the beginning of the current fiscal year of any Employee Plan, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in a material increase in the benefits under or the expense of maintaining such Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Employee Plan other than the cost of additional benefits accrued in accordance with the terms of such Employee Plan.

        (k)   No Employee Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code) has been materially modified (as defined in Section 409A of the Code) since October 3, 2004 and all such Employee Plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

        Section 3.12.    Environmental Laws and Regulations.

        (a)   Except as set forth in Section 3.12(a) of the Disclosure Letter and except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Company's knowledge, investigation is pending or, to the knowledge of the Company or any Subsidiary, threatened by any Person against, the Company or any Subsidiary with respect to any matters relating to or arising out of any Environmental Law (as defined below); (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by the Company and each Subsidiary of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the Company and its Subsidiaries reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) to the Company's knowledge, there has been no disposal, release or threatened release of any Hazardous Substance (as defined below) by the Company or any Subsidiary on, under, in, from or about any property currently or formerly owned or operated by the Company or any Subsidiary, or otherwise related to the operations of the Company or any Subsidiary, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; and (v) neither the Company nor any Subsidiary has assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, under any applicable Environmental Law (including, without limitation, any liability from the disposition of any of its real property). There are no governmental agreements to which the Company or any of its Subsidiaries is a party relating to human health and the environment, including, without limitation, Hazardous Substances.

        (b)   For purposes of this Agreement, (i) the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions and permits relating to human health and the environment, including, without limitation, Hazardous Substances; (ii) the term "Hazardous Substances" means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or polychlorinated biphenyls and, in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5; and (iii) the term "Environmental Claim" means any claim, violation or liability, by any Person relating to liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of Persons to such Hazardous Substance at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (C) otherwise relating to obligations or liabilities under any Environmental Law.

        Section 3.13.    Taxes.

        (a)   For purposes of this Agreement:

          (i)    "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and

          (ii)   "Tax Return" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

        (b)   (i) Within the times and in the manner prescribed by law, the Company and its Subsidiaries (and their predecessors) have properly prepared and filed all Tax Returns required by law. All Tax Returns filed by the Company and its Subsidiaries are true, correct and complete and accurately reflect the information pertaining to the tax attributes of the Company and its Subsidiaries, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards. None of the Tax Returns filed by the Company or any of its Subsidiaries was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its Subsidiaries (and their predecessors) have complied in all material respects with all applicable laws relating to Taxes.

          (ii)   (A) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable (whether or not shown on any Tax Return), respectively, and have adequately provided in accordance with GAAP in the Financial Statements included in the Company SEC Reports for all Taxes accrued through the date of such Company SEC Reports; and (B) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices. Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulation § 1.6011-4(b)(1), or to a transaction that is substantially similar to a "listed transaction," as such term is defined in Treasury Regulation § 1.6011-4(b)(2), or any transaction similarly designated under comparable laws of any state, local or foreign jurisdiction.

          (iii)   Except as set forth in Section 3.13(b)(iii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries (or any predecessor thereof) (A) has filed a consent or agreement pursuant to former Section 341(f) of the Code, (B) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (C) is a party to an agreement that could give rise to an "excess parachute payment" within the meaning of Section 280G of the Code or to remuneration the deduction for which would be disallowed under Section 162(m) of the Code, (D) has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were or are not so governed or (E) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (iv)  There are and have been no (A) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Company or any Subsidiary (or their predecessors), (B) except as set forth in Section 3.13(b)(iv) of the Disclosure Letter, adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors), (C) waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable following the date hereof or (D) grants of power of attorney to any person in effect with respect to Taxes for which the Company or any of its Subsidiaries would be liable. The Company does not know of any basis for the assertion by a Tax authority of a Tax deficiency against the Company or any Subsidiary (or their predecessors).

          (v)   Except as set forth in Section 3.13(b)(v) of the Disclosure Letter, neither the Company nor any Subsidiary (nor any predecessor thereof) has been a "distributing corporation" or a "controlled corporation" in connection with a distribution governed or intended to be governed by Section 355 of the Code.

          (vi)  There is currently no limitation on the utilization of tax attributes of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law).

          (vii)  Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is the Company.

          (viii)  Except as set forth in Section 3.13(b)(viii) of the Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Section 3.13(b)(viii) of the Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest. The Company was an "S corporation" as such term is defined in Section 1361(a)(1) of the Code at all times from January 1, 2002 until September 27, 2004.

          (ix)  Section 3.13(b)(ix) of the Disclosure Letter sets forth, on an entity-by-entity basis, all jurisdictions outside the United States in which the Company or any Subsidiary is subject to Tax. Neither the Company nor any Subsidiary is, has been or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. No Subsidiary that is not a United States person (A) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (B) has had an investment in "United States property" within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, affected by (1) the dual consolidated loss provisions of the Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

        Section 3.14.    Intellectual Property.

        (a)   As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, "Marks"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, "Trade Secrets"); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

        (b)   Section 3.14(b) of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all Intellectual Property owned (in whole or in part) or licensed by the Company or any Subsidiary used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company or any Subsidiary (collectively "Company Intellectual Property").

        (c)   Each of the Company and the Subsidiaries has taken commercially reasonable steps, consistent with applicable industry standards, to protect its rights in the Company Intellectual Property and maintain the confidentiality of all of the Company Trade Secrets. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any Subsidiary to enter into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any Subsidiary have executed such an agreement. Except as set forth in Section 3.14(c) of the Disclosure Letter, neither the Company nor any Subsidiary has disclosed, nor is the Company or any Subsidiary under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Company's knowledge, no person has materially breached any such agreement or undertaking.

        (d)   Except as set forth in Section 3.14(d) of the Disclosure Letter, (i) the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary to another person in the ordinary course of business listed in Section 3.14(g)(1) of the Disclosure Letter), (ii) all Company Intellectual Property is fully transferable, assignable or licensable, as applicable, without condition or restriction and without payment of any kind to any third party, and (iii) neither the Company nor any Subsidiary has received any notice or claim challenging the Company's or any Subsidiary's ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company's knowledge, is there a reasonable basis for any claim that the Company or any Subsidiary does not so own or license any of such Company Intellectual Property.

        (e)   The Company Intellectual Property is valid, enforceable and subsisting. Neither the Company nor any Subsidiary has received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused, and, with respect to the Patents contained within the Company Intellectual Property, the Company has disclosed material prior art, of which the Company had knowledge, in the prosecution of its Patents in accordance with its obligations pursuant to 37 C.F.R. section 1.56.

        (f)    Except as set forth in Section 3.14(f) of the Disclosure Letter: (i) neither the Company nor any Subsidiary has taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company's Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

        (g)   Section 3.14(g)(1) of the Disclosure Letter sets forth a complete and accurate list of all agreements currently in effect granting to the Company or any Subsidiary any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in the Company's or any Subsidiary's operations. Section 3.14(g)(2) of the Disclosure Letter sets forth a complete and accurate list of all license agreements currently in effect under which the Company or any Subsidiary licenses or grants any other rights under any Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any Subsidiary to end user customers that have purchased or licensed products.

        (h)   Except as set forth in Section 3.14(h) of the Disclosure Letter, the Company Intellectual Property constitutes all the material Intellectual Property rights necessary for the conduct of the Company's and the Subsidiaries' businesses as they are currently conducted and reasonably anticipated to be conducted in the future.

        (i)    Except as set forth in Section 3.14(i) of the Disclosure Letter, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and, except as set forth in Section 3.14(i) of the Disclosure Letter, neither the Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company's knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company of such Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person. No product, technology, service or publication of the Company or any Subsidiary violates any law or regulation.

        (j)    To the Company's knowledge, no employee or independent contractor of the Company or any Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company's business as presently conducted and proposed to be conducted.

        (k)   Section 3.14(k) of the Disclosure Letter contains a list of all improvements made by the Company and any Subsidiary with respect to any owned or licensed Intellectual Property. No person who has licensed any Intellectual Property to the Company or any Subsidiary has ownership, beneficial, license or other rights to improvements made by the Company with respect to such Intellectual Property. The Company is entitled to freely use and exploit (and the Surviving Company will be entitled to freely use and exploit) any and all such improvements.

        (l)    Except as set forth in Section 3.14(l) of the Disclosure Letter, there are no contracts, licenses or agreements between the Company or any Subsidiary, on the one hand, and any third party, on the other hand, wherein or whereby the Company or any subsidiary has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party with respect to any Company Intellectual Property or other Intellectual Property.

        (m)  To the Company's knowledge, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been threatened, asserted or brought against any third party by the Company or any Subsidiary.

        (n)   The Company has obtained all export licenses, permits or approvals necessary or appropriate for the marketing, license and distribution of the "Company Products" (as such term is defined in Section 3.14(n) of the Disclosure Letter) outside the United States.

        (o)   No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company.

        (p)   The Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

        (q)   None of the Company Products is, in whole or in part, subject to the provision of any agreement obligating the Company or any subsidiary to make source code publicly available to third parties.

        (r)   Except as set forth in Section 3.14(r) of the Disclosure Letter, each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company Products. The Company Products are in compliance with all applicable laws. To the extent that Company Products (including new versions or releases thereof) have not been launched commercially, the Company has fully disclosed to Parent all technical problems or concerns associated with such Company Products known to or suspected by the Company that affect or may be expected to affect the performance of such Company Products. The Company has taken all actions necessary to document all Company Products and their operation such that the materials comprising the Company Products, including any source code and documentation, have been written in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

        (s)   Section 3.14(s) of the Disclosure Letter sets forth a complete and accurate list of: (i) all software which the Company has licensed from any third party which is used by the Company in the Company Products or otherwise in its business; and (ii) a list of all "freeware" and "shareware" incorporated into any Company Product now or heretofore shipped by the Company. The Company has all rights necessary to use such software, "freeware" and "shareware."

        (t)    Neither the Company nor any Subsidiary has violated, is in violation of, nor will this Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which the Company or any Subsidiary has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is or would the Company or any subsidiary under any circumstances, be under any obligation to deliver source code or any confidential or proprietary information to any third party.

        Section 3.15.    Material Contracts.

        (a)   Section 3.15(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts (including, with respect to each oral contract, a description of its material terms), agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a "Contract"), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective assets and properties, is otherwise bound, as follows (each of the following, a "Material Contract" and, collectively, the "Material Contracts"):

          (i)    each Contract of the Company or any Subsidiary pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was obligated to pay) more than One Hundred Thousand Dollars ($100,000) in the twelve (12) month period ended July 31, 2005 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company or any Subsidiary received in the twelve (12) month period ended July 31, 2005 or is entitled to receive thereafter more than One Hundred Thousand Dollars ($100,000);

          (ii)   each Contract that requires payment by or to the Company after July 31, 2005 of more than One Hundred Thousand Dollars ($100,000) per annum;

          (iii)   each Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company's or a Subsidiary's business or the sale of the Company's or any Subsidiary's products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted;

          (iv)  any Contract that will be subject to default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceed One Hundred Thousand Dollars ($100,000), because of the transactions contemplated hereby;

          (v)   each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), other than equipment leasing arrangements where the amounts involved under such Contract do not exceed One Hundred Thousand Dollars ($100,000);

          (vi)  each partnership, joint venture, joint marketing or other similar Contract or arrangement to which the Company or any Subsidiary is a party or by which it is otherwise bound;

          (vii)  each Contract granting to the Company or any Subsidiary any material right under or with respect to any Company Intellectual Property;

          (viii)  each Contract under which the Company or any Subsidiary grants any material right under or with respect to any Company Intellectual Property to another person; and

          (ix)  each Contract that requires the Company or any Subsidiary to grant "most favored customer" pricing to any other person.

        (b)   Each Material Contract is (i) a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company's knowledge, each other person who is a party thereto and (ii) enforceable against the Company or such Subsidiary and, to the Company's knowledge, each such other person in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the Company or any Subsidiary nor, to the Company's knowledge, any other party thereto is in material default under any Material Contract. Neither the Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of the Company or any of its Subsidiaries under any such Material Contract.

        (c)   Except as set forth in Section 3.15(c) of the Disclosure Letter, and other than the Material Contracts, neither the Company nor any Subsidiary has entered into, is a party to or is otherwise bound by, as of the date hereof:

          (i)    any fidelity or surety bond or completion bond, except as required pursuant to Section 412 of ERISA;

          (ii)   any Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages in excess of Fifty Thousand Dollars ($50,000) for failure to meet performance or quality milestones;

          (iii)   any Contract pursuant to which the Company or any Subsidiary has agreed to provide indemnification or guaranty to a third party (other than this Agreement);

          (iv)  any Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's or any Subsidiary's business; or

          (v)   any distribution, joint marketing or development Contract.

        Section 3.16.    Title to Properties; Absence of Liens and Encumbrances.

        (a)   The Company and each of its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law (collectively, "Permitted Liens").

        (b)   Section 3.16(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property leased by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

        (c)   The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries that are material to the functioning of the businesses of the Company and its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.

        (d)   All tangible assets which are leased by the Company or any of its Subsidiaries that are material to the functioning of the businesses of the Company and its Subsidiaries have been maintained with the manufacturers' standards and specifications required by each such lease such that, at each such termination of the lease, such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

        Section 3.17.    Off Balance Sheet Liabilities.    Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 3.17 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

        Section 3.18.    Promotions and Selling Arrangements.    Except as disclosed in Section 3.18 of the Disclosure Letter, since March 31, 2005 the Company has not recorded any material amount of revenues in connection with sales made pursuant to promotional programs, special selling arrangements or concessions, or otherwise, other than those maintained or conducted in the ordinary course of business consistent with past practice, or pursuant to new or amended accounting practices or interpretations.

        Section 3.19.    Tax Treatment.    Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        Section 3.20.    Affiliates.    Except for certain stockholders and the directors and executive officers of the Company, each of whom is listed in Section 3.20 of the Disclosure Letter, there are no persons who, to the Company's knowledge, may be deemed to be affiliates of the Company under Rule 145 promulgated under the Securities Act.

        Section 3.21.    Suppliers and Customers.    The documents and information supplied by the Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant website publishers and advertising customers are accurate in all material respects. To the knowledge of the Chief Executive Officer and Chief Financial Officer of the Company, Section 3.21 of the Disclosure Letter sets forth a true and complete list of the Company's forty (40) largest website publishers and the Company's forty (40) largest advertising customers, and the respective revenues booked by the Company from such customers and commissions earned from such website publishers during the twelve (12) month period ended July 31, 2005.

        Section 3.22.    Opinion of Financial Adviser.    Thomas Weisel Partners LLC (the "Company Financial Adviser") has delivered to the Company Board its opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

        Section 3.23.    Brokers.    No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        Section 3.24.    Interested Party Transactions.    Section 3.24 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of any transaction, arrangement or relationship involving an amount of Sixty Thousand Dollars ($60,000) or more that any director, officer or other affiliate of the Company has or has had in the last three (3) years, directly or indirectly relating to (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services, (iii) a beneficial interest in any Contract included in Section 3.14 or 3.15 of the Disclosure Letter or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.24.

        Section 3.25.    Takeover Statutes.    Subject to Parent's representations and warranties set forth in Section 4.15 hereof, the Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203), and any other similar applicable law, will not apply to Parent with respect to the execution, delivery or performance of this Agreement, the Offer, the consummation of the Merger and the other transactions contemplated hereby and thereby.

        Section 3.26.    Minute Books.    The minute books of the Company and its Subsidiaries made available to Parent are the only minute books of such entities and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders of such entities and include copies of all board and stockholder actions by written consent since inception to the date of delivery to Parent. The Company shall promptly provide Parent copies of all minutes of any meetings, and actions by written consent, of the Company Board and the board of directors of any Subsidiary, and a written record of the proceedings of any meetings or actions by written consent of the stockholders of the Company and any Subsidiaries thereof, which transpire or are executed after the date hereof and prior to the Effective Time.

        Section 3.27.    Warranties; Indemnities.    There are no material warranty or indemnity claims pending or threatened against the Company or any Subsidiary. Section 3.27 of the Disclosure Letter sets forth:

        (a)   a list of all forms of written warranties, guarantees and written warranty policies of the Company and any Subsidiary in respect of any of the Company Products which are currently in effect (the "Warranty Obligations"), and the duration of each such Warranty Obligation;

        (b)   each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, any threatened dispute; and

        (c)   the experience of the Company and its Subsidiaries with respect to warranties, guarantees and warranty policies of or relating to the Company Products and services.

True and correct copies of all forms of Warranty Obligations have been delivered to Parent prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company and its Subsidiaries are not authorized to undertake obligations to any customer or other person in excess of or materially different from such Warranty Obligations. The Financial Statements reflect adequate and appropriate reserves for all Warranty Obligations. All products designed, licensed, or sold by the Company and its Subsidiaries are and were free from material defects in design and satisfy in all material respects the written requirements therefor set forth in any and all contracts, agreements, purchase orders, Warranty Obligations or other specifications or agreements related thereto.

        Section 3.28.    Representations Complete.    None of the representations or warranties made to Parent by the Company (taken together with the Disclosure Letter) contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Company), in light of the circumstances in which made, not misleading.

        Section 3.29.    Insurance.    All insurance policies of the Company and its Subsidiaries are listed on Section 3.29 of the Disclosure Letter. Except as set forth in Section 3.29 of the Disclosure Letter, there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies. All premiums due and payable under all such policies have been timely paid and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

        Section 3.30.    Foreign Corrupt Practices Act.    Neither the Company, nor to the knowledge of the Company, any Subsidiary, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        Section 3.31.    Internal Controls.    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (a) maintains disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company Board (i) any significant deficiencies in the operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

        Section 3.32.    No Acceleration of Company Options.    Except as set forth in Section 3.32 of the Disclosure Letter, no Company Stock Options will accelerate upon the execution of this Agreement or the consummation of the transactions contemplated thereby, including, but not limited to, the Offer and the Merger.

        Section 3.33.    Releases.    All stockholders of the Company who entered into lockup agreements (the "IPO Lockup Agreements") with the underwriters of the Company's initial public offering have received all required releases from such IPO Lockup Agreements necessary in order to allow such stockholders to tender their Shares to Parent pursuant to the Offer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION

        Parent and Acquisition hereby represent and warrant to the Company that:

        Section 4.1.    Organization.

        (a)   Each of Parent, Acquisition and Parent's other subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except, solely with respect to Parent's subsidiaries other than Acquisition, where the failure to be so organized, existing or in good standing or the failure to have such power and authority, individually or in the aggregate, does not have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company's counsel accurate and complete copies of the Certificate of Incorporation and bylaws, as currently in full force and effect, of Acquisition.

        (b)   Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on Parent. For purposes hereof, the term "Material Adverse Effect on Parent" means any circumstance involving, change in or effect on Parent or any of its subsidiaries (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and its subsidiaries, taken as a whole, but excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or

(D) changes in applicable law or regulations or in GAAP; or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Acquisition to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent contained in this Agreement shall be deemed to refer solely to Parent and its subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger.

        Section 4.2.    Capitalization of Parent and its Subsidiaries.

        (a)   The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, $.001 par value per share, of which, as of August 10, 2005, approximately Eighty-Four Million One Hundred Thirty-One Thousand One Hundred Sixty-Nine (84,131,169) shares were issued and outstanding, 20,000,000 shares of preferred stock, $.001 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and not subject to any preemptive rights, and all shares of Parent Common Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid, nonassessable and not subject to any preemptive rights. As of August 10, 2005 (A) an aggregate of approximately Seven Million Six Hundred Sixty-Eight Thousand Six Hundred Twenty-Nine (7,668,629) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants and under purchase plans. Except as set forth above, as of the date hereof, there are outstanding (1) no shares of capital stock or other voting securities of Parent, (2) no securities of Parent or its subsidiaries convertible into, or exchangeable for, shares of capital stock or voting securities of Parent, (3) no options, warrants or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (4) no equity equivalent interests in the ownership or earnings of Parent or any subsidiaries of Parent or other similar rights. All of the outstanding shares of Parent Common Stock, options and warrants to purchase shares of Parent Common Stock (collectively, "Parent Securities") were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, other than in connection with Parent's authorized stock repurchase program, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other arrangements or understandings to which Parent is a party or by which it or the Parent Board is bound, and, to Parent's knowledge, there are no other agreements, voting trusts or other arrangements or understandings relating to the voting of any shares of capital stock or other voting securities of Parent. No shares of Parent are issued and held by Parent in its treasury as of the date hereof.

        (b)   The Parent Common Stock constitutes the only class of securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

        Section 4.3.    Authority Relative to this Agreement.

        (a)   Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent (the "Parent Board"), the Board of Directors of Acquisition and by Parent as the sole stockholder of Acquisition. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        (b)   The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Parent's stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger). The execution and delivery of this Agreement have been duly and validly adopted and approved by Parent's Board of Directors and Parent as Acquisition's sole stockholder. No other corporate proceedings of Parent or Acquisition are required to authorize this Agreement and consummate the transactions contemplated hereby.

        Section 4.4.    SEC Reports; Financial Statements.

        (a)   Parent has filed all required forms, reports and documents with the SEC since January 1, 2004 ("Parent SEC Reports"), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms, reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the "Parent Financial Statements") do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly stated therein. The Parent Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of Parent and its subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

        (b)   Parent has delivered to the Company a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that Parent presently intends to file) to agreements, documents or other instruments previously filed by Parent with the SEC.

        Section 4.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9 or Offer Documents will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

        Section 4.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

        Section 4.7.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since March 31, 2005 in the ordinary course of business consistent with past practices. Except as disclosed in the Parent SEC Reports, since March 31, 2005, there has been no Material Adverse Effect on Parent.

        Section 4.8.    Compliance with Applicable Law.    Each of Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the "Parent Permits"), except where failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in compliance with the terms of the Parent Permits held by it, except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. The business of Parent and its subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent.

        Section 4.9.    Brokers.    No broker finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

        Section 4.10.    No Prior Activities of Acquisition.    Acquisition was formed for the purposes of entering into this Agreement and consummating the transactions contemplated hereby, and has engaged in no other business activities of any type or kind whatsoever.

        Section 4.11.    Tax Treatment.    Neither Parent nor, to Parent's knowledge, any of its affiliates has taken or agreed to take action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        Section 4.12.    Disclosure.    Parent has provided to the Company copies of all existing material contracts (as used in this Section 4.12, as that term is defined for purposes of Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act) of Parent or its subsidiaries that are not yet required to be filed, but will be filed as an exhibit to a report filed by Parent with the SEC after the date hereof. Parent has informed the Company of each letter of intent executed by Parent or any of its subsidiaries that would likely result in a material contract of Parent.

        Section 4.13.    Off Balance Sheet Liabilities.    Except for transactions, arrangements and other relationships otherwise specifically identified in the Parent Financial Statements as of the date hereof, there are no transactions, arrangements and other relationships between and/or among Parent, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Parent or any of its affiliates.

        Section 4.14.    Litigation.    Except as disclosed in the Parent SEC Reports, no suits, claims, actions, proceedings or investigations would, if decided adversely to Parent or any subsidiary of Parent, individually or in the aggregate have had, or would reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any subsidiary of Parent is subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

        Section 4.15.    Ownership of Company Common Stock.    As of the date hereof, Parent owns no shares of Company Common Stock and has not owned any shares of Company Common Stock within the past three (3) years. No subsidiary of Parent, including Acquisition, owns any shares of Company Common Stock or has owned any shares within the past three (3) years. Parent has not taken any action in its capacity as a stockholder of Company that would cause Section 203 of the DGCL to be applicable to this Agreement or the Merger.

ARTICLE 5

COVENANTS

        Section 5.1.    Conduct of Business of the Company.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will and will cause each Subsidiary to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary will:

        (a)   amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document);

        (b)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans;

        (c)   split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the cancellation of Company Stock Options following termination of employment with or provision of services to the Company or any Subsidiary);

        (d)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

        (e)   alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any Subsidiary;

        (f)    (i) incur, assume or forgive any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of the Subsidiaries incurred in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to the Subsidiaries or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary or any of the Other Interests; or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

        (g)   except as may be required by law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than offer letters, letter agreements and options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of the Company; (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company's business consistent with past practice; or (iii) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice for employees other than an employee who is party to an employment agreement;

        (h)   (i) acquire, sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; (iii) enter into a "development services" or other similar agreement pursuant to which the Company may purchase or otherwise acquire the services of another person, other than in the ordinary course of business consistent with past practices; (iv) acquire, sell, lease, license, transfer, encumber, enforce or otherwise dispose of any Company Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices; or (v) knowingly, willfully or wantonly infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property.

        (i)    unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

        (j)    revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

        (k)   (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein; (ii) enter into any Contract that would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices; (iii) amend, modify or waive any right under any of its Material Contracts; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; (v) enter into any Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company's or any Subsidiary's business or the sale of the Company's or any Subsidiary's products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted; or (vi) authorize any new capital expenditure, other than as set forth in Section 5.1 of the Disclosure Letter, up to an aggregate amount equal to One Hundred Fifty Thousand Dollars ($150,000);

        (l)    make or rescind any express or deemed election relating to Taxes, settle or compromise any Tax liability, enter into any closing or other agreement with any Tax authority, file or cause to be filed any amended Tax Return, file or cause to be filed claim for refund of Taxes previously paid or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

        (m)  fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, take any position, make any election or adopt any method on such Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law, or fail to pay any Taxes when due;

        (n)   (i) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would require the payment by the Company or any Subsidiary of damages in excess of Fifty Thousand Dollars ($50,000), unless such settlement or compromise is fully covered by an insurance policy of the Company or a Subsidiary (other than with respect to any deductible), or involves any equitable relief or (ii) suffer to exist any suit, claim, action, proceeding or investigation against the Company, any Subsidiary or any of their respective properties or assets that, if decided adversely to the Company or any such Subsidiary, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Hundred Thousand Dollars ($100,000), other than such claims, actions, proceedings or investigations that are (A) fully covered by insurance policies in favor of the Company and the Subsidiaries (other than with respect to any deductible) or (B) determined to be without merit by counsel mutually acceptable to Parent and the Company;

        (o)   knowingly take any action that would result in a failure to maintain trading of the Shares on the NASDAQ;

        (p)   take any action that results in the acceleration of vesting of any Company Stock Option, except as may be required pursuant to any agreement in effect as of the date hereof;

        (q)   allow any insurance policy to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

        (r)   take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

        (s)   take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(r) hereof or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

Notwithstanding the foregoing and any other provision of this Agreement, neither Parent nor Acquisition shall have the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.2.    Conduct of Business of Parent.    Except (i) as contemplated or permitted by this Agreement or (ii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company:

        (a)   amend its Certificate or Articles of Incorporation (other than to increase the number of authorized shares of Parent Common Stock) or bylaws (or other similar governing document);

        (b)   split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any subsidiary of Parent (other than the repurchase of restricted stock and cancellation of securities following termination of employment with or provision of services to Parent or any of its subsidiaries);

        (c)   knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NASDAQ;

        (d)   adopt or propose to adopt any amendments to its charter documents that would materially impair or adversely effect the ability of Parent to consummate the transactions contemplated by this Agreement;

        (e)   adopt a plan of complete or partial liquidation or dissolution;

        (f)    take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

        (g)   unless required by a change in applicable law or GAAP, change any of the accounting principles, practices or methods used by it;

        (h)   take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(g) hereof or any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect.

Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not have the right to control or direct Parent's operations. Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.3.    Preparation of S-4.

        (a)   As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the S-4 and any other filings required under the Exchange Act, the Securities Act or any other federal laws relating to the transactions contemplated hereby. Parent shall use its best efforts to have the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Offer and the Merger and any other transactions contemplated thereby. Parent shall, as promptly as practicable after receipt thereof, provide the Company copies of any written comments, and advise the Company of any oral comments or communications regarding the S-4 received from the SEC. Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing the same with the SEC, and Parent shall promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the S-4 shall be made by Parent without the approval of the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by Parent which are incorporated by reference in the S-4, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the Company or its business, financial condition or results of operations. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and upon the exercise of Company Stock Options and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Offer and the Merger and to consummate the other transactions contemplated by this Agreement and shall pay all expenses incident thereto; provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

        (b)   Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the S-4. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

        (c)   If at any time prior to the Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to the S-4 so that such the S-4 would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of Company.

        Section 5.4.    Other Potential Acquirers.

        (a)   For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition by any person (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (a "Third Party") of any portion of the assets of the Company and the Subsidiaries, taken as a whole, representing fifteen percent (15%) of more of the aggregate fair market value of the Company's business immediately prior to such acquisition, other than the sale or license of products in the ordinary course of business consistent with past practices; (ii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (whether in cash or other property); (iv) the repurchase by the Company or any Subsidiary of more than fifteen percent (15%) of the outstanding Shares; or (v) the acquisition by the Company or any Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets is equal to or greater than fifteen percent (15%) of the annual revenues or assets of the Company and the Subsidiaries, taken as a whole, for and at the twelve (12) month period ended March 31, 2005. For purposes of this Agreement, "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, for consideration consisting of cash and/or securities, eighty percent (80%) or more of the Shares then outstanding or eighty percent (80%) or more of the fair market value of the assets of the Company and its Subsidiaries, and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of outside legal counsel to the Company and the Company Financial Adviser or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

        (b)   The Company agrees that it and its affiliates and their respective officers, directors and employees shall, and that it shall direct its investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing activities, discussions or negotiations with any other persons with respect to any possible Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives and agents to, directly or indirectly, (A) encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a Third Party Acquisition; (B) participate in or initiate any discussions or negotiations regarding, or provide any non-public information with respect to, the Company or any Subsidiary or their respective businesses, assets or properties (other than Parent and Acquisition or any designees of Parent and Acquisition) in connection with, or take any other action to knowingly facilitate, any Third Party Acquisition or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition; or (C) enter into any agreement with respect to any Third Party Acquisition. Notwithstanding the foregoing, nothing in this Section 5.4 or any other provision of this Agreement shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited, bona fide written proposal for a Third Party Acquisition, if and to the extent that (1) the Company Board, by a majority vote, determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would constitute or result in a breach by the Company Board of its fiduciary duties to the Company's stockholders under applicable law, (2) the Company Board, by a majority vote, reasonably determines in good faith that such proposal for a Third Party Acquisition constitutes or is reasonably likely to result in a Superior Proposal which, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (3) prior to taking such action, (x) the Company provides two (2) business days prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement.

        (c)   The Company shall promptly (but in no case later than twenty-four (24) hours after receipt) notify Parent if the Company, any Subsidiary or any of their respective officers or other employees, directors, investment bankers, attorneys, accountants or other representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition or request for nonpublic information by any person who is making, or who has indicated that it is considering making, a proposal for a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person submitting such proposal. The Company shall provide Parent with a copy of any written proposal for a Third Party Acquisition or amendments or supplements thereto, and shall thereafter promptly provide to Parent such information as is reasonably necessary to keep Parent informed of the status of any inquiries, discussions or negotiations with such person proposing the Third Party Acquisition, and any material changes to the terms and conditions of such proposal for a Third Party Acquisition, and shall promptly provide to Parent a copy of any information delivered to such person which has not previously been made available to Parent.

        (d)   Except as set forth in this Section 5.4(d), the Company Board shall not withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, or propose to withdraw or modify, in a manner adverse to Parent, such recommendation or approve or recommend any Third Party Acquisition. Notwithstanding the foregoing, prior to Parent's acceptance of Shares for exchange pursuant to the Offer, if (i) the Company receives an unsolicited bona fide written proposal for a Third Party Acquisition that the Company Board, by a majority vote, reasonably determines in good faith constitutes a Superior Proposal which, if accepted, is likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (ii) the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would constitute or result in a breach by the Company Board of its fiduciary duties to the Company's stockholders under applicable law, the Company Board may withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby or recommend a Superior Proposal, but in each case only (A) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (a "Notice of Superior Proposal"), (B) after the Company Board considers in good faith any proposed changes to this Agreement proposed in writing by Parent and (C) if Parent does not, within five (5) business days after Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, that the Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 7.1 hereof and the Company has paid all amounts due to Parent pursuant to Section 7.3 hereof.

        (e)   Notwithstanding anything to the contrary herein, any disclosure that the Company Board may be required to make with respect to the receipt of a proposal for a Third Party Acquisition or any other matter in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 under the Exchange Act shall not constitute a violation of this Agreement; provided that, other than as required by applicable law, such disclosure states that no action will be taken by the Company Board in violation of Section 5.4(d) hereof.

        (f)    Except as provided in Article 7 hereof, nothing in this Section 5.4 shall permit the Company to terminate this Agreement or affect any other obligations of the Company under this Agreement.

        Section 5.5.    Nasdaq Listing.    Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the

NASDAQ, subject to official notice of issuance, prior to the issuance of such shares pursuant to the Offer or the Effective Time, as the case may be.

        Section 5.6.    Access to Information.

        (a)   Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall provide Parent and its authorized representatives with reasonable access to all employees, offices and other facilities and to all books and records of the Company and the Subsidiaries as Parent may reasonably require, and will cause its officers and those of the Subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated and appropriate officer of Parent to answer questions and make available such information regarding Parent and its Subsidiaries as is reasonably requested by the Company, taking into account the nature of the transactions contemplated by this Agreement.

        (b)   Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with July 2005), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

        (c)   Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall furnish to the Company (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with July 2005), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

        (d)   Each of the parties hereto shall hold, and shall cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement, dated June 17, 2005, between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transactions contemplated by this Agreement. Moreover, nothing in this Agreement shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

        Section 5.7.    Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Offer Materials, the Schedule 14D-9 and the S-4 and any amendments thereto and any filings that may be required under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Offer or the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. The Company agrees to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        Section 5.8.    Public Announcements.    Each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable law or by the rules and regulations of, or pursuant to any listing agreement with the NASDAQ, as determined by Parent or the Company, as the case may be, or (b) following a change, if any, of the Company Board's recommendation of the Merger (solely in accordance with Section 5.4(d) hereof), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

        Section 5.9.    Indemnification and Directors' and Officers' Insurance.

        (a)   For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect. Parent shall cause the Certificate of Incorporation and bylaws of the Surviving Company to maintain in effect, for a period of six (6) years after the Effective Time, the current provisions contained in the Amended and Restated Certificate of Incorporation and bylaws of the Company regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

        (b)   From and after the Effective Time, Parent shall cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company's Restated Certificate of Incorporation or bylaws as in effect on the date hereof.

        (c)   The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall not permit the Surviving Company to merge or consolidate with any other person or transfer or convey all or substantially all of its properties and assets to any person unless the successors and assigns of the Surviving Company, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.9.

        (d)   The Company shall purchase within twenty-eight (28) days after the Expiration Date run-off or "tail" insurance coverage under its existing directors' and officers' liability insurance policies, or from another insurer, that provides coverage, for a period of six (6) years after the Effective Time, for the Company's directors and officers for claims arising from facts or events that occurred at, or prior to, the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) (the "D&O Insurance"). The D&O Insurance shall be substantially equivalent to the Company's existing policies, or if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the aggregate cost for the purchase of such D&O Insurance (for the entire six (6) "year tail" coverage period) shall not exceed $1,800,000.

        Section 5.10.    Notification of Certain Matters.    The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 5.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.11.    Affiliates.

        (a)   The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act ("Company Affiliates"), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B.

        (b)   Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

        Section 5.12.    Tax-Free Reorganization.    Each of Parent and Company shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected to render the Parent 368 Opinion) and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or such other counsel that has been selected to render the Company 368 Opinion) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent 368 Opinion or Company 368 Opinion, as the case may be. Each of Parent and Company agrees to use commercially reasonable efforts to obtain the Parent 368 Opinion or the Company 368 Opinion, as the case may be, and to cause the conditions relating to the receipt of such opinions that are set forth in Annex A and Section 6.1(g) hereof to be satisfied (except to the extent waived as provided therein).

        Section 5.13.    Section 16 Matters.    Prior to the Effective Time, the Company Board shall adopt resolutions consistent with the SEC's interpretations of Rule 16b-3 of the Exchange Act so that the cancellations of Company Options held by Company Insiders pursuant to this Agreement shall be exempt transactions for purposes of Section 16 of the Exchange Act to the greatest extent possible. For purposes of this Section 5.13, a "Company Insider" is any officer or director of the Company, or any beneficial holder of more than 10% of the Shares.

        Section 5.14.    Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

        Section 5.15.    Company Stock Options.    Prior to the Effective Time, the Company shall not cause the acceleration of any Company Stock Options.

        Section 5.16.    Post-Closing Employee Benefits.    Following the Effective Time, and to the extent that any Employee Plan is not continued after the Effective Time, Parent shall or shall cause either the Company or Acquisition, as applicable, to make available to the employees of the Company who continue employment with Parent, Company or Acquisition (including any successor to Parent, Company or Acquisition), as applicable, upon or after the Effective Time, comparable employee benefit plans and programs maintained for similarly situated employees of Parent on the same terms and conditions applicable to similarly situated employees of Parent.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 6.1.    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)   this Agreement shall have been duly adopted by the requisite vote or written consent of the stockholders of the Company, if and to the extent required by applicable law, in order to consummate the Merger;

        (b)   no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

        (c)   any waiting period applicable to the Merger under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired;

        (d)   the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger;

        (e)   the Parent Common Stock shall be listed for trading on the NASDAQ and the Parent Common Stock to be issued in the Offer or the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options shall have been approved for listing on the NASDAQ;

        (f)    Parent shall have purchased Shares pursuant to the Offer; and

        (g)   Neither the Parent 368 Opinion nor the Company 368 Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent 368 Opinion or the Company from relying on the Company 368 Opinion; provided that this condition may be waived by Parent solely with respect to the Parent 368 Opinion or by the Company solely with respect to the Company 368 Opinion.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

        Section 7.1.    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

        (a)   by mutual written consent of Parent, Acquisition and the Company;

        (b)   by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent in accordance with Section 1.1 hereof) without any Shares being purchased therein, provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Parent failed to purchase Shares in the Offer; or (iii) the purchase of Shares pursuant to the Offer has not been consummated by

January 31, 2006 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the purchase of Shares pursuant to the Offer or the Effective Time, as applicable, shall not have occurred on or before the Final Date;

        (c)   by the Company if, prior to Parent's acceptance of Shares for exchange pursuant to the Offer, (i) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of Parent contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by Parent or Acquisition of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on Parent or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured) within twenty (20) business days after notice by the Company thereof; provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this clause (iii) if Parent shall have failed to commence the Offer prior to such date due to the material breach of this Agreement by the Company; (iv) the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (A) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.4 hereof, including the notice provisions therein and (B) the Company has paid all amounts due to Parent pursuant to Section 7.3; or (v) Parent shall have consummated a merger or consolidation in which Parent is not the surviving corporation or Parent shall have consummated a sale of all or substantially all of its assets.

        (d)   by Parent and Acquisition if, prior to Parent's acceptance of Shares for exchange pursuant to the Offer, (i) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by the Company of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on the Company or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof; provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) the Company Board shall have submitted or recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger, fails to include its recommendation of this Agreement and the Merger in the Schedule 14D-9 or fails to reconfirm its recommendation of this Agreement, the Offer and the Merger (including publicly, if requested) within three (3) business days after a reasonable request by Parent for such reconfirmation; (v) the Company Board fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) business days after such proposal is received by or on behalf of the

Company or such transaction has been launched, as the case may be; (vi) the Company shall have breached its obligations under Section 5.4; (vii) any of Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs' Fund VI Limited Partnership, Oak Investment Partners XI, Limited Partnership, Steamboat Ventures, LLC, Steamboat Ventures Manager, LLC, Jeff Pryor and Kurt Johnson (each, an "Exchanging Holder") shall be in breach of any of its obligations pursuant to the Exchange Agreement executed by such Exchanging Holder and Parent as of the date hereof (each, an "Exchange Agreement") or any Exchanging Holder (other than Jeff Pryor and Kurt Johnson) shall have indicated to Parent that it does not intend to honor any of its obligations under the Exchange Agreement to which it is party; (viii) due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that Parent may not terminate this Agreement pursuant to this clause (viii) if Parent's failure to fulfill any of its obligations under this Agreement shall have been the reason that Parent failed to commence the Offer; or (ix) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

        Section 7.2.    Effect of Termination.    Upon the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Sections 5.6(d) and 7.3, and all of Article 8, except for Section 8.10. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

        Section 7.3.    Fees and Expenses.

        (a)   If this Agreement is terminated pursuant to:

          (i)    Section 7.1(c)(iv), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or 7.1(d)(vi); or

          (ii)   Section 7.1(d)(i) or 7.1(d)(ii) as a result of a willful and knowing breach by the Company if (x) prior to the time of such termination pursuant to Section 7.1(d)(i) or 7.1(d)(ii) the Company has received a proposal for a Third Party Acquisition and (y) within six (6) months after such termination, (A) the Company enters into an agreement with respect to a Company Acquisition or (B) a transaction constituting a Company Acquisition occurs;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent as liquidated damages immediately upon the occurrence of the event described in this Section 7.3(a) giving rise to such damages the sum of (i) Six Million Five Hundred Thousand Dollars ($6,500,000) and (ii) an amount equal to the aggregate of all expenses undertaken by Parent in connection with the execution of this Agreement and the consummation of the transactions contemplated hereunder (such amount referred to in this clause (ii) not to exceed Two Million One Hundred and Fifty Thousand dollars ($2,150,000) (such sum referred to in clauses (i) and (ii), the "Termination Fee"). In the event that any Exchanging Holder pays the Exchange Agreement Termination Fee (as defined in Section 4.14 of certain of the Exchange Agreements) in full to Parent, the Company shall not be required to pay the Termination Fee to Parent pursuant to this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that, unless and until an Exchanging Holder has actually paid to Parent an Exchange Agreement Termination Fee, the Company's obligation to pay the Termination Fee pursuant to this Section 7.3(a) shall be a separate, direct obligation to Parent and shall be absolute and unconditional, and it shall not be a defense to such obligation that an Exchanging Holder is (or may be) obligated to pay an Exchange Agreement Termination Fee to Parent. Except for claims or causes of action based on fraud, in the event that the Termination Fee is paid as required herein, such Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither Parent nor Acquisition nor their stockholders shall be entitled to any further or other rights, claims or remedies. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

        (b)   For purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition by the Company or any material Subsidiary of assets representing in excess of twenty percent (20%) of the aggregate fair market value of the business of the Company and the Subsidiaries, taken as a whole, immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of twenty percent (20%) of the voting power of the then outstanding shares of capital stock of the Company.

        (c)   Except as provided in this Section 7.3, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that fees and expenses incurred in connection with (i) the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the S-4 (including the Prospectus) and (ii) any filings required under the HSR Act and similar foreign merger notification laws shall be shared equally by the Company and Parent.

        Section 7.4.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition. This Agreement (including the Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

        Section 7.5.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

MISCELLANEOUS

        Section 8.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms.

        Section 8.2.    Entire Agreement; Assignment.    This Agreement (including the Disclosure Letter and the Exhibits and Annex A hereto) and the Confidentiality Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this

Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

        Section 8.3.    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

        Section 8.4.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition:	ValueClick, Inc. 30699 Russell Ranch Road Suite 250 Westlake Village, CA 91361 Telecopier: (818) 575-4505 Attention: General Counsel
with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-6765 Attention: Bradford P. Weirick
if to the Company to:	Fastclick, Inc. 360 Olive Street Santa Barbara, CA 93101 Telecopier: (805) 456-0407 Attention: Chief Executive Officer
with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Telecopier: (617) 542-2241 Attention: Richard R. Kelly

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 8.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        Section 8.6.    Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

        Section 8.7.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 5.9 and 8.2 hereof, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 8.8.    Certain Definitions.    For the purposes of this Agreement the term:

        (a)   "affiliate" means (except as otherwise provided in Sections 3.20 and 5.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

        (b)   "business day" means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NASDAQ is closed;

        (c)   "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

        (d)   "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

        (e)   "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list;

        (f)    "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and, with respect to the Company, disclosed in Section 3.14(d) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and

        (g)   "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

        Section 8.9.    No Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

        Section 8.10.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 7.3(a) it shall not be entitled to specific performance to compel the consummation of the Merger.

        Section 8.11.    Counterparts.    This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 8.12.    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 8.13.    Waiver of Jury Trial.    Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

(Remainder of page intentionally left blank)

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

VALUECLICK, INC.
By:	/s/ SCOTT P. BARLOW
Name:	Scott P. Barlow
Title:	Vice President and General Counsel
FASTCLICK, INC.
By:	/s/ KURT A. JOHNSON
Name:	Kurt A. Johnson
Title:	Chief Executive Officer
FC ACQUISITION SUB, INC.
By:	/s/ SCOTT P. BARLOW
Name:	Scott P. Barlow
Title:	Secretary

ANNEX A

CONDITIONS TO THE OFFER

        The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

        Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (a) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (c) the S-4 shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (d) the shares of Parent Common Stock issuable in exchange for Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for quotation on the NASDAQ (subject to official notice of issuance), (e) the Company shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or other nationally recognized tax counsel reasonably acceptable to the Company) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the "Company 368 Opinion") (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company 368 Opinion; provided that such condition may be waived by the Company in its sole discretion, (f) Parent shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to Parent) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the "Parent 368 Opinion") (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent 368 Opinion, (g) Parent shall not have received an executed Non-Competition Agreement from any of Kurt Johnson, James Aviani, Shayne Mihalka, Peter Foster, Misty Gibbs or Barbara Jennings, (h) any Exchanging Holder shall have breached any of its obligations pursuant to the Exchange Agreement to which it is a party, (i) Parent shall not have received copies of the consents identified on Exhibit C to the Agreement or (j) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

            (i)  there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Entity that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the Offer by Parent, the acceptance for payment, payment for or purchase of some or all of the Shares by Parent or the consummation of the transactions contemplated by the Agreement, (B) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of one hundred percent (100%) of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company's stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent's or any of its affiliates' ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, or, as a result of the transactions contemplated by the Agreement, of Parent and its subsidiaries, (D) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the transactions contemplated by the Agreement, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company and its Subsidiaries, or of Parent and its subsidiaries or (E) imposes damages on Parent, the Company or any of their respective affiliates as a result of the transactions contemplated by the Agreements in amounts that are material with respect to such transactions;

           (ii)  there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Entity applicable to (A) Parent, the Company or any of their respective affiliates or (B) the transactions contemplated by the Agreement (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above;

          (iii)  (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company or (B) (1) the representations and warranties of the Company set forth in the Agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date) or (2) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it and the Company has not cured such breach (if capable of being cured);

          (iv)  the Board of Directors of the Company shall have withdrawn or modified, in any manner (other than non-substantive modifications), its approval or recommendation of the Offer or the Merger;

           (v)  there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or on the NASDAQ, for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of Parent, materially affects Parent, the Company, Parent's ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (vi)  more than one of the employees of the Company identified on Exhibit D to the Agreement shall have resigned his or her employment with the Company or notified the Company of his or her intention not to continue in the employment of the Company following the consummation of the Offer or the Merger.

         (vii)  the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

        The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions or may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent (except as provided in Section 1.1 of the Agreement). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

        If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be promptly returned to the tendering stockholders.

ANNEX B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF VALUECLICK AND FC ACQUISITION SUB, INC.

1.     ValueClick

        Information concerning the directors and executive officers of ValueClick, Inc. is included in its Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 2, 2005 and incorporated herein by reference. See "Additional Information—Where You Can Find Additional Information" on page 103.

        The following table sets forth, to the best of our knowledge, for each executive officer and director of ValueClick, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. To the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the directors or executive officers of ValueClick have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each executive officer is c/o ValueClick, Inc., 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91362.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
JAMES R. ZARLEY	60
		Mr. Zarley is the Chairman of the Board and Chief Executive Officer of ValueClick. He has served as Chairman, and has been an advisor to ValueClick, since May 1998. In February 1999, Mr. Zarley joined ValueClick in a full-time capacity and in May 1999 he became Chief Executive Officer. In January of 2001, Mr. Zarley assumed the added position of President of ValueClick, Inc. Prior to joining ValueClick, from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Internet service provider, Verio, Inc. Mr. Zarley currently serves as a director of Texas Roadhouse, Inc., a restaurant chain.
SAMUEL J. PAISLEY	55
		Mr. Paisley is the Chief Administrative Officer. Mr. Paisley joined ValueClick in his initial role of Executive Vice President in April 2000, and added the position of Chief Operating Officer — Media in January 2001. In June 2002 he assumed the role of Chief Financial Officer. In May 2005 he assumed his current role of Chief Administrative Officer. Mr. Paisley previously served as Chief Financial Officer and Executive Vice President of Automata International, an integrated circuit manufacturer, from June 1998 to March 2000. Between August 1980 and June 1998 he held several positions at KPMG Peat Marwick LLP, an audit firm, finishing his employment as a partner in Information, Communications and Entertainment. Mr. Paisley graduated with a B.A. from Washington & Jefferson College and an M.B.A. from the University of Pittsburgh.

SCOTT H. RAY	41
		Mr. Ray serves as Chief Financial Officer, and directly manages ValueClick's worldwide finance, human resources and facilities functions. Mr. Ray joined ValueClick as General Manager of ValueClick's Mediaplex technology businesses in November 2002, and became ValueClick's Executive Vice President of Finance in August 2004. In May of 2005, Mr. Ray assumed the role of Chief Financial Officer. Prior to joining ValueClick, Mr. Ray served as Executive Vice President and Chief Financial Officer for OpenTV Corp., a provider of interactive television software and services, from March 2001 to November 2002. Prior to that, Mr. Ray served as the Chief Financial Officer of BarterTrust from July 2000 to March 2001, where he also assumed the role of Chief Operating Officer in September 2000. From March 1998 to July 2000, Mr. Ray was the Controller of Bay View Capital Corporation and the Chief Financial Officer of its main operating subsidiaries, including Bay View Bank. In February 2000, Mr. Ray assumed the role of Chief Financial Officer of Bay View Capital Corporation. From September 1994 to July 1996, Mr. Ray served as Treasurer of Silicon Valley Bancshares and its operating subsidiary, Silicon Valley Bank. In July 1996, Mr. Ray became their Chief Financial Officer. Between August 1987 and September 1994, Mr. Ray worked for Coopers & Lybrand and Price Waterhouse in the assurance services practice until January 1991, and then in practices providing a variety of financial advisory services. Mr. Ray is a certified public accountant and a certified forensic accountant, and holds a B.S. with honors in accounting from Arizona State University.
PETER WOLFERT	41
		Mr. Wolfert joined ValueClick as its Chief Technology Officer in June 2000. Previously, Mr. Wolfert was the Senior Vice President and Director of Information Technology for Mellon Capital Management, an investment management firm in San Francisco, from October 1998 until June 2000. Prior to that he served as Senior Vice President of Information Technology at AIM Funds in San Francisco from October 1995 to October 1998. From January 1992 until October 1995, Mr. Wolfert was Senior Vice President of Information Technology at Trust Company of the West in Los Angeles. Mr. Wolfert graduated with a B.S. from the University of California at Davis, and also earned an M.B.A. with emphasis in Management Information Systems from the University of California at Irvine.

SCOTT P. BARLOW	36
		Mr. Barlow joined ValueClick as its Vice President and General Counsel in October of 2001 and has also served as its Secretary since February 2002. Prior to joining ValueClick, Mr. Barlow served as the General Counsel and Secretary for Mediaplex, Inc., a provider of technology-based marketing and products and services, from December 2000 to October 2001. From October 1999 to December 2000, Mr. Barlow served as Mediaplex's Assistant General Counsel. Prior to his employment with Mediaplex, Mr. Barlow was a senior associate with Raifman & Edwards LLP, a San Francisco-based corporate law firm from 1995 to 1999. Mr. Barlow graduated with a B.S. from the University of Florida and a J.D. from the University of Akron School of Law.
JEFFREY A. PULLEN	50
		Mr. Pullen is Chief Operating Officer of ValueClick's U.S. operations. Mr. Pullen joined ValueClick in December 2003 through ValueClick's acquisition of Commission Junction, a leading affiliate marketing technology and service provider where Mr. Pullen served as President and Chief Executive Officer. Prior to joining Commission Junction, Mr. Pullen served as Senior Vice President and Chief Financial Officer of ChemConnect Inc., a provider of Internet-based auction and exchange services to the chemical industry. From August 1998 to August 2000, Mr. Pullen served as Senior Vice President and Chief Financial Officer of IMX Exchange Inc., an Internet exchange serving the wholesale mortgage industry. From March 1996 to August 1998, Mr. Pullen held senior executive positions in operations and finance for Baker Petrolite Corporation, a specialty chemical company. Prior to joining Petrolite, Mr. Pullen was a partner in the Financial Advisory Services practice of Coopers & Lybrand where he consulted with clients regarding financial, economic and business issues related to mergers and acquisition transactions, corporate reorganizations, business valuations, and litigation matters. Mr. Pullen is a licensed certified public accountant in California, and holds a B.S. with distinction in business administration and accounting from the University of Nebraska.
CARL JAMES WHITE	40
		Mr. White is the Chief Operating Officer of ValueClick's European Operations. Mr. White joined ValueClick in October 2001 and served as the General Manager of ValueClick's European operations (currently based in London, Munich and Paris). Prior to joining ValueClick, Mr. White served as the Chief Operating Officer of 24/7 Europe, as Managing Director from March 2000 to February 2001, and from February 2001 to September 2001 was Chief Operating Officer and was responsible for media and technology businesses in thirteen countries. Prior to that, from April 1998 to March 2000, Mr. White worked as a publisher for BBC Worldwide (the commercial arm of the British Broadcasting Corporation) running commercial and editorial teams across a number of magazine titles and multimedia projects. Mr. White also has senior sales management experience from Gruner and Jahr, Media Week and Centaur communications. Mr. White holds a B.S.c. (Hons) from Bristol University.

DAVID S. BUZBY	45
		Mr. Buzby has been a director of ValueClick since May 1999. Mr. Buzby is a San Francisco-based investor and operator of entrepreneurial companies. From June 1999 to September 2000, Mr. Buzby was the Chief Operating Officer and a founding investor of Internet Barter, Inc., an international business-to-business e-commerce barter exchange. From August 1994 to January 1999, Mr. Buzby worked with Best Internet, a Web hosting company. Mr. Buzby held various positions at Best Internet including Chief Financial Officer and Vice Chairman of the Board and was a founding investor. Mr. Buzby has been CEO and founder of Reid Industries since 2004. Mr. Buzby graduated with a B.A. from Middlebury College and received an M.B.A. from Harvard Business School.
MARTIN T. HART	69
		Mr. Hart has been a director of ValueClick since March 1999. Mr. Hart has been a private investor in the Denver area since 1969. He has owned and developed a number of companies into successful businesses, and has served on the board of directors for many public and private corporations. Presently, Mr. Hart is serving on the board of the following public companies: MassMutual Corporate Investors, an investment company; MassMutual Participation Investors, an investment company; Texas Roadhouse, a restaurant chain; and Spectranetics Corporation, a medical device company. He also continues to serve on the board of directors of several private companies. Mr. Hart graduated with a B.A. from Regis University and is a Certified Public Accountant.
TOM A. VADNAIS	57
		Mr. Vadnais is the Senior Vice President overseeing the Mediaplex and Commission Junction businesses. In addition, Mr. Vadnais has been a director of ValueClick since October 2001. From April 2001 to October 2001, Mr. Vadnais was President, Chief Executive Officer and a director of Mediaplex, Inc., a provider of technology-based marketing and products and services. Prior to joining Mediaplex, Mr. Vadnais was the Executive Vice President of Professional Services for Compuware Corporation, a software and professional services provider for IT professionals, where he was retained to perform the integration of Data Processing Resources Corporation (DPRC) and managed mergers and acquisitions. Mr. Vadnais was the President and Chief Operating Officer of DPRC, prior to its acquisition by Compuware. From 1992 to 1999, Mr. Vadnais was the President and Chief Operating Officer of Tascor, Inc., a wholly-owned subsidiary of Norrell Inc., where he was a member of Norrell's board of directors. Until 1992, Mr. Vadnais worked at IBM for twenty-three years in various management roles, where he had experience in sales, marketing, and as Vice President of Operations. He graduated with a B.A. from the University of California, Los Angeles, and an M.B.A. from Golden Gate University.

JEFFERY F. RAYPORT	45
Dr. Rayport has been a director of ValueClick since May 2002. Dr. Rayport was a former Director of Be Free, Inc. Dr. Rayport currently works at Monitor Group, a management consulting firm, as the founder and Executive Chairman of Monitor Marketspace, an e-commerce research and media unit established in 1998. From 1991 to 2000, he was a faculty member at Harvard Business School in the Service Management Unit. He currently serves as a director of GSI Commerce, International Data Group and Andrews McMeel Universal. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University and an M. Phil. from the University of Cambridge (U.K.).

2.     FC Acquisition Sub, Inc.

        The following table sets forth, to the best of our knowledge, for each executive officer and director of FC Acquisition Sub, Inc., his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of FC Acquisition Sub, Inc. have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o ValueClick, Inc., 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91362.

Directors (Including Executive Officers Who Are Directors)

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
SAMUEL J. PAISLEY	55
		Mr. Paisley is the President, Chief Financial Officer and a director of FC Acquisition Sub, Inc. Mr. Paisley is the Chief Administrative Officer of ValueClick. Mr. Paisley joined ValueClick in his initial role of Executive Vice President in April 2000, and added the position of Chief Operating Officer — Media in January 2001 and assumed the role of Chief Financial Officer in June 2002. Mr. Paisley previously served as Chief Financial Officer and Executive Vice President of Automata International, an integrated circuit manufacturer, from June 1998 to March 2000. Between August 1980 and June 1998 he held several positions at KPMG Peat Marwick LLP, an audit firm, finishing his employment as a partner in Information, Communications and Entertainment. Mr. Paisley graduated with a B.A. from Washington & Jefferson College and an M.B.A. from the University of Pittsburgh.

SCOTT P. BARLOW	36
Mr. Barlow is the Secretary and a director of FC Acquisition Sub, Inc. Mr. Barlow joined ValueClick as its Vice President and General Counsel in October of 2001 and has also served as its Secretary since February 2002. Prior to joining ValueClick, Mr. Barlow served as the General Counsel and Secretary for Mediaplex, Inc., a provider of technology-based marketing and products and services, from December 2000 to October 2001. From October 1999 to December 2000, Mr. Barlow served as Mediaplex's Assistant General Counsel. Prior to his employment with Mediaplex, Mr. Barlow was a senior associate with Raifman & Edwards LLP, a San Francisco-based corporate law firm from 1995 to 1999. Mr. Barlow graduated with a B.S. from the University of Florida and a J.D. from the University of Akron School of Law.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        § 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2005
Or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 000-51226

FASTCLICK, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0540202 (I.R.S. Employer Identification No.)

360 Olive Street
Santa Barbara, California 93101
(Address of principal executive offices, including zip code)

(805) 568-5334
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☐    No ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2): Yes ☐    No ☒

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding at August 11, 2005
Common Stock, Par Value $0.001 per share	19,661,745 shares

FASTCLICK, INC.

INDEX TO FORM 10-Q FOR THE

QUARTERLY PERIOD ENDED JUNE 30, 2005

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

FASTCLICK, INC.

BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,926	$12,397
Short-term investments	67,313	7,954
Accounts receivable, net of allowance of $563 (2005) and $591 (2004)	10,025	9,003
Prepaid expenses and other current assets	1,549	232

Total current assets	92,813	29,586
Property and equipment, net	2,405	2,078
Other assets	2,329	2,219

Total assets	$97,547	$33,883

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,757	$5,695
Deferred revenue	771	738
Accrued payroll	962	2,048
Accrued other liabilities	389	410
Income taxes payable	632	77
Current portion of loans payable	—	46
Deferred income taxes	348	500

Total current liabilities	8,859	9,514
Long-term portion of loans payable, net of current portion	—	75
Deferred tax liabilities	736	806

Total long-term liabilities	736	881

Total liabilities	9,595	10,395
Commitments and contingencies
Redeemable convertible preferred stock, no par value; 0 shares authorized, issued or outstanding at June 30, 2005, and 2,131,285 shares authorized, issued and outstanding at December 31, 2004	—	73,416
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized and 0 shares issued and outstanding as of June 30, 2005, 0 shares authorized, issued and outstanding as of December 31, 2004	—	—
Common stock; $0.001 par value, 100,000,000 shares authorized, 19,598,780 shares issued and outstanding as of June 30, 2005; and no par value, 18,750,000 shares authorized, 11,991,315 shares issued and 3,076,595 shares outstanding as of December 31, 2004	20	8,395
Additional paid-in capital	87,108	—
Unrealized loss on investments	(28)	—
Deferred compensation	(4,820)	(7,249)
Treasury stock	—	(54,386)
Retained earnings	5,672	3,312

Total stockholders' equity (deficit)	87,952	(49,928)

Total liabilities and stockholders' equity (deficit)	$97,547	$33,883

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Revenue	$19,295	$12,222	$38,918	$23,144
Cost of revenue(a)	12,727	8,056	25,578	15,436

Gross profit	6,568	4,166	13,340	7,708
Operating costs:
Sales and marketing	2,026	1,409	4,488	2,302
Technology	684	532	1,297	905
General and administrative	1,422	492	2,998	896
Stock-based compensation(b)	611	—	1,342	—

Total operating costs	4,743	2,433	10,125	4,103
Operating income	1,825	1,733	3,215	3,605
Interest and dividend income	553	6	651	10
Interest expense	—	(2)	(1)	(2)

Income before provision for income taxes	2,378	1,737	3,865	3,613
Provision for income taxes	869	14	1,505	57

Net income	$1,509	$1,723	$2,360	$3,556

Earnings per share:
Basic	$0.08	$0.16	$0.21	$0.33
Fully diluted	$0.07	$0.15	$0.13	$0.32
Weighted average common shares outstanding:
Basic	19,578	10,817	11,493	10,783
Fully diluted	21,137	11,140	17,825	11,103

(a)
Stock-based compensation charges are included in the following statement of income category:

Cost of revenue	$9	$—	$19	$—

(b)
Stock-based compensation charges are excluded from the following statement of income categories:

Sales and marketing	$266	$—	$657	$—
Technology	117	—	241	—
General and administrative	228	—	444	—

	$611	$—	$1,342	$—

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2005	2004
	(unaudited)
Cash flow from operating activities:
Net income	$2,360	$3,556
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred compensation	1,361	—
Depreciation and amortization	667	184
Deferred income taxes	(222)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,022)	(2,517)
Prepaid expenses and other current assets	(1,317)	(10)
Other assets	(39)	(9)
Accounts payable	83	2,176
Deferred revenue	33	159
Accrued payroll	(1,086)	621
Accrued other liabilities	(21)	(29)
Income taxes payable	555	56

Net cash provided by operating activities	1,352	4,187

Cash flow from investing activities:
Purchase of short-term investments	(59,387)	—
Purchase of property and equipment	(840)	(347)
Purchase of domain names and website development costs	(44)	(87)
Software development costs	(977)	—

Net cash used in investing activities	(61,248)	(434)

Cash flow from financing activities:
Financing services	—	(274)
Net borrowings under loans payable	(121)	(14)
Proceeds from sale of common stock	61,546	22
Distributions to shareholders	—	(3,084)

Net cash provided by (used in) financing activities	61,425	(3,350)

Increase in cash and cash equivalents	1,529	403
Cash and cash equivalents, beginning of period	12,397	1,657

Cash and cash equivalents, end of period	$13,926	$2,060

Supplemental disclosures to the statements of cash flows were as follows:
Cash paid for income taxes	$1,091	$—

Supplemental disclosure of cash flow information:
Conversion of preferred stock to common stock	$73,416	$—

Initial public offering, net of costs of issuance	$61,240	$—

Retirement of treasury stock	$54,386	$—

Deferred compensation, net	$(1,069)	$—

See accompanying notes.

FASTCLICK, INC.

NOTES TO FINANCIAL STATEMENTS

(All interim information relating to the three- and six-month periods ended June 30, 2005 and 2004 is unaudited)

1. The Company and Summary of Significant Accounting Policies

        The Company—Fastclick, Inc. ("Fastclick" or the "Company") is a provider of Internet advertising technologies and services. Advertisers pay the Company to place their Internet ads on third-party websites in the Company's network and the Company shares the revenue it receives from placing those ads with the website owners, or publishers, that provided the ad space. The Company's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system and reporting and campaign management tools are designed to improve the effectiveness of Internet ad campaigns, provide advertisers with an increased return on their advertising expenditures and enhance the value of Internet ad space available on the Company's network of third-party websites.

        Fastclick was incorporated on March 31, 2000 under the laws of California, and on March 29, 2005 reincorporated under the laws of Delaware. The Company's headquarters are located in Santa Barbara, California.

        Basis of Presentation—The accompanying financial statements are unaudited and reflect all material adjustments, consisting only of normal recurring adjustments which, in the opinion of management are necessary to fairly state our financial position, results of operations and cash flows for the interim periods. The results of operations for the current interim period are not necessarily indicative of results to be expected for the entire year.

        These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Registration Statement on Form S-1 initially filed on December 22, 2004, as subsequently amended (the "Registration Statement") (File No. 333-121528).

        On March 29, 2005, the Company completed a five-for-one stock split of its outstanding common stock. All share and per share amounts for all periods presented in this report reflect this split. Prior to the consummation of the Company's initial public offering on April 6, 2005, the Company amended and restated its certificate of incorporation to authorize 100,000,000 shares common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value, and retire all of its treasury stock.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Income Taxes—From inception to December 31, 2001, the Company operated as a C corporation. Effective January 1, 2002, the Company elected to be taxed as a subchapter S corporation for federal and state income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the Company passed through and were taxed directly to the stockholders for all of 2002 and 2003 and the period from January 1, 2004 through September 27, 2004. On September 28, 2004, Fastclick completed a private placement of preferred shares, which resulted in the revocation of its subchapter S corporation status. The Company now operates as a C corporation and is subject to tax in the United States. Consequently, no federal income tax provision is recorded in the accompanying financial statements for the three- or six-month periods ended June 30, 2004. Under state laws, certain taxes (net of available tax credits) are imposed upon subchapter S corporations and are provided for in the accompanying financial statements. As a subchapter S corporation, the Company's policy was to disburse the necessary amount of funds to satisfy the stockholders' estimate of income tax liabilities based upon the Company's taxable income.

        As a C corporation, the Company is taxed at statutory corporate rates. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset valuation allowance will be recorded if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

        Earnings per share—Basic earnings per share is calculated using the weighted average common shares outstanding for the period, and excludes dilutive securities. Diluted earnings per share reflects the dilution to earnings that would occur if employee stock options and other dilutive securities resulted in the issuance of common stock. The weighted average number of shares used for basic and diluted earnings per share were as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Numerator:
Net income	$1,509	$1,723	$2,360	$3,556

Denominator:
Weighted average common shares outstanding—basic	19,578	10,817	11,493	10,783
Effect of dilutive securities:
Employee stock options	1,559	323	1,092	320
Redeemable convertible preferred stock	—	—	5,240	—

Weighted average common shares outstanding—diluted	21,137	11,140	17,825	11,103

Basic earnings per share	$0.08	$0.16	$0.21	$0.33

Diluted earnings per share	$0.07	$0.15	$0.13	$0.32

        Recent Accounting Pronouncements—On December 16, 2004, the Financial Accounting Standards Board (FASB) issued its final standard on accounting for Share-Based Payment in FASB Statement 123R, which requires all companies to measure compensation cost for all share-based payments (including stock options) at fair value. This pronouncement will be effective for public companies for the first annual reporting period of the registrant's first fiscal year beginning on or after June 15, 2005. The Company intends to adopt the standard in the quarter ending March 31, 2006, or earlier, and could adopt the new standard in one of two ways-the modified prospective transition method or the modified retrospective transition method.

        On June 7, 2005, The FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of Accounting Principals Board Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

2. Commitments and Contingencies

        During the second quarter of 2005, the Company began leasing office space in Los Angeles, California and New York, New York for sales and marketing purposes. The lease terms are through November 2010 for the Los Angeles lease and September 2010 for the New York lease. As collateral for performance by the Company of its obligations under the Los Angeles lease, the Company has provided through a bank an unsecured letter of credit with an initial face amount of $85,000. The face amount of the letter of credit may be reduced at certain future times pursuant to its terms. The Company also leases office space at two locations in downtown Santa Barbara, California, for administration, research, and operations purposes, with lease terms through April 2006.

        The Company has existing legal claims against it and may encounter future legal claims in the normal course of business. After consulting with outside legal counsel, the Company is of the opinion that, the resolution of the existing legal claims is not expected to have a material impact on the Company's financial position, results of operations or cash flows. During 2005 the Company recorded charges to operations of approximately $120,000 for the settlement of one of these claims.

3. Deferred Compensation

        The Company accounts for stock options using the intrinsic-value method under APB No. 25. Accordingly, the Company has recorded deferred compensation of $4,820,000 through June 30, 2005 for the difference between the original exercise price per share determined by the Board of Directors and the estimated fair value per share of the underlying common stock at the options' respective grant dates, net of amortization and reversals upon employee terminations. Deferred compensation is recognized and amortized on a straight-line basis over the vesting period of the related options, generally four years. The Company recorded no deferred compensation or compensation expense under APB No. 25 prior to the third quarter of 2004 as the exercise prices of all option grants in those periods were at the deemed fair value of the underlying common stock. Compensation expense under APB No. 25 related to stock options granted to the Company's employees was $620,000 and $0 for the three-month periods, and $1,361,000 and $0 for the six-month periods ended June 30, 2005 and 2004, respectively.

        Had the Company recognized employee stock option related compensation expense in accordance with SFAS No. 123 and used the minimum-value method for determining the weighted average fair value of options granted, the net income would have been as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Net income—as reported	$1,509	$1,723	$2,360	$3,556
Add: Deferred stock-based compensation expense included in reported net income, net of related income tax effects	742	—	1,361	—
Less: Deferred stock-based compensation expense determined under fair value based method for all awards, net of related income tax effects	(107)	(9)	(233)	(18)

Pro forma net income	$2,144	$1,714	$3,488	$3,538

Earnings per share:
Basic—as reported	$0.08	$0.16	$0.21	$0.33
Basic—pro forma	$0.11	$0.16	$0.30	$0.33

Fully diluted—as reported	$0.07	$0.15	$0.13	$0.32
Fully diluted—pro forma	$0.10	$0.15	$0.20	$0.32

        The compensation portion of the Company's stock option grants was estimated at the date of the grant using the minimum-value option-pricing model through March 31, 2005 and the Black-Scholes option pricing model for awards granted after Company's March 2005 initial public offering of its common stock with the following assumptions:

	2005	2004
Risk-free interest rate	4%	3%
Expected option life (years)	3	3
Expected volatility (grants after March 2005)	52%	—%
Dividend yield	—%	—%

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized ratably over the option's vesting period. The pro forma effect on net income for the periods presented is not representative of the pro forma effect on net income in future periods because compensation expense in future periods could reflect the amortization of a greater or lesser number of stock options granted in succeeding periods. In addition to the factors used to estimate the fair value of stock options issued using the minimum-value method, the Black-Scholes model considers the expected volatility of the

Company's stock price, determined in accordance with SFAS 123, in arriving at an estimated fair value. The minimum-value method does not consider stock price volatility.

4. Initial Public Offering

        On March 31, 2005 the Company agreed to sell 5,649,860 shares of common stock at a price of $12.00 per share in its initial public offering. On April 6, 2005 the Company received proceeds from the offering of $60,385,000, net of underwriting discounts, commissions, and professional and other costs. The net proceeds of the offering are included as cash and cash equivalents, short-term investments and long-term investments, and the other offering costs incurred of approximately $2,667,000 are classified as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of June 30, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock in total. As a result, upon the closing of the offering, there were 19,464,280 shares of common stock issued and outstanding.

5. Subsequent Event

        On August 11, 2005, ValueClick, Inc. and the Company jointly announced that they had entered into a merger agreement in which Fastclick would become a wholly-owned subsidiary of ValueClick. Under the terms of the merger agreement, ValueClick would first commence an exchange offer in which tendering Fastclick stockholders would receive 0.7928 of a share of ValueClick common stock for each share of Fastclick common stock tendered in the offer.

        ValueClick announced that it expects to issue approximately 15.6 million shares of ValueClick common stock and options to purchase approximately 1.2 million shares of ValueClick common stock (on a treasury stock basis) in the stock-for-stock transaction valued at approximately $214 million ($10.11 per share for Fastclick stockholders), or approximately $133 million net of cash acquired, based on ValueClick's closing stock price on August 10, 2005. The exchange offer, if completed, will be followed by a back-end merger for the same consideration as offered in the exchange offer.

        The transaction has been approved by the board of directors of each company and is subject to the acceptance by ValueClick in the exchange offer of a minimum of 66.7% of the Fastclick shares outstanding, and customary representations, warranties, covenants, closing conditions and regulatory approvals. Certain of Fastclick's management and significant stockholders entered into lock-up agreements with the lead underwriters in connection with Fastclick's initial public offering that may place restrictions on their ability to tender their shares in the exchange offer. In connection with the execution of the merger agreement, Fastclick's major stockholders, who in the aggregate hold approximately 58% of the outstanding shares of Fastclick, have entered into agreements with ValueClick pursuant to which they will be required to tender their shares in the exchange offer, subject to certain conditions, once the lock-up agreements have been waived by the underwriters or have expired. The lock-up agreements expire by their terms at 11:59 pm Pacific Time on September 27, 2005 unless the underwriters provide an earlier waiver of the lock-up agreements.

        The Company expects the transaction to qualify as a tax-free reorganization for federal income tax purposes, and to close in the fourth quarter of 2005.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

        This report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In making such statements, we must rely on estimates and assumptions drawn in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. These uncertainties and contingencies could affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by us, or on our behalf.

        In particular, the words "expect," "anticipate," "estimate," "may," "will," "should," "intend," "believe," and similar expressions are intended to identify forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, you should not consider the inclusion of forward-looking statements in this report to be a representation by us or any other person that our objectives or plans will be achieved.

        Risks and uncertainties that could cause actual results to differ from our forward-looking statements include those discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results of Operations" and elsewhere in this report.

        We undertake no obligation to update our forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. The following should be read in conjunction with, and is qualified in its entirety by, the financial statements and notes thereto included in Item 1 of this report and in conjunction with our Registration Statement on Form S-1, filed on December 22, 2004 as subsequently amended.

        The "Fastclick" family of related marks, images and symbols are our properties, trademarks and service marks. All other trade names, trademarks and service marks appearing in this report are the property of their respective owners. References to "Fastclick" "we," "us," "our," or similar terms refer to Fastclick, Inc.

General

        We are a provider of performance-based Internet advertising technologies and services to advertisers and website owners, or publishers. Our technologies and services, including our proprietary Optimization Engine, Internet ad placement bidding system, and reporting and campaign management tools, are designed to improve the effectiveness of Internet ad campaigns and provide advertisers with an increased return on their advertising expenditures. We believe our technologies and services also enhance the value of Internet advertising space available on our network of third-party websites.

        Our advertisers include direct response marketers, brand marketers and advertising agencies. We represent advertisers in a variety of industries, including travel, financial services, education, telecommunications, retail, automotive, entertainment, finance, pharmaceutical and health and information technology, either directly or indirectly through an advertising agency. Our publishers include publishers of branded websites that offer large amounts of advertising space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests.

Overview

  Our History

        We were founded in March 2000 and engaged primarily in the development of our proprietary technologies throughout 2000. We began generating revenue in 2000, and have since increased our revenue from $0.1 million in 2000, to $4.5 million in 2001, $17.7 million in 2002, $28.7 million in 2003 and $58 million in 2004. We introduced our proprietary Optimization Engine and our ad placement bidding system in late 2000 and became profitable in the first quarter of 2001. We generated a net loss of $0.1 million for 2000 and net income of $0.5 million, $4.1 million, $5.8 million and $5.1 million in 2001, 2002, 2003 and 2004, respectively.

        Our early operations were financed with $0.4 million of equity financing in March 2000. Thereafter, we financed our operations primarily through internally generated funds through September 2004. On September 28, 2004, we sold 2,131,285 shares of our preferred stock, (which converted into 10,656,425 shares of common stock prior to the completion of our initial public offering) at a price per share of $35.19, for total proceeds of approximately $75 million. Approximately $55 million of these proceeds were used to repurchase 1,562,944 shares (on a pre-split basis, or 7,814,720 shares after giving effect to our five-for-one stock split) of our common stock held by our founders, employees and investors at $35.19 per share. We made a final cash distribution to our former subchapter S corporation stockholders of approximately $3.2 million on December 16, 2004. Approximately $18.5 million of our net proceeds from the sale of our preferred stock remains on our balance sheet as cash, cash equivalents and short-term investments and we expect to use these funds to finance our future growth. On April 6, 2005, we completed our initial public offering of 5,649,860 shares of common stock at a price of $12.00 per share, and received net proceeds of $60,393,000, net of underwriting discounts, commissions, and professional and other fees.

        From our inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes. For the years ended December 31, 2002 and 2003 and the period from January 1, 2004 through September 27, 2004, we did not incur any provision for federal income taxes as the income, deductions, gains, losses, tax credits and other tax attributes of the corporation for these periods passed through and were taxed directly to the stockholders. We were subject to a 1.5% California subchapter S corporation income tax during these periods. We made distributions to our stockholders of $0.6 million, $4.4 million and $7.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. Our subchapter S corporation status was revoked on September 27, 2004 in connection with the issuance of our preferred stock and we now operate as a C corporation and are subject to federal and state tax in the United States.

        We have grown our employee base from three employees at inception to 101 employees as of June 30, 2005. While we have increased the number of our employees in all areas, our highest growth has been in our sales and marketing departments. We expect our headcount to continue to grow as our business expands. We have two office locations in Santa Barbara, California, including our corporate headquarters. In April 2005, we began leasing office space in Los Angeles, California, and in June 2005 we began leasing office space in New York, New York. We currently have sales and marketing employees in San Francisco, Los Angeles and New York. We lease server space in San Jose, California and Ashburn, Virginia.

  Our Business Model

        We generate revenue primarily from the sale of Internet advertising space across our network of websites. Advertising space on this network of websites is priced through our ad placement bidding system, which values advertising space based on market demand by matching the advertisers bidding the highest price for the advertising space that meets their campaign objectives with the websites able to supply that space, subject to certain rules that may be set by us, our advertisers or our publishers.

        We offer advertisers multiple pricing options to achieve their desired results. These alternatives include:

  •
  Cost-per-action, where the advertiser pays us a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays us a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays us a fee based on the number of times its ads are displayed, referred to as impressions.

        While we allow advertisers to purchase website advertising space based on a cost-per-action, cost-per-click or cost-per-thousand impressions pricing model, we pay for a majority of our publishers' website advertising space on a cost-per-thousand impressions basis. This allows our publishers to be paid for the impressions they serve and our advertisers to receive the performance-based pricing model they desire for their advertising campaigns.

        Our standard advertising contract covers both campaign management and ad delivery. We generally bill advertisers on a 30-day, net basis, although a portion of our advertisers prepay us for their campaigns. Our advertising contracts are terminable at any time by the advertiser or us with no penalty upon one business day prior notice. Our standard publishers' agreement covers the provision and use of Internet advertising campaigns and the related payments. We typically pay our publishers within 25 business days after the end of the month under the revenue-sharing provisions of our publisher's agreement. Under these agreements we generally pay them up to 65% of the advertising revenue we generate from ads placed on their websites. We can terminate our publisher's agreement at any time without penalty.

Components of Gross Margin

  Sources of Revenue

        We principally derive revenue from the sale of Internet advertising space across our network of websites. With respect to the Internet advertising services we provide to advertisers, we recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable. Our revenue recognition policy is discussed in more detail in the section below entitled "Critical Accounting Policies and the Use of Estimates—Revenue Recognition."

  Cost of Revenue

        Cost of revenue consists primarily of amounts we incur and pay to our publishers for their share of revenue we derive from the sale of their website advertising space and, to a lesser extent, the cost of maintaining the computer systems infrastructure which supports our proprietary technologies, the salaries and benefits of network operations personnel, bandwidth and communications costs, depreciation of network infrastructure equipment and the cost of database maintenance and support.

Components of our Operating Costs and Other Items

        The following describes certain line items in our statement of operations:

  Operating Costs

        Our operating costs include sales and marketing, technology, general and administrative and stock-based compensation expenses. Since we expect the growth of our operating expenses to be driven, in part, by the growth of our business, we are currently unable to accurately estimate the anticipated increases in these costs.

        Sales and marketing.    Our sales and marketing expenses primarily consist of the compensation and associated costs for sales and marketing personnel, marketing and advertising, public relations and other promotional activities, general business development activities, publisher acquisition and product development expenses. We expect sales and marketing expenses to increase in absolute terms with the growth of our business as we expand our sales and marketing workforce and further promote our products and services.

        Technology.    Technology costs include expenses for the research and development of new technologies designed to enhance our Internet advertising services and costs associated with the maintenance and administrative support of our technology team, including the salaries and related expenses for our research and development, as well as costs for contracted services and supplies. Also included in technology is the amortization of capitalized software development costs. We expect our technology expenses to increase slightly in absolute terms as we grow and continue to invest in new technologies and hire additional technology personnel.

        General and administrative.    Our general and administrative expenses primarily consist of the compensation and associated costs for general and administrative personnel and facility costs. We expect that general and administrative expenses will increase in absolute terms as we hire additional personnel and incur costs relating to the anticipated growth of our business and our operation as a public company.

        Stock-based compensation.    We have recorded stock-based compensation expense for some of our equity awards provided to employees and non-employee directors. Our accounting policy for recognizing stock-based compensation expense is described in the section below entitled "Critical Accounting Policies and the Use of Estimates—Accounting for Stock-Based Compensation." As of June 30, 2005, we had an aggregate of $4.8 million of deferred stock-based compensation expense, which will be recognized over the next four years as the related awards vest.

        We expect sales and marketing, technology and general and administrative operating expenses to increase quarter over quarter commensurate with our expected revenue growth over the same periods. The largest impact on these expenses relate to public company costs, which we estimate to be approximately $2 million for 2005. We expect to fund the increase in these expenses by future cash flow from operations and our current cash position.

  Income Taxes

        Accounting for income taxes is discussed in more detail in the section below entitled "Critical Accounting Policies and Use of Estimates—Accounting for Income Taxes."

Trends that Affect our Business

        Our business has grown rapidly since our inception in March 2000, and we expect that it will continue to grow; however, we anticipate that our growth rate will slow as our revenue base increases.

We expect that some of the historical trends or patterns in our business will change over time, and in managing and evaluating our business we are focused on several trends, including the following:

  •
  Revenue growth.    Our revenue depends on the volume of paid ads, pricing of advertising and ad format mix that our advertisers purchase. Over the past several years we have experienced a significant increase in the volume of paid ads we deliver across our network. Additionally, we have generally experienced a gradual increase in ad pricing. The historical increase in ad volume and pricing has been partially offset by the introduction of new, lower-priced ad formats and other new products in response to demand from both advertisers and publishers. We anticipate that the volume of paid ads, pricing of advertising and ad format mix will continue to be key revenue drivers in the future. Although we are unable to predict the future demand for ad types and the impact on the anticipated sales mix of our ad formats, we expect a continued increase in the volume of lower-priced ad formats. An increased demand for lower priced ad formats could potentially displace or reduce the demand for higher priced ad formats, and, to the extent not offset by an increase in ad volume, result in lower overall revenue for us. In addition, to the extent that the lower priced ad formats do not have a correspondingly lower revenue share payment, they could result in a lower gross profit margin.

  •
  Gross profit margin.    The primary component of our cost of revenue is the revenue share payments we make to our publishers. The percentage of revenue we share with our publishers has remained relatively constant. We anticipate that our gross profit margin will increase as advertisers continue to shift to cost-per-action and cost-per-click based pricing models. Our advertisers increasingly prefer to purchase advertising on a cost-per-action or cost-per-click basis because they pay only for ads which result in the desired action. Our publishers typically prefer payment on a cost-per-thousand impressions basis, in which they are paid for the impressions they serve and do not assume any risk relating to the performance of an ad. In order to mitigate the performance risks associated with paying publishers on a cost-per-thousand impressions basis for the cost-per-action based and cost-per-click based campaigns of our advertisers, we typically build in a higher profit margin when pricing these campaigns. We do this by initially running tests on an advertising campaign priced on a cost-per-action or cost-per-click basis, which measures user responses to the campaign to determine how many impressions it takes to achieve the action or click. Based on this information, we may then adjust the pricing of the campaign in an effort to mitigate our performance risk associated with paying for the campaign on a cost-per-thousand impressions basis, thereby increasing our gross margin. To the extent that we are able to manage the risks associated with advertisers purchasing on a cost-per-action and cost-per-click basis and paying publishers on a cost-per-thousand impression basis, we believe that our gross profit margins will increase.

  •
  Sales and marketing.    We anticipate that our sales and marketing expenses will increase over the next several quarters. In addition, as we continue to grow, we expect to hire additional sales and marketing personnel and expand to new facilities to accommodate our growing sales and marketing team.

  •
  Technology.    We anticipate increasing our investment in the development and deployment of new products, services and features to our existing technologies and services. In the future, we expect our technology expense in absolute dollars to increase. In addition, as we continue to grow, we expect to hire additional technology personnel and expand to new facilities.

  •
  General and administrative.    We anticipate that our general and administrative expenses will increase over the next several quarters as we incur expenses related to being a public company, including increased legal, accounting and insurance expenses. We estimate increased expenses related to public company costs of approximately $2 million for 2005. In addition, as we continue to grow, we expect to hire additional senior management personnel and expand to new facilities.

  •
  Seasonality and cyclicality.    We believe that our business is subject to seasonal and cyclical fluctuations. Generally, our advertisers and advertising agencies place more ads in the fourth calendar quarter and fewer ads in the first calendar quarter of each year. Overall Internet usage generally declines during the summer months, resulting in lower inventories in our website network and lower revenue for us. In addition, domestic advertising spending generally is cyclical in reaction to overall conditions in the United States economy. Our rapid historical growth rate has masked the impact of seasonality on our business. As our growth rate slows, however, we expect the seasonal pattern of our business to become more pronounced.

  •
  Volume of advertising space.    Over the past several years our website network and advertising space volume have increased significantly. In order to continue to grow our revenue we must increase the volume of advertising space that we are able to sell to advertisers. We anticipate that our ability to grow advertising space volume will be influenced by a number of factors including the size of our website network and Internet advertising market dynamics such as sector consolidation.

  •
  Provision for income taxes.    From our inception to December 31, 2001 we operated as a C corporation. From January 1, 2002 through September 27, 2004 we operated as a subchapter S corporation. In connection with our issuance of preferred stock our subchapter S corporation status was revoked and we now operate as a C corporation. During the period we were a subchapter S corporation, we did not incur any provision for federal income taxes and we were subject to a 1.5% California income tax. As a C corporation, we will now pay C corporation income taxes. We currently anticipate our effective tax rate to be approximately 43%, excluding the effects of any future tax credits during the remainder of 2005.

Results of Operations

        The following table sets forth the items in our statements of income for the periods indicated as a percentage of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	66.0	65.9	65.7	66.7

Gross profit	34.0	34.1	34.3	33.3
Operating costs:
Sales and marketing	10.5	11.5	11.5	9.9
Technology	3.5	4.4	3.3	3.9
General and administrative	7.4	4.0	7.7	3.9
Stock-based compensation	3.1	—	3.5	—

Total operating costs	24.5	19.9	26.0	17.7

Operating income	9.5	14.2	8.3	15.6
Interest and dividend income	2.8	—	1.6	—
Interest expense	—	—	—	—

Income before income taxes	12.3	14.2	9.9	15.6
Provision for income taxes	4.5	0.1	3.8	0.2

Net income	7.8%	14.1%	6.1%	15.4%

Comparison of the Quarters Ended June 30, 2005 and 2004

        Revenue.    Revenue increased to $19.3 million in the second quarter of 2005 from $12.2 million in the second quarter of 2004, a 58% increase. This increase was primarily due to a significant increase in the number of paid ads delivered across our website network offset partially by a decrease in the average price of existing ad formats as compared to the prior year period and by a shift in mix toward new, lower priced advertising formats. We expect revenue to continue to increase during 2005 and, although we are unable to predict the future demand for ad types and the impact on the anticipated sales mix of our ad formats, we expect a continued increase in the volume of lower-priced ad formats.

        Cost of revenue.    Cost of revenue increased to $12.7 million, or 66% of revenue, in the second quarter of 2005 from $8.1 million, or 65.9% of revenue, in the second quarter of 2004. The increase in absolute dollars was primarily due to an increase in the volume of advertising sold to advertisers resulting in increased publisher revenue-share costs. The percentage of revenue we shared with publishers remained constant in 2005 as compared to 2004 and we continued to pay our publishers primarily on a cost-per thousand impressions basis while continuing our shift to cost-per-action and cost-per-click priced advertising campaigns. We anticipate that our cost of revenue will increase in absolute terms as our revenue increases, and will decrease slightly as a percentage of revenue as advertisers continue to shift to cost-per-action and cost-per-click based pricing models.

        Sales and marketing.    Sales and marketing expenses increased in absolute dollars to $2.0 million, or 10.5% of revenue, in the second quarter of 2005 from $1.4 million, or 11.5% of revenue, in the second quarter of 2004. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel to support the increased revenue levels, combined with expanded marketing costs. We anticipate that our sales and marketing expenses will increase in absolute dollars but decrease as a percentage of revenue over the next several quarters as we expect to hire additional sales and marketing personnel and expand to new facilities to accommodate our growing sales and marketing team.

        Technology.    Technology expenses increased in absolute dollars to $0.7 million, or 3.5% of revenue, in the second quarter of 2005 from $0.5 million, or 4.4% of revenue, in the second quarter of 2004. The increase in our technology expenses primarily resulted from the employment costs of additional personnel. We expect our technology expenses to increase in absolute terms but decrease as a percentage of revenue over the next several quarters as we continue to invest in new technologies and employ additional personnel.

        General and administrative.    General and administrative expenses increased to $1.4 million, or 7.4% of revenue, in the second quarter of 2005 from $0.5 million, or 4.0% of revenue, in the second quarter of 2004. This increase in general and administrative expenses was primarily due to the employment cost of additional administrative personnel and other costs required for operation as a public company and to support growth of the company. We expect that general and administrative expenses will increase in absolute terms but decrease as a percentage of revenue during the remainder of 2005 as we bear the increased compliance costs of operating as a public company.

        Stock-based compensation.    We have recorded deferred stock-based compensation for some of our equity awards provided to employees and non-employee directors. Stock-based compensation expense increased to $0.6 million, or 3.1% of revenue, in the second quarter of 2005 from $0 in 2004. The increase in stock-based compensation was a result of recognizing the intrinsic value of our stock option grants during the period. As of June 30, 2005, we had an aggregate of $4.8 million of deferred compensation, which will be recognized over the next four years as the related awards vest. During the second quarter of 2005, we reversed $0.3 million of deferred stock-based compensation upon the termination of employees.

        Interest and dividend income and interest expense.    Interest and dividend income when offset by interest expense increased to $0.6 million, or 2.8% of revenue, in the second quarter of 2005, from $4,000 in the second quarter of 2004. The change was primarily a result of the increased average balances in our money market accounts and short-term investments. We expect interest and dividend income to increase slightly during the remainder of 2005 as we invest the cash proceeds from our initial public offering.

        Provision for income taxes.    Provision for income taxes increased to $0.9 million, an effective tax rate of 36.5%, in the second quarter of 2005 from $14,000, an effective tax rate of 0.8%, in 2004. During all of 2003 and through September 27, 2004, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes, and our income, deductions, gains, losses, tax credits and other tax attributes were passed through and taxed directly to our stockholders. Our subchapter S corporation status was revoked on September 27, 2004 in connection with our issuance of preferred stock and we now operate as a C corporation and are subject to federal and state income tax in the United States. We currently expect our effective tax rate to be approximately 43% during the remainder of 2005.

Comparison of the Six-Month Periods Ended June 30, 2005 and 2004

        Revenue.    Revenue increased to $38.9 million for the six-month period ended June 30, 2005 from $23.1 million for the six-month period ended June 30, 2004, a 68% increase. This increase was primarily due to significant increase in the number of paid ads delivered across our website network offset partially by a decrease in the average price of existing ad formats as compared to the prior year period and by a shift in mix toward new, lower priced advertising formats.

        Cost of revenue.    Cost of revenue increased in absolute dollars to $25.6 million, or 65.7% of revenue, for the six-month period ended June 30, 2005 from $15.4 million, or 66.7% of revenue, for the six-month period ended June 30, 2004. This increase in absolute dollars was primarily due to an increase in the volume of advertising sold to advertisers resulting in increased publisher revenue-share costs. The percentage of revenue we shared with publishers declined slightly which resulted in improved gross margins in the six-month 2005 period as we continued to pay our publishers primarily on a cost-per thousand impressions basis while continuing our shift to cost-per-action and cost-per-click priced advertising campaigns.

        Sales and marketing.    Sales and marketing expenses increased to $4.5 million, or 11.5% of revenue, in the second quarter of 2005 from $2.3 million, or 9.9% of revenue, in the second quarter of 2004. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel to support the increased revenue levels, combined with expanded marketing and advertising costs.

        Technology.    Technology expenses increased in absolute dollars to $1.3 million, or 3.3% of revenue, for the six-month period ended June 30, 2005 from $0.9 million, or 3.9% of revenue, for the six-month period ended June 30, 2004. The increase in our technology expenses primarily resulted from the employment costs of additional personnel.

        General and administrative.    General and administrative expenses increased to $3.0 million, or 7.7% of revenue, for the six-month period ended June 30, 2005 from $0.9 million, or 3.9% of revenue, for the six-month period ended June 30, 2004. This increase in general and administrative expenses was primarily due to the employment cost of additional administrative personnel and other costs required for operation as a public company and to support the growth of the company.

        Stock-based compensation.    Stock-based compensation expense increased to $1.3 million, or 3.5% of revenue, for the six-month period ended June 30, 2005 from $0 in 2004 as result of recognizing the intrinsic value of our stock option grants during the period. During the six-month period ended June 30, 2005, we recorded deferred stock-based compensation to stockholders equity of $1.0 million related to the final remeasurement of the grant of options. We reversed $2.1 million of deferred stock-based compensation during the six-month period ended June 30, 2005 upon the termination of employees.

        Interest and dividend income and interest expense.    Interest and dividend income when offset by interest expense increased to $0.7 million, or 1.6% of revenue, for the six-month period ended June 30, 2005, from $8,000 for the six-month period ended June 30, 2004. The change was primarily a result of increased average balances in our money market accounts and short-term investments.

        Provision for income taxes.    Provision for income taxes increased to $1.5 million, an effective tax rate of 38.9%, for the six-month period ended June 30, 2005 from $57,000, an effective tax rate of 1.6%, in 2004. During all of 2003 and through September 27, 2004, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes, and our income, deductions, gains, losses, tax credits and other tax attributes were passed through and taxed directly to our stockholders. Our subchapter S corporation status was revoked on September 27, 2004 in connection with our issuance of preferred stock and we now operate as a C corporation and are subject to federal and state income tax in the United States.

Liquidity and Capital Resources

        We have financed our operations principally through internally generated funds as well as private sales of equity securities and our initial public offering. Our principal sources of liquidity are our cash, cash equivalents and short-term investments as well as the cash flow that we generate from our operations. As of June 30, 2005, our short-term investments consisted of highly-liquid auction rate securities, U.S. and Canadian corporate notes, and U.S. government securities.

        Our net cash provided by operating activities was $1.4 million for the six-month period ended June 30, 2005, as compared to $4.2 million for the six-month period ended June 30, 2004. Net cash provided by operating activities during the six-month period ended June 30, 2005 was primarily due to our net income before deducting amortization of deferred compensation and depreciation and amortization, and to growth in income taxes payable, offset by partially by increases in accounts receivable and prepaid expenses and a reduction in accrued payroll.

        Accounts receivable from our advertisers has increased with our revenue growth. Our accounts receivable balance increased by $1.0 million during the six-month period ended June 30, 2005 and by $2.5 million during the six-month period ended June 30, 2004. The growth in accounts receivable is anticipated to continue if our revenue continues to increase resulting in a significant impact on our cash flows from operations. Our prepaid expenses and other current assets grew by $1.3 million during the six-month period ended June 30, 2005 due largely to the renewal of our commercial and liability insurance policies. Our accounts payable balance increased by $2.2 million during the six-month period ended June 30, 2004, due to the timing of payments to our publishers.

        Our net cash used in investing activities was $61.2 million for the six-month period ended June 30, 2005 compared to $0.4 million for the six-month period ended June 30, 2004. During the six-month period ended June 30, 2005, we invested $59.4 million of the proceeds from our initial public offering into short-term investments. In addition, we invested $1.0 million in software development and $0.8 million in property and equipment, including capital expenditures to enhance our server infrastructure. We expect to continue to invest in our facilities and technology to support our operations and remain competitive and expect to spend approximately $0.8 million to $1.25 million in capital expenditures in the remainder of 2005.

        Our net cash provided by financing activities was $61.4 million for the six-month period ended June 30, 2005 and our net cash used in financing activities was $3.4 million for the six-month period ended June 30, 2004. During the six-month period ended June 30, 2005, we received net proceeds of $61.5 million from the sale of common stock in our initial public offering, net of discounts, commissions and professional and other fees, and from the exercise of stock options by our employees. Cash used in financing activities during the six-month period ended June 30, 2004 was primarily for distributions of $3.1 million to stockholders relating to the time period that we elected to be treated as a subchapter S corporation.

        We believe that our current cash and cash equivalents, short-term investments, net proceeds from our initial offering, and cash flow from operations will be sufficient to meet our anticipated cash needs, including for working capital purposes, planned capital expenditures, and various contractual obligations, for at least the next 12 months. Our primary uses of cash in our operations are to make the required payments to our website publishers, as well as to cover operating expenses and meet future tax obligations. We expect that our future cash requirements will be significantly higher than our historical cash requirements as we continue to grow our business. We also expect that the impact of the seasonality of our business will be more pronounced in the future, and the timing of our expenditures, including those related to personnel and capital items, may not coincide with our cash collections.

        Historically, our cash flow from operations has generated sufficient cash to cover our operations and meet obligations. Although our historical cash flows are not a predictor of future cash flows, we expect that future revenues and related collections should be sufficient to meet our anticipated obligations and we believe our current cash, cash equivalent and short-term investment position is sufficient to cover any disparity in timing between receipt of our revenues and payment of our expenses. Factors which impact the timing of our receipt of revenue include competitive conditions in our industry for extending credit to customers, the financial health of our customers and their ability to make payments to us in accordance with the credit terms we established with them. The timing of payments for our expenses are dependent on the amounts and timing of services and obligations contracted for, however, we currently anticipate no material change in the timing of payments we make to our publishers.

        We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources of cash are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

Indebtedness

        As of June 30, 2005, we had no outstanding debt securities, material contingent liabilities or material mortgages or liens.

Critical Accounting Policies and the Use of Estimates

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        We believe that, of our accounting policies, the following policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

        We recognize revenue in accordance with the guidelines of SEC Staff Accounting Bulletin, or SAB, No. 104 "Revenue Recognition" and Emerging Issues Task Force Issue ("EITF") 00-21 "Revenue Arrangements with Multiple Deliverables." Accordingly, we recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable.

        We assess the likelihood of collection based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. Cash received in advance is recorded as deferred revenue until earned.

Accounting for Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and comply with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference between the deemed fair value of our common stock and the exercise price on the date of grant. We account for non-employee stock-based awards, in which goods or services are the consideration received for the equity instruments issued, in accordance with the provisions of SFAS No. 123 and related interpretations.

        We have recorded deferred stock-based compensation charges for issuances of common stock awards where the exercise price was less than the deemed fair value of the underlying stock for financial accounting purposes. We recognize compensation expense as we amortize the deferred stock-based compensation amounts on a straight-line basis over the related vesting periods, generally over three to four years. See "Results of Operations—Stock-Based Compensation."

        All stock options granted to our employees, officers and directors under our equity plans were intended to be exercisable at a price per share not less than the deemed fair value of the shares of our common stock underlying those options or awards on their respective dates of grant. Because there had not been a public market for our shares until our initial public offering, our board of directors determined these exercise prices in good faith, based on the best information available to the board and our management at the time of grant. During 2004 and the first three months of 2005 we granted stock options with exercise prices ranging from $2.55 per share to $12.00 per share resulting, due to the final remeasurement of the grants, in deferred stock-based compensation of $7.9 million and $1.0 million, respectively. We reversed $2.1 million of deferred stock-based compensation during the first six months of 2005 upon employee terminations.

Accounts Receivable and the Allowance for Doubtful Accounts

        We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by a review of their current credit information. We regularly monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

        The allowance for doubtful accounts for estimated losses results from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Short-Term Investments

        We record an impairment charge when we believe our short-term investments have experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future. As of June 30, 2005, our short-term investments consisted of highly-liquid auction rate securities, U.S. and Canadian corporate notes, and U.S. government securities.

Accounting for Software Development Costs for Internal Use

        In accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize and amortize over the expected life of a software asset the costs incurred during the application development stage including the following: (1) external direct costs of materials and services consumed in developing or obtaining software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material. We expense the costs of research, during the preliminary project stage and costs incurred for training and maintenance.

Impairment of Long-Lived Assets

        We assess impairment of our other long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss. We report an impairment loss in the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows if not. To date, we have not had an impairment of long-lived assets.

Accounting for Income Taxes

        We account for income taxes using the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities. We periodically review the likelihood that we will realize the value of our deferred tax assets to determine if a valuation allowance is necessary. At June 30, 2005 there was no valuation allowance against net deferred tax assets. If we determine in the future that it is more likely than not that we will realize any future deferred tax assets for which we previously provided a valuation allowance, we would reduce the existing valuation allowance and recognize income in the amount of the reduction. Conversely, if we determine that we would not be able to realize any future recorded net deferred tax asset, we would increase the valuation allowance and recognize the increase as a charge to our results of operations in the period when we reached the conclusion.

        From inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the corporation pass through were taxed directly to the stockholders for 2002, 2003 and the period from January 1, 2004 through September 27, 2004. On September 27, 2004, we revoked our subchapter S corporation status and we now operate as a C corporation. Under SFAS 109, in connection with the revocation of subchapter S, we recognized both a federal and state income tax provision in the amount of $1.2 million and $0.2 million, respectively, arising from the change from non-taxable subchapter S to taxable entity status as a C corporation.

        In addition, we operate within multiple domestic taxing jurisdictions and are subject to audit in those jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Although we believe that our financial statements reflect a reasonable assessment of our income tax liability, it is possible that the ultimate resolution of these issues could significantly differ from our original estimates.

Contingencies and Litigation

        We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, "Accounting for Contingencies" and record accruals when the outcome of each of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the facts and circumstances and in some instances based in part on the advice of outside legal counsel.

Proceeds of Initial Public Offering

        On March 31, 2005, we agreed to sell 5,649,860 shares of common stock at a price to the public of $12.00 per share in our initial public offering. The aggregate gross proceeds to us from the public offering were approximately $67.8 million. We incurred expenses of approximately $7.2 million, of which approximately $4.7 million represented underwriting discounts and commissions and approximately $2.7 million represented expenses related to the offering. Net proceeds to us from the offering were $63.1 million. We classified the net proceeds of the offering as common stock subscribed and classified the expenses related to the offering as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of June 30, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock. As a result, upon the closing of the offering, we had 19,464,280 shares of common stock issued and outstanding. As of June 30,

2005, substantially all of the net proceeds were invested in highly-liquid auction rate securities, U.S. and Canadian corporate notes, and U.S. government securities.

        The principal purposes for our initial public offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in our markets. We intend to use the net proceeds from our offering for working capital, expansion of our operations, investment in new product development and strategic initiatives, including spending an estimated $800,000 to $1.25 million in capital expenditures in the remainder of 2005. We may use a portion of the net proceeds to partially fund the anticipated increase in our sales and marketing, technology and general and administrative operating expenses, including an estimated $2 million in expenses throughout 2005 relating to public company costs. We may also use a portion of the net proceeds to pursue acquisition candidates to grow our advertising and publishing base and access technology and talent. However, we have no present understandings, commitments or agreements with respect to the acquisition of other businesses or technologies.

        We have not yet determined all of our anticipated expenditures and therefore cannot estimate the amounts to be used for all of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from our offering. Pending the uses described above, we intend to invest the net proceeds from our offering in short-term, interest-bearing, investment-grade securities.

Off-Balance Sheet Arrangements

        We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts, or any other off-balance sheet arrangements.

Factors That May Affect Future Results of Operations

        You should consider carefully the following risks described below, together with the other information contained in this quarterly report and in our other public filings in evaluating our business. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline.

  Risks Related to Our Business and Industry

        We have a limited operating history, operate in an immature industry and have a relatively new business model, all of which may make it difficult for you to evaluate our business and prospects.

        We were incorporated in California in March 2000 and began offering Internet advertising technologies and services in September 2000. Accordingly, we have a limited operating history, and as a result, we have limited financial data that you can use to evaluate our business and prospects. In addition, we derive nearly all of our revenue from Internet advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. Our business model is also evolving, is distinct from other companies in our industry, and may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Although we have experienced significant revenue growth in recent periods, we may not be able to sustain this growth. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in our stage of development. Some of these risks and uncertainties relate to our ability to do the following:

  •
  maintain our current relationships, and develop new relationships, with advertisers, advertising agencies, direct marketers, and website publishers;

  •
  continue to grow our revenue and meet anticipated growth targets;

  •
  manage our expanding operations and implement and improve our operational, financial and management controls;

  •
  adapt to industry consolidation;

  •
  continue to grow our website network;

  •
  successfully introduce new, and upgrade our existing technologies and services for Internet advertisers and website publishers;

  •
  respond to government regulations relating to the Internet and other aspects of our business;

  •
  respond effectively to competition; and

  •
  attract and retain qualified management and employees.

        If we are unable to address these risks, our business, results of operations and prospects could suffer.

        If we do not effectively manage our growth, our operating performance will suffer and we may lose advertisers and websites.

        We have experienced rapid growth in both our headcount and operations, and we may experience continued growth in our business, both through acquisitions and internal growth. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued growth will make it more difficult for us to accomplish the following:

  •
  recruit, train and retain a sufficient number of highly skilled personnel;

  •
  maintain our customer service standards;

  •
  maintain the quality of websites on our network;

  •
  develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures;

  •
  successfully scale our software and technology to accommodate a larger business; and

  •
  maintain advertiser satisfaction.

        The improvements required to manage our growth will require us to make significant expenditures and allocate valuable management resources. For example, we have implemented a new accounting system. If this new system does not prove to have been implemented successfully, it could adversely affect our ability to timely and accurately report our operations. If we fail to effectively manage our growth, our operating performance will suffer and we may lose advertisers and websites.

        If we are unable to retain our senior management or attract and retain qualified senior management in the future, we may not be able to implement our business strategy effectively and our revenue may decline.

        We depend on the continued contributions of our senior management and, in particular, Kurt A. Johnson, our president and chief executive officer, and Fred J. Krupica, our chief financial officer. We currently maintain key person life insurance only for Mr. Johnson. Several members of our senior management have been with us for a short time. For example, Mr. Johnson has served as our chief executive officer since March 2004, Mr. Krupica has served as our chief financial officer since September 2004, and James Aviani has served as our chief technology officer since March 2004. It is possible that personality conflicts and differences in management styles may surface, which could slow our decision-making process or prevent us from making strategic decisions in a timely manner. These or other reasons could cause us to lose members of our senior management team. In addition, some members of our senior management have become, or will soon become, fully or substantially vested in their initial stock option grants. These individuals may be more likely to leave us if the shares underlying their options have significantly appreciated in value relative to the option exercise price.

        We also need to hire additional members of senior management to adequately manage our growing business. We may not be able to identify and attract additional qualified senior management. Competition for senior management in our industry is intense. Qualified individuals are in high demand, and we may incur significant costs to attract them. Volatility or lack of performance in our stock price may also affect our ability to attract and retain senior management. If we are unable to attract and retain qualified senior management, we may not be able to implement our business strategy effectively and our revenue may decline.

        We need to hire additional qualified personnel to grow and manage our business. If we are unable to retain our existing personnel or attract qualified new personnel, we may not be able to grow our business or effectively compete in our industry.

        Our performance depends on the talents and efforts of our employees. Our future success will depend on our ability to retain and motivate our existing personnel and attract, retain and motivate additional, highly skilled personnel in all areas of our organization and, in particular, in our technology, finance, and sales and marketing teams. We plan to continue to grow our business and will need to hire additional personnel to support this growth. We have experienced difficulties in attracting and retaining qualified personnel in the past, particularly in the Santa Barbara, California area where our headquarters are located. If we experience difficulties attracting new qualified personnel in the future, our growth may be hindered. If we were to lose our existing personnel, our business would be harmed. Qualified individuals are in high demand, and we may incur significant costs to attract them. Some of our employees have also become, or will soon become, substantially vested in their stock option grants. Employees may be more likely to leave us if the shares underlying their options have significantly appreciated in value relative to the option exercise price. If we are unable to retain our existing personnel and attract and retain the additional personnel we need to succeed, we may not be able to grow our business or effectively compete in our industry.

        Our operating results have fluctuated in the past and may do so in the future, which could make our results of operations difficult to predict or cause them to fall short of expectations.

        Our prior operating results have fluctuated due to changes in our business and the Internet advertising industry. Similarly, our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control and could cause our results to be below investors' expectations, causing the price of our common stock to fall. Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. Factors that may increase the volatility of our operating results include the following:

  •
  the addition of new advertisers or websites or the loss of existing advertisers or websites;

  •
  changes in demand and pricing for our advertising services;

  •
  the timing of our introduction of new advertising technologies and the costs we incur to develop these technologies;

  •
  the timing and amount of sales and marketing expenses incurred to attract new advertisers, advertising agencies and websites;

  •
  changes in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities, or could increase the time it takes us to close sales with advertisers;

  •
  new product launches by advertisers;

  •
  changes in our pricing policies, the pricing policies of our competitors or the pricing of Internet advertising generally;

  •
  overall Internet usage, which generally declines during the summer months;

  •
  timing differences at the end of each quarter between our payments to website publishers for advertising space and our collection of advertising revenue related to that space;

  •
  introduction of new ad formats and shifts in ad format mix;

  •
  costs related to acquisitions of businesses or technologies; and

  •
  Internet advertising is a relatively new medium and advertisers have not settled into consistent spending patterns.

        In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has historically masked the cyclicality and seasonality of our business. As our rate of growth slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate.

        If we fail to compete effectively against other Internet advertising companies, we could lose advertisers or advertising space and our revenue may decline.

        The market for Internet advertising technologies and services is intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry into our market. We compete both for advertisers and for the high quality advertising space that is available through websites. We compete for advertisers on the basis of a number of factors, including price, return on advertising expenditures, volume of available advertising space and customer service.

        Our primary current and potential competitors include:

  •
  Internet advertising networks such as Advertising.com (acquired by AOL), Google Inc., ValueClick, Tribal Fusion and Burst Media;

  •
  Internet advertising technology providers, including search engine optimization companies; and

  •
  other performance-based Internet marketers, including affiliate networks.

        We also compete with large Internet companies and traditional media for a share of advertisers' overall marketing budgets, including:

  •
  website publishers with their own sales forces that sell their advertising space directly to advertisers;

  •
  major Internet portals and search engine companies with advertising networks such as Google and Yahoo!; and

  •
  direct marketing, television, radio, cable and print companies.

        Competition for ads among websites, search engines, Internet service providers, or ISPs, as well as competition with traditional media companies, could result in significant price pressure, declining margins, reductions in advertising revenue and loss of our market share. In addition, as we continue to expand the scope of our services, we may compete with a greater number of websites, advertisers and traditional media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. Large websites with brand recognition, such as Yahoo!, AOL, Google and MSN, have direct sales personnel and substantial proprietary advertising space that provides a significant competitive advantage compared to our network of websites and have a significant impact on pricing for Internet advertising. Many of our current and potential competitors also enjoy other competitive advantages over us, such as longer operating histories, larger advertiser bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical and marketing resources. As a result, we may not be able to compete successfully. If we fail to deliver advertising results that are superior to those that advertisers or websites could achieve directly or through the use of our competitors, we could lose advertisers or advertising space and revenue may decline.

        We depend on websites for advertising space, and any decline in the supply of advertising space available through our network could cause our revenue to decline or the cost to acquire advertising space to increase.

        We generate a significant portion of our revenue from the advertising space provided by a limited number of websites. Expenses for our top ten website publishers accounted for 23% and 25% of our publisher expenses for the second quarter of 2005 and 2004, respectively. In most instances, website publishers can change the amount of advertising space they make available to us at any time and therefore impact our revenue. In addition, website publishers may place significant restrictions on our use of their advertising space. These restrictions may prohibit ads from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a website publisher decides not to make advertising space available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such advertising space, we may not be able to replace the space with advertising space from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing Internet advertising networks that acquire space from websites continues to increase. We cannot assure you that we will be able to acquire advertising space that meets our advertisers' performance, price and quality requirements. If any of these things occur, our revenue could decline or our cost of acquiring advertising space may increase.

        If we offer new technologies and services that compete with products or services offered by our advertisers or website publishers, we could lose advertisers or advertising space and our revenue could decrease.

        We intend to expand the scope of our services and develop new technologies and services. As we do so, we will compete with a greater number of advertisers, website publishers and other media companies across an increasing range of markets, which may include advertisers or publishers to whom we currently provide technologies and services. For example, we are currently developing a search engine advertising technology, which is designed to help advertisers manage their advertising campaigns across multiple third-party Internet search engines, including bids for search terms. Some of our publishers and advertisers already offer, or in the future may offer, similar or competing technologies and services. We depend, and expect to continue to depend, on our relationships with our advertisers and publishers. If we develop new technologies and services that compete with our current advertisers or publishers, they may materially reduce or cease their use of our advertising technologies and services and our revenue could decrease.

        A substantial portion of our revenue is generated from a limited number of advertisers, and if we lose a major advertiser our revenue could decrease.

        A substantial portion of our revenue is generated from a limited number of advertisers and advertising agencies. Our advertisers can generally terminate their contracts with us at any time, with no penalty upon one business day prior notice. Our top ten advertisers accounted for 53% and 50% of our advertising revenue for the second quarter of 2005 and 2004, respectively. We expect that a limited number of advertisers may continue to account for a significant percentage of our revenue and the loss of or material reduction in their advertising purchases could decrease our revenue and harm our business.

        Because our advertiser contracts generally can be cancelled by the advertiser with no penalty upon one business day prior notice, the cancellation of one or more contracts could result in an immediate decline in our revenue.

        We derive substantially all of our revenue from Internet advertising campaigns under short-term contracts, most of which are cancelable with one business day prior notice. In addition, these contracts do not contain penalty provisions for cancellation before the end of the contract term. The non-renewal, renegotiation, cancellation or deferral of large contracts, or a number of contracts that in the aggregate account for a significant amount of revenue, is difficult to anticipate and could result in an immediate decline in our revenue.

        We may pursue the acquisition of other businesses in order to grow our advertiser and website base and access technology and talent, which may not achieve the desired results or could result in operating difficulties, dilution and other harmful consequences.

        A component of our strategy is to acquire other businesses in order to grow our advertiser and website base and access technology and talent. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources than we do. Further, if we do succeed in consummating acquisitions, these acquisitions could be material to our business, operating results and financial condition. Any future acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities with rights, preferences or privileges greater than our common stock, incur debt or assume contingent liabilities, any of which could harm our results of operations and financial position. In addition, the anticipated benefits of our acquisitions may not materialize and the acquired business may not achieve anticipated revenue, earnings or cash flow. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

  •
  diversion of management's attention and resources from other business concerns;

  •
  difficulties and expenditures associated with integrating the operations and employees from the acquired company into our organization, and integrating each company's accounting, management information, human resources and other administrative systems to permit effective management;

  •
  inability to maintain the key business relationships and the reputations of the acquired businesses;

  •
  ineffectiveness or incompatibility of acquired technologies or services with our existing technologies and systems;

  •
  potential loss of key employees of acquired businesses;

  •
  integrating new business lines with which we may have little or no experience or which may compete with our advertisers or publishers;

  •
  responsibility for liabilities of acquired businesses;

  •
  unavailability of favorable financing for future acquisitions;

  •
  inability to maintain our standards, controls, procedures and policies, which could affect our ability to receive an unqualified attestation from our independent accountants regarding management's required assessment of the effectiveness of our internal control structure and procedures for financial reporting; and

  •
  increased fixed costs.

        We also may pursue the acquisition of businesses outside the United States. Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

        Interruption or failure of our information technology and communications systems could impair our ability to effectively deliver our technologies and services, which could cause us to lose advertisers or advertising space and harm our operating results.

        Our delivery of technologies and services depends on the continuing operation of our technology infrastructure and systems. Any damage to or failure of our systems could result in interruptions in our ability to deliver ads quickly and accurately and to process users' responses to ads. Interruptions in our service could reduce our revenue and profits, and our reputation could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or other attempts to harm our systems, and similar events. We have critical systems in our Santa Barbara, California headquarters and lease server space in San Jose, California and Ashburn, Virginia. Our California facilities are located in areas with a high risk of major earthquakes. Our facilities are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our facilities could result in lengthy interruptions in our service.

        We have experienced limited system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and results in an immediate loss of revenue. If we experience frequent or persistent system failures, the attractiveness of our technologies and services to advertisers and website publishers could be permanently harmed. Our insurance policies may not adequately compensate us for any losses that occur due to failure in our systems. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled interruptions.

        Any constraints on the capacity of our technology infrastructure could delay the effectiveness of our operations or result in system failures, which could result in the loss of advertisers and a decline in our revenue.

        Our future success depends in part on the efficient performance of our software and technology infrastructure. As the numbers of websites and Internet users increase, our technology infrastructure may not be able to meet the increased demand. A sudden and unexpected increase in the volume of ads delivered by us or in user responses could strain the capacity of our technology infrastructure. Any capacity constraints we experience could lead to slower response times or system failures and adversely affect the availability of ads, the number of ads delivered and the level of user responses received, which could result in the loss of advertisers and a decline in our revenue.

        Our Internet advertising technologies and services incorporate multiple proprietary technologies and our intellectual property rights are key to the success of our business. If we do not adequately protect our intellectual property rights, our competitive position may suffer.

        We rely on a combination of patent, copyright, trademark and trade secret laws of the United States and other countries, and confidentiality procedures to protect our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. The use of our intellectual property rights by others could reduce any competitive advantage we have developed and cause us to lose advertisers or websites or otherwise harm our business. We have from time to time become aware of third parties who we believe may have infringed on our intellectual property rights. The steps we currently take to monitor the unauthorized use of our proprietary technology are difficult and costly, and we cannot be certain that the steps we have taken and continue to take will prevent unauthorized distribution and use of our proprietary technology, particularly in foreign countries, where the laws may not protect our intellectual property rights as fully as in the United States. In addition, in the future it may become necessary for us to resort to litigation to protect these rights, and any proceedings could be burdensome and costly and we may not prevail.

        Third parties may sue us for our use of Internet advertising technologies or other intellectual property and allege that we have infringed on their intellectual property rights. If successful, these lawsuits could require us to pay significant damage awards or curtail our technology or service offerings.

        From time to time third parties have alleged that we have infringed their intellectual property rights. We cannot be certain that we do not and will not infringe the intellectual property rights of others and we may be subject to legal proceedings and claims in the ordinary course of our business, including suits for intellectual property infringement or proceedings to invalidate our intellectual property. Any intellectual property claims, whether or not meritorious, could result in costly litigation and could divert management resources and attention. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or limit or curtail our product or service offerings. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and increase our costs.

        Our proprietary technologies, including our Optimization Engine, may include design or performance defects and may not achieve their intended results, any of which could impair our future revenue growth.

        Our Optimization Engine and other proprietary technologies are relatively new, and they may contain design or performance defects that are not yet apparent. We cannot assure you that the use of our proprietary technologies will achieve the intended results as effectively as other technologies that exist now or may be introduced by our competitors, in which case our business could be harmed.

        In addition, we recently have spent significant resources developing our search engine advertising technology which we currently intend to launch in the third quarter of 2005. If this technology does not achieve the results we desire, our expected growth in future revenue and margins may not materialize. Our success also depends on our ability to develop and introduce new proprietary technologies that address our advertisers' and website publishers' changing needs. Any new products that we develop may not achieve significant market acceptance. Our competitors may introduce new products that compete with our proprietary technologies and render our proprietary technologies unmarketable. Developing new technologies and services requires a significant commitment of technology and other resources. If revenue generated from the use of our proprietary technologies does not cover our development costs, our results of operations may be harmed.

        If we are unable to accurately price advertising space on our network, our margins and revenue may decline.

        Our advertisers can purchase advertising space on our network based on the following pricing options:

  •
  Cost-per-action, where the advertiser pays us a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays us a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays us a fee based on the number of times its ads are displayed, referred to as impressions.

        Regardless of how an advertiser pays for space, we pay the vast majority of our website publishers on a cost-per-thousand impressions basis. However, the number of impressions it actually takes to achieve an action can be far greater than the number we anticipate. This can result in us paying a higher price to our publishers for advertising space than our advertisers pay us for that space. If we are unable to accurately convert advertising campaigns that are priced on a cost-per-action or cost-per-click basis to an effective cost-per-thousand impressions based price that reflects the actual amount of impressions it takes to achieve an action or click, our results of operations will suffer. During the second quarter of 2005, approximately 35% of the advertising space on our network was purchased on a cost-per-action basis and we paid the vast majority of our website publishers displaying these ads on a cost-per-thousand impressions basis. We expect that advertising purchased based on this pricing will increase over time.

        Any decrease in demand for our technologies and services could substantially reduce our revenue.

        To date, substantially all of our revenue has been derived from Internet advertising. We expect that Internet advertising will continue to account for substantially all our revenue in the future. However, our revenue from Internet advertising may decrease in the future for a number of reasons, including the following:

  •
  the rate at which Internet users take action in response to an ad may decrease;

  •
  the popularity of the Internet as an advertising medium could decrease;

  •
  Internet users may install existing or to-be-developed software programs that allow them to prevent ads from appearing on their screens;

  •
  advertisers may prefer an alternative Internet advertising format, product or service which we might not offer; and

  •
  we may be unable to make the transition to new Internet advertising formats preferred by advertisers.

        If we fail to keep pace with rapidly changing technologies we could lose advertisers and advertising space and our revenue may decline.

        The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing user demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend on our ability to adapt to rapidly changing advertising formats and other technologies.

        We will need to enhance our existing technologies and services and develop and introduce a variety of new technologies and services to address our advertisers' changing demands. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If we fail to adapt successfully to such developments, we could lose advertisers or advertising space. We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new technologies and services. Any new technologies and services or enhancement that we develop will need to meet the requirements of our current and prospective advertisers and may not achieve significant market acceptance. If the new technologies and services we introduce are not ultimately successful, the time and resources we devoted to their development may be wasted. We have spent significant resources developing these new technologies and expect their results to be material to our future growth. If we do not successfully introduce new technologies and services or if we fail to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, we could lose advertisers and advertising space and our revenue may decline.

        Changes in government regulation and industry standards applicable to the Internet could decrease demand for our technologies and services or increase our costs.

        Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Internet and could decrease demand for our technologies and services or increase our costs.

        In the United States, federal and state laws have been enacted regarding children's privacy, copyrights, sending of unsolicited commercial email, user privacy, search engines, Internet tracking technologies, direct marketing, data security, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, taxation and acceptable content and quality of goods. The European Union has also adopted directives that may affect our ability to collect and use information regarding Internet users in Europe. Other laws and regulations may be adopted in the future. This legislation could hinder growth in the use of the Internet generally, and decrease the acceptance of the Internet as a communications, commercial and advertising medium.

        Several recent federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible Internet service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of Internet services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires Internet service providers to report evidence of violations of federal child pornography laws under certain circumstances. Though we specifically prohibit the use of our website network for any such activities, and refuse to transact business with any advertiser or website participating in such activities, such legislation may impose significant additional costs on our business or subject us to additional liabilities.

        The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. We are not certain how our business might be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, libel, obscenity and export or import matters to the Internet advertising industry. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. It may take years to determine how existing laws apply to the Internet and Internet advertising. Such uncertainty can make it difficult to predict costs and could reduce demand for our technologies and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

        The growth and development of the market for Internet commerce may prompt calls for more stringent laws and regulations governing the Internet, both in the United States and abroad, which may impose additional burdens on companies conducting business over the Internet. In addition to governmental regulation, privacy advocacy groups and the advertising, technology and direct marketing industries are all considering various new, additional or different self-regulatory standards applicable to the Internet. Demand for our technologies and services may decrease and our business could be materially and adversely affected by the adoption or modification of laws, regulations or industry guidelines relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

        We may be subject to regulations and taxes in locations from which our transmissions do not originate and we may not accurately determine our tax liabilities, either of which could materially affect our financial results.

        Due to the global nature of the Internet, it is possible that, although our transmissions originate in Santa Barbara, California, San Jose, California and Ashburn, Virginia, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. For example, we file tax returns in the states where we are required to by law, based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as us, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. If adopted, these proposals could substantially impair the growth of electronic commerce and seriously harm our profitability.

        The determination of our provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

        If the technology that we currently use to target the delivery of Internet advertisements and to prevent fraud on our network is restricted by or becomes subject to regulation, our expenses could increase and we could lose advertisers or advertising space.

        Websites typically place small files of non-personalized, or anonymous, information, commonly known as cookies and action tags, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookies generally collect aggregate information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We use cookies to collect information regarding the ads we deliver to Internet users and their interaction with these ads. An action tag functions similarly to a banner ad, except that the action tag is not visible. Action tags may be placed on certain pages of a website, which enables us to measure an advertising campaign's effectiveness in driving Internet users to take specific actions. We use this information to identify Internet users who have received our ads in the past and to monitor and prevent potentially fraudulent activity. In addition, our proprietary technologies use this information to monitor the performance of ongoing advertising campaigns and plan future campaigns. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drives, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Recently, technologies have been developed, like the Platform for Privacy Preferences Project, or P3P, which limit the collection of cookie and action tag information. Finally, third parties have brought class action lawsuits against other companies relating to the use of cookies, and we may be subject to similar lawsuits in the future. The use of such technologies or the results of such lawsuits could limit or eliminate our ability to use cookies and action tags.

        Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and certain software programs which allow the monitoring of Internet users' activities without their consent; these programs are commonly known as "spyware." Legislation has been passed or is pending in several states and in the United States Congress that restricts the use of certain of these types of technologies. For example, in California, the Consumer Protection Against Computer Spyware Act was passed and took effect on January 1, 2005. In Utah, the Spyware Control Act took effect in 2004, and regulates certain types of advertising software. In March and April of 2005, Virginia's governor signed the Computer Crimes Act, which provides criminal penalties for the malicious, unauthorized installation of software on the computer of another, and the Arizona, Arkansas, Georgia and Washington state legislatures all passed laws regulating the use of "spyware". In the United States Congress, the House of Representatives recently passed two separate bills known as the Securely Protect Yourself Against Cyber Trespass Act, or the SPY Act, and the Internet Spyware Prevention Act of 2005, or the I-SPY Act. Both the SPY Act and the I-SPY Act are pending in the United States Senate. The Senate has also reported out the Software Principles Yielding Better Levels of Consumer Knowledge, or SPY BLOCK Act, which would overlap significantly with the SPY Act. In addition, the European Union has adopted a directive requiring that when cookies are used, the user must be informed regarding the use and purpose of cookies and provided instructions on how to remove cookies. The State Attorney General of New York filed a suit alleging that use of spyware or adware violates state statutes against false advertising and deceptive business practices and that it constitutes a trespass under New York common law, but recently announced that this case has been settled. A consumer class action case has also been filed in Illinois seeking damages and alleging that a marketing software for tracking web users and sending them pop up ads and which is bundled with other free downloadable software such as for video games violates the Illinois Consumer Fraud Act and further alleges trespass to personal property, unjust enrichment, negligence and computer tampering

        Although, we require our publishers and advertisers to adhere to advertising standards that are designed to protect Internet users' privacy, including prohibitions against the use of spyware, and we monitor our network to ensure compliance with these standards, it is unclear how new regulations and standards of business conduct will affect our company. New regulations and standards of business conduct may:

  •
  reduce the effectiveness of our proprietary technologies;

  •
  require us to replace or re-engineer our proprietary technologies, which could require significant amounts of our time and resources, may not be completed in time to avoid losing advertisers or advertising space, and may not be commercially or technically feasible; and

  •
  cause us to become subject to costly and time-consuming litigation or investigations due to our use of cookie technology or other technologies designed to collect Internet usage information or deliver internet advertising.

        Any one or more of these occurrences could result in increased costs, require us to change our business practices or divert management's attention.

        New technologies could block our ability to serve advertisements, and may reduce demand for our technologies and services.

        During the quarters ended June 30, 2005 and 2004, we derived approximately 36% and 51%, respectively, of our revenue from our deployment of pop-under ads across our network. Technologies have been developed and distributed that are designed to block the appearance of pop-up and pop-under ads on website pages viewed by Internet users. These ad- blocking technologies may become more effective and their use may become more widespread, and they may block the display of other current or future formats that we may use to deploy our ads. Substantially all of our revenue is derived from fees paid to us by advertisers in connection with the display of ads on websites. As a result, ad-blocking technology could reduce demand for our technologies and services and harm our business.

        Disputes with advertisers or website publishers over our measurement of Internet user impressions, clicks or actions may cause us to lose advertisers and publishers.

        We earn advertising revenue and make payments to website publishers based on the number of impressions, clicks and actions from ads delivered on our network of websites. Advertisers' and publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements to be accurate and reliable. Advertisers and publishers often maintain their own technologies and methodologies for counting impressions, clicks and actions from ads, and we frequently have had to resolve differences between our measurements and theirs, none of which we consider to be significant based on the amount subject to the dispute. Any significant dispute over the proper measurement of impressions, clicks and actions from ads could cause us to lose advertisers or publishers and the related revenue.

        If our pricing models are not accepted by our advertisers, we could lose advertisers and our revenue could decrease.

        Many of our technologies and services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay us if the user takes a specific action in response to the ad, such as clicking on it or registering on a website. These performance-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which these companies are paid based on the number of times the ad is shown without regard to effectiveness. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to demonstrate the effectiveness of our primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model. Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among these alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with our business model or our technologies. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for us to project the levels of advertising revenue or the margins that we or the Internet advertising industry in general will realize in the future. If advertisers do not understand the benefits of our pricing models, then the market for our services may decline or develop more slowly than we expect, which may limit our ability to grow our revenue or cause our revenue to decline.

        Limitations on our ability to collect and use data derived from advertising campaigns could significantly diminish the value of our technologies and services and cause us to lose advertisers and revenue.

        When a user visits the websites on our network, we use technologies, including cookies, to collect information such as the user's IP address, ads delivered by us that have been previously viewed by the user and responses by the user to those ads. In order to determine the effectiveness of an advertising campaign by one of our advertisers and to determine how to modify the campaign, we need to access and analyze this information. Certain of our advertisers and publishers prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our advertisers' advertising campaigns. If that happens, we may be unable to provide effective technologies and services to advertisers and we may lose advertisers.

        We could lose advertisers if we fail to detect click-through fraud on advertisements in a manner that is acceptable to our advertisers.

        We are exposed to the risk of fraudulent clicks on our ads by individuals seeking to increase the advertising fees paid to our website publishers. We may in the future have to refund revenue that our advertisers have paid to us and that was later attributed to click-through fraud. Click-through fraud occurs when an individual clicks on an ad displayed on a website for the sole intent of generating the revenue share payment to the publisher rather than to view the underlying content. From time to time we have experienced fraudulent clicks on our network and we do not charge our advertisers for such fraudulent clicks. This negatively affects our profitability, and this type of fraudulent act could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs, which could lead the advertisers to become dissatisfied with our advertising campaigns, and in turn, lead to loss of advertisers and the related revenue.

        Consolidation of website publishers may impair our ability to provide marketing services and acquire advertising space at favorable rates.

        The consolidation of Internet advertising networks and website publishers could eventually lead to a concentration of desirable advertising space on a small number of networks and large websites. Such concentration could:

  •
  increase our costs if these publishers use their greater bargaining power to increase revenue share rates for advertising space;

  •
  impair our ability to provide advertising technologies and services if these publishers prevent us from distributing our advertisers' advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with our ad delivery systems; and

  •
  lessen the value of our services as an intermediary if these publishers choose to negotiate directly with advertisers or use the services of our competitors rather than us.

        If any of our advertisers are unable to pay for our technologies and services, we will lose the revenue related to the technologies and services we provided.

        Some of our advertisers have limited operating histories, are unprofitable and may not be able to pay for our services. In the past we have lost advertisers, or have had difficulty collecting payments from advertisers, who could not pay for our services because they were unprofitable and unable to secure funding. The ability of several of our advertisers to meet their payment obligations is affected by the risks and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market. We typically pay our publishers within 25 business days after the end of the month, regardless of whether we have received payment from our advertisers. If any of our current or future advertisers are unable to pay for our services, we will lose the revenue related to the services we provided.

        We may be liable for content displayed on our network of websites which could increase our expenses.

        We may be liable to third parties for content in the ads we deliver if the artwork, text or other content included in the ads violates copyright, trademark, or other intellectual property rights of third parties or if the content is defamatory. From time to time we have received notice from third parties alleging that the content displayed on our network infringes their intellectual property rights. In the event any of these allegations result in claims or counterclaims, it could be time-consuming, result in costly litigation and divert management's attention.

        If the market for Internet advertising fails to continue to develop, our future growth may be limited and our revenue may decrease.

        Our future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain. Many of our current or potential advertisers have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success and evaluating new advertising products and services. Such advertisers may find Internet advertising to be less effective for promoting their products and services than traditional advertising media. They may never adopt Internet advertising or cease using it. We cannot assure you that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than we anticipate, our ability to grow may be limited and our revenue may decrease.

        The advertising industry, including Internet advertising, could be adversely affected by general economic downturns, catastrophic events or declines or disruptions in industries that advertise heavily on the Internet and, as a result, our revenue may decline.

        The advertising industry, including Internet advertising, is sensitive to both general economic and business conditions and to specific events, such as acts of terrorism. In addition, Internet advertising spending can be affected by the condition of industries that advertise heavily on the Internet such as the travel, financial services, education, telecommunications, retail and entertainment industries. Some of these industries tend to be sensitive to event-driven disruptions such as government regulation, war, terrorism, disease, natural disasters and other significant events. A general decline in economic conditions or disruptions in specific industries characterized by heavy spending on Internet advertising could cause a decline in Internet advertising expenditures, which could in turn cause a decline in our revenue.

        Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which will increase our compensation costs and may cause us to change our business practices.

        We prepare our financial statements in conformance with GAAP in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. For example, we have used stock options and other long-term equity incentives as a component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with us. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. In December 2004, the Financial Accounting Standards Board issued a final standard that requires us to record a charge to earnings for employee stock option grants. This standard will be effective for annual periods beginning after June 15, 2005. We could adopt the standard in one of two ways—the modified prospective transition method or the modified retrospective transition method—and we have not concluded how we will adopt the new standard. In addition, regulations implemented by The Nasdaq National Market generally require stockholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We will, as a result of these changes, incur increased compensation costs, which could be material and we may change our equity compensation strategy or find it difficult to attract, retain and motivate employees.

        We rely on bandwidth and data center providers, and other third parties for key aspects of the process of providing products and services to our advertisers and publishers, and any failure or interruption in the services and products provided by these third parties could disrupt our business and cause us to lose advertisers and advertising space.

        We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide Internet access to our servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate aspects of our campaign reporting, analysis and storage of data, and delivery of ads across our network. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with our advertisers and publishers and adversely affect our brand and our business and could expose us to liabilities to third parties.

        Our systems also heavily depend on the availability of electricity, which also comes from third-party providers. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage. Information systems such as ours may be disrupted by even brief power outages, or by the fluctuations in power resulting from switches to and from backup generators. This could disrupt our business and cause us to lose advertisers and advertising space.

        We have recently implemented new financial and accounting systems which may not work as expected.

        We have recently implemented new financial and accounting software and continue to refine the software's process and financial reporting features. Additionally, we are in the process of upgrading certain of our other information systems and internal controls. These systems are critical to our operations and involve sensitive interactions between us and our advertisers and our website publishers. If we fail to successfully implement and integrate these new financial reporting and accounting systems, or we are not able to scale these systems to our growth, we may not have adequate, accurate or timely financial information. Failure to have adequate, accurate or timely financial information could result in advertiser or publisher dissatisfaction, disrupt our operations and adversely affect our results of operations and effect our ability to prepare financial information in accordance with GAAP.

        If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, our auditors have identified the need to hire additional financial employees and upgrade our accounting system. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors attest to our evaluation, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2006. We have prepared an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 will be expensive and time consuming, and will require significant attention of management. Although we believe our recent efforts will strengthen our internal controls we are continuing to work to improve our internal controls, including in the areas of our accounting system. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, would reduce the market's confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The Nasdaq National Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

  Risks Related to Ownership of Our Common Stock

        Sales of a substantial number of shares of common stock in the public market may adversely affect the market price for our common stock.

        Immediately following the consummation of our initial public offering on April 6, 2005, we had 19,382,880 shares of common stock outstanding, of which the 6,500,000 shares sold in that offering, are freely tradable without restriction or further registration under the Securities Act, unless purchased by our "affiliates," as such term is defined under the Securities Act, in which case such shares will be subject to the resale limitations but not the holding period requirements of Rule 144 under the Securities Act. We and our executive officers and directors, the selling stockholders and substantially all of our other stockholders and option holders, have entered into 180-day lock-up agreements with the underwriters. Holders of 285,360 shares (or shares issuable upon the exercise of outstanding options), in the aggregate, are not subject to a lock-up agreement. The lock-up agreements prohibit each of us from selling or otherwise disposing of our shares of common stock except in limited circumstances. The lock-up agreements are contractual agreements, and Credit Suisse First Boston LLC and Citigroup Global Markets Inc., at their discretion, can waive the restrictions of any lock-up agreement at an earlier time without prior notice or announcement and allow the sale of shares of our common stock. If the restrictions in the lock-up agreements are waived, shares of our common stock will be available for sale into the public market, subject to applicable securities laws, which could reduce the market price for shares of our common stock.

        Under our investors' rights agreement, dated September 27, 2004, some of our stockholders have customary demand and piggyback registration rights. In addition, on May 13, 2005 we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of up to 4,000,000 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan. These shares, when issued in accordance with the plans, will be eligible for immediate sale in the public market, subject to the 180-day lock-up restriction described above and Rule 144 resale volume limitations if held by affiliates. We may also issue our common stock in connection with acquisitions or investments. The sale of any additional shares of our common stock, or the perception of investors that such a sale could take place, could depress the market price for our common stock.

        Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid or at all.

        Our common stock has been traded publicly for only a short period of time. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Results of Operations" section and elsewhere in this report. In addition, the stock market in general, and The Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations. Current trading prices and valuations may not be sustainable. Investor sentiment towards the market and our industry may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against such companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

        If securities or industry analysts do not publish research or reports about our business or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

        Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may result in a lower trading price for our common stock than if ownership of our common stock was less concentrated.

        Our executive officers, directors and holders of 5% or more of our common stock and their affiliates beneficially owned, in the aggregate, approximately 52% of our outstanding common stock as of July 31, 2005. As a result, these stockholders, acting together, could have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our executive officers, directors and principal stockholders. For example, our executive officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of common stock ownership may adversely affect the market price for our common stock because investors often perceive disadvantages in owning stock in companies with a concentration of ownership in a few stockholders.

        We do not intend to pay any cash dividends in the foreseeable future and unless and until we pay cash dividends on our common stock, any gains from your investment in our common stock must come from an increase in its market price.

        We do not anticipate declaring or paying any cash dividends in the foreseeable future. We intend to reinvest any earnings in the growth of our business. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Therefore, unless and until we pay cash dividends on our common stock, any gains from your investment in our common stock must come from an increase in its market price.

        We have and will continue to incur increased costs as a public company, which could decrease our margins and negatively affect our results of operations.

        As a public company, we have and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and The Nasdaq National Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of being a public company, we are required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we have and will continue to incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, but we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

        Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

        Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  Vacancies created by the expansion of the board of directors, or the resignation, death or removal of a director may be filled only by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director, and not by the stockholders.

  •
  Our certificate of incorporation does not provide for cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates. Members of the board of directors may only be removed for cause and upon the affirmative vote of the holders of a majority of our capital stock entitled to vote.

  •
  Our certificate of incorporation provides for the board of directors to be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, and each of the two other classes of directors will continue to serve for the remainder of their respective three-year term, limiting the ability of stockholders to reconstitute the board of directors.

  •
  Our bylaws provide that the holders of a majority of our capital stock entitled to vote constitute a quorum for the conduct of business at a meeting of stockholders. However, the holders of at least two-thirds of our outstanding voting stock must approve any amendments to the protective provisions of our certificate of incorporation and bylaws, which include the requirements that actions by stockholders be taken at duly called meetings and not by written consent, and that our board of directors be divided into three classes with staggered terms.

  •
  Our bylaws provide that special meetings of the stockholders can be called only by the board of directors, the chairman of the board or the president, and not by any stockholder. Our bylaws also prohibit the conduct of any business other than as specified in the notice of special meeting or as otherwise brought before the meeting by the board of directors. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

  •
  Our board of directors may issue, without stockholder approval, shares of preferred stock with rights, preferences and privileges determined by the board of directors. The ability to authorize and issue preferred stock with voting or other rights or preferences makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

  •
  We are subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15 percent or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction in which such person became such an interested stockholder. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Our exposure to market risks for changes in interest rates relates primarily to our investment portfolio. As of June 30, 2005, our short-term investments consisted of highly-liquid auction rate securities, U.S. and Canadian corporate notes, and U.S. government securities. Due to the short-term nature of our investment portfolio, we do not believe that an immediate 10% increase interest rates would have a material effect on the fair market value of our investment portfolio. We believe that we have the ability to liquidate this portfolio in short order and we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Foreign Currency Risk

        Our exposure to adverse movements in foreign currency exchange rates is primarily related to nominal payments to international website publishers. A hypothetical change of 10% in foreign currency exchange rates would not have a material impact on our financial statements or results of operations. All of our sales are denominated in U.S. dollars.

ITEM 4. CONTROLS AND PROCEDURES

  Quarterly Controls Evaluation and Related CEO and CFO Certifications

        Our Chief Executive Officer, Kurt Johnson, and Chief Financial Officer, Fred Krupica, with the participation of our management, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this quarterly report. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer believe that, as of the end of the period covered by this report, the Company's disclosure controls and procedures are effective in timely making known to them material information relating to the Company required to be included in this report.

        Attached as exhibits to this quarterly report are certifications of the Chief Executive Officer and the Chief Financial Officer, which are required in accordance with Rule 13a-14 of the Exchange Act. This "Controls and Procedures" section includes the information concerning the controls evaluation referred to in the certifications and it should be read in conjunction with the certifications for a more complete understanding of the topics presented.

  Definition of Disclosure Controls and Procedures

        Disclosure controls and procedures are methods designed to reasonably assure that information required to be disclosed in our reports filed under the Exchange Act, such as this quarterly report, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures are also designed to reasonably assure that such information is accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

  Limitations on the Effectiveness of Disclosure Controls and Procedures.

        Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving a company's disclosure objectives. The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors, mistakes or intentional circumvention of the established processes.

  Changes in Internal Control over Financial Reporting

        There was no change in the Company's internal control over financial reporting, known to the Chief Executive Officer or the Chief Financial Officer, which occurred during the period covered by this quarterly report that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Recent Sales of Unregistered Securities

        During the quarter ended June 30, 2005, we issued an aggregate of 134,500 shares of common stock upon exercise of stock options for aggregate consideration of $0.2 million. We issued these shares of common stock in transactions exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder.

Use of Proceeds

        We completed our initial public offering on April 6, 2005. The managing underwriters of the public offering were Credit Suisse First Boston and Citigroup. In the offering, we sold an aggregate of 5,649,860 shares of our common stock at a price to the public of $12.00 per share. Also in the offering, our stockholders sold 850,140 shares for their own accounts also at a price to the public of $12.00 per share; we received none of the proceeds of those sales.

        The aggregate proceeds were $78.0 million, of which the aggregate gross proceeds to us were approximately $67.8 million. We paid expenses of approximately $7.3 million, of which approximately $4.7 million represented underwriting discounts and commissions and approximately $2.6 million represented expenses related to the offering. Net proceeds from the offering to us were approximately $63.1 million. We classified the net proceeds of the offering as common stock subscribed and classified the other offering costs incurred of approximately $2,667,000 as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of June 30, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock. As a result, upon the closing of the offering, we had 19,464,280 shares of common stock issued and outstanding with no exercise by the underwriters of their over-allotment option. As of June 30, 2005, substantially all of the net proceeds were invested in short-term, interest-bearing, investment grade securities, U.S. and Canadian corporate notes, and U.S. government securities.

        None of the net proceeds received by us from the initial public offering were paid directly or indirectly to any director or officer of Fastclick, or to any person owning 10% or more of any class of equity securities of Fastclick. We expect that our use of proceeds from the offering will conform to the intended use of proceeds described in our final initial public offering prospectus dated March 31, 2005.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

        Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        There were no matters submitted to a vote of security holders during the quarter ended June 30, 2005.

ITEM 5. OTHER INFORMATION.

        Not applicable.

ITEM 6. EXHIBITS.

        The exhibits to this report are listed in the Exhibit Index on page 41 of this report.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2005

FASTCLICK, INC.
/s/ KURT A. JOHNSON Kurt A. Johnson Chief Executive Officer
/s/ FRED J. KRUPICA Fred J. Krupica Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2005
Or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                             to

Commission file number 000-51226

FASTCLICK, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0540202 (I.R.S. Employer Identification No.)

360 Olive Street
Santa Barbara, California 93101
(Address of principal executive offices, including zip code)

(805) 568-5334
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☐ No ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2): Yes ☐ No ☒

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding at May 11, 2005
Common Stock, Par Value $0.001 per share	19,598,780 shares

FASTCLICK, INC.

INDEX TO FORM 10-Q FOR THE
QUARTERLY PERIOD ENDED MARCH 31, 2005

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

FASTCLICK, INC.

BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,480	$12,397
Short-term investments	8,000	7,954
Accounts receivable, net of allowance of $771 (2005) and $591 (2004)	10,568	9,003
Prepaid expenses and other current assets	443	232

Total current assets	29,491	29,586
Property and equipment, net	2,317	2,078
Other assets	2,036	2,219

Total assets	$33,844	$33,883

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,520	$5,695
Deferred revenue	687	738
Accrued payroll	1,360	2,048
Accrued other liabilities	1,068	410
Income taxes payable	288	77
Current portion of loans payable	—	46
Deferred income taxes	307	500

Total current liabilities	10,230	9,514
Long-term portion of loans payable, net of current portion	—	75
Deferred tax liabilities	951	806

Total long-term liabilities	951	881

Total liabilities	11,181	10,395
Commitments and contingencies
Redeemable convertible preferred stock, no par value; 0 shares authorized, issued or outstanding at March 31, 2005, and 2,131,285 shares authorized, issued and outstanding at December 31, 2004	—	73,416
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized and 0 shares issued and outstanding as of March 31, 2005, 0 shares authorized, issued and outstanding as of December 31, 2004	—	—
Common stock; $0.001 par value, 100,000,000 shares authorized, 19,464,280 shares issued and outstanding as of March 31, 2005; and no par value, 18,750,000 shares authorized, 11,991,315 shares issued and 3,076,595 shares outstanding as of December 31, 2004	19	8,395
Common stock subscribed	(63,052)	—
Additional paid-in capital	87,300	—
Deferred compensation	(5,767)	(7,249)
Treasury stock	—	(54,386)
Retained earnings	4,163	3,312

Total stockholders' equity (deficit)	22,663	(49,928)

Total liabilities and stockholders' equity (deficit)	$33,844	$33,883

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenue	$19,623	$10,922
Cost of revenue(a)	12,851	7,380

Gross profit	6,772	3,542
Operating costs:
Sales and marketing	2,462	893
Technology	613	373
General and administrative	1,576	404
Stock-based compensation(b)	731	—

Total operating costs	5,382	1,670

Operating income	1,390	1,872
Interest and dividend income	98	6
Interest expense	(1)	(2)

Income before provision for income taxes	1,487	1,876
Provision for income taxes	636	43

Net income	$851	$1,833

Earnings per share:
Basic	$0.26	$0.17
Fully diluted	$0.06	$0.17
Weighted average common shares outstanding:
Basic	3,317	10,748
Fully diluted	14,456	11,065

(a)
Stock-based compensation charges are included in the following statement of income category:

Cost of revenue	$10	$—

(b)
Stock-based compensation charges are excluded from the following statement of income categories:

Sales and marketing	$391	$—
Technology	124	—
General and administrative	216	—

	$731	$—

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Cash flow from operating activities:
Net income	$851	$1,833
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred compensation	741	—
Depreciation and amortization	294	82
Deferred income taxes	(48)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,565)	(930)
Prepaid expenses and other current assets	(211)	(28)
Other assets	—	4
Accounts payable	(38)	1,816
Deferred revenue	(51)	155
Accrued payroll	(688)	172
Accrued other liabilities	515	(68)
Income taxes payable	211	43

Net cash provided by operating activities	11	3,079

Cash flow from investing activities:
Purchase of short-term investments	(46)	—
Purchase of property and equipment	(476)	(92)
Purchase of domain names	—	(63)
Software development costs	(670)	—

Net cash used in investing activities	(1,192)	(155)

Cash flow from financing activities:
Financing services	(737)	(25)
Net borrowings under loans payable	(121)	(7)
Proceeds from sale of common stock	122	9
Distributions to shareholders	—	(1,706)

Net cash used in financing activities	(736)	(1,729)

Increase (decrease) in cash and cash equivalents	(1,917)	1,195
Cash and cash equivalents, beginning of period	12,397	1,657

Cash and cash equivalents, end of period	$10,480	$2,852

Supplemental disclosures to the statements of cash flows were as follows:
Cash paid for income taxes	$472	$—

Supplemental disclosure of cash flow information:
Conversion of preferred stock to common stock	$73,416	$—

Initial public offering, net of costs of issuance	$60,513	$—

Common stock subscribed	$(63,052)	$—

Retirement of treasury stock	$54,386	$—

Conversion of no par value common stock to $0.001 par value common stock	$(7,776)	$—

Deferred compensation, net	$(740)	$—

See accompanying notes.

FASTCLICK, INC.

NOTES TO FINANCIAL STATEMENTS

(All interim information relating to the three months
ended March 31, 2005 and 2004 is unaudited)

1.     The Company and Summary of Significant Accounting Policies

        The Company—Fastclick, Inc. ("Fastclick" or the "Company") is a provider of Internet advertising technologies and services. Advertisers pay the Company to place their Internet ads on third-party websites in the Company's network and the Company shares the revenue it receives from placing those ads with the website owners, or publishers, that provided the ad space. The Company's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system and reporting and campaign management tools are designed to improve the effectiveness of Internet ad campaigns, provide advertisers with an increased return on their advertising expenditures and enhance the value of Internet ad space available on the Company's network of third-party websites.

        Fastclick was incorporated on March 31, 2000 under the laws of California, and on March 29, 2005 reincorporated under the laws of Delaware. The Company's headquarters are located in Santa Barbara, California.

        Basis of Presentation—The accompanying financial statements are unaudited and reflect all material adjustments, consisting only of normal recurring adjustments which, in the opinion of management are necessary to fairly state our financial position, results of operations and cash flows for the interim periods. The results of operations for the current interim period is not necessarily indicative of results to be expected for the entire year.

        These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Registration Statement on Form S-1 initially filed on December 22, 2004, as subsequently amended (the "Registration Statement") (File No. 333-121528).

        On March 29, 2005, the Company completed a five-for-one stock split of its outstanding common stock. All share and per share amounts for all periods presented in this report reflect this split. Prior to the consummation of the Company's initial public offering on April 6, 2005, the Company amended and restated its certificate of incorporation to authorize 100,000,000 shares common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value, and retire all of its treasury stock.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Income Taxes—From inception to December 31, 2001, the Company operated as a C corporation. Effective January 1, 2002, the Company elected to be taxed as a subchapter S corporation for federal and state income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the Company passed through and were taxed directly to the stockholders for all of 2002 and 2003 and the period from January 1, 2004 through September 27, 2004. On September 28, 2004, Fastclick completed a private placement of preferred shares, which resulted in the revocation of its subchapter S corporation status. The Company now operates as a C corporation and is subject to tax in the United

States. Consequently, no federal income tax provision is recorded in the accompanying financial statements for the quarter ended March 31, 2004. Under state laws, certain taxes (net of available tax credits) are imposed upon subchapter S corporations and are provided for in the accompanying financial statements. As a subchapter S corporation, the Company's policy was to disburse the necessary amount of funds to satisfy the stockholders' estimate of income tax liabilities based upon the Company's taxable income.

        As a C corporation, the Company is taxed at statutory corporate rates. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset valuation allowance will be recorded if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

        Earnings per share—Basic earnings per share is calculated using the weighted average common shares outstanding for the period, and excludes dilutive securities. Diluted earnings per share reflects the dilution to earnings that would occur if employee stock options and other dilutive securities resulted in the issuance of common stock. The weighted average number of shares used for basic and diluted earnings per share were as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Numerator:
Net income	$851	$1,833

Denominator:
Weighted average common shares outstanding—basic	3,317	10,748
Effect of dilutive securities:
Employee stock options	622	317
Redeemable convertible preferred stock	10,538	—

Weighted average common shares outstanding—diluted	14,477	11,065

Basic earnings per share	$0.26	$0.17

Diluted earnings per share	$0.06	$0.17

        Recent Accounting Pronouncements—On December 16, 2004, the Financial Accounting Standards Board (FASB) issued its final standard on accounting for Share-Based Payment in FASB Standard 123R, which requires all companies to measure compensation cost for all share-based payments (including stock options) at fair value. This pronouncement will be effective for public companies for the first interim or annual reporting period of the registrant's first fiscal year beginning on or after June 15, 2005. The Company intends to adopt the standard in the quarter ending March 31, 2006, or earlier, and could adopt the new standard in one of two ways-the modified prospective transition method or the modified retrospective transition method.

2.     Commitments and Contingencies

        In April 2005, the Company began leasing office space in Los Angeles, California for sales and marketing purposes. The lease term is through November 2010. As collateral for performance by the Company of its obligations under the lease, the Company has provided through a bank an unsecured letter of credit with an initial face amount of $85,000. The face amount of the letter of credit may be reduced at certain future times pursuant to its terms. The Company also leases office space at two locations in downtown Santa Barbara, California, for administration, research, and operations purposes, with lease terms through April 2006.

        The Company has existing legal claims against it and may encounter future legal claims in the normal course of business. In the opinion of the Company, the resolution of the existing legal claims is not expected to have a material impact on the Company's financial position, results of operations or cash flows. During the three months ended March 31, 2005 the Company recorded a charge to operations of approximately $95,000 for the settlement of one of these claims.

3.     Deferred Compensation

        The Company accounts for stock options using the intrinsic-value method under APB No. 25. Accordingly, the Company has recorded deferred compensation of $5,767,000 through March 31, 2005 for the difference between the original exercise price per share determined by the Board of Directors and the estimated fair value per share of the underlying common stock at the options' respective grant dates, net of amortization and reversals upon employee terminations. Deferred compensation is recognized and amortized on a straight-line basis over the vesting period of the related options, generally four years. The Company recorded no deferred compensation or compensation expense under APB No. 25 prior to the third quarter of 2004 as the exercise prices of all option grants in those periods were at the deemed fair value of the underlying common stock. Compensation expense under APB No. 25 related to stock options granted to the Company's employees was $741,000 and $0 for the three months ended March 31, 2005 and 2004, respectively.

        Had the Company recognized employee stock option related compensation expense in accordance with SFAS No. 123 and used the minimum-value method for determining the weighted average fair value of options granted, the net income would have been as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Net income as reported	$851	$1,833
Less: Deferred stock-based compensation as if the fair value method was used	94	—

Pro forma net income	$757	$1,833

Basic earnings per share as reported	$0.26	$0.17
Per share effect of deferred stock-based compensation as if the fair value method was used	(0.03)	—

Pro forma basic earnings per share	$0.23	$0.17

Fully diluted earnings per share as reported	$0.06	$0.17
Per share effect of deferred stock-based compensation as if the fair value method was used	(0.01)	—

Pro forma fully diluted earnings per share	$0.05	$0.17

        The compensation portion of the Company's stock option grants was estimated at the date of the grant using the minimum-value option-pricing model with the following assumptions:

	2005	2004
Risk-free interest rate	4.07%	3.38%
Expected option life (years)	5.00	5.00
Dividend yield	0.00%	0.00%

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized ratably over the option's vesting period. The pro forma effect on net income for the periods presented is not representative of the pro forma effect on net income in future periods because compensation expense in future periods could reflect the amortization of a greater or lesser number of stock options granted in succeeding periods. Stock-based awards granted after the Company's initial public offering of its common stock are valued using the Black-Scholes option pricing model. In addition to the factors used to estimate the fair value of stock options issued using the minimum-value method, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with SFAS 123, in arriving at an estimated fair value. The minimum-value method does not consider stock price volatility.

4.     Initial Public Offering

        On March 31, 2005 the Company agreed to sell 5,649,860 shares of common stock at a price of $12.00 per share in its initial public offering. On April 6, 2005 the Company received proceeds from the offering of $63,052,000, net of underwriting discounts and commissions. Accordingly, the net proceeds of the offering are classified as common stock subscribed and the other offering costs incurred of approximately $2,539,000 are classified as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of March 31, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock in total. As a result, upon the closing of the offering, there were 19,464,280 shares of common stock issued and outstanding.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

        This report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In making such statements, we must rely on estimates and assumptions drawn in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. These uncertainties and contingencies could affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by us, or on our behalf.

        In particular, the words "expect," "anticipate," "estimate," "may," "will," "should," "intend," "believe," and similar expressions are intended to identify forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, you should not consider the inclusion of forward-looking statements in this report to be a representation by us or any other person that our objectives or plans will be achieved.

        Risks and uncertainties that could cause actual results to differ from our forward-looking statements include those discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results of Operations" and elsewhere in this report.

        We undertake no obligation to update our forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

        The "Fastclick" family of related marks, images and symbols are our properties, trademarks and service marks. All other trade names, trademarks and service marks appearing in this report are the property of their respective owners. References to "Fastclick" "we," "us," "our," or similar terms refer to Fastclick, Inc.

General

        We are a provider of performance-based Internet advertising technologies and services to advertisers and website owners, or publishers. Our technologies and services, including our proprietary Optimization Engine, Internet ad placement bidding system, and reporting and campaign management tools, are designed to improve the effectiveness of Internet ad campaigns and provide advertisers with an increased return on their advertising expenditures. We believe our technologies and services also enhance the value of Internet advertising space available on our network of third-party websites.

        Our advertisers include direct response marketers, brand marketers and advertising agencies. We represent advertisers in a variety of industries, including travel, financial services, education, telecommunications, retail, automotive, entertainment, finance, pharmaceutical and health and information technology, either directly or indirectly through an advertising agency. Our publishers include publishers of branded websites that offer large amounts of advertising space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests.

Overview

  Our History

        We were founded in March 2000 and engaged primarily in the development of our proprietary technologies throughout 2000. We began generating revenue in 2000, and have since increased our revenue from $0.1 million in 2000, to $4.5 million in 2001, $17.7 million in 2002, $28.7 million in 2003 and $58 million in 2004. We introduced our proprietary Optimization Engine and our ad placement bidding system in late 2000 and became profitable in the first quarter of 2001. We generated a net loss of $0.1 million for 2000 and net income of $0.5 million, $4.1 million, $5.8 million and $5.1 million in 2001, 2002, 2003 and 2004, respectively.

        Our early operations were financed with $0.4 million of equity financing in March 2000. Thereafter, we financed our operations primarily through internally generated funds through September 2004. On September 28, 2004, we sold 2,131,285 shares of our preferred stock, (which converted into 10,656,425 shares of common stock prior to the completion of our initial public offering) at a price per share of $35.19, for total proceeds of approximately $75 million. Approximately $55 million of these proceeds were used to repurchase 1,562,944 shares (on a pre-split basis, or 7,814,720 shares after giving effect to our five-for-one stock split) of our common stock held by our founders, employees and investors at $35.19 per share. We made a final cash distribution to our former subchapter S corporation stockholders of approximately $3.2 million on December 16, 2004. Approximately $18.5 million of our net proceeds from the sale of our preferred stock remains on our balance sheet as cash, cash equivalents and short-term investments and we expect to use these funds to finance our future growth. On April 6, 2005, we completed our initial public offering of 5,649,860 shares of common stock at a price of $12.00 per share, and received proceeds of $63,052,000, net of underwriting discounts and commissions.

        From our inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes. For the years ended December 31, 2002 and 2003 and the period from January 1, 2004 through September 27, 2004, we did not incur any provision for federal income taxes as the income, deductions, gains, losses, tax credits and other tax attributes of the corporation for these periods passed through and were taxed directly to the stockholders. We were subject to a 1.5% California subchapter S corporation income tax during these periods. We made distributions to our stockholders of $0.6 million, $4.4 million and $7.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. Our subchapter S corporation status was revoked on September 27, 2004 in connection with the issuance of our preferred stock and we now operate as a C corporation and are subject to federal and state tax in the United States.

        We have grown our employee base from three employees at inception to 103 employees as of March 31, 2005. While we have increased the number of our employees in all areas, our highest growth has been in our sales and marketing departments. We expect our headcount to continue to grow as our business expands. We have two office locations in Santa Barbara, California, including our corporate headquarters, and in April 2005, began leasing office space in Los Angeles, California. We currently have sales and marketing employees in San Francisco, Los Angeles and New York City. We lease server space in San Jose, California and Ashburn, Virginia.

  Our Business Model

        We generate revenue primarily from the sale of Internet advertising space across our network of websites. Advertising space on this network of websites is priced through our ad placement bidding system, which values advertising space based on market demand by matching the advertisers bidding the highest price for the advertising space that meets their campaign objectives with the websites able to supply that space, subject to certain rules that may be set by us, our advertisers or our publishers.

        We offer advertisers multiple pricing options to achieve their desired results. These alternatives include:

  •
  Cost-per-action, where the advertiser pays us a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays us a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays us a fee based on the number of times its ads are displayed, referred to as impressions.

        While we allow advertisers to purchase website advertising space based on a cost-per-action, cost-per-click or cost-per-thousand impressions pricing model, we pay for a majority of our publishers' website advertising space on a cost-per-thousand impressions basis. This allows our publishers to be paid for the impressions they serve and our advertisers to receive the performance-based pricing model they desire for their advertising campaigns.

        Our standard advertising contract covers both campaign management and ad delivery. We generally bill advertisers on a 30-day, net basis, although a portion of our advertisers prepay us for their campaigns. Our advertising contracts are terminable at any time by the advertiser or us with no penalty upon one business day prior notice. Our standard publishers' agreement covers the provision and use of Internet advertising campaigns and the related payments. We typically pay our publishers within 25 business days after the end of the month under the revenue-sharing provisions of our publisher's agreement. Under these agreements we generally pay them up to 65% of the advertising revenue we generate from ads placed on their websites. We can terminate our publisher's agreement at any time without penalty.

Components of Gross Margin

  Sources of Revenue

        We principally derive revenue from the sale of Internet advertising space across our network of websites. With respect to the Internet advertising services we provide to advertisers, we recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable. Our revenue recognition policy is discussed in more detail in the section below entitled "Critical Accounting Policies and the Use of Estimates—Revenue Recognition."

  Cost of Revenue

        Cost of revenue consists primarily of amounts we incur and pay to our publishers for their share of revenue we derive from the sale of their website advertising space and, to a lesser extent, the cost of maintaining the computer systems infrastructure which supports our proprietary technologies, the salaries and benefits of network operations personnel, bandwidth and communications costs, depreciation of network infrastructure equipment and the cost of database maintenance and support.

Components of our Operating Costs and Other Items

        The following describes certain line items in our statement of operations:

  Operating Costs

        Our operating costs include sales and marketing, technology, general and administrative and stock-based compensation. Since we expect the growth of our operating expenses to be driven, in part, by the growth of our business, we are currently unable to accurately estimate the anticipated increases in these costs.

        Sales and marketing.    Our sales and marketing expenses primarily consist of the compensation and associated costs for sales and marketing personnel, marketing and advertising, public relations and other promotional activities, general business development activities, publisher acquisition and product development expenses. We expect sales and marketing expenses to increase in absolute terms with the growth of our business as we expand our sales and marketing workforce and further promote our products and services.

        Technology.    Technology costs include expenses for the research and development of new technologies designed to enhance our Internet advertising services and costs associated with the maintenance and administrative support of our technology team, including the salaries and related expenses for our research and development, as well as costs for contracted services and supplies. Also included in technology is the amortization of capitalized software development costs. We expect our technology expenses to increase slightly in absolute terms as we grow and continue to invest in new technologies and hire additional technology personnel.

        General and administrative.    Our general and administrative expenses primarily consist of the compensation and associated costs for general and administrative personnel and facility costs. We expect that general and administrative expenses will increase in absolute terms as we hire additional personnel and incur costs related to the anticipated growth of our business and our operation as a public company.

        Stock-based compensation.    We have recorded stock-based compensation expense for some of our equity awards provided to employees and non-employee directors. Our accounting policy for recognizing stock-based compensation expense is described in the section below entitled "Critical Accounting Policies and the Use of Estimates—Accounting for Stock-Based Compensation." As of March 31, 2005, we had an aggregate of $5.8 million of deferred stock-based compensation expense, which will be recognized over the next four years as the related awards vest.

        We expect sales and marketing, technology and general and administrative operating expenses to increase quarter over quarter commensurate with our expected revenue growth over the same periods. The largest impact on these expenses relate to public company costs, which we estimate to be approximately $2 million for 2005. We expect to fund the increase in these expenses by future cash flow from operations, our current cash position and funds generated by our initial public offering.

  Income Taxes

        Accounting for income taxes is discussed in more detail in the section below entitled "Critical Accounting Policies and Use of Estimates—Accounting for Income Taxes."

Trends that Affect our Business

        Our business has grown rapidly since our inception in March 2000, and we expect that it will continue to grow; however, we anticipate that our growth rate will slow as our revenue base increases.

We expect that some of the historical trends or patterns in our business will change over time, and in managing and evaluating our business we are focused on several trends, including the following:

  •
  Revenue growth. Our revenue depends on the volume of paid ads, pricing of advertising and ad format mix that our advertisers purchase. Over the past several years we have experienced a significant increase in the volume of paid ads we deliver across our network. Additionally, we have generally experienced a gradual increase in ad pricing. The historical increase in ad volume and pricing has been partially offset by the introduction of new, lower-priced ad formats and other new products in response to demand from both advertisers and publishers. We anticipate that the volume of paid ads, pricing of advertising and ad format mix will continue to be key revenue drivers in the future. Although we are unable to predict the future demand for ad types and the impact on the anticipated sales mix of our ad formats, we expect a continued increase in the volume of lower-priced ad formats. An increased demand for lower priced ad formats could potentially displace or reduce the demand for higher priced ad formats, and, to the extent not offset by an increase in ad volume, result in lower overall revenue for us. In addition, to the extent that the lower priced ad formats do not have a correspondingly lower revenue share payment, they could result in a lower gross profit margin.

  •
  Gross profit margin. The primary component of our cost of revenue is the revenue share payments we make to our publishers. The percentage of revenue we share with our publishers has remained relatively constant. We anticipate that our gross profit margin will increase as advertisers continue to shift to cost-per-action and cost-per-click based pricing models. Our advertisers increasingly prefer to purchase advertising on a cost-per-action or cost-per-click basis because they pay only for ads which result in the desired action. Our publishers typically prefer payment on a cost-per-thousand impressions basis, in which they are paid for the impressions they serve and do not assume any risk relating to the performance of an ad. In order to mitigate the performance risks associated with paying publishers on a cost-per-thousand impressions basis for the cost-per-action based and cost-per-click based campaigns of our advertisers, we typically build in a higher profit margin when pricing these campaigns. We do this by initially running tests on an advertising campaign priced on a cost-per-action or cost-per-click basis, which measures user responses to the campaign to determine how many impressions it takes to achieve the action or click. Based on this information, we may then adjust the pricing of the campaign in an effort to mitigate our performance risk associated with paying for the campaign on a cost-per-thousand impressions basis, thereby increasing our gross margin. To the extent that we are able to manage the risks associated with advertisers purchasing on a cost-per-action and cost-per-click basis and paying publishers on a cost-per-thousand impression basis, we believe that our gross profit margins will increase.

  •
  Sales and marketing. We anticipate that our sales and marketing expenses will increase over the next several quarters. In addition, as we continue to grow, we expect to hire additional sales and marketing personnel and expand to new facilities to accommodate our growing sales and marketing team.

  •
  Technology. We anticipate increasing our investment in the development and deployment of new products, services and features to our existing technologies and services. In the future, we expect our technology expense, both as a percentage of revenue, and in absolute dollars, will increase. In addition, as we continue to grow, we expect to hire additional technology personnel and expand to new facilities.

  •
  General and administrative. We anticipate that our general and administrative expenses will increase over the next several quarters as we incur expenses related to being a public company, including increased legal, accounting and insurance expenses. We estimate increased expenses related to public company costs of approximately $2 million for 2005. In addition, as we continue to grow, we expect to hire additional senior management personnel and expand to new facilities.

  •
  Seasonality and cyclicality. We believe that our business is subject to seasonal and cyclical fluctuations. Generally, our advertisers and advertising agencies place more ads in the fourth calendar quarter and fewer ads in the first calendar quarter of each year. Overall Internet usage generally declines during the summer months, resulting in lower inventories in our website network and lower revenue for us. In addition, domestic advertising spending generally is cyclical in reaction to overall conditions in the United States economy. Our rapid historical growth rate has masked the impact of seasonality on our business. As our growth rate slows, however, we expect the seasonal pattern of our business to become more pronounced.

  •
  Volume of advertising space. Over the past several years our website network and advertising space volume have increased significantly. In order to continue to grow our revenue we must increase the volume of advertising space that we are able to sell to advertisers. We anticipate that our ability to grow advertising space volume will be influenced by a number of factors including the size of our website network and Internet advertising market dynamics such as sector consolidation.

  •
  Provision for income taxes. From our inception to December 31, 2001 we operated as a C corporation. From January 1, 2002 through September 27, 2004 we operated as a subchapter S corporation. In connection with the issuance of our preferred stock our subchapter S corporation status was revoked and we now operate as a C corporation. During the period we were a subchapter S corporation, we did not incur any provision for federal income taxes and we were subject to a 1.5% California income tax. As a C corporation, we will now pay C corporation income taxes. We currently anticipate our effective tax rate to be approximately 43%, excluding the effects of any future tax credits.

Results of Operations

        The following table sets forth the items in our statements of income for the periods indicated as a percentage of revenue:

	Three Months Ended March 31
	2005	2004
	(unaudited)
Revenue	100.0%	100.0%
Cost of revenue	65.5	67.6

Gross profit	34.5	32.4
Operating costs:
Sales and marketing	12.6	8.2
Technology	3.1	3.4
General and administrative	8.0	3.7
Stock-based compensation	3.7	—

Total operating costs	27.4	15.3

Operating income	7.1	17.1
Interest and dividend income	0.5	—
Interest expense	—	—

Income before income taxes	7.6	17.1
Provision for income taxes	3.3	0.4

Net income	4.3%	16.7%

Comparison of the Quarters Ended March 31, 2005 and 2004

        Revenue.    Revenue increased to $19.6 million in the first quarter of 2005 from $10.9 million in the first quarter of 2004, a 79.7% increase. This increase was primarily due to an increase in the number of paid ads delivered across our website network offset partially by a slight decrease in the average price of existing ad formats as compared to the prior year period and by a shift in mix toward new, lower priced advertising formats. We expect revenue to continue to increase during 2005 and, although we are unable to predict the future demand for ad types and the impact on the anticipated sales mix of our ad formats, we expect a continued increase in the volume of lower-priced ad formats.

        Cost of revenue.    Cost of revenue increased to $12.9 million, or 65.5% of revenue, in the first quarter of 2005 from $7.4 million, or 67.6% of revenue, in the first quarter of 2004. This increase in absolute dollars was primarily due to an increase in the volume of advertising sold to advertisers resulting in increased publisher revenue-share costs. The percentage of revenue we shared with publishers declined slightly which resulted in improved gross margins in 2005 as we continued to pay our publishers primarily on a cost-per thousand impressions basis while continuing our shift to cost-per-action and cost-per-click priced advertising campaigns. We anticipate that our cost of revenue will increase in absolute terms as our revenue increases, and will decrease slightly as a percentage of revenue as advertisers continue to shift to cost-per-action and cost-per-click based pricing models.

        Sales and marketing.    Sales and marketing expenses increased to $2.5 million, or 12.6% of revenue, in the first quarter of 2005 from $0.9 million, or 8.2% of revenue, in the first quarter of 2004. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel, combined with expanded marketing and advertising costs. We anticipate that our sales and marketing expenses will increase over the next several quarters as we expect to hire additional sales and marketing personnel and expand to new facilities to accommodate our growing sales and marketing team.

        Technology.    Technology expenses increased to $0.6 million, or 3.1% of revenue, in the first quarter of 2005 from $0.4 million, or 3.4% of revenue, in the first quarter of 2004. This increase in our technology expenses primarily resulted from the employment costs of additional personnel. We expect our technology expenses to increase slightly in absolute terms as we grow and continue to invest in new technologies and hire additional personnel.

        General and administrative.    General and administrative expenses increased to $1.6 million, or 8.0% of revenue, in the first quarter of 2005 from $0.4 million, or 3.7% of revenue, in the first quarter of 2004. This increase in general and administrative expenses was primarily due to the employment cost of additional administrative personnel to prepare us for operation as a public company and to support growth of the company, and an increased allowance for doubtful accounts. We expect that general and administrative expenses will increase in absolute terms during the remainder of 2005 as we bear the increased insurance and compliance costs of operating as a public company.

        Stock-based compensation.    We have recorded deferred stock-based compensation for some of our equity awards provided to employees and non-employee directors. Stock-based compensation expense increased to $0.7 million, or 3.7% of revenue, in the first quarter of 2005 from $0 in 2004. The increase in stock-based compensation was primarily a result of recognizing the intrinsic value of our stock option grants during the period. As of March 31, 2005, we had an aggregate of $5.8 million of deferred compensation, which will be recognized over the next four years as the related awards vest. During the first quarter of 2005, we recorded deferred stock-based compensation to stockholders equity of $1.0 million related to the final remeasurement of the grant of options. We reversed $1.7 million of deferred stock-based compensation during the first quarter of 2005 upon the resignation of an employee.

        Interest and dividend income and interest expense.    Interest and dividend income when offset by interest expense increased to $0.1 million, or 0.5% of revenue, in the first quarter of 2005, from $4,000 in the first quarter of 2004. The change was primarily a result of increasing average balances in our money market account and short term investments. We expect interest and dividend income to increase during the remainder of 2005 as we invest the cash proceeds from our initial public offering.

        Provision for income taxes.    Provision for income taxes increased to $0.7 million, an effective tax rate of 42.8%, in the first quarter of 2005 from $43,000, an effective tax rate of 2.3%, in 2004. During all of 2003 and through September 27, 2004, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes, and our income, deductions, gains, losses, tax credits and other tax attributes were passed through and taxed directly to our stockholders. Our subchapter S corporation status was revoked on September 27, 2004 in connection with the issuance of our preferred stock and we now operate as a C corporation and are subject to federal and state income tax in the United States. We currently expect our effective tax rate to be approximately 43% during the remainder of 2005, excluding the effects of any future tax credits.

Liquidity and Capital Resources

        We have financed our operations principally through internally generated funds as well as private sales of equity securities and our initial public offering.

        Our principal sources of liquidity are our cash, cash equivalents and short-term investments as well as the cash flow that we generate from our operations. Short-term investments consist of highly liquid auction rate securities as of March 31, 2005.

        Our net cash provided by operating activities was $11,000 in the first quarter of 2005, as compared to $3.1 million in the first quarter of 2004. Net cash provided by operating activities during the first quarter of 2005 was primarily due to our net income before deducting amortization of deferred compensation and depreciation and amortization, and growth in accrued other liabilities and income taxes payable, offset by increases in accounts receivable and accrued payroll.

        Accounts receivable from our advertisers has increased with our revenue growth. Our accounts receivable balance increased by $1.6 million during the first quarter of 2005 and by $0.9 million during the first quarter of 2004. The growth in accounts receivable is anticipated to continue if our revenue continues to increase and this will continue to have a significant impact on our cash flows from operations. Our accounts payable balance increased by $1.8 million during the first quarter of 2004, due to the timing of payments to our publishers.

        Our net cash used in investing activities was $1.2 million in the first quarter of 2005 compared to $0.2 million in the first quarter of 2004. During the first quarter of 2005, we invested $0.7 million in software development and $0.5 million in property and equipment, including capital expenditures to enhance our server infrastructure. We expect to continue to invest in our facilities and technology to support our operations and remain competitive and expect to spend approximately $1.5 million to $2.0 million in capital expenditures in the remainder of 2005.

        Our net cash used in financing activities was $0.7 million in the first quarter of 2005 and $1.7 million in the first quarter of 2004. During the first quarter of 2005, we paid $0.7 million of the $2.5 million of costs of our initial public offering. Cash used in financing activities during the first quarter of 2004 was for distributions to stockholders during the time period that we elected to be treated as a subchapter S corporation.

        We believe that our current cash and cash equivalents, short-term investments, net proceeds from our initial offering, and cash flow from operations will be sufficient to meet our anticipated cash needs, including for working capital purposes, planned capital expenditures, and various contractual obligations, for at least the next 12 months. Our primary uses of cash in our operations are to make the required payments to our website publishers, as well as to cover operating expenses and meet future tax obligations. We expect that our future cash requirements will be significantly higher than our historical cash requirements as we continue to grow our business. We also expect that the impact of the seasonality of our business will be more pronounced in the future, and the timing of our expenditures, including those related to personnel and capital items, may not coincide with our cash collections. Historically, our cash flow from operations has generated sufficient cash to cover our operations and meet obligations. Although our historical cash flows are not a predictor of future cash flows, we expect that future revenues and related collections should be sufficient to meet our anticipated obligations and we believe our current cash, cash equivalent and short-term investment position is sufficient to cover any disparity in timing between receipt of our revenues and payment of our expenses. Factors which impact the timing of our receipt of revenue include competitive conditions in our industry for extending credit to customers, the financial health of our customers and their ability to make payments to us in accordance with the credit terms we established with them. The timing of payments for our expenses are dependent on the amounts and timing of services and obligations contracted for, however, we currently anticipate no material change in the timing of payments we make to our publishers. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources of cash are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

Indebtedness

        As of March 31, 2005, we had no outstanding debt securities, material contingent liabilities or material mortgages or liens.

Critical Accounting Policies and the Use of Estimates

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        We believe that, of our accounting policies, the following policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

  Revenue Recognition

        We recognize revenue in accordance with the guidelines of SEC Staff Accounting Bulletin, or SAB, No. 104 "Revenue Recognition" and Emerging Issues Task Force Issue ("EITF") 00-21 "Revenue Arrangements with Multiple Deliverables." Accordingly, we recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable.

        We assess the likelihood of collection based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. Cash received in advance is recorded as deferred revenue until earned.

  Accounting for Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and comply with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference between the deemed fair value of our common stock and the exercise price on the date of grant. We account for non-employee stock-based awards, in which goods or services are the consideration received for the equity instruments issued, in accordance with the provisions of SFAS No. 123 and related interpretations. We have recorded compensation charges for issuances of common stock awards where the exercise price was less than the deemed fair value of the underlying stock for financial accounting purposes.

        During the first quarter of 2005, we granted stock options with exercise prices ranging from $5.00 per share to $12.00 per share resulting in deferred stock-based compensation of $1.0 million for the three month period ended March 31, 2005. We reversed $1.7 million of deferred stock-based compensation during the first quarter of 2005 upon the resignation of an employee. All stock options granted to our employees, officers and directors under our equity plans were intended to be exercisable at a price per share not less than the deemed fair value of the shares of our common stock underlying those options or awards on their respective dates of grant. Because there has not been a public market for our shares prior to our initial public offering, our board of directors determined these exercise prices in good faith, based on the best information available to the board and our management at the time of grant.

        We recognize compensation expense as we amortize the deferred stock-based compensation amounts on a straight-line basis over the related vesting periods, generally over three to four years. See "—Results of Operations—Stock-Based Compensation."

        During 2004 and the three months ended March 31, 2005, we recorded deferred stock-based compensation to stockholders equity of $7.9 million and $1.0 million, respectively, related to the final remeasurement of the grant of options. We reversed $1.7 million of deferred stock-based compensation during the first quarter of 2005 upon the resignation of an employee.

  Accounts Receivable and the Allowance for Doubtful Accounts

        We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by a review of their current credit information. We regularly monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

        The allowance for doubtful accounts for estimated losses results from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

  Short-Term Investments

        We record an impairment charge when we believe our short-term investments have experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future. As of March 31, 2005, our short-term investments consisted of highly-liquid auction rate securities.

  Accounting for Software Development Costs for Internal Use

        In accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize and amortize over the expected life of a software asset the costs incurred during the application development stage including the following: (1) external direct costs of materials and services consumed in developing or obtaining software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material. We expense the costs of research, during the preliminary project stage and costs incurred for training and maintenance.

  Impairment of Long-Lived Assets

        We assess impairment of our other long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss. We report an impairment loss in the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows if not. To date, we have not had an impairment of long-lived assets.

  Accounting for Income Taxes

        We account for income taxes using the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities. We periodically review the likelihood that we will realize the value of our deferred tax assets to determine if a valuation allowance is necessary. At March 31, 2005 there was no valuation allowance against net deferred tax assets. If we determine in the future that it is more likely than not that we will realize any future deferred tax assets for which we previously provided a valuation allowance, we would reduce the existing valuation allowance and recognize income in the amount of the reduction. Conversely, if we determine that we would not be able to realize any future recorded net deferred tax asset, we would increase the valuation allowance and recognize the increase as a charge to our results of operations in the period when we reached the conclusion.

        From inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the corporation pass through were taxed directly to the stockholders for 2002, 2003 and the period from January 1, 2004 through September 27, 2004. On September 27, 2004, we revoked our subchapter S corporation status and we now operate as a C corporation. Under SFAS 109, in connection with the revocation of subchapter S, we recognized both a federal and state income tax provision in the amount of $1.2 million and $0.2 million, respectively, arising from the change from non-taxable subchapter S to taxable entity status as a C corporation.

        In addition, we operate within multiple domestic taxing jurisdictions and are subject to audit in those jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Although we believe that our financial statements reflect a reasonable assessment of our income tax liability, it is possible that the ultimate resolution of these issues could significantly differ from our original estimates.

  Contingencies and Litigation

        We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, "Accounting for Contingencies" and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the facts and circumstances and in some instances based in part on the advice of outside legal counsel.

  Proceeds of Initial Public Offering

        On March 31, 2005, we agreed to sell 5,649,860 shares of common stock at a price to the public of $12.00 per share in our initial public offering. The aggregate gross proceeds to us from the public offering were approximately $67.8 million. We incurred expenses of approximately $7.2 million, of which approximately $4.7 million represented underwriting discounts and commissions and approximately $2.5 million represented expenses related to the offering. Net proceeds to us from the offering were $63.1 million. We classified the net proceeds of the offering as common stock subscribed and classified the other offering costs incurred of approximately $2,539,000 as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of March 31, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock. As a result, upon the closing of the offering, we had 19,464,280 shares of common stock issued and outstanding. As of April 15, 2005, substantially all of the net proceeds were invested in money market funds or highly-liquid auction rate securities.

        The principal purposes for our initial public offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in our markets. We intend to use the net proceeds from our offering for working capital, expansion of our operations, investment in new product development and strategic initiatives, including spending an estimated $1.5 million to $2.0 million in capital expenditures in the remainder of

2005. We may use a portion of the net proceeds to partially fund the anticipated increase in our sales and marketing, technology and general and administrative operating expenses, including an estimated $2 million in expenses in 2005 related to public company costs. We may also use a portion of the net proceeds to pursue acquisition candidates to grow our advertising and publishing base and access technology and talent. However, we have no present understandings, commitments or agreements with respect to the acquisition of other businesses or technologies.

        We have not yet determined all of our anticipated expenditures and therefore cannot estimate the amounts to be used for all of the purposes discussed above. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from our offering. Pending the uses described above, we intend to invest the net proceeds from our offering in short-term, interest-bearing, investment-grade securities.

Off-Balance Sheet Arrangements

        We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts, or any other off-balance sheet arrangements.

Factors That May Affect Future Results of Operations

        You should consider carefully the following risks described below, together with the other information contained in this quarterly report and in our other public filings in evaluating our business. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline.

  Risks Related to Our Business and Industry

        We have a limited operating history, operate in an immature industry and have a relatively new business model, all of which may make it difficult for you to evaluate our business and prospects.

        We were incorporated in California in March 2000 and began offering Internet advertising technologies and services in September 2000. Accordingly, we have a limited operating history, and as a result, we have limited financial data that you can use to evaluate our business and prospects. In addition, we derive nearly all of our revenue from Internet advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. Our business model is also evolving, is distinct from other companies in our industry, and may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Although we have experienced significant revenue growth in recent periods, we may not be able to sustain this growth. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in our stage of development. Some of these risks and uncertainties relate to our ability to do the following:

  •
  maintain our current relationships, and develop new relationships, with advertisers, advertising agencies, direct marketers, and website publishers;

  •
  continue to grow our revenue and meet anticipated growth targets;

  •
  manage our expanding operations and implement and improve our operational, financial and management controls;

  •
  adapt to industry consolidation;

  •
  continue to grow our website network;

  •
  successfully introduce new, and upgrade our existing technologies and services for Internet advertisers and website publishers;

  •
  respond to government regulations relating to the Internet and other aspects of our business;

  •
  respond effectively to competition; and

  •
  attract and retain qualified management and employees.

        If we are unable to address these risks, our business, results of operations and prospects could suffer.

        If we do not effectively manage our growth, our operating performance will suffer and we may lose advertisers and websites.

        We have experienced rapid growth in both our headcount and operations, and we may experience continued growth in our business, both through acquisitions and internal growth. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued growth will make it more difficult for us to accomplish the following:

  •
  recruit, train and retain a sufficient number of highly skilled personnel;

  •
  maintain our customer service standards;

  •
  maintain the quality of websites on our network;

  •
  develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures;

  •
  successfully scale our software and technology to accommodate a larger business; and

  •
  maintain advertiser satisfaction.

        The improvements required to manage our growth will require us to make significant expenditures and allocate valuable management resources. For example, we have implemented a new accounting system. If this new system does not prove to have been implemented successfully, it could adversely affect our ability to timely and accurately report our operations. If we fail to effectively manage our growth, our operating performance will suffer and we may lose advertisers and websites.

        If we are unable to retain our senior management or attract and retain qualified senior management in the future, we may not be able to implement our business strategy effectively and our revenue may decline.

        We depend on the continued contributions of our senior management and, in particular, Kurt A. Johnson, our president and chief executive officer, and Fred J. Krupica, our chief financial officer. We currently maintain key person life insurance only for Mr. Johnson. Several members of our senior management have been with us for a short time. For example, Mr. Johnson has served as our chief executive officer since March 2004, Mr. Krupica has served as our chief financial officer since September 2004, and James Aviani has served as our chief technology officer since March 2004. It is possible that personality conflicts and differences in management styles may surface, which could slow our decision-making process or prevent us from making strategic decisions in a timely manner. These or other reasons could cause us to lose members of our senior management team. For example, our chief marketing officer, whom we hired in December 2004, recently resigned. In addition, the vesting of some of the stock options granted to two of our senior executives, Mr. Krupica and Mr. Aviani, accelerated upon the consummation of our initial public offering. These individuals may be more likely to leave us if the shares underlying their options have significantly appreciated in value relative to the option exercise price.

        We also need to hire additional members of senior management to adequately manage our growing business. We may not be able to identify and attract additional qualified senior management. Competition for senior management in our industry is intense. Qualified individuals are in high demand, and we may incur significant costs to attract them. Volatility or lack of performance in our stock price may also affect our ability to attract and retain senior management. If we are unable to attract and retain qualified senior management, we may not be able to implement our business strategy effectively and our revenue may decline.

        We need to hire additional qualified personnel to grow and manage our business. If we are unable to retain our existing personnel or attract qualified new personnel, we may not be able to grow our business or effectively compete in our industry.

        Our performance depends on the talents and efforts of our employees. Our future success will depend on our ability to retain and motivate our existing personnel and attract, retain and motivate additional, highly skilled personnel in all areas of our organization and, in particular, in our technology, finance, and sales and marketing teams. We plan to continue to grow our business and will need to hire additional personnel to support this growth. We have experienced difficulties in attracting and retaining qualified personnel in the past, particularly in the Santa Barbara, California area where our headquarters are located. If we experience difficulties attracting new qualified personnel in the future, our growth may be hindered. If we were to lose our existing personnel, our business would be harmed. Qualified individuals are in high demand, and we may incur significant costs to attract them. Some of our employees have also become, or will soon become, substantially vested in their stock option grants. Employees may be more likely to leave us if the shares underlying their options have significantly appreciated in value relative to the option exercise price. If we are unable to retain our existing personnel and attract and retain the additional personnel we need to succeed, we may not be able to grow our business or effectively compete in our industry.

        Our operating results have fluctuated in the past and may do so in the future, which could make our results of operations difficult to predict or cause them to fall short of expectations.

        Our prior operating results have fluctuated due to changes in our business and the Internet advertising industry. Similarly, our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control and could cause our results to be below investors' expectations, causing the price of our common stock to fall. Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. Factors that may increase the volatility of our operating results include the following:

  •
  the addition of new advertisers or websites or the loss of existing advertisers or websites;

  •
  changes in demand and pricing for our advertising services;

  •
  the timing of our introduction of new advertising technologies and the costs we incur to develop these technologies;

  •
  the timing and amount of sales and marketing expenses incurred to attract new advertisers, advertising agencies and websites;

  •
  changes in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities, or could increase the time it takes us to close sales with advertisers;

  •
  new product launches by advertisers;

  •
  changes in our pricing policies, the pricing policies of our competitors or the pricing of Internet advertising generally;

  •
  overall Internet usage, which generally declines during the summer months;

  •
  timing differences at the end of each quarter between our payments to website publishers for advertising space and our collection of advertising revenue related to that space;

  •
  introduction of new ad formats and shifts in ad format mix;

  •
  costs related to acquisitions of businesses or technologies; and

  •
  Internet advertising is a relatively new medium and advertisers have not settled into consistent spending patterns.

        In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has historically masked the cyclicality and seasonality of our business. As our rate of growth slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate.

        If we fail to compete effectively against other Internet advertising companies, we could lose advertisers or advertising space and our revenue may decline.

        The market for Internet advertising technologies and services is intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry into our market. We compete both for advertisers and for the high quality advertising space that is available through websites. We compete for advertisers on the basis of a number of factors, including price, return on advertising expenditures, volume of available advertising space and customer service.

        Our primary current and potential competitors include:

  •
  Internet advertising networks such as Advertising.com (acquired by AOL), Google Inc., ValueClick, Tribal Fusion and Burst Media;

  •
  Internet advertising technology providers, including search engine optimization companies; and

  •
  other performance-based Internet marketers, including affiliate networks.

        We also compete with large Internet companies and traditional media for a share of advertisers' overall marketing budgets, including:

  •
  website publishers with their own sales forces that sell their advertising space directly to advertisers;

  •
  major Internet portals and search engine companies with advertising networks such as Google and Yahoo!; and

  •
  direct marketing, television, radio, cable and print companies.

        Competition for ads among websites, search engines, Internet service providers, or ISPs, as well as competition with traditional media companies, could result in significant price pressure, declining margins, reductions in advertising revenue and loss of our market share. In addition, as we continue to expand the scope of our services, we may compete with a greater number of websites, advertisers and traditional media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. Large websites with brand recognition, such as Yahoo!, AOL, Google and MSN, have direct sales personnel and substantial proprietary advertising space that provides a significant competitive advantage compared to our network of websites and have significant impact on pricing for Internet advertising.

Many of our current and potential competitors also enjoy other competitive advantages over us, such as longer operating histories, larger advertiser bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical and marketing resources. As a result, we may not be able to compete successfully. If we fail to deliver advertising results that are superior to those that advertisers or websites could achieve directly or through the use of our competitors, we could lose advertisers or advertising space and revenue may decline.

        We depend on websites for advertising space, and any decline in the supply of advertising space available through our network could cause our revenue to decline or the cost to acquire advertising space to increase.

        We generate a significant portion of our revenue from the advertising space provided by a limited number of websites. Expenses for our top ten website publishers accounted for 21% and 26% of our publisher expenses for the first quarter of 2005 and 2004, respectively. In most instances, website publishers can change the amount of advertising space they make available to us at any time and therefore impact our revenue. In addition, website publishers may place significant restrictions on our use of their advertising space. These restrictions may prohibit ads from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a website publisher decides not to make advertising space available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such advertising space, we may not be able to replace the space with advertising space from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing Internet advertising networks that acquire space from websites continues to increase. We cannot assure you that we will be able to acquire advertising space that meets our advertisers' performance, price and quality requirements. If any of these things occur, our revenue could decline or our cost of acquiring advertising space may increase.

        If we offer new technologies and services that compete with products or services offered by our advertisers or website publishers, we could lose advertisers or advertising space and our revenue could decrease.

        We intend to expand the scope of our services and develop new technologies and services. As we do so, we will compete with a greater number of advertisers, website publishers and other media companies across an increasing range of markets, which may include advertisers or publishers to whom we currently provide technologies and services. For example, we are currently developing a search engine advertising technology, which is designed to help advertisers manage their advertising campaigns across multiple third-party Internet search engines, including bids for search terms. We are also developing an Internet user targeting technology, which is designed to gather, store and distribute to advertisers targeted Internet user contact and other information. Some of our publishers and advertisers already offer, or in the future may offer, similar or competing technologies and services. We depend, and expect to continue to depend, on our relationships with our advertisers and publishers. If we develop new technologies and services that compete with our current advertisers or publishers, they may materially reduce or cease their use of our advertising technologies and services and our revenue could decrease.

        A substantial portion of our revenue is generated from a limited number of advertisers, and if we lose a major advertiser our revenue could decrease.

        A substantial portion of our revenue is generated from a limited number of advertisers and advertising agencies. Our advertisers can generally terminate their contracts with us at any time, with no penalty upon one business day prior notice. Our top ten advertisers accounted for 54% and 50% of our advertising revenue for the first quarter of 2005 and 2004, respectively. We expect that a limited number of advertisers may continue to account for a significant percentage of our revenue, and the loss of or material reduction in their advertising purchases could decrease our revenue and harm our business.

        Because our advertiser contracts generally can be cancelled by the advertiser with no penalty upon one business day prior notice, the cancellation of one or more contracts could result in an immediate decline in our revenue.

        We derive substantially all of our revenue from Internet advertising campaigns under short-term contracts, most of which are cancelable with one business day prior notice. In addition, these contracts do not contain penalty provisions for cancellation before the end of the contract term. The non-renewal, renegotiation, cancellation or deferral of large contracts, or a number of contracts that in the aggregate account for a significant amount of revenue, is difficult to anticipate and could result in an immediate decline in our revenue.

        We may pursue the acquisition of other businesses in order to grow our advertiser and website base and access technology and talent, which may not achieve the desired results or could result in operating difficulties, dilution and other harmful consequences.

        A component of our strategy is to acquire other businesses in order to grow our advertiser and website base and access technology and talent. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources than we do. Further, if we do succeed in consummating acquisitions, these acquisitions could be material to our business, operating results and financial condition. Any future acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities with rights, preferences or privileges greater than our common stock, incur debt or assume contingent liabilities, any of which could harm our results of operations and financial position. In addition, the anticipated benefits of our acquisitions may not materialize and the acquired business may not achieve anticipated revenue, earnings or cash flow. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

  •
  diversion of management's attention and resources from other business concerns;

  •
  difficulties and expenditures associated with integrating the operations and employees from the acquired company into our organization, and integrating each company's accounting, management information, human resources and other administrative systems to permit effective management;

  •
  inability to maintain the key business relationships and the reputations of the acquired businesses;

  •
  ineffectiveness or incompatibility of acquired technologies or services with our existing technologies and systems;

  •
  potential loss of key employees of acquired businesses;

  •
  integrating new business lines with which we may have little or no experience or which may compete with our advertisers or publishers;

  •
  responsibility for liabilities of acquired businesses;

  •
  unavailability of favorable financing for future acquisitions;

  •
  inability to maintain our standards, controls, procedures and policies, which could affect our ability to receive an unqualified attestation from our independent accountants regarding management's required assessment of the effectiveness of our internal control structure and procedures for financial reporting; and

  •
  increased fixed costs.

        We also may pursue the acquisition of businesses outside the United States. Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

        Interruption or failure of our information technology and communications systems could impair our ability to effectively deliver our technologies and services, which could cause us to lose advertisers or advertising space and harm our operating results.

        Our delivery of technologies and services depends on the continuing operation of our technology infrastructure and systems. Any damage to or failure of our systems could result in interruptions in our ability to deliver ads quickly and accurately and to process users' responses to ads. Interruptions in our service could reduce our revenue and profits, and our reputation could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or other attempts to harm our systems, and similar events. We have critical systems in our Santa Barbara, California headquarters and lease server space in San Jose, California and Ashburn, Virginia. Our California facilities are located in areas with a high risk of major earthquakes. Our facilities are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our facilities could result in lengthy interruptions in our service.

        We have experienced limited system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and results in an immediate loss of revenue. If we experience frequent or persistent system failures, the attractiveness of our technologies and services to advertisers and website publishers could be permanently harmed. Our insurance policies may not adequately compensate us for any losses that occur due to failure in our systems. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled interruptions.

        Any constraints on the capacity of our technology infrastructure could delay the effectiveness of our operations or result in system failures, which could result in the loss of advertisers and a decline in our revenue.

        Our future success depends in part on the efficient performance of our software and technology infrastructure. As the numbers of websites and Internet users increase, our technology infrastructure may not be able to meet the increased demand. A sudden and unexpected increase in the volume of ads delivered by us or in user responses could strain the capacity of our technology infrastructure. Any capacity constraints we experience could lead to slower response times or system failures and adversely affect the availability of ads, the number of ads delivered and the level of user responses received, which could result in the loss of advertisers and a decline in our revenue.

        Our Internet advertising technologies and services incorporate multiple proprietary technologies and our intellectual property rights are key to the success of our business. If we do not adequately protect our intellectual property rights, our competitive position may suffer.

        We rely on a combination of patent, copyright, trademark and trade secret laws of the United States and other countries, and confidentiality procedures to protect our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. The use of our intellectual property rights by others could reduce any competitive advantage we have developed and cause us to lose advertisers or websites or otherwise harm our business. We have from time to time become aware of third parties who we believe may have infringed on our intellectual property rights. The steps we currently take to monitor the unauthorized use of our proprietary technology are difficult and costly, and we cannot be certain that the steps we have taken and continue to take will prevent unauthorized distribution and use of our proprietary technology, particularly in foreign countries, where the laws may not protect our intellectual property rights as fully as in the United States. In addition, in the future it may become necessary for us to resort to litigation to protect these rights, and any proceedings could be burdensome and costly and we may not prevail.

        Third parties may sue us for our use of Internet advertising technologies or other intellectual property and allege that we have infringed on their intellectual property rights. If successful, these lawsuits could require us to pay significant damage awards or curtail our technology or service offerings.

        From time to time third parties have alleged that we have infringed their intellectual property rights. We cannot be certain that we do not and will not infringe the intellectual property rights of others and we may be subject to legal proceedings and claims in the ordinary course of our business, including suits for intellectual property infringement or proceedings to invalidate our intellectual property. Any intellectual property claims, whether or not meritorious, could result in costly litigation and could divert management resources and attention. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or limit or curtail our product or service offerings. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and increase our costs.

        Our proprietary technologies, including our Optimization Engine, may include design or performance defects and may not achieve their intended results, any of which could impair our future revenue growth.

        Our Optimization Engine and other proprietary technologies are relatively new, and they may contain design or performance defects that are not yet apparent. We cannot assure you that the use of our proprietary technologies will achieve the intended results as effectively as other technologies that exist now or may be introduced by our competitors, in which case our business could be harmed.

        In addition, we recently have spent significant resources developing our search engine advertising technology and Internet user targeting technology which we currently intend to launch in the third quarter of 2005. If these technologies do not achieve the results we desire, our expected growth in future revenue and margins may not materialize. Our success also depends on our ability to develop and introduce new proprietary technologies that address our advertisers' and website publishers' changing needs. Any new products that we develop may not achieve significant market acceptance. Our competitors may introduce new products that compete with our proprietary technologies and render our proprietary technologies unmarketable. Developing new technologies and services requires a significant commitment of technology and other resources. If revenue generated from the use of our proprietary technologies does not cover our development costs, our results of operations may be harmed.

        If we are unable to accurately price advertising space on our network, our margins and revenue may decline.

        Our advertisers can purchase advertising space on our network based on the following pricing options:

  •
  Cost-per-action, where the advertiser pays us a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays us a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays us a fee based on the number of times its ads are displayed, referred to as impressions.

        Regardless of how an advertiser pays for space, we pay the vast majority of our website publishers on a cost-per-thousand impressions basis. However, the number of impressions it actually takes to achieve an action can be far greater than the number we anticipate. This can result in us paying a higher price to our publishers for advertising space than our advertisers pay us for that space. If we are unable to accurately convert advertising campaigns that are priced on a cost-per-action or cost-per-click basis to an effective cost-per-thousand impressions based price that reflects the actual amount of impressions it takes to achieve an action or click, our results of operations will suffer. During the first quarter of 2005, approximately 36% of the advertising space on our network was purchased on a cost-per-action basis and we paid the vast majority of our website publishers displaying these ads on a cost-per-thousand impressions basis. We expect that advertising purchased based on this pricing will increase over time.

        Any decrease in demand for our technologies and services could substantially reduce our revenue.

        To date, substantially all of our revenue has been derived from Internet advertising. We expect that Internet advertising will continue to account for substantially all our revenue in the future. However, our revenue from Internet advertising may decrease in the future for a number of reasons, including the following:

  •
  the rate at which Internet users take action in response to an ad may decrease;

  •
  the popularity of the Internet as an advertising medium could decrease;

  •
  Internet users may install existing or to-be-developed software programs that allow them to prevent ads from appearing on their screens;

  •
  advertisers may prefer an alternative Internet advertising format, product or service which we might not offer; and

  •
  we may be unable to make the transition to new Internet advertising formats preferred by advertisers.

        If we fail to keep pace with rapidly changing technologies we could lose advertisers and advertising space and our revenue may decline.

        The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing user demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend on our ability to adapt to rapidly changing advertising formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce a variety of new technologies and services to address our advertisers' changing demands. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If we fail to adapt successfully to such developments, we could lose advertisers or advertising space. We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new technologies and services. Any new technologies and services or enhancement that we develop will need to meet the requirements of our current and prospective advertisers and may not achieve significant market acceptance. If the new technologies and services we introduce are not ultimately successful, the time and resources we devoted to their development may be wasted. We currently intend to launch our search engine advertising technology and our Internet user targeting technology in the second or third quarter of 2005. We have spent significant resources developing these new technologies and expect their results to be material to our future growth. If we do not successfully introduce new technologies and services or if we fail to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, we could lose advertisers and advertising space and our revenue may decline.

        Changes in government regulation and industry standards applicable to the Internet could decrease demand for our technologies and services or increase our costs.

        Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Internet and could decrease demand for our technologies and services or increase our costs.

        In the United States, federal and state laws have been enacted regarding children's privacy, copyrights, sending of unsolicited commercial email, user privacy, search engines, Internet tracking technologies, direct marketing, data security, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, taxation and acceptable content and quality of goods. The European Union has also adopted directives that may affect our ability to collect and use information regarding Internet users in Europe. Other laws and regulations may be adopted in the future. This legislation could hinder growth in the use of the Internet generally, and decrease the acceptance of the Internet as a communications, commercial and advertising medium.

        Several recent federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible Internet service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of Internet services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires Internet service providers to report evidence of violations of federal child pornography laws under certain circumstances. Though we specifically prohibit the use of our website network for any such activities, and refuse to transact business with any advertiser or website participating in such activities, such legislation may impose significant additional costs on our business or subject us to additional liabilities.

        The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. We are not certain how our business might be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, libel, obscenity and export or import matters to the Internet advertising industry. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. It may take years to determine how existing laws apply to the Internet and Internet advertising. Such uncertainty can make it difficult to predict costs and could reduce demand for our technologies and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

        The growth and development of the market for Internet commerce may prompt calls for more stringent laws and regulations governing the Internet, both in the United States and abroad, which may impose additional burdens on companies conducting business over the Internet. In addition to governmental regulation, privacy advocacy groups and the advertising, technology and direct marketing industries are all considering various new, additional or different self-regulatory standards applicable to the Internet. Demand for our technologies and services may decrease and our business could be materially and adversely affected by the adoption or modification of laws, regulations or industry guidelines relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

        We may be subject to regulations and taxes in locations from which our transmissions do not originate and we may not accurately determine our tax liabilities, either of which could materially affect our financial results.

        Due to the global nature of the Internet, it is possible that, although our transmissions originate in Santa Barbara, California, San Jose, California and Ashburn, Virginia, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. For example, we file tax returns in the states where we are required to by law, based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as us, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. If adopted, these proposals could substantially impair the growth of electronic commerce and seriously harm our profitability.

        The determination of our provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

        If the technology that we currently use to target the delivery of Internet advertisements and to prevent fraud on our network is restricted by or becomes subject to regulation, our expenses could increase and we could lose advertisers or advertising space.

        Websites typically place small files of non-personalized, or anonymous, information, commonly known as cookies and action tags, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookies generally collect aggregate information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We use cookies to collect information regarding the ads we deliver to Internet users and their interaction with these ads. An action tag functions similarly to a banner ad, except that the action tag is not visible. Action tags may be placed on certain pages of a website, which enables us to measure an advertising campaign's effectiveness in driving Internet users to take specific actions. We use this information to identify Internet users who have received our ads in the past and to monitor and prevent potentially fraudulent activity. In addition, our proprietary technologies use this information to monitor the performance of ongoing advertising campaigns and plan future campaigns. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drives, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Recently, technologies have been developed, like the Platform for Privacy Preferences Project, or P3P, which limit the collection of cookie and action tag information. Finally, third parties have brought class action lawsuits against other companies relating to the use of cookies, and we may be subject to similar lawsuits in the future. The use of such technologies or the results of such lawsuits could limit or eliminate our ability to use cookies and action tags.

        Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and certain software programs which allow the monitoring of Internet users' activities without their consent; these programs are commonly known as "spyware." Legislation has been passed or is pending in several states and in the United States Congress that restricts the use of certain of these types of technologies. For example, in California, the Consumer Protection Against Computer Spyware Act was passed and took effect on January 1, 2005. In Utah, the Spyware Control Act took effect in 2004, and regulates certain types of advertising software. In March and April of 2005, Virginia's governor signed the Computer Crimes Act, which provides criminal penalties for the malicious, unauthorized installation of software on the computer of another, and the Arizona, Arkansas, Georgia and Washington state legislatures all passed laws regulating the use of "spyware". In the United States Congress, the House of Representatives recently passed two separate bills known as the Securely Protect Yourself Against Cyber Trespass Act, or the SPY Act, and the Internet Spyware Prevention Act of 2005, or the I-SPY Act. Both the SPY Act and the I-SPY Act are pending in the United States Senate. The Senate has also reported out the Software Principles Yielding Better Levels of Consumer Knowledge, or SPY BLOCK Act, which would overlap significantly with the SPY Act. In addition, the European Union has adopted a directive requiring that when cookies are used, the user must be informed regarding the use and purpose of cookies and provided instructions on how to remove cookies. The State Attorney General of New York has recently filed a suit alleging that use of spyware or adware violate state statutes against false advertising and deceptive business practices and that it constitutes a trespass under New York common law. A consumer class action case has also been filed in Illinois seeking damages and alleging that a marketing software for tracking web users and sending them pop up ads and which is bundled with other free downloadable software such as for video games violates the Illinois Consumer Fraud Act and further alleges trespass to personal property, unjust enrichment, negligence and computer tampering

        Although, we require our publishers and advertisers to adhere to advertising standards that are designed to protect Internet users' privacy, including prohibitions against the use of spyware, and we monitor our network to ensure compliance with these standards, it is unclear how new regulations and standards of business conduct will affect our company. New regulations and standards of business conduct may:

  •
  reduce the effectiveness of our proprietary technologies;

  •
  require us to replace or re-engineer our proprietary technologies, which could require significant amounts of our time and resources, may not be completed in time to avoid losing advertisers or advertising space, and may not be commercially or technically feasible; and

  •
  cause us to become subject to costly and time-consuming litigation or investigations due to our use of cookie technology or other technologies designed to collect Internet usage information or deliver internet advertising.

        Any one or more of these occurrences could result in increased costs, require us to change our business practices or divert management's attention.

        New technologies could block our ability to serve advertisements, and may reduce demand for our technologies and services.

        During the quarters ended March 31, 2005 and 2004, we derived approximately 40% and 55%, respectively, of our revenue from our deployment of pop-under ads across our network. Technologies have been developed and distributed that are designed to block the appearance of pop-up and pop-under ads on website pages viewed by Internet users. These ad- blocking technologies may become more effective and their use may become more widespread, and they may block the display of other current or future formats that we may use to deploy our ads. Substantially all of our revenue is derived from fees paid to us by advertisers in connection with the display of ads on websites. As a result, ad-blocking technology could reduce demand for our technologies and services and harm our business.

        Disputes with advertisers or website publishers over our measurement of Internet user impressions, clicks or actions may cause us to lose advertisers and publishers.

        We earn advertising revenue and make payments to website publishers based on the number of impressions, clicks and actions from ads delivered on our network of websites. Advertisers' and publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements to be accurate and reliable. Advertisers and publishers often maintain their own technologies and methodologies for counting impressions, clicks and actions from ads, and we frequently have had to resolve differences between our measurements and theirs, none of which we consider to be significant based on the amount subject to the dispute. Any significant dispute over the proper measurement of impressions, clicks and actions from ads could cause us to lose advertisers or publishers and the related revenue.

        If our pricing models are not accepted by our advertisers, we could lose advertisers and our revenue could decrease.

        Many of our technologies and services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay us if the user takes a specific action in response to the ad, such as clicking on it or registering on a website. These performance-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which these companies are paid based on the number of times the ad is shown without regard to effectiveness. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to demonstrate the effectiveness of our primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model. Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among these alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with our business model or our technologies. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for us to project the levels of advertising revenue or the margins that we, or the Internet advertising industry in general, will realize in the future. If advertisers do not understand the benefits of our pricing models, then the market for our services may decline or develop more slowly than we expect, which may limit our ability to grow our revenue or cause our revenue to decline.

        Limitations on our ability to collect and use data derived from advertising campaigns could significantly diminish the value of our technologies and services and cause us to lose advertisers and revenue.

        When a user visits the websites on our network, we use technologies, including cookies, to collect information such as the user's IP address, ads delivered by us that have been previously viewed by the user and responses by the user to those ads. In order to determine the effectiveness of an advertising campaign by one of our advertisers and to determine how to modify the campaign, we need to access and analyze this information. Certain of our advertisers and publishers prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our advertisers' advertising campaigns. If that happens, we may be unable to provide effective technologies and services to advertisers and we may lose advertisers.

        We could lose advertisers if we fail to detect click-through fraud on advertisements in a manner that is acceptable to our advertisers.

        We are exposed to the risk of fraudulent clicks on our ads by individuals seeking to increase the advertising fees paid to our website publishers. We may in the future have to refund revenue that our advertisers have paid to us and that was later attributed to click-through fraud. Click-through fraud occurs when an individual clicks on an ad displayed on a website for the sole intent of generating the revenue share payment to the publisher rather than to view the underlying content. From time to time we have experienced fraudulent clicks on our network and we do not charge our advertisers for such fraudulent clicks. This negatively affects our profitability, and this type of fraudulent act could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs, which could lead the advertisers to become dissatisfied with our advertising campaigns, and in turn, lead to loss of advertisers and the related revenue.

        Consolidation of website publishers may impair our ability to provide marketing services and acquire advertising space at favorable rates.

        The consolidation of Internet advertising networks and website publishers could eventually lead to a concentration of desirable advertising space on a small number of networks and large websites. Such concentration could:

  •
  increase our costs if these publishers use their greater bargaining power to increase revenue share rates for advertising space;

  •
  impair our ability to provide advertising technologies and services if these publishers prevent us from distributing our advertisers' advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with our ad delivery systems; and

  •
  lessen the value of our services as an intermediary if these publishers choose to negotiate directly with advertisers or use the services of our competitors rather than us.

        If any of our advertisers are unable to pay for our technologies and services, we will lose the revenue related to the technologies and services we provided.

        Some of our advertisers have limited operating histories, are unprofitable and may not be able to pay for our services. In the past we have lost advertisers, or have had difficulty collecting payments from advertisers, who could not pay for our services because they were unprofitable and unable to secure funding. The ability of several of our advertisers to meet their payment obligations is affected by the risks and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market. We typically pay our publishers within 25 business days after the end of the month, regardless of whether we have received payment from our advertisers. If any of our current or future advertisers are unable to pay for our services, we will lose the revenue related to the services we provided.

        We may be liable for content displayed on our network of websites which could increase our expenses.

        We may be liable to third parties for content in the ads we deliver if the artwork, text or other content included in the ads violates copyright, trademark, or other intellectual property rights of third parties or if the content is defamatory. From time to time we have received notice from third parties alleging that the content displayed on our network infringes their intellectual property rights. In the event any of these allegations result in claims or counterclaims, it could be time-consuming, result in costly litigation and divert management's attention.

        If the market for Internet advertising fails to continue to develop, our future growth may be limited and our revenue may decrease.

        Our future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain. Many of our current or potential advertisers have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success and evaluating new advertising products and services. Such advertisers may find Internet advertising to be less effective for promoting their products and services than traditional advertising media. They may never adopt Internet advertising or cease using it. We cannot assure you that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than we anticipate, our ability to grow may be limited and our revenue may decrease.

        The advertising industry, including Internet advertising, could be adversely affected by general economic downturns, catastrophic events or declines or disruptions in industries that advertise heavily on the Internet and, as a result, our revenue may decline.

        The advertising industry, including Internet advertising, is sensitive to both general economic and business conditions and to specific events, such as acts of terrorism. In addition, Internet advertising spending can be affected by the condition of industries that advertise heavily on the Internet such as the travel, financial services, education, telecommunications, retail and entertainment industries. Some of these industries tend to be sensitive to event-driven disruptions such as government regulation, war, terrorism, disease, natural disasters and other significant events. A general decline in economic conditions or disruptions in specific industries characterized by heavy spending on Internet advertising could cause a decline in Internet advertising expenditures, which could in turn cause a decline in our revenue.

        Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which will increase our compensation costs and may cause us to change our business practices.

        We prepare our financial statements to conform with GAAP in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. For example, we have used stock options and other long-term equity incentives as a component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with us. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. In December 2004, the Financial Accounting Standards Board issued a final standard that requires us to record a charge to earnings for employee stock option grants. This standard will be effective for annual periods beginning after June 15, 2005. We could adopt the standard in one of two ways—the modified prospective transition method or the modified retrospective transition method—and we have not concluded how we will adopt the new standard. In addition, regulations implemented by The Nasdaq National Market generally require stockholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We will, as a result of these changes, incur increased compensation costs, which could be material and we may change our equity compensation strategy or find it difficult to attract, retain and motivate employees.

        We rely on bandwidth and data center providers, and other third parties for key aspects of the process of providing products and services to our advertisers and publishers, and any failure or interruption in the services and products provided by these third parties could disrupt our business and cause us to lose advertisers and advertising space.

        We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide Internet access to our servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate aspects of our campaign reporting, analysis and storage of data, and delivery of ads across our network. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with our advertisers and publishers and adversely affect our brand and our business and could expose us to liabilities to third parties.

        Our systems also heavily depend on the availability of electricity, which also comes from third-party providers. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage. Information systems such as ours may be disrupted by even brief power outages, or by the fluctuations in power resulting from switches to and from backup generators. This could disrupt our business and cause us to lose advertisers and advertising space.

        We have recently implemented new financial and accounting systems which may not work as expected.

        We have recently implemented new financial and accounting software and continue to refine the software's process and financial reporting features. Additionally, we are in the process of upgrading certain of our other information systems and internal controls. These systems are critical to our operations and involve sensitive interactions between us and our advertisers and our website publishers. If we fail to successfully implement and integrate these new financial reporting and accounting systems, or we are not able to scale these systems to our growth, we may not have adequate, accurate or timely financial information. Failure to have adequate, accurate or timely financial information could result in advertiser or publisher dissatisfaction, disrupt our operations and adversely affect our results of operations and effect our ability to prepare financial information in accordance with GAAP.

        If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, our auditors have identified the need to hire additional financial employees and upgrade our accounting system. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors attest to our evaluation, beginning with our Annual Report on

Form 10-K for the fiscal year ending December 31, 2006. We have prepared an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 will be expensive and time consuming, and will require significant attention of management. Although we believe our recent efforts will strengthen our internal controls we are continuing to work to improve our internal controls, including in the areas of our accounting system. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, would reduce the market's confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The Nasdaq National Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

  Risks Related to Ownership of Our Common Stock

        Sales of a substantial number of shares of common stock in the public market may adversely affect the market price for our common stock.

        Immediately following the consummation of our initial public offering on April 6, 2005, we had 19,382,880 shares of common stock outstanding, of which the 6,500,000 shares sold in that offering, are freely tradable without restriction or further registration under the Securities Act, unless purchased by our "affiliates," as such term is defined under the Securities Act, in which case such shares will be subject to the resale limitations but not the holding period requirements of Rule 144 under the Securities Act. We and our executive officers and directors, the selling stockholders and substantially all of our other stockholders and option holders, have entered into 180-day lock-up agreements with the underwriters. Holders of 285,360 shares (or shares issuable upon the exercise of outstanding options), in the aggregate, are not subject to a lock-up agreement. The lock-up agreements prohibit each of us from selling or otherwise disposing of our shares of common stock except in limited circumstances. The lock-up agreements are contractual agreements, and Credit Suisse First Boston LLC and Citigroup Global Markets Inc., at their discretion, can waive the restrictions of any lock-up agreement at an earlier time without prior notice or announcement and allow the sale of shares of our common stock. If the restrictions in the lock-up agreements are waived, shares of our common stock will be available for sale into the public market, subject to applicable securities laws, which could reduce the market price for shares of our common stock.

        Under our investors' rights agreement, dated September 27, 2004, some of our stockholders have customary demand and piggyback registration rights. In addition, we intend to file a registration statement under the Securities Act to register an aggregate of up to 4,000,000 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan. These shares, when issued in accordance with the plans, will be eligible for immediate sale in the public market, subject to the 180-day lock-up restriction described above and Rule 144 resale volume limitations if held by affiliates. We may also issue our common stock in connection with acquisitions or investments. The sale of any additional shares of our common stock, or the perception of investors that such a sale could take place, could depress the market price for our common stock.

        Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid or at all.

        Our common stock has been traded publicly for only a short period of time. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Results of Operations" section and elsewhere in this report. In addition, the stock market in general, and The Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations. Current trading prices and valuations may not be sustainable. Investor sentiment towards the market and our industry may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against such companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

        If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

        Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may result in a lower trading price for our common stock than if ownership of our common stock was less concentrated.

        Our executive officers, directors and holders of 5% or more of our common stock and their affiliates beneficially owned, in the aggregate, approximately 52% of our outstanding common stock as of April 30, 2005. As a result, these stockholders, acting together, could have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our executive officers, directors and principal stockholders. For example, our executive officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of common stock ownership may adversely affect the market price for our common stock because investors often perceive disadvantages in owning stock in companies with a concentration of ownership in a few stockholders.

        We do not intend to pay any cash dividends in the foreseeable future and unless and until we pay cash dividends on our common stock, any gains from your investment in our common stock must come from an increase in its market price.

        We do not anticipate declaring or paying any cash dividends in the foreseeable future. We intend to reinvest any earnings in the growth of our business. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Therefore, unless and until we pay cash dividends on our common stock, any gains from your investment in our common stock must come from an increase in its market price.

        We have and will continue to incur increased costs as a public company, which could decrease our margins and negatively affect our results of operations.

        As a public company, we have and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and The Nasdaq National Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of being a public company, we are required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we have and will continue to incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, but we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

        Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

        Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  Vacancies created by the expansion of the board of directors, or the resignation, death or removal of a director may be filled only by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director, and not by the stockholders.

  •
  Our certificate of incorporation does not provide for cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates. Members of the board of directors may only be removed for cause and upon the affirmative vote of the holders of a majority of our capital stock entitled to vote.

  •
  Our certificate of incorporation provides for the board of directors to be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, and each of the two other classes of directors will continue to serve for the remainder of their respective three-year term, limiting the ability of stockholders to reconstitute the board of directors.

  •
  Our bylaws provide that the holders of a majority of our capital stock entitled to vote constitute a quorum for the conduct of business at a meeting of stockholders. However, the holders of at least two-thirds of our outstanding voting stock must approve any amendments to the protective provisions of our certificate of incorporation and bylaws, which include the requirements that actions by stockholders be taken at duly called meetings and not by written consent, and that our board of directors be divided into three classes with staggered terms.

  •
  Our bylaws provide that special meetings of the stockholders can be called only by the board of directors, the chairman of the board or the president, and not by any stockholder. Our bylaws also prohibit the conduct of any business other than as specified in the notice of special meeting or as otherwise brought before the meeting by the board of directors. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

  •
  Our board of directors may issue, without stockholder approval, shares of preferred stock with rights, preferences and privileges determined by the board of directors. The ability to authorize and issue preferred stock with voting or other rights or preferences makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

  •
  We are subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15 percent or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction in which such person became such an interested stockholder. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Our exposure to market risks for changes in interest rates relates primarily to our investment portfolio. As of March 31, 2005, our cash equivalents and short-term investments consisted of money market funds and highly-liquid auction rate securities. Due to the short-term nature of our investment portfolio, we do not believe that an immediate 10% increase interest rates would have a material effect on the fair market value of our investment portfolio. We believe that we have the ability to liquidate this portfolio in short order and we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Foreign Currency Risk

        Our exposure to adverse movements in foreign currency exchange rates is primarily related to nominal payments to international website publishers. A hypothetical change of 10% in foreign currency exchange rates would not have a material impact on our financial statements or results of operations. All of our sales are denominated in U.S. Dollars.

ITEM 4. CONTROLS AND PROCEDURES

  Quarterly Controls Evaluation and Related CEO and CFO Certifications

        Our Chief Executive Officer, Kurt Johnson, and Chief Financial Officer, Fred Krupica, with the participation of our management, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this quarterly report. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer believe that, as of the end of the period covered by this report, the Company's disclosure controls and procedures are effective in timely making known to them material information relating to the Company required to be included in this report.

        Attached as exhibits to this quarterly report are certifications of the Chief Executive Officer and the Chief Financial Officer, which are required in accordance with Rule 13a-14 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). This "Controls and Procedures" section includes the information concerning the controls evaluation referred to in the certifications, and it should be read in conjunction with the certifications for a more complete understanding of the topics presented.

  Definition of Disclosure Controls and Procedures

        Disclosure controls and procedures are methods designed to reasonably assure that information required to be disclosed in our reports filed under the Exchange Act, such as this quarterly report, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures are also designed to reasonably assure that such information is accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

  Limitations on the Effectiveness of Disclosure Controls and Procedures.

        Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving a company's disclosure objectives. The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors, mistakes or intentional circumvention of the established processes.

  Changes in Internal Control over Financial Reporting

        There was no change in the Company's internal control over financial reporting, known to the Chief Executive Officer or the Chief Financial Officer, which occurred during the period covered by this quarterly report that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Recent Sales of Unregistered Securities

        During the quarter ended March 31, 2005, we made stock option grants to certain of our employees and members of our board of directors under our 2004 Stock Incentive Plan covering an aggregate of 246,250 shares of common stock, at a weighted average exercise price of $8.36 per share. During this period, we also issued an aggregate of 81,400 shares of common stock upon exercise of stock options for aggregate consideration of $0.5 million. We issued these stock options and shares of common stock in transactions exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 promulgated thereunder.

Use of Proceeds

        We completed our initial public offering on April 6, 2005. The managing underwriters of the public offering were Credit Suisse First Boston and Citigroup. In the offering, we sold an aggregate of 5,649,860 shares of our common stock at a price to the public of $12.00 per share. Also in the offering, our stockholders sold 850,140 shares for their own accounts also at a price to the public of $12.00 per share; we received none of the proceeds of those sales.

        The aggregate proceeds were $78.0 million, of which the aggregate gross proceeds to us were approximately $67.8 million. We paid expenses of approximately $7.2 million, of which approximately $4.7 million represented underwriting discounts and commissions and approximately $2.5 million represented expenses related to the offering. Net proceeds from the offering to us were approximately $63.1 million. We classified the net proceeds of the offering as common stock subscribed and classified the other offering costs incurred of approximately $2,539,000 as a reduction to additional paid-in capital in the accompanying unaudited balance sheet as of March 31, 2005. In connection with the closing of the offering, each of the Company's 2,131,285 shares of redeemable convertible preferred stock converted into five shares of common stock, or 10,656,425 shares of common stock. As a result, upon the closing of the offering, we had 19,464,280 shares of common stock issued and outstanding with no exercise by the underwriters of their over-allotment option. As of April 15, 2005, substantially all of the net proceeds were invested in short-term, interest-bearing, investment grade securities.

        None of the net proceeds received by us from the initial public offering were paid directly or indirectly to any director or officer of Fastclick, or to any person owning 10% or more of any class of equity securities of Fastclick. We expect that our use of proceeds from the offering will conform to the intended use of proceeds described in our final initial public offering prospectus dated March 31, 2005.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

        Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        On March 14, 2005, we sent a written consent to certain of our stockholders requesting approval of the following matters in connection with our initial public offering: (1) the reincorporation of the Company in Delaware, (2) the amendment of our certificate of incorporation effecting a 5 for 1 stock split of our common stock that became effective on March 29, 2005, (3) the amendment and restatement of our certificate of incorporation to implement certain changes with respect to the adoption of protective measures that may impede or hinder an unsolicited attempt to acquire control of the Company that became effective immediately prior to the closing of our initial public offering on April 6, 2005, (4) the amendment and restatement of our bylaws to provide for certain changes consistent with our becoming a public company that became effective immediately prior to the effectiveness of the Registration Statement, (5) the approval of our 2005 Equity Incentive Plan and the reservation of 4,000,000 shares of our common stock thereunder, and (6) the issuance and sale by us of shares of common stock and our facilitation of the sale by the selling stockholders of shares of common stock pursuant to the Registration Statement. All such actions were effected pursuant to an action by written consent of our stockholders pursuant to Section 228 of the Delaware General Corporation Law. A total of 11,555,090 shares of our stock out of 13,814,420 shares issued and outstanding (on an as-converted to common stock basis, and reflecting the 5 for 1 stock split of our common stock that was effected prior to the consummation of our initial public offering) voted in favor of these matters.

        On March 24, 2005, we sent written waivers to our preferred stockholders requesting that, in connection with our initial public offering, they agree to treat the initial public offering as a "Qualified Public Offering" as defined in the Recapitalization Agreement, dated September 9, 2004, and the Investors' Rights Agreement, dated September 27, 2004, and that they voluntarily convert all of their shares of preferred stock into common stock prior to the consummation of our initial public offering. All of the preferred stockholders, constituting a total of 10,656,425 shares (on an as-converted to common stock basis), waived these rights as requested and voluntarily converted all of their shares of preferred stock into common stock prior to the consummation of our initial public offering.

ITEM 5. OTHER INFORMATION.

        Not applicable.

ITEM 6. EXHIBITS.

        The exhibits to this report are listed in the Exhibit Index on page 40 of this report.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        Date: May 13, 2005

FASTCLICK, INC.
/s/ Kurt A. Johnson Kurt A. Johnson Chief Executive Officer
/s/ Fred J. Krupica Fred J. Krupica Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

ANNEX F

FASTCLICK'S AUDITED FINANCIAL STATEMENTS AT DECEMBER 31, 2003 AND 2004
AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 2004

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Fastclick, Inc.

        We have audited the accompanying balance sheets of Fastclick, Inc. as of December 31, 2003 and 2004, and the related statements of income, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fastclick, Inc., at December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Los Angeles, California
January 28, 2005, except as to Note 15
as to which date is March 29, 2005

FASTCLICK, INC.

BALANCE SHEETS

	As of December 31,	As of December 31, 2004
	2003	Actual	Pro Forma
	($ in thousands, except share data)
			(unaudited) (Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,657	$12,397
Short-term investments	—	7,954
Accounts receivable, net of allowance of $70 (2003) and $591 (2004)	4,413	9,003
Prepaid expenses and other current assets	213	232

Total current assets	6,283	29,586
Property and equipment, net	793	2,078
Other assets	778	2,219

Total assets	$7,854	$33,883

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,027	$5,695
Deferred revenue	491	738
Accrued payroll	300	2,048
Accrued other liabilities	174	410
Income taxes payable	—	77
Current portion of loans payable	111	46
Deferred income taxes	49	500

Total current liabilities	2,152	9,514
Long-term portion of loans payable, net of current portion	45	75
Deferred tax liabilities	—	806

Total long-term liabilities	45	881

Total liabilities	2,197	10,395
Commitments and contingencies
Redeemable convertible preferred stock, no par value per share; 0 shares authorized at December 31, 2003 and 2,131,285 authorized at December 31, 2004; 0 issued and outstanding as of December 31, 2003 and 2,131,285 issued and outstanding at December 31, 2004 (liquidation preference of $75,000)	—	73,416	$—

Stockholders' equity (deficit):
Preferred stock, no par value per share; 4,000,000 shares authorized at December 31, 2003 and 0 at December 31, 2004; 0 outstanding at December 31, 2003 and 2004	—	—	—
Common stock, $0 par value; 18,750,000 shares authorized; 10,175,625 shares issued and 10,675,625 shares outstanding as of December 31, 2003, and 11,991,315 shares issued and 3,076,595 shares outstanding as of December 31, 2004	457	8,395	81,811
Deferred compensation	—	(7,249)	(7,249)
Less: Treasury stock	(30)	(54,386)	(54,386)
Retained earnings	5,230	3,312	3,312

Total stockholders' equity (deficit)	5,657	(49,928)	$23,488

Total liabilities and stockholders' equity (deficit)	$7,854	$33,883

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF INCOME

	Year Ended December 31,
	2002	2003	2004
	(in thousands, except share data)
Revenue	$17,664	$28,663	$58,015
Cost of revenue	11,766	19,246	38,055

Gross profit	5,898	9,417	19,960

Operating costs:
Sales and marketing	995	2,160	6,810
Technology	345	402	2,287
General and administrative	422	1,045	2,787
Stock-based compensation(a)	—	—	644

Total operating costs	1,762	3,607	12,528

Operating income	4,136	5,810	7,432
Interest and dividend income	19	19	124
Interest expense	—	(5)	(8)
Loss on sale/disposal of equipment	—	(12)	(2)

Income before income taxes	4,155	5,812	7,546
Provision for income taxes	97	55	2,412

Net income	$4,058	$5,757	$5,134

Basic earnings per share	$0.42	$0.55	$0.58

Fully diluted earnings per share	$0.39	$0.54	$0.44

Unaudited pro forma statement of income data (see Note 1 and Note 4):
Income before income taxes	$4,155	$5,812	$7,546
Pro forma provision for income taxes	1,581	2,167	2,786

Pro forma net income	$2,574	$3,645	$4,760

Pro forma basic earnings per share	$0.26	$0.35	$0.54

Pro forma fully diluted earnings per share	$0.25	$0.34	$0.41

(a)
Stock-based compensation charges are excluded from the following operating expense categories:

Cost of revenue	$11
Sales and marketing	305
Technology	130
General and administrative	198

$644

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock
					Deferred Stock Based Compensation	Treasury Stock	Retained Earnings	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
	(in thousands)
Balance at December 31, 2001	—	$—	9,000	$401	$—	$—	$406	$807
Sale of common stock	—	—	600	—	—	—	—	—
Exercises of stock options	—	—	876	20	—	—	—	20
Treasury stock	—	—	(300)	—	—	(30)	—	(30)
Distributions to stockholders	—	—	—	—	—	—	(607)	(607)
Net income	—	—	—	—	—	—	4,058	4,058

Balance at December 31, 2002	—	—	10,176	421	—	(30)	3,857	4,248
Exercises of stock options	—	—	500	36	—	—	—	36
Distributions to stockholders	—	—	—	—	—	—	(4,384)	(4,384)
Net income	—	—	—	—	—	—	5,757	5,757

Balance at December 31, 2003	—	—	10,676	457	—	(30)	5,230	5,657
Exercises of stock options	—	—	216	45	—	—	—	45
Distributions to stockholders	—	—	—	—	—	—	(7,052)	(7,052)
Treasury stock repurchased	—	—	(7,815)	—	—	(54,356)	—	(54,356)
Deferred stock-based compensation related to issuance of stock options to employees	—	—	—	7,893	(7,893)	—	—	—
Amortization of stock-based compensation	—	—	—	—	644	—	—	644
Net income	—	—	—	—	—	—	5,134	5,134

Balance at December 31, 2004	—	$—	3,077	$8,395	$(7,249)	$(54,386)	$3,312	$(49,928)

See accompanying notes.

FASTCLICK, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Cash flow from operating activities:
Net income	$4,058	$5,757	$5,134
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred compensation	—	—	644
Deferred income taxes	(177)	18	1,257
Depreciation and amortization	113	192	475
Loss on sale/disposal of equipment	—	27	2
Changes in operating assets and liabilities:
Accounts receivable	(1,222)	(1,845)	(4,590)
Prepaid expenses and other assets	(914)	709	(19)
Other assets	(24)	10	(8)
Accounts payable	878	(311)	4,668
Deferred revenue	58	335	247
Accrued payroll	100	102	1,748
Income taxes payable	25	(25)	77
Accrued other liabilities	51	97	236

Net cash provided by operating activities	2,946	5,066	9,871

Cash flow from investing activities:
Purchase of property and equipment	(145)	(717)	(1,596)
Purchase of domain names	(129)	(5)	(87)
Purchase of short-term investments	—	—	(7,954)
Website development costs	—	(28)	—
Software development costs	(120)	(489)	(716)

Net cash used in investing activities	(394)	(1,239)	(10,353)

Cash flow from financing activities:
Net borrowings under loans payable	—	155	(35)
Proceeds from sale of common stock	20	36	45
Net proceeds from the sale of preferred stock	—	—	73,416
Payments to repurchase common stock	(30)	—	(54,356)
Financing costs	—	—	(796)
Distributions to S corporation stockholders	(608)	(4,384)	(7,052)

Net cash (used in) provided by financing activities	(618)	(4,193)	11,222

(Decrease) increase in cash and cash equivalents	1,934	(366)	10,740
Cash and cash equivalents, beginning of year	89	2,023	1,657

Cash and cash equivalents, end of year	$2,023	$1,657	$12,397

Supplemental disclosures to the statements of cash flows were as follows:

	Year Ended December 31,
	2002	2003	2004
Cash paid for interest	$—	$5	$9

Cash paid for income taxes	252	75	1,055

Supplemental disclosure of cash flow information:
Equity based deferred compensation	$—	$—	$7,249

See accompanying notes.

FASTCLICK, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

1. The Company and Summary of Significant Accounting Policies

        The Company—Fastclick, Inc. (Fastclick or the Company) is a provider of Internet advertising technologies and services. Advertisers pay the Company to place their Internet ads on third-party websites in its network and the Company shares the revenue it receives from placing those ads with the website owners, or publishers, that provided the ad space. The Company's technologies and services, including its proprietary Optimization Engine, Internet ad placement bidding system and reporting and campaign management tools are designed to improve the effectiveness of Internet ad campaigns, provide advertisers with an increased return on their advertising expenditures and enhance the value of Internet ad space available on its network of third-party websites.

        Fastclick was incorporated on March 31, 2000, under the laws of California and plans to reincorporate under the laws of Delaware prior to the effective date of the registration statement (see Note 14). The Company's headquarters are located in Santa Barbara, California.

        Pro Forma Balance Sheet—The unaudited pro forma balance sheet as of December 31, 2004 reflects the conversion of all outstanding shares of the Company's redeemable convertible Series A Preferred Stock into 10,656,425 shares of common stock prior to completion of the Company's initial public offering. (See Note 14)

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, in banks, and short-term investments with original maturities of three months or less on the date of purchase.

        Short-term Investments—The Company considers its marketable securities available-for-sale as defined in SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Realized gains and losses and declines in value considered to be other than temporary are included in income. The cost of securities sold is based on the specific identification method. For short-term marketable securities, there were no material realized or unrealized gains or losses, nor any material differences between estimated fair values, based on quoted market prices, and the costs of securities in the investment portfolio as of December 31, 2004. The Company's short-term marketable securities consist primarily of Euro dollar commercial paper.

        Fair Value of Financial Instruments—The carrying value of financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable and borrowings approximates fair values at December 31, 2003 and 2004, due to their short-term maturities and the relatively stable interest rate environment.

        Prepaid Expenses—Prepaid expenses consist primarily of prepayments to website publishers and amounts paid for operating expenses, such as rent, insurance, and trade show fees, that will be recognized in the following period.

        Property and Equipment, Net—Property and equipment are stated at cost, net of accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Expenditures for additions and major improvements are capitalized. Depreciation is provided using the straight-line method. Depreciation expense was $87,022, $140,187 and $309,279 for 2002, 2003 and 2004, respectively.

        Software Development Costs for Internal Use—According to SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP 98-1) software development costs incurred during the application development stage including (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software are capitalized.

        Costs incurred in the preliminary project and post-implementation stages of an internal use software project are expensed as incurred.

        The Company capitalized software development costs for internal use amounting to $488,786 during 2003 and $716,149 during 2004.

        Software development costs for internal use are being amortized using the straight-line method over four years. Amortization of software development costs was $24,082, $49,150 and $161,164 for 2002, 2003 and 2004, respectively. Management expects all costs to be recovered during the amortization periods. Management routinely assesses whether recovery periods should be reduced based on changes in market and other external factors.

        Website Development Costs—Under EITF 00-2, "Accounting for Website Development Costs," the Company accounts for its website development costs by applying SOP 98-1. During 2003, $27,800 was capitalized. Of that amount, $19,000 was for the enhancement of the "fastclick.com" website. Website development costs are being amortized using the straight-line method over four years. Amortization of website development costs was $1,009, $2,197 and $5,338 for 2002, 2003 and 2004, respectively.

        Domain Names—The Company has capitalized costs paid to acquire certain domain names, and management believes that the purchased domain names will have an infinite life and, therefore, does not amortize the cost of acquiring these domain names.

        Impairment of Long-Lived Assets—The Company evaluates impairment of long-lived assets, which includes property and equipment and identifiable intangible assets whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset or common stock, a significant decline in actual or projected revenue, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company's operating model or strategy, and competitive forces as well as other factors. To date, the Company has identified no such impairment losses.

        Revenue Recognition—The Company recognizes revenue in accordance with accounting principles generally accepted in the United States and with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition." Recognition occurs when there is persuasive evidence of an arrangement, delivery has occurred (as indicated below), the fees are fixed and determinable, and collection is reasonably assured.

        The Company offers its advertisers multiple pricing options, including (1) cost-per-action, where the advertiser pays Fastclick a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its advertisements produce; (2) cost-per-click, where the advertiser pays Fastclick a fee based on the number of clicks its advertisements generate; and (3) cost-per-thousand impressions, where the advertiser pays Fastclick a fee based on the number of times its advertisements are displayed, referred to as impressions. Under the cost-per-click and cost-per-action pricing models, Fastclick's revenue is recognized when an Internet user performs a specific action, such as clicking on an advertiser's banner. Under the cost-per-thousand impressions pricing model, Fastclick recognizes revenue based on the number of advertisements delivered.

        The Company provides some advertisers services under cost-per-click, cost-per-action and cost-per-thousand impressions pricing models simultaneously. Management believes that services under each model represent separate units of accounting pursuant to EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" (EITF 00-21). EITF 00-21 addresses certain aspects of accounting by a vendor of arrangements under which it will perform multiple revenue generating activities, specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. These separate services are provided simultaneously to the advertisers and are recognized as revenue in the periods delivered (as indicated above).

        Deferred revenue is recorded when payments are received in advance of the Company providing advertising services.

        Cost of Revenue—Cost of revenue consists primarily of amounts the Company incurs and pays to website publishers for their share of revenue the Company derives from their advertising space and, to a lesser extent, the cost of maintaining the computer systems infrastructure which supports the Company's proprietary technologies, salaries and benefits of network operations personnel, bandwidth and communications costs, depreciation of network infrastructure equipment and the cost of database maintenance and support.

        Sales and Marketing—The Company's sales and marketing expenses relate primarily to the compensation and associated costs for sales and marketing personnel, marketing and advertising, public relations and other promotional activities, general business development activities, website acquisition and product development expenses.

        Advertising costs included in sales and marketing expenses were $996, $50,545 and $151,645 for 2002, 2003 and 2004, respectively.

        Technology—Technology costs include expenses for the research and development of new technologies designed to enhance the Company's Internet advertising technologies and services and costs associated with the maintenance and administrative support of the Company's technology team, including the salaries and related expenses for the Company's research and development, as well as costs for contracted services and supplies. Also included in technology is the amortization of capitalized software development costs. Costs incurred for research and development are expensed as incurred.

        General and Administrative—The Company's general and administrative expenses relate primarily to the compensation and associated costs for general and administrative personnel, professional fees and facility costs.

        Sales and Concentration of Credit Risk—Fastclick extends credit to its advertisers based on an ongoing evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. To date, credit losses have not been significant and are within management's expectations.

        The Company encounters a certain amount of risk as a result of a concentration of revenue from a few significant advertisers, and website advertising space provided by a few significant website publishers.

        The Company's top 10 advertisers accounted for 49.7%, 47.6% and 45.8% of revenue in 2002, 2003 and 2004, respectively. One advertiser accounted for 11.2% of revenue for 2003. No advertiser accounted for more than 10% of revenue for 2002 or 2004.

        Expenses for the Company's top 10 website publishers accounted for 44.3%, 22.6% and 21.6% of publisher expenses for 2002, 2003 and 2004, respectively. No publisher of websites accounted for more than 10% of publisher expenses for 2003 and 2004. One publisher of websites accounted for 25.9% of publisher expenses in 2002.

        Stock-Based Compensation—The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of shares at the date of grant. As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company accounts for stock option grants to employees using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25).

        In conjunction with the Company's recapitalization transaction discussed in Note 9, the Company reviewed its historical exercise prices through December 31, 2004 and, as a result, revised the estimate of fair value for all stock options granted subsequent to January 1, 2004. With respect to these options granted, the Company had a deferred stock compensation balance of $7,249,090 at December 31, 2004, for the difference between the original exercise price per share determined by the Board of Directors and the revised estimate of fair value per share at the respective grant dates. The Company expects to record significant additional deferred compensation and compensation expense from January 1, 2005 through the initial public offering date. Deferred stock compensation is recognized and amortized on a straight-line basis over the vesting period of the related options, generally four years. The Company recorded no deferred compensation or compensation expense in 2002 and 2003 under APB No. 25 as all grants of options were at fair market value. Compensation expense under APB No. 25 related to stock options granted to the Company's employees was $644,395 for the year ended December 31, 2004.

        In accordance with SFAS 123, the Company provides the pro forma disclosures in Note 11 of the effect on net income if SFAS 123 had been applied in measuring compensation expense for all periods presented.

        Income Taxes—From inception to December 31, 2001, the Company operated as a C corporation. Effective January 1, 2002, the Company elected to be taxed as a subchapter S corporation for federal and state income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the Company passed through and were taxed directly to the stockholders for all of 2002 and 2003 and the period from January 1, 2004 through September 27, 2004. On September 28, 2004, Fastclick completed a private placement of preferred shares, which resulted in the revocation of its subchapter S corporation status. The Company now operates as a C corporation and is subject to tax in the United States. Consequently, no federal income tax provision is recorded in the accompanying financial statements for the years ended December 31, 2002, 2003 and for the period January 1, 2004 through September 27, 2004. Under state laws, certain taxes (net of available tax credits) are imposed upon subchapter S corporations and are provided for in the accompanying financial statements. As a subchapter S corporation, the Company's policy was to disburse the necessary amount of funds to satisfy the stockholders' estimate of income tax liabilities based upon the Company's taxable income. The pro forma income tax provision on the face of the statements of operations reflects the pro forma effects as if the Company had been established as a C corporation for all periods presented. (See Note 4)

        As a result of changing from a subchapter S corporation to a C corporation, the Company has recorded a tax provision amounting to $2.0 million for federal taxes and $0.4 million for California state taxes. The Company will be taxed at statutory corporate rates going forward. Deferred tax assets and liabilities will be recognized for the tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities will be measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset valuation allowance will be recorded if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

        Earnings per share—Basic earnings per share is calculated using the weighted average common shares outstanding for the period, and excludes dilutive securities. Diluted earnings per share reflects the dilution to earnings that would occur if employee stock options and other dilutive securities resulted in the issuance of common stock. The weighted average number of shares used for basic and diluted earnings per share were as follows:

	Year Ended December 31,
	2002	2003	2004
	(in thousands, except per share amounts)
Numerator:
Net income	$4,058	$5,757	$5,134

Denominator:
Weighted average common shares outstanding—basic	9,753	10,520	8,826
Effect of dilutive securities:
Employee stock options	666	226	—
Redeemable convertible preferred stock	—	—	2,766

Weighted average common shares outstanding	10,419	10,746	11,592

Basic earnings per share	$0.42	$0.55	$0.58

Diluted earnings per share	$0.39	$0.54	$0.44

        Recent Accounting Pronouncements—On December 16, 2004, the Financial Accounting Standards Board (FASB) issued its final standard on accounting for Share-Based Payment in FASB Standard 123R, which requires all companies to measure compensation cost for all share-based payments (including stock options) at fair value, would be effective for public companies for interim or annual periods beginning after June 15, 2005. The Company will adopt the standard in the quarter ending September 30, 2005 or earlier and could adopt the new standard in one of two ways—the modified prospective transition method or the modified retrospective transition method.

        The Company has not concluded how it will adopt this new standard. This standard will have a significant impact on the Company's consolidated statement of operations as the Company will be required to expense the fair value of its stock options rather than disclosing the pro forma impact on its consolidated result of operations within its footnotes in accordance with the disclosure provisions of SFAS 123. This will result in lower reported earnings per share, which could negatively impact the Company's future stock price. In addition, this could impact the Company's ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

2. Property and Equipment

        Property and equipment, net consisted of the following:

		As of December 31,
	Useful Life	2003	2004
	(in thousands)
Computer equipment and purchased software	3 years	$529	$1,960
Furniture and equipment	7 years	126	281
Leasehold improvements	20 years	384	390

		1,039	2,631
Less accumulated depreciation		(246)	(553)

		$793	$2,078

3. Loans Payable

        Loans payable consist of the following:

	As of December 31,
	2003	2004
	(in thousands)
Current portion of loans payable:
Bank of the West loan	$83	$17
Caterpillar loan	28	29

Total current loans payable	$111	$46

Long-term portion of loans payable:
Bank of the West	$—	$60
Caterpillar loan	45	15

Total long-term portion	$45	$75

        The Company obtained a loan from Caterpillar Financial Services (Caterpillar) to finance the purchase of a generator for emergency electricity supply. Caterpillar holds a security interest in this equipment and has recorded a UCC filing in California. The loan bears annual interest at 6.75%, and the Company began repaying the loan in July 2003 in 36 equal monthly installments of $2,660.

        The Company signed a promissory note with Bank of the West and obtained a short-term credit line of $350,000 in 2003. This is an unsecured loan, and bears a variable interest rate of 1.5% over prime. The interest rate was 5.25% and 6.5% at December 31, 2003 and 2004, respectively. During September 2004, this loan was converted to a term loan due in installments through May 2009. In January 2005 the Company paid the entire balance in full (unaudited).

4. Income Taxes

        From inception to December 31, 2001, the Company operated as a C corporation. Effective January 1, 2002, the Company elected to be taxed as a subchapter S corporation for federal and state income tax purposes. As a result, the Company was subject to federal and California built-in gains taxes in 2002. The unpaid amount of built-in gains tax as of December 31, 2002, was included in the current income tax liability at December 31, 2002. In addition to the built-in gains tax, the Company was also subject to a 1.5% California S corporation income tax.

        Because of the subchapter S corporation election, the income, deductions, gains, losses, tax credits, and other tax attributes of the corporation pass through and were taxed directly to the stockholders for 2002 and 2003 and for the period from January 1, 2004 through September 27, 2004.

        Effective September 27, 2004, the Company revoked its subchapter S corporation status for federal and state income tax purposes. Beginning September 28, 2004, the Company was taxed as a C corporation.

        The components of the income tax expense were as follows:

	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Current:
Federal	$221	$—	$854
California	53	37	301

Total current portion	274	37	1,155

Deferred:
Federal	(179)	—	1,163
California	2	18	94

Total deferred portion	(177)	18	1,257

Total income tax provision	$97	$55	$2,412

        The Company's effective tax rate of 32.0% for 2004 differs from the statutory federal income tax rate of 34% due to state tax provision, net of federal tax effect, of 6% and stock-based compensation of 3%, offset by tax benefits of subchapter S corporation of 10%.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for state income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

	As of December 31,
	2003	2004
	(in thousands)
Deferred tax assets (liabilities):
Accounts receivable	$(65)	$—
Prepaid expenses	(3)	—
Difference in book versus tax basis accumulated depreciation	(1)	(340)
Internally developed software capitalized for book and expensed for tax, net of amortization	(9)	(466)
Accounts payable	16	—
Payroll liabilities	3	—
IRC Section 481(a) adjustment	—	(796)
Deferred revenue	7	—
Allowance for doubtful accounts	—	235
Other	3	61

Total deferred tax assets (liabilities)	$(49)	$(1,306)

        Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset valuation allowance will be recorded if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

        For informational purposes, the statements of income include a pro forma adjustment for income taxes that would have been recorded if the Company had been a C corporation from inception, calculated in accordance with FAS No. 109, "Accounting for Income Taxes."

        On a pro forma basis, the Company's effective tax rate differs from the statutory federal income tax rate of 34% as per the following table:

	Year Ended December 31,
	2002	2003	2004
Provision on earnings at federal statutory tax rate	34%	34%	34%
State tax provision, net of federal tax effect	6%	6%	7%
Tax credits and other	(2)%	(3)%	(4)%

Total provision for income taxes	38%	37%	37%

        The components of the income tax provision, on a pro-forma basis, for the periods presented are as follows:

	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Current:
Federal	$1,214	$1,514	$2,284
State and local	310	396	588

Total current provision	1,524	1,910	2,872

Deferred:
Federal	48	235	(43)
State and local	9	22	(43)

Total deferred provision	57	257	(86)

Total income tax provision	$1,581	$2,167	$2,786

5. Allowance of Doubtful Accounts

        The following schedule reflects the changes in the allowance for doubtful accounts (in thousands):

Balance, December 31, 2001	$—
Provision expense	—
Charge to allowance	—

December 31, 2002	$—
Provision expense	70
Charge to allowance	—

December 31, 2003	$70
Provision expense	611
Charge to allowance	(90)

December 31, 2004	$591

        The Company extends credit to its advertisers based on evaluation of credit references, financial condition and payment history. The Company generally does not require collateral or other security to support accounts receivable. The allowance for doubtful accounts for estimated losses results from management's judgment based on historical experience and specific customer collection issues that have been identified.

6. Related Party Transactions

        On April 15, 2000, the Company entered into a licensing agreement with I-Serve Promotions, a sole proprietorship wholly owned by one of its founders, Jeff Pryor. Under the agreement, the Company utilized the "fastclick.com" Internet domain name (which was owned by the founder) and was obligated to pay certain royalty fees to the founder. Accordingly, the Company accrued royalties fees totaling $19,955, $21,940 and $0 for the years ended December 31, 2002, 2003 and 2004, respectively. On May 6, 2004, the Company entered into an assignment agreement with Mr. Pryor, acquired the Internet domain name "Fastclick.com" and paid off the previous accrued royalties for a total of $125,000, the total cost of the domain name "fastclick.com."

        Mr. Pryor operates websites that offer advertising space on the Company's network. Our payments to Mr. Pryor totaled $28,024, $16,244 and $22,297 for the years ended December 31, 2002, 2003 and 2004, respectively and are included in cost of revenue.

7. Commitments and Contingencies

        On January 1, 2003, the Company began leasing office space in downtown Santa Barbara, California, for administration, research, and operations. The lease term is for 40 months, through April 2006, with a renewal option at the Company's discretion. On June 1, 2004, the Company entered into a sublease for a second office location in Santa Barbara, California with a lease term of 23 months through April 2006. Rent expense under the Company's building operating leases was $48,498, $257,641 and $369,463 for 2002, 2003 and 2004, respectively. The Company does not have any capital leases.

        The Company has existing legal claims against it and may encounter future legal claims in the normal course of business. In the opinion of the Company, the resolution of the existing legal claims are not expected to have a material impact on the Company's financial position or results of operations. The Company believes an accrual is not necessary in connection with the above litigation.

8. Redeemable Convertible Series A Preferred Stock

        On September 28, 2004, the Company issued 2,131,285 shares of Series A Preferred Stock at a price of $35.19 per share resulting in net proceeds of $73.4 million. Issuance costs amounted to approximately $1.6 million.

        The Series A Preferred Stock has the rights, preferences and privileges set forth below.

        Voting

        Each holder of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock issuable upon conversion of such shares of Preferred Stock and shall have voting rights and powers equal to the voting rights and powers of the common stock. Each holder of common stock shall be entitled to one vote for each share of common stock held.

        The Company will have a Board consisting of seven directors. The Preferred Stockholders will be entitled to elect three directors. The Preferred Stockholders and Common Stockholders voting together as a single class on an as-converted to common stock basis, will be entitled to elect four directors.

        Conversion

        Each share of Series A Preferred Stock will be convertible, at the option of the holder, into the number of shares of common stock determined by dividing $35.19 (the "Original Series A Issue Price") by the conversion price (the "Conversion Price"). The initial Conversion Price will be the Original Series A Issue Price and initially each share of Series A Preferred Stock will convert into one share of common stock. The Conversion Price is adjustable based on stock splits, combinations and weighted average anti-dilution protection in the event the Company issues any securities at a price deemed to be less than $35.19 per share. The Series A Preferred Stock will automatically convert into common stock at the Conversion Price if i) there is an initial public offering of the common stock at $14.08 per share and resulting in gross proceeds to the Company of at least $50,000,000, or ii) the holders of at least two-thirds of the Series A Preferred Stock consent to a conversion.

        Dividends

        The holders of shares of Series A Preferred Stock will be entitled to receive dividends prior and in preference to any dividend on the common stock, at the annual rate of 8% of the purchase price per annum, payable when, as and if declared by the Board. The dividends will not be cumulative.

        Liquidation

        If there is a liquidation, dissolution or winding up of the Company, the Series A Preferred Stock holders will be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to $35.19 per share. Any remaining assets will be distributed to the Preferred Stock holders and common stock holders on a pro rata basis (assuming conversion of the Series A

Preferred Stock) until the Series A Preferred Stock holders have received (i) $70.38 per share if the liquidation, dissolution or winding up of the Company occurs on or prior to September 30, 2006, or (ii) $87.975 per share if the liquidation, dissolution or winding up of the Company occurs after September 30, 2006, in each case including the initial payment to the Preferred Stock holders. The common stock holders will receive all remaining assets on a pro rata basis.

        Redemption

        The Series A Preferred Stock holders may require the Company to redeem their shares of Series A Preferred Stock at anytime after September 30, 2009 by written request of the holders of at least two-thirds of the Series A Preferred Stock. The redemption price will be $35.19 per share and will be payable in three (3) equal annual installments.

        Protective Provisions

        If at least 410,443 of the originally issued shares of Series A Preferred Stock are outstanding, the Company must obtain the approval of the holders of at least two-thirds of the Series A Preferred Stock before the Company may 1) consent to (i) any liquidation, dissolution or winding up of the Company, (ii) any issuance, sale or other disposition of a majority by voting power of the voting shares of the Company, or (iii) any merger or consolidation with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except as provided in the Amended and Restated Articles), 2) sell, abandon, transfer, lease, license, mortgage, hypothecate or otherwise encumber or otherwise dispose of all or substantially all of the Company's properties or assets 3) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, 4) increase the total number of authorized shares of Series A Preferred Stock, 5) authorize or issue, or obligate itself to issue, any equity security, other than the common stock authorized and issued as of the date of the Amended and Restated Articles, having rights, preferences or privileges senior to or over, or being on a parity with, the Series A Preferred Stock, 6) redeem, repurchase or otherwise acquire shares of Preferred Stock or common stock, except as provided in the Amended and Restated Articles, 6) amend, alter or repeal the Amended and Restated Articles or Bylaws, except as otherwise provided, 7) increase or decrease the size of the Board, 8) increase the number of shares reserved for issuance to employees, directors, consultants or advisors performing services for the Company or any subsidiary pursuant to a stock option plan, restricted stock plan or other arrangement, or 9) change the principal business of the Company or exit the Company's current line of business.

9. Stockholders' Equity

        Preferred Stock

        As of December 31, 2003, the Company was authorized to issue 800,000 shares of preferred stock, none of which were outstanding. As of December 31, 2004, the Company was authorized to issue 2,131,285 shares of Series A Preferred Stock of which 2,131,285 were outstanding.

        On December 31, 2001 400,000 shares of preferred stock were converted to 2,000,000 shares of common stock.

        Common Stock

        As of December 31, 2004, the Company was authorized to issue 18,750,000 shares of common stock. As of December 31, 2004, 935,745 shares of common stock were reserved for issuance, 11,991,315 shares were issued and 3,076,595 shares were outstanding.

        In connection with the issuance of Series A Preferred Stock on September 28, 2004, the Company simultaneously repurchased common stock from the Company's founders, stockholders and employees based on the same $35.19 per share price as the Series A Preferred Stock. As a result, the new preferred stockholders acquired approximately 78% of the Company. The Company structured and treated this transaction as a recapitalization, for accounting purposes given that existing common stockholders maintained approximately 22% of the Company, the transaction did not include leverage, and a new company was not utilized to effect the transaction.

10. Stock Options

        2000 Stock Plan

        On July 20, 2000, the Company adopted the 2000 Equity Participation Plan (the 2000 Stock Plan). The 2000 Stock Plan permits the issuance of both qualified stock options herein referred to as incentive stock options (ISO), and nonqualified stock options. The ISOs may only be awarded to employees, while the nonqualified stock options may be awarded to directors, officers, employees, and consultants. Options granted under the 2000 Stock Plan are subject to vesting and certain forfeiture provisions related to non-competition with the Company. The outstanding options, which expire ten years from date of grant, have exercise prices that range between $0.20 to $2.55 per share. The exercise price of ISOs may not be less than the fair market value of the shares on the date of grant, while nonqualified options may be granted at an exercise price not less than 85% of the fair market value of the stock on the date of grant. No nonqualified options have been granted under the 2000 Stock Plan.

        The Company reserved 4,000,000 shares of common stock for grants of ISOs and nonqualified stock options under the 2000 Stock Plan. On September 8, 2004, the Board determined to cease granting shares under the 2000 Stock Plan. As of December 31, 2004 the Company had 838,185 shares of common stock reserved for issuance, and zero shares of common stock remained available for grant.

        A summary of the Company's 2000 Stock Plan is as follows:

	Shares	Weighted- Average Price per Share
Outstanding at December 31, 2001	1,172,500	$0.02
Granted	300,000	0.15
Exercised	(875,625)	0.02

Outstanding at December 31, 2002	596,875	$0.08
Granted	857,000	1.16
Exercised	(500,000)	0.07

Outstanding at December 31, 2003	953,875	$1.06
Granted	100,000	2.55
Exercised	(215,690)	0.21

Outstanding at December 31, 2004	838,185	$1.45

        Information regarding stock options pursuant to the 2000 Stock Plan outstanding and exercisable as of December 31, 2004, is as follows:

Exercise Prices	Number of Options Outstanding	Weighted- Average Contractual Life in Years	Number of Options Exercisable
$0.20	58,125	8.20	15,000
$1.40	680,060	8.82	204,685
$2.55	100,000	9.21	12,500

Total	838,185	—	232,185

        2004 Stock Plan

        On September 8, 2004, the Company adopted the 2004 Stock Incentive Plan (the 2004 Stock Plan). The 2004 Stock Plan permits the issuance of both qualified stock options herein referred to as incentive stock options (ISO), and nonqualified stock options. The ISOs may only be awarded to employees, while the nonqualified options may be awarded to directors, officers, employees, and consultants. Options granted under the 2004 Stock Plan are subject to vesting and certain forfeiture provisions related to non-competition with the Company. The outstanding options expire ten years from date of grant. The exercise price of ISOs may not be less than the fair market value of the shares on the date of grant, while nonqualified options may be granted at an exercise price not less than 85% of the fair market value of the stock on the date of grant. No nonqualified options have been granted under the 2004 Stock Plan.

        The Company reserved 2,477,925 shares of common stock for grants of ISOs and nonqualified stock options under the 2004 Stock Plan. As of December 31, 2004 the Company had 1,542,180 shares of common stock available for grant under the 2004 Stock Plan. No new options will be issued under the 2004 Stock Plan following the closing of the Company's initial public offering.

        A summary of the Company's 2004 Stock Plan is as follows:

	Shares	Weighted- Average Price per Share
Outstanding at December 31, 2003	—	$—
Granted	1,542,180	$2.68

Outstanding at December 31, 2004	1,542,180	$2.68

        Information regarding stock options pursuant to the 2004 Stock Plan outstanding and exercisable as of December 31, 2004, is as follows:

Exercise Prices	Number of Options Outstanding	Weighted- Average Contractual Life in Years	Number of Options Exercisable
$2.55	1,337,940	9.72	75,870
$3.50	204,240	9.92	—

Total	1,542,180	—	75,870

11. Stock Compensation

        The Company accounts for stock options using the intrinsic-value method under APB No. 25. Accordingly, no compensation expense has been recorded for the stock options granted since the exercise price was equal to the fair market value of the shares at the grant date. However, if the Company recognized employee stock option related compensation expense in accordance with SFAS

No. 123 and used the minimum-value method for determining the weighted average fair value of options granted, the pro forma net income would have been as follows:

	Year Ended December 31,
	2002	2003	2004
	(in thousands, except per share amounts)
Net income as reported	$4,058	$5,757	$5,134
Less: Stock compensation as if the fair value method was used	(4)	(13)	(127)

Pro forma income	$4,054	$5,744	$5,007

Basic earnings per share as reported	$0.42	$0.55	$0.58
Per share effect of stock compensation as if the fair value method was used	—	—	(0.01)

Pro forma basic earnings per share	$0.42	$0.55	$0.57

Fully diluted earnings per share as reported	$0.39	$0.54	$0.44
Per share effect of stock compensation as if the fair value method was used	—	(0.01)	(0.01)

Pro forma diluted earnings per share	$0.39	$0.53	$0.43

        The compensation portion of the Company's stock option grants was estimated at the date of the grant using the minimum-value option-pricing model with the following assumptions:

	2002	2003	2004
Risk-free interest rate	3.34%	2.11%	3.38%
Expected option life (years)	5.00	5.00	5.00
Dividend yield	0.00%	0.00%	0.00%

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized ratably over the option's vesting period. The pro forma effect on net income for the years presented is not representative of the pro forma effect on net income in future years because compensation expense in future years could reflect the amortization of a greater or lesser number of stock options granted in succeeding years. Should the Company complete an initial public offering of its common stock, stock-based awards granted thereafter will be valued using the Black-Scholes option pricing model. In addition to the factors used to estimate the fair value of stock options issued using the minimum-value method, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with SFAS 123, in arriving at an estimated fair value. The minimum-value method does not consider stock price volatility.

12. Ownership Equivalency Plan

        In 2003 the Company established an Ownership Equivalency Plan (OEP) to provide a means through which it was able to grant its directors, officers, employees, and consultants the right to realize similar economic benefits that would otherwise result from the ownership of equity securities of the Company. The Company reserved 400,000 ownership equivalent units with automatic quarterly vesting over two to four years. As of December 31, 2003, 60,600 equivalent units had been granted, of which 7,700 units were vested. From January 1, 2004 through September 28, 2004 an additional 23,200 ownership equivalent units were granted, 900 were cancelled and a total of 25,723 had vested by September 28, 2004. The units had strike prices ranging from $1 to $12.75, which equaled the deemed fair market value of the unit at the grant date.

        The Company treated the OEP under APB Opinion 25 as a fixed plan (as the number of shares and exercise price were known at the grant date) with a contingent appreciation right, which would only be triggered in the event of a liquidation of the Company, pro rata redemption of the Company's common stock or termination of the OEP. Upon termination, the Company has the right to repurchase the equivalent units from the holders at fair market value. On September 8, 2004, the Board approved the termination of the OEP on a pro rata basis, in connection with the recapitalization that occurred on September 28, 2004. As a result, all outstanding equivalent units were cancelled. The Company recorded a compensation charge in the amount of $952,000 which was based on the fair market value of the common stock at $35.19 per share (as evidenced by the recapitalization transaction), plus additional compensation to the equivalent units holders for forfeiting their rights under the OEP.

13. Retirement Plan

        The Company sponsors a 401(k) salary deferral plan (the 401(k)Plan) that qualifies under Section 401(k) of the Internal Revenue Code. The 401(k) plan became effective in January 2002. Under the 401(k) Plan, eligible employees may defer a percentage of their pre-tax salaries and wages up to specified limits. All full-time employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan does not invest 401(k) Plan assets in the stock of the Company. The Company can make discretionary contributions as a percentage of each participating employee's salary. Discretionary contributions made by the Company were as follows:

Year	Amount
2003	$76,806
2002	22,288

        As of December 31, 2004, the Company intends on contributing 3% of eligible wages and has accrued $192,447.

14. Registration Statement

        On December 21, 2004, the Board of Directors authorized, and on December 22, 2004 the Company filed a registration statement with the Securities and Exchange Commission for the Company's initial public offering.

15. Subsequent Event

        On March 11, 2005, in connection with the Company's planned initial public offering the Board of Directors approved the reincorporation of the Company as a Delaware corporation, with 100,000,000 authorized shares of $0.001 par value common stock and 10,000,000 authorized shares of $0.001 par value preferred stock, and the retirement of all of the Company's treasury stock. The Board of Directors also approved a five-for-one stock split of the Company's common stock, and accordingly, all share and per share values have been restated to reflect this split in the accompanying financial statements. In addition, the Board of Directors adopted the 2005 Equity Incentive Plan, and reserved 4,000,000 shares of common stock for future issuance thereunder.

ANNEX G

FASTCLICK MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included as Annex F to this prospectus. The following discussion is as of and for the three years ended December 31, 2004 and is updated by and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Fastclick's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, which are attached to this prospectus as Annexes D and E, respectively. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under "Risk Factors" in this prospectus and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation—Factors That May Affect Future Results of Operations in the Fastclick's Form 10-Q for the quarter ended June 30, 2005, which is attached to this prospectus as Annex D. For purposes of this Annex G only, unless the context requires otherwise, the terms "we," "us" and "our" refer to Fastclick, Inc.

General

        We are a provider of performance-based Internet advertising technologies and services to advertisers and website owners, or publishers. Our technologies and services, including our proprietary Optimization Engine, Internet ad placement bidding system, and reporting and campaign management tools, are designed to improve the effectiveness of Internet ad campaigns and provide advertisers with an increased return on their advertising expenditures. We believe our technologies and services also enhance the value of Internet advertising space available on our network of more than 8,000 third-party websites.

        Our advertisers include direct response marketers, brand marketers and advertising agencies. We represent advertisers in a variety of industries, including travel, financial services, education, telecommunications, retail, automotive, entertainment, finance, pharmaceutical and health and information technology, either directly or indirectly through an advertising agency. During 2004, no advertiser accounted for more than 10% of our revenue. Our top ten advertisers accounted for 47.6% and 45.8% of our advertising revenue for 2003 and 2004, respectively.

        Our network reached over 115 million unique Internet users in January 2005 according to comScore Media Metrix, giving our network one of the broadest reaches of any Internet advertising network. In determining the number of unique Internet users, comScore Media Metrix counts visitors only once in a given month regardless of the number of times they visit a website. We have built our network of over 8,000 third-party websites by offering publishers attractive pricing and revenue sharing agreements, easy-to-use, web-based tools and quality service. Our publishers include publishers of branded websites that offer large amounts of advertising space as well as a substantial number of websites that reach Internet users with highly-targeted demographics and interests. No single publisher accounted for more than 10% of our publisher expenses during 2003 or 2004. Our top ten publishers accounted for 22.6% and 21.6% of our publisher expenses for 2003 and 2004, respectively.

Overview

  Our History

        We were founded in March 2000 and engaged primarily in the development of our proprietary technology throughout 2000. We began generating revenue in 2000, and have since increased our revenue from $0.1 million in 2000, to $4.5 million in 2001, $17.7 million in 2002, $28.7 million in 2003 and $58 million in 2004. We introduced our proprietary Optimization Engine and our ad placement bidding system in late 2000 and became profitable in the first quarter of 2001. We generated a net loss of $0.1 million for 2000 and net income of $0.5 million, $4.1 million, $5.8 million and $5.1 million in 2001, 2002, 2003 and 2004, respectively.

        Our early operations were financed with $0.4 million of equity financing in March 2000. Thereafter, we financed our operations primarily through internally generated funds through September 2004. On September 28, 2004, we sold 2,131,285 shares of our Series A Preferred Stock (which will convert into 10,656,425 shares of common stock prior to the completion of this offering after giving effect to a five-for-one stock split of our common stock) at a price per share of $35.19, for an aggregate purchase price of approximately $75 million. Approximately $55 million of these proceeds were used to repurchase 1,562,944 shares (on a pre-split basis, or 7,814,720 shares after giving effect to a five-for-one stock split) of our common stock held by our founders, employees and investors at the issuance price. Approximately $20 million of our net proceeds from the sale of our Series A Preferred Stock remains on our balance sheet as cash, cash equivalents and short-term investments and we expect to use these funds to finance our future growth. We also made a final cash distribution to our former subchapter S corporation stockholders of approximately $3.2 million on December 16, 2004.

        From our inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes. For the years ended December 31, 2002 and 2003 and the period from January 1, 2004 through September 27, 2004, we did not incur any provision for federal income taxes as the income, deductions, gains, losses, tax credits and other tax attributes of the corporation for these periods passed through and were taxed directly to the stockholders. We were subject to a 1.5% California subchapter S corporation income tax during these periods. We made distributions to our stockholders of $0.6 million, $4.4 million and $7.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. Our subchapter S corporation status was revoked on September 27, 2004 in connection with the issuance of our Series A Preferred Stock and we now operate as a C corporation and are subject to federal and state tax in the United States.

        We have grown our employee base from three employees at inception to 35 employees as of December 31, 2003 and 87 employees as of December 31, 2004. While we have increased the number of our employees in all areas, our highest growth has been in our sales and marketing, technology and general and administrative departments. We expect our headcount to continue to grow as our business expands. We have two office locations in Santa Barbara, California, including our corporate headquarters. We also currently have sales and marketing employees in San Francisco, Los Angeles and New York City, and are in the process of establishing a Los Angeles office. We also lease server space in San Jose, California and Ashburn, Virginia.

  Our Business Model

        We generate revenue primarily from the sale of advertising across our growing network of over 8,000 websites. Advertising space on our network of websites is priced through our ad placement bidding system, which values advertising space based on market demand by matching the advertisers bidding the highest price for the advertising space that meets their campaign objectives with the websites able to supply that space, subject to certain rules that may be set by us, our advertisers or our publishers.

        We offer advertisers multiple pricing options to achieve their desired results. These alternatives include:

  •
  Cost-per-action, where the advertiser pays us a fee based on the number of specified Internet user responses, such as registrations, requests for information or sales that its ads produce;

  •
  Cost-per-click, where the advertiser pays us a fee based on the number of clicks its ads generate; and

  •
  Cost-per-thousand impressions, where the advertiser pays us a fee based on the number of times its ads are displayed, referred to as impressions.

        While we allow advertisers to purchase website advertising space based on a cost-per-action, cost-per-click or cost-per-thousand impressions pricing model, we pay for a majority of our publishers' website advertising space on a cost-per-thousand impressions basis. This allows our publishers to be paid for the impressions they serve and our advertisers to receive the performance-based pricing model they desire for their advertising campaigns.

        Our standard advertising contract covers both campaign management and ad delivery. We generally bill advertisers on a 30-day, net basis, although a portion of our advertisers prepay us for their campaigns. Our advertising contracts are terminable at any time by the advertiser or us with no penalty upon one business day prior notice. Our standard publishers' agreement covers the provision and use of Internet advertising campaigns and the related payments. We typically pay our publishers within 25 business days after the end of the month under the revenue-sharing provisions of our publisher's agreement. Under these agreements we generally pay them up to 65% of the advertising revenue we generate from ads placed on their websites. We can terminate our publisher's agreement at any time without penalty.

Components of Gross Margin

  Sources of Revenue

        We principally derive revenue from the sale of Internet advertising space across our network of websites. With respect to the Internet advertising services we provide to advertisers, we recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable. Our revenue recognition policy is discussed in more detail in the section below entitled "Critical Accounting Policies and the Use of Estimates—Revenue Recognition."

  Cost of Revenue

        Cost of revenue consists primarily of amounts we incur and pay to our publishers for their share of revenue we derive from the sale of their website advertising space and, to a lesser extent, the cost of maintaining the computer systems infrastructure which supports our proprietary technologies, the salaries and benefits of network operations personnel, bandwidth and communications costs, depreciation of network infrastructure equipment and the cost of database maintenance and support.

Components of our Operating Costs and Other Items

        The following describes certain line items in our statement of operations:

  Operating Costs

        Our operating costs include sales and marketing, technology, general and administrative and stock-based compensation. Since we expect the growth of our operating expenses to be driven, in part, by the growth of our business, we are currently unable to accurately estimate the anticipated increases in these costs.

        Sales and marketing.    Our sales and marketing expenses primarily consist of the compensation and associated costs for sales and marketing personnel, marketing and advertising, public relations and other promotional activities, general business development activities, publisher acquisition and product development expenses. We expect sales and marketing expenses to increase in absolute terms with the growth of our business as we expand our sales and marketing workforce and further promote our products and services. In addition, we will incur an additional $195,000 of sales and marketing costs in 2005 in connection with the resignation of our former chief marketing officer.

        Technology.    Technology costs include expenses for the research and development of new technologies designed to enhance our Internet advertising services and costs associated with the maintenance and administrative support of our technology team, including the salaries and related expenses for our research and development, as well as costs for contracted services and supplies. Also included in technology is the amortization of capitalized software development costs. We expect our technology expenses to increase in absolute terms as we grow and continue to invest in new technologies and hire additional technology personnel.

        General and administrative.    Our general and administrative expenses primarily consist of the compensation and associated costs for general and administrative personnel and facility costs. We expect that general and administrative expenses will increase in absolute terms as we hire additional personnel and incur costs related to the anticipated growth of our business and our operation as a public company.

        Stock-based compensation.    We have recorded stock-based compensation expense for some of our equity awards provided to employees and non-employee directors. Our accounting policy for recognizing stock compensation expense is described in the section below entitled "Critical Accounting Policies and the Use of Estimates—Accounting for Stock-Based Compensation." As of December 31, 2004, we had an aggregate of $7.2 million of deferred stock-based compensation expense, which will be recognized over the next four years as the related awards vest.

        We expect sales and marketing, technology and general and administrative operating expenses to increase quarter over quarter commensurate with our revenue growth over the same periods. The largest impact on these expenses relate to public company costs, which we estimate to be approximately $2 million for 2005. We expect to fund the increase in these expenses by future cash flow from operations, our current cash position and funds generated by this offering.

  Income Taxes

        We are subject to tax in the United States as we are now a C corporation. The accounting for income taxes is discussed in more detail in the section below entitled "Critical Accounting Policies and Use of Estimates—Accounting for Income Taxes."

Trends that Affect our Business

        Our business has grown rapidly since our inception in March 2000, and we expect that it will continue to grow; however, we anticipate that our growth rate will slow as our revenue base increases. We expect that some of the historical trends or patterns in our business will change over time, and in managing and evaluating our business we are focused on several trends, including the following:

  •
  Revenue growth.    Our revenue depends on the volume of paid ads, pricing of advertising and ad format mix that our advertisers purchase. Over the past several years we have experienced a significant increase in the volume of paid ads we deliver across our network. Additionally, we have generally experienced a gradual increase in ad pricing. The historical increase in ad volume and pricing has been partially offset by the introduction of new, lower-priced ad formats and other new products in response to demand from both advertisers and publishers. We anticipate that the volume of paid ads, pricing of advertising and ad format mix will continue to be key revenue drivers in the future. Although we are unable to predict the future demand for ad types and the impact on the anticipated sales mix of our ad formats, we expect a continued increase in the volume of lower-priced ad formats. An increased demand for lower priced ad formats could potentially displace or reduce the demand for higher priced ad formats, and, to the extent not offset by an increase in ad volume, result in lower overall revenue for us. In addition, to the extent that the lower priced ad formats do not have a correspondingly lower revenue share payment, they could result in a lower gross profit margin.

  •
  Gross profit margin.    The primary component of our cost of revenue is the revenue share payments we make to our publishers. The percentage of revenue we share with our publishers has remained relatively constant. We anticipate that our gross profit margin will increase as advertisers continue to shift to cost-per-action and cost-per-click based pricing models. Our advertisers increasingly prefer to purchase advertising on a cost-per-action or cost-per-click basis because they pay only for ads which result in the desired action. Our publishers typically prefer payment on a cost-per-thousand impressions basis, in which they are paid for the impressions they serve and do not assume any risk relating to the performance of an ad. In order to mitigate the performance risks associated with paying publishers on a cost-per-thousand impressions basis for the cost-per-action based and cost-per-click based campaigns of our advertisers, we typically build in a higher profit margin when pricing these campaigns. We do this by initially running tests on an advertising campaign priced on a cost-per-action or cost-per-click basis, which measures user responses to the campaign to determine how many impressions it takes to achieve the action or click. Based on this information, we may then adjust the pricing of the campaign to mitigate our performance risk associated with paying for the campaign on a cost-per-thousand impressions basis, thereby increasing our gross margin. To the extent that we are able to manage the risks associated with advertisers purchasing on a cost-per-action and cost-per-click basis and paying publishers on a cost-per-thousand impression basis, we believe that our gross profit margins will increase.

  •
  Sales and marketing.    We anticipate that our sales and marketing expenses will increase over the next several quarters. In addition, as we continue to grow, we expect to hire additional sales and marketing personnel and expand to new facilities to accommodate our growing sales and marketing team.

  •
  Technology.    We anticipate increasing our investment in the development and deployment of new products, services and features to our existing technologies and services. Our historical decline in technology expense as a percentage of revenue primarily reflects the increase in our revenue over the three year period ended December 31, 2003. In the future, we expect our technology expense, both as a percentage of revenue, and in absolute dollars, will increase. In addition, as we continue to grow, we expect to hire additional technology personnel and expand to new facilities.

  •
  General and administrative.    We anticipate that our general and administrative expenses will increase over the next several quarters as we incur expenses related to being a public company, including increased legal, accounting and insurance expenses. We estimate increased expenses related to public company costs of approximately $2 million for 2005. In addition, as we continue to grow, we expect to hire additional senior management personnel and expand to new facilities.

  •
  Seasonality and cyclicality.    We believe that our business is subject to seasonal and cyclical fluctuations. Generally, our advertisers and advertising agencies place more ads in the fourth calendar quarter and fewer ads in the first calendar quarter of each year. Overall Internet usage generally declines during the summer months, resulting in lower inventories in our website network and lower revenue for us. In addition, domestic advertising spending generally is cyclical in reaction to overall conditions in the United States economy. Our rapid historical growth rate has masked the impact of seasonality on our business. As our growth rate slows, however, we expect the seasonal pattern of our business to become more pronounced.

  •
  Volume of advertising space.    Over the past several years our website network and advertising space volume have increased significantly. In order to continue to grow our revenue we must increase the volume of advertising space that we are able to sell to advertisers. We anticipate that our ability to grow advertising space volume will be influenced by a number of factors including the size of our website network and Internet advertising market dynamics such as sector consolidation.

  •
  Provision for income taxes.    From our inception to December 31, 2001 we operated as a C corporation. From January 1, 2002 through September 27, 2004 we operated as a subchapter S corporation. In connection with the issuance of our Series A Preferred Stock our subchapter S corporation status was revoked and we now operate as a C corporation. During the period we were a subchapter S corporation, we did not incur any provision for federal income taxes and we were subject to a 1.5% California income tax. As a C corporation, we will now pay C corporation income taxes. We currently anticipate our effective tax rate to be approximately 40%, excluding the effects of any future tax credits.

Results of Operations

        The following table sets forth the items in our historical statements of income for the periods indicated as a percentage of revenue:

	Year Ended December 31,
	2002	2003	2004
Statements of Income Data:
Revenue	100.0%	100.0%	100.0%
Cost of revenue	66.6	67.1	65.6

Gross profit	33.4	32.9	34.4
Operating costs:
Sales and marketing	5.6	7.5	11.8
Technology	2.0	1.4	3.9
General and administrative	2.4	3.6	4.8
Stock-based compensation	—	—	1.1

Total operating costs	10.0	12.5	21.6

Operating income	23.4	20.4	12.8
Interest and dividend income	0.1	0.1	0.2
Interest expense	—	—	—
Loss on sale/disposal of equipment	—	—	—

Income before income taxes	23.5	20.5	13.0
Provision for income taxes	0.5	0.2	4.2

Net income	23.0%	20.3%	8.8%

Comparison of the Years Ended December 31, 2003 and 2004

        Revenue.    Revenue increased from $28.7 million in 2003 to $58 million in 2004, a 102.4% increase. This increase was primarily due to an increase in the number of paid ads delivered across our website network as well as a slight increase in the average price of existing ad formats as compared to the prior period. This growth in volume and ad pricing was partially offset by a shift in mix to include new lower priced advertising formats.

        Cost of revenue.    Cost of revenue increased from $19.2 million in 2003 to $38.1 million in 2004, a 97.7% increase. Our cost of revenue decreased slightly as a percentage of revenue from 67.1% in 2003 to 65.6% in 2004. This increase in absolute dollars was primarily due to an increase in the volume of advertising sold to advertisers resulting in increased publisher revenue-share costs. The percentage of revenue we shared with publishers remained relatively constant and we continued to pay our publishers primarily on a cost-per thousand impressions basis, the shift to cost-per-action and cost-per click priced advertising campaigns resulted in improved gross margins.

        Sales and marketing.    Sales and marketing expenses increased from $2.2 million in 2003 to $6.8 million in 2004, a 215.3% increase. Our sales and marketing expenses increased as a percentage of revenue from 7.5% in 2003 to 11.8% in 2004. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel, combined with expanded marketing and advertising costs.

        Technology.    Technology expenses increased from $0.4 million in 2003 to $2.3 million in 2004, a 468.9% increase. Our technology expenses increased as a percentage of revenue from 1.4% in 2003 to 3.9% in 2004. This increase in our technology expenses primarily resulted from an increase in technology personnel.

        General and administrative.    General and administrative expenses increased from $1 million in 2003 to $2.8 million in 2004, an increase of 166.7%. Our general and administrative expenses increased as a percentage of revenue from 3.6% in 2003 to 4.8% in 2004. This increase in general and administrative expenses was primarily due to the hiring of additional personnel and expansion into new facilities.

        Stock-based compensation.    Stock-based compensation in 2003 was $0 compared to $0.6 million in 2004. The increase in stock based compensation was primarily a result of recognizing the impact of the deemed fair value of the option exercise prices for stock option grants during the period.

        Interest and other income (expense), net.    Interest and other income (expense), net in 2003 amounted to income of $2,000 compared to $0.1 million in 2004. The change was primarily a result of increasing average cash balances in our money market account.

        Provision for income taxes.    Provision for income taxes increased from $55,000, an effective tax rate of 1.0%, in 2003, to $2.4 million, an effective tax rate of 32%, in 2004. During all of 2003 and through September 27, 2004, we elected to be taxed as a subchapter S corporation for federal and state income tax purposes, and our income, deductions, gains, losses, tax credits and other tax attributes were passed through and taxed directly to our stockholders. Our subchapter S corporation status was revoked on September 27, 2004 in connection with the issuance of our Series A Preferred Stock and we now operate as a C corporation and are subject to federal and state tax in the United States.

Comparison of the Years Ended December 31, 2002 and 2003

        Revenue.    Revenue increased from $17.7 million in 2002 to $28.7 million in 2003, a 62.3% increase. This increase in revenue was primarily due to an increase in the number of paid ads delivered across our network as well as an increase in the average price of existing ad formats as compared to the prior period. The growth in volume was partially offset by a shift in mix to lower priced advertising formats.

        Cost of revenue.    Cost of revenue increased from $11.8 million in 2002 to $19.2 million in 2003, a 63.6% increase. Our cost of revenue increased as a percentage of revenue from 66.6% in 2002 to 67.1% in 2003. The percentage of revenue we share with publishers remained relatively constant compared to the prior period, the increase was primarily due to an increase in the cost of maintaining and upgrading our computer and communications systems.

        Sales and marketing.    Sales and marketing expenses increased from $1 million in 2002 to $2.2 million in 2003, a 117.1% increase. Our sales and marketing expenses increased as a percentage of revenue from 5.6% in 2002 to 7.5% in 2003. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel, combined with expanded marketing and advertising costs.

        Technology.    Technology expenses increased from $0.3 million in 2002 to $0.4 million in 2003, a 16.5% increase. Our technology expenses decreased as a percentage of revenue from 2% in 2002 to 1.4% in 2003. This increase in our technology expenses in absolute dollars was primarily the result of an increase in technology personnel. The decrease in our technology expenses as a percentage of revenue was primarily the result of our rate of revenue growth.

        General and administrative.    General and administrative expenses increased from $0.4 million in 2002 to $1 million in 2003, an increase of 147.6%. Our general and administrative expenses increased as a percentage of revenue from 2.4% in 2002 to 3.6% in 2003. This increase in our general and administrative expenses resulted from the hiring of additional personnel and expansion into new facilities.

        Interest and other income (expense), net.    Interest and other income (expense), net for the year ended December 31, 2002 amounted to income of $0.02 million compared to income of $2,000 for the year ended December 31, 2003. The change was primarily a result of a loss on sale of equipment.

Comparison of the Years Ended December 31, 2001 and 2002

        Revenue.    Revenue increased from $4.5 million in 2001 to $17.7 million in 2002, a 294.3% increase. This increase in revenue was primarily due to an increase in the number of paid ads delivered across our network and a shift in mix to higher priced ad formats.

        Cost of revenue.    Cost of revenue increased from $3.1 million in 2001 to $11.8 million in 2002, a 277.8% increase. Our cost of revenue decreased as a percentage of revenue from 69.5% in 2001 to 66.6% in 2002. This increase in absolute dollars was primarily due to an increase in the volume of advertising sold to advertisers resulting in increased revenue share payments to our publishers. The decrease as a percentage of revenue was primarily due to our revenue growing faster than our cost of maintaining and upgrading our computer and communications systems.

        Sales and marketing.    Sales and marketing expenses increased from $0.2 million in 2001 to $1 million in 2002, a 334.5% increase. Our sales and marketing expenses increased as a percentage of revenue from 5.1% in 2001 to 5.6% in 2002. This increase in sales and marketing expenses was primarily the result of hiring additional sales and marketing personnel, combined with expanded marketing and advertising.

        Technology.    Technology expenses increased from $0.2 million in 2001 to $0.3 million in 2002, a 56.1% increase. Our technology expenses decreased as a percentage of revenue from 4.9% in 2001 to 2% in 2002. This increase in our technology expenses in absolute dollars was primarily the result of an increase in technology personnel. The decrease in our technology expenses as a percentage of revenue was primarily the result of our rate of revenue growth.

        General and administrative.    General and administrative expenses increased from $0.2 million in 2001 to $0.4 million in 2002, an increase of 118.7%. Our general and administrative expenses decreased as a percentage of revenue from 4.3% in 2001 to 2.4% in 2002. The increase in our general and administrative expenses in absolute dollars primarily resulted from an increase in hiring additional personnel. The decrease in our general and administrative expenses as a percentage of revenue was primarily the result of our rate of growth.

        Interest and other income (expense), net.    Interest and other income (expense), net for the year ended December 31, 2001 amounted to income of $7,000 compared to income of $0.02 million for the year ended December 31, 2002. The change was primarily a result of increased interest income due to an increase in our cash balance.

Quarterly Results of Operations

        The following table sets forth our unaudited quarterly income statement data for the eight quarters ended December 31, 2004. This data has been derived from the unaudited interim financial statements prepared on the same basis as the audited financial statements contained in this prospectus and, in our opinion, includes all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information. This data should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results for any future period.

	Three Months Ended
	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
	(in thousands, except per share amounts)
	(unaudited)
Revenue	$5,179	$6,093	$7,187	$10,204	$10,922	$12,222	$15,842	$19,029
Cost of revenue	3,495	4,013	4,890	6,848	7,380	8,056	10,252	12,367

Gross profit	1,684	2,080	2,297	3,356	3,542	4,166	5,590	6,662
Operating costs:
Sales and marketing	418	457	496	789	893	1,409	2,368	2,140
Technology	170	39	69	124	373	532	946	436
General and administrative	260	233	223	329	404	492	865	1,026
Stock-based compensation	—	—	—	—	—	—	37	607

Total operating costs	848	729	788	1,242	1,670	2,433	4,216	4,209

Operating income	836	1,351	1,509	2,114	1,872	1,733	1,374	2,453
Interest and dividend income	5	5	4	5	6	6	11	101
Interest expense	—	(1)	(2)	(2)	(2)	(2)	(2)	(2)
Loss on sale/disposal of equipment	—	—	(12)	—	—	—	—	(2)

Income before income taxes	841	1,355	1,499	2,117	1,876	1,737	1,383	2,550
Provision for income taxes	14	14	14	13	43	14	1,291	1,064

Net income	$827	$1,341	$1,485	$2,104	$1,833	$1,723	$92	$1,486

Basic earnings per share	$0.08	$0.13	$0.14	$0.20	$0.17	$0.16	$0.01	$0.48

Fully diluted earnings per share	$0.08	$0.13	$0.14	$0.19	$0.17	$0.15	$0.01	$0.10

        The following table sets forth our quarterly statements of income data for the eight quarters ended December 31, 2004 as a percentage of revenue.

	Three Months Ended
	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
	(unaudited)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	67.5	65.9	68.0	67.1	67.6	65.9	64.7	65.0

Gross profit	32.5	34.1	32.0	32.9	32.4	34.1	35.3	35.0
Operating costs:
Sales and marketing	8.1	7.5	6.9	7.7	8.2	11.5	14.9	11.2
Technology	3.3	0.6	1.0	1.2	3.4	4.4	6.0	2.3
General and administrative	5.0	3.8	3.1	3.2	3.7	4.0	5.5	5.4
Stock-based compensation	—	—	—	—	—	—	0.2	3.2

Total operating costs	16.4	11.9	11.0	12.1	15.3	19.9	26.6	22.1

Operating income	16.1	22.2	21.0	20.8	17.1	14.2	8.7	12.9
Interest and dividend income	0.1	0.1	0.1	0.1	—	—	—	0.5
Interest expense	—	—	—	—	—	—	—	—
Loss on sale/disposal of equipment	—	—	(0.2)	—	—	—	—	—

Income before income taxes	16.2	22.3	20.9	20.9	17.1	14.2	8.7	13.4
Provision for income taxes	0.3	0.2	0.2	0.1	0.4	0.1	8.1	5.6

Net income	15.9%	22.1%	20.7%	20.8%	16.7%	14.1%	0.6%	7.8%

        Our revenue generally increased in each quarter primarily from an increase in the number of paid ads delivered across our website network. Our costs of revenue generally increased each quarter as a result of the increase in publisher revenue share costs related to the increasing volume of advertising sold to advertisers quarter over quarter. The quarter over quarter increase in operating expenses was directly related to the addition of employees commensurate with the growth in our business. The quarter ended September 30, 2004 reflects approximately $1 million of costs related to the termination of our ownership equivalent plan as final payments to employees in conjunction with the plan termination on September 27, 2004, which is allocated across cost of revenue and all operating expense categories.

Liquidity and Capital Resources

        With the exception of an initial equity financing of $0.4 million in 2000, we have principally financed our operations through internally generated funds. On September 28, 2004, the Company closed a private placement of preferred shares in which we sold 2,131,285 shares of our Series A Preferred Stock (which will convert into 10,656,425 shares of common stock prior to the completion of this offering after giving effect to a five-for-one stock split of our common stock) at a price per share of $35.19 for an aggregate purchase price of approximately $75 million. We used approximately $55 million of the proceeds from the sale of the Series A Preferred Stock to repurchase 1,562,944 shares (on a pre-split basis or 7,814,720 shares after giving effect to a five-for-one stock split of our common stock) of our common stock held by our founders, employees and investors at a price per share of $35.19. Of the proceeds that went to our stockholders, $3 million was placed into escrow to cover the stockholders' indemnification obligations and an additional $0.7 million went to cover their expenses. Approximately $20 million of our net proceeds from the sale of our Series A Preferred Stock remains on our balance sheet as cash, cash equivalents and short-term investments, and we expect to use these funds to finance our future growth.

        Our principal sources of liquidity are our cash, cash equivalents and short-term investments as well as the cash flow that we generate from our operations. Short-term investments consist of highly liquid commercial paper as of December 31, 2004.

        Our net cash provided by operating activities was $9.9 million in 2004, as compared to $5.1 million in 2003 and $2.9 million in 2002. Net cash provided by operating activities in 2002 and 2003 was primarily the result of our growth in profitability.

        Accounts receivable from our advertisers has increased with our revenue growth. Our day's sales in outstanding receivables increased to 42 days at December 31, 2004 compared to 37 days at December 31, 2003. Our accounts receivable balance increased by $1.2 million, $1.8 million and $4.6 million in 2002, 2003 and 2004. The growth in receivables is anticipated to continue if our revenue continues to increase and this will continue to have a significant impact on our cash flows from operations.

        Our net cash used in investing activities was $10.4 million in 2004 compared to $1.2 million in 2003 and $0.4 million in 2002. In 2004, we invested $8.0 million of our net proceeds from the sale of our Series A Preferred Stock in short-term investments. Our other investing activities primarily represent the acquisition of property and equipment as well as software development and domain names. In 2002, 2003 and 2004, we added $0.1 million, $0.7 million and $1.6 million of property and equipment, respectively, including capital expenditures in 2004 to enhance our facilities. We expect to continue to invest in our facilities and technology to support our operations and remain competitive and expect to spend approximately $2.5 million to $3 million in capital expenditures in 2005, exclusive of acquisitions.

        Our net cash provided by financing activities was $11.2 million in 2004 compared to $4.2 million used in financing activities in 2003 and $0.6 million in 2002. Historically, cash used in financing activities has been due to distributions to stockholders during the time period that we elected to be treated as a subchapter S corporation. Cash provided by financing activities was generated from the sale of Series A Preferred Stock and from shares issued upon the exercise of stock options, offset partially by the repurchase of common stock.

        During the time period that we elected to file taxes as a subchapter S corporation, we made regular cash distributions to our stockholders. These stockholder distributions were $0.6 million, $4.4 million and $7.1 million, respectively, in 2002, 2003 and 2004, including a final cash distribution to our former subchapter S corporation stockholders of approximately $3.2 million on December 16, 2004.

        We believe that our current cash and cash equivalents, short-term investments and cash flow from operations will be sufficient to meet our anticipated cash needs, including for working capital purposes, capital expenditures of approximately $2.5 million to $3 million for 2005, and various contractual obligations, for at least the next 12 months. Our primary uses of cash in our operations are to make the required payments to our website publishers, as well as to cover operating expenses and meet future tax obligations. We expect that our future cash requirements will be significantly higher than our historical cash requirements as we continue to grow our business. We also expect that the impact of the seasonality of our business will be more pronounced in the future, and the timing of our expenditures, including those related to personnel and capital items, may not coincide with our cash collections. Historically, our cash flow from operations has generated sufficient cash to cover our operations and meet obligations. Although our historical cash flows are not a predictor of future cash flows, we expect that future revenues and related collections should be sufficient to meet our anticipated obligations and we believe our current cash and cash equivalent position is sufficient to cover any disparity in timing between receipt of our revenues and payment of our expenses. Factors which impact the timing of our receipt of revenue include competitive conditions in our industry for extending credit to customers, the financial health of our customers and their ability to make payments to us in accordance with the credit terms we established with them. The timing of payments for our expenses are dependent on the amounts and timing of services and obligations contracted for, however, we currently anticipate no material change in the timing of payments we make to our publishers. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources of cash are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

        The net proceeds from this offering will provide us additional liquidity for use in the expansion of our operations, increased working capital needs, investment in new product development and strategic initiatives. We expect to invest a portion of the net proceeds from this offering in short term interest-bearing, investment-grade securities, which will result in additional interest income.

Indebtedness

        As of December 31, 2004, we had $77,000 indebtedness related to the purchase of equipment, which we repaid in full in January 2005, and no outstanding debt securities, material contingent liabilities or material mortgages or liens.

Contractual Obligations

        Our major outstanding contractual obligations relate to our notes payable related to purchases of fixed assets, operating lease obligations and contractual obligations, primarily consisting of bandwidth and content delivery. There are no significant provisions in bandwidth or content delivery arrangements that are likely to create, increase, or accelerate obligations due thereunder other than changes in usage fees that are directly proportional to the volume of activity in the normal course of our business operations. We have no long-term obligations of more than three years. We have summarized in the table below our fixed contractual cash obligations as of December 31, 2004.

	Total	Less than 1 Year	1 to 3 Years
	(in thousands)
Notes payable related to the purchase of fixed assets	$121	$46	$75
Operating lease obligations	668	499	169
Contractual obligations	498	448	50

Total	$1,287	$993	$294

Critical Accounting Policies and the Use of Estimates

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        Our significant accounting policies are described in Note 1 of the notes to our financial statements, and of those policies, we believe that the following accounting policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

  Revenue Recognition

        We recognize revenue in accordance with the guidelines of SEC Staff Accounting Bulletin, or SAB, No. 104 "Revenue Recognition" and Emerging Issues Task Force Issue ("EITF") 00-21 "Revenue Arrangements with Multiple Deliverables."

        We recognize revenue when the advertising impression is served (for cost-per-thousand impressions contracts) or when the specified click or other action occurs or when lead-based information is delivered (for cost-per-click and cost-per-action contracts), provided that we have no significant remaining obligations, collection of the resulting receivable is reasonably assured and prices are fixed and determinable.

        We assess the likelihood of collection based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. Cash received in advance is recorded as deferred revenue until earned.

  Accounting for Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and comply with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference between the deemed fair value of our common stock and the exercise price on the date of grant. We account for non-employee stock-based awards, in which goods or services are the consideration received for the equity instruments issued, in accordance with the provisions of SFAS No. 123 and related interpretations. We have recorded compensation charges for issuances of stock awards where the exercise price was less than the deemed fair value of the underlying stock for financial accounting purposes. See "—Results of Operations—Stock-Based Compensation."

        In connection with the grant of common stock awards, we have recorded deferred stock-based compensation for the difference between the exercise price and the deemed fair value for financial accounting purposes of the underlying shares of stock and option awards to employees on the date of the grant.

        During 2004, we granted stock options with exercise prices ranging from $2.55 per share to $3.50 per share and deemed fair values for accounting purposes for the same period ranging from $2.55 per share to $15.36 per share, resulting in deferred stock-based compensation of $7.9 million in 2004. All stock options granted to our employees, officers and directors under our equity plans were intended to be exercisable at a price per share not less than the fair value of the shares of our common stock underlying those options or awards on their respective dates of grant. Because there has not been a public market for our shares prior to this offering, our board of directors determined these exercise prices in good faith, based on the best information available to the board and our management at the time of grant.

        We did not obtain contemporaneous valuations by an unrelated valuation specialist at the times we issued stock options or awards because our board of directors believed the best indicator of fair value was to consider our relative scale and profitability as a private company at that time. As a result, we relied on numerous objective and subjective factors and methodologies to value our common stock at different stages of our growth. In addition, our board of directors believed that, because of the early stage of our business, traditional valuation approaches used by independent valuation firms, such as an income approach, would not be relevant. Subsequently, in anticipation of this offering, we reassessed the valuations of our common stock using a retrospective valuation performed by management, which included subjective judgments. The deemed fair value of our common stock was determined using a combination of a market approach at several key dates and straight-line interpolation of the deemed fair value at those dates to the contemplated initial public offering price. Management's valuation took into consideration the following factors:

  •
  key company milestones;

  •
  third-party preferred stock investments and related common stock implied values based on preferred stock preferences;

  •
  comparable company analysis;

  •
  key industry and market factors; and

  •
  the likelihood of an initial public offering.

        The differences between the range of deemed fair values of $2.55 to $15.36 per share for options and awards granted during the last twelve months and the initial public offering price of $12.00 per share, were a result of the following factors:

  •
  During the quarter ended December 31, 2003, we believed that the probability of an initial public offering was low given the early stage of our business and the condition of the capital markets. Based on prevailing capital market requirements, we believed we would need to have significant growth in revenue and sustained profitability to be a viable initial public offering candidate. Accordingly, for most of 2003, we believed that the likelihood of an initial public offering was remote, and we believed that our stockholders would be more likely to obtain liquidity through a private sale of the business or a merger with a third party.

  •
  During the quarter ended March 31, 2004, our revenue grew by approximately 7% from the final quarter in 2003. We continued to believe the likelihood of an initial public offering was remote because we had not achieved the necessary revenue scale or profitability.

  •
  During the quarter ended June 30, 2004, our revenue grew by approximately 11% over the previous quarter and we conducted meetings over several months with private equity and venture capital firms regarding a potential liquidity event for our stockholders and an investment in the Company. Given the market conditions during this period, we continued to believe that liquidity for our stockholders was more likely to be obtained through private investment or sale rather than a public offering.

  •
  During the quarter ended September 30, 2004, we entered into a Recapitalization Agreement dated September 9, 2004, with Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs' Fund VI Limited Partnership, Oak Investment Partners XI, Limited Partnership, Steamboat Ventures, LLC and Steamboat Ventures Manager, LLC, David Gross and Jeff Pryor, pursuant to which we sold 2,131,285 shares of our Series A Preferred Stock (which will convert into 10,656,425 shares of common stock prior to the completion of this offering after giving effect to a five-for-one stock split of our common stock) at a price per share of $35.19 for an aggregate purchase price of approximately $75 million. We used approximately $55 million of the proceeds from the sale of the Series A Preferred Stock to repurchase 1,562,944 shares (on a pre-split basis or 7,814,720 shares after giving effect to a five-for-one stock split of our common stock) of our common stock held by our founders, employees and investors at a price per share of $35.19. Of the proceeds that went to our stockholders that participated in the repurchase transaction, $3 million was placed into escrow to cover the stockholders' indemnification obligations and an additional $0.6 million went to their expenses. Approximately $20 million of our net proceeds from the sale of our Series A Preferred Stock remains on our balance sheet as cash, cash equivalents and short-term investments, and we expect to use these funds to finance our future growth.

  •
  We retained underwriters on November 22, 2004 to advise us on a potential initial public offering and on December 22, 2004, we filed a registration statement on Form S-1.

        Although it is reasonable to expect that the completion of this offering will add value to shares of our common stock because they will have increased liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty. We recognize compensation expense as we amortize the deferred stock-based compensation amounts on a straight-line basis over the related vesting periods, generally over three to four years.

        During 2004, we recorded deferred stock-based compensation to stockholders equity of $7.9 million, related to the final remeasurement of the grant of options. Future annual amortization of deferred stock-based compensation for these options as of December 31, 2004 is as follows (in thousands):

Years Ending December 31,
2005	$2,433
2006	$1,977
2007	$1,703
2008	$1,136

  Accounts Receivable and the Allowance for Doubtful Accounts

        We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by a review of their current credit information. We regularly monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

        The allowance for doubtful accounts for estimated losses results from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

  Short-Term Investments

        We record an impairment charge when we believe our short-term investments have experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

  Accounting for Software Development Costs for Internal Use

        In accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize and amortize over the expected life of a software asset the costs incurred during the application development stage including the following: (1) external direct costs of materials and services consumed in developing or obtaining software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and

(3) interest costs incurred, when material. We expense the costs of research, during the preliminary project stage and costs incurred for training and maintenance.

  Impairment of Long-Lived Assets

        We assess impairment of our other long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss. We report an impairment loss in the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows if not. To date, we have not had an impairment of long-lived assets.

  Accounting for Income Taxes

        We account for income taxes using the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities. We periodically review the likelihood that we will realize the value of our deferred tax assets and liabilities to determine if a valuation allowance is necessary. At December 31, 2004 there was no valuation allowance against net deferred tax assets. If we determine in the future that it is more likely than not that we will realize any future deferred tax assets for which we previously provided a valuation allowance, we would reduce the existing valuation allowance and recognize income in the amount of the reduction. Conversely, if we determine that we would not be able to realize any future recorded net deferred tax asset, we would increase the valuation allowance and recognize the increase as a charge to our results of operations in the period when we reached the conclusion.

        From inception to December 31, 2001, we operated as a C corporation. Effective January 1, 2002, we elected to be taxed as a subchapter S corporation for income tax purposes. Income, deductions, gains, losses, tax credits and other tax attributes of the corporation pass through were taxed directly to the stockholders for 2002, 2003 and the period from January 1, 2004 through September 27, 2004. On September 27, 2004, we revoked our subchapter S corporation status and we now operate as a C corporation. Under SFAS 109, in connection with the revocation of subchapter S, we recognized both a federal and state tax provision in the amount of $1.2 million and $0.2 million, respectively, arising from the change from non-taxable subchapter S to taxable entity status as a C corporation.

        In addition, we operate within multiple domestic taxing jurisdictions and are subject to audit in those jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Although we believe that our financial statements reflect a reasonable assessment of our income tax liability, it is possible that the ultimate resolution of these issues could significantly differ from our original estimates.

  Contingencies and Litigation

        We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, "Accounting for Contingencies" and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the facts and circumstances and in some instances based in part on the advice of outside legal counsel.

Off-Balance Sheet Arrangements

        We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions, foreign currency forward contracts or any other off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

        Our exposure to adverse movements in foreign currency exchange rates is primarily related to nominal payments to international website publishers. A hypothetical change of 10% in foreign currency exchange rates would not have a material impact on our financial statements or results of operations. All of our sales are denominated in U.S. Dollars.

Interest Rate Risk

        Our exposure to market risks for changes in interest rates relates primarily to our investment portfolio. As of December 31, 2004, our cash equivalents consisted of money market funds. Due to the short-term nature of our investment portfolio, we do not believe that an immediate 10% increase interest rates would have a material effect on the fair market value of our investment portfolio. We believe that we have the ability to liquidate this portfolio in short order and we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued its final standard on accounting for share-based payment in FASB Statement 123R, which requires all companies to measure compensation cost for all share-based payments (including stock options) at fair value, would be effective for public companies for interim or annual periods beginning after June 15, 2005. We will adopt the standard in the quarter ending September 30, 2005 or earlier and could adopt the new standard in one of two ways—the modified prospective transition method or the modified retrospective transition method.

        We have not concluded when and how we will adopt this new standard if it is finalized. This standard will have a significant impact on our statement of income as we will be required to expense the fair value of our stock options rather than disclosing the impact on our results of operations within our footnotes in accordance with the disclosure provisions of SFAS 123 (see Note 1 of the notes to our financial statements included elsewhere in this prospectus). This will result in lower reported earnings per share, which could negatively impact our stock price. In addition, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in hiring and retaining qualified employees.

THE EXCHANGE AGENT AND DEPOSITORY FOR THIS OFFER IS:

Mellon Investor Services LLC

By Hand Delivery:	By Overnight Delivery:	By Mail:
120 Broadway, 13th Floor New York, New York 10271 Attn: Reorganization Dept.	85 Challenger Road Mail Drop-Reorg Ridgefield Park, New Jersey 07660 Attn: Reorganization Dept.	P.O. Box 3301 South Hackensack Attn: Reorganization Dept.

        Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE INFORMATION AGENT FOR THIS OFFER IS:

D.F. King & Co., Inc

You may obtain information regarding the Tender Offer from the Information Agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 488-8075

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section l02(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

        Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons' status as an director, officer, employee or agent of the corporation.

        Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

        Article Eighth of the Registrant's Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer's claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense.

Item 21. Exhibits and Financial Statement Schedules

        See the Exhibit Index attached to this Registration Statement and incorporated by reference.

Item 22. Undertakings

        (a)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the proxy statement/prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to our registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on September 22, 2005.

VALUECLICK, INC.
By:	/s/ JAMES R. ZARLEY James R. Zarley President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. ZARLEY James R. Zarley	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	September 22, 2005
/s/ SCOTT H. RAY Scott H. Ray	Chief Financial Officer (Principal Financial Officer)	September 22, 2005
* David S. Buzby	Director	September 22, 2005

* Martin T. Hart	Director	September 22, 2005
* Tom A. Vadnais	Director	September 22, 2005
* Jeffrey F. Rayport	Director	September 22, 2005
/s/ SCOTT H. RAY Scott H. Ray Attorney-in-Fact		September 22, 2005

EXHIBIT INDEX

Exhibit Number	Description
2.1#
Agreement and Plan of Merger and Reorganization, dated as of August 10, 2005, among ValueClick, Inc., Fastclick Inc. and FC Acquisition Sub, Inc. (included as Annex A to the prospectus which constitutes a part of this Registration Statement).
3.1(1)	Amended and Restated Certificate of Incorporation of ValueClick dated October 8, 1999. incorporated herein by reference.
3.2(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of ValueClick dated October 8, 1999.
3.3(1)	Amended and Restated By-laws of ValueClick.
4.1	See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and By-laws for ValueClick, Inc. defining the rights of holders of common stock of ValueClick, Inc.
4.2(1)	Specimen stock certificate for ValueClick common stock.
4.3(2)
Rights Agreement, dated as of June 4, 2002, between ValueClick, Inc. and Mellon Investor Services LLC, a New Jersey limited liability company, which includes the form of Certificate of Designation for the Series A junior participating preferred stocks Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C.
5.1#	Opinion of Gibson, Dunn & Crutcher LLP.
8.1#	Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.
8.2#	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to tax matters.
10.1#	Form of Exchange Agreement, dated as of August 10, 2005, by and between ValueClick, Inc. and affiliates of Highland Capital Partners and Oak Investment Partners.
10.2#	Form of Exchange Agreement, dated as of August 10, 2005, by and between ValueClick, Inc. and Kurt A. Johnson, Jeff Pryor and affiliates of Steamboat Ventures.
10.3#	Form of Non-Competition Agreement to be entered into by and between ValueClick, Inc. and certain employees of Fastclick, Inc.
12.0#	Ratio of Earnings to Fixed Charges.
21.1#	Subsidiaries of ValueClick.
23.1#	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.1 hereto).
23.2#	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.2 hereto).
23.3#	Consent of PricewaterhouseCoopers LLP.
23.4#	Consent of Deloitte & Touche LLP.
23.5#	Consent of Deloitte & Touche LLP.
23.6*	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page of this prospectus).
99.1	Opinion of Thomas Weisel Partners LLC (included as Annex A to Fastclick's Solicitation/Recommendation Statement on Schedule 14D-9, filed by Fastclick with the Securities and Exchange Commission).
99.2#	Letter of Transmittal.
99.3#	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4#	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5#	Guidelines for Certification of Taxpayer Identification.

99.6(3)	Press Release dated August 11, 2005.
99.7#	Press Release, dated August 24, 2005.

*
Filed herewith.

#
Previously filed as an Exhibit of like number to ValueClick's registration statement on Form S-4 (File No. 333-127804) and incorporated herein by reference.

(1)
Incorporated by reference from Registration Statement on Form S-1 (File No. 333-88765), as amended, originally filed with the Securities and Exchange Commission on October 12, 1999.

(2)
Incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by ValueClick on June 14, 2002.

(3)
Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by ValueClick on August 12, 2005.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE OFFER
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
SELECTED HISTORICAL FINANCIAL INFORMATION FASTCLICK, INC. (in thousands, except per share amounts)
SUMMARY UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED COMPARATIVE PER COMMON SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
RECENT CLOSING PRICES
RISK FACTORS
BACKGROUND AND REASONS FOR THE OFFER AND THE SUBSEQUENT MERGER
RECOMMENDATION OF FASTCLICK'S BOARD OF DIRECTORS
THE OFFER
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS
CERTAIN EFFECTS OF THE OFFER
INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SUBSEQUENT MERGER
THE MERGER AGREEMENT
INFORMATION ABOUT FASTCLICK
COMPARISON OF RIGHTS OF HOLDERS OF FASTCLICK COMMON STOCK AND HOLDERS OF VALUECLICK COMMON STOCK
ADDITIONAL INFORMATION
UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL INFORMATION
VALUECLICK UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2005 (in thousands)
VALUECLICK UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2004 (in thousands, except per share amounts)
VALUECLICK UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the six months ended June 30, 2005 (in thousands, except per share amounts)
VALUECLICK NOTES TO THE UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
VALUECLICK, INC. UNAUDITED PRO-FORMA VALUECLICK CONDENSED COMBINED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2004 (in thousands, except per share amounts)
VALUECLICK, INC. UNAUDITED PRO-FORMA VALUECLICK CONDENSED COMBINED STATEMENTS OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2005 (in thousands, except per share amounts)
  ANNEX A
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
TABLE OF CONTENTS
TABLE OF EXHIBITS
TABLE OF DEFINED TERMS
  ANNEX B
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VALUECLICK AND FC ACQUISITION SUB, INC.
Directors (Including Executive Officers Who Are Directors)
  ANNEX C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
FASTCLICK, INC. INDEX TO FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2005
  PART I. FINANCIAL INFORMATION ITEM 1. FINANCIAL STATEMENTS
FASTCLICK, INC. BALANCE SHEETS (Dollars in thousands, except share and per share data)
FASTCLICK, INC. STATEMENTS OF INCOME (in thousands, except per share amounts)
FASTCLICK, INC. STATEMENTS OF CASH FLOWS (in thousands)
FASTCLICK, INC. NOTES TO FINANCIAL STATEMENTS (All interim information relating to the three- and six-month periods ended June 30, 2005 and 2004 is unaudited)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. CONTROLS AND PROCEDURES
  ITEM 1. LEGAL PROCEEDINGS
  ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES.
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
  ITEM 5. OTHER INFORMATION.
  ITEM 6. EXHIBITS.
SIGNATURES
EXHIBIT INDEX
FASTCLICK, INC. INDEX TO FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2005
FASTCLICK, INC. BALANCE SHEETS (Dollars in thousands, except share and per share data)
FASTCLICK, INC. STATEMENTS OF INCOME (in thousands, except per share amounts)
FASTCLICK, INC. STATEMENTS OF CASH FLOWS (in thousands)
FASTCLICK, INC. NOTES TO FINANCIAL STATEMENTS (All interim information relating to the three months ended March 31, 2005 and 2004 is unaudited)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. CONTROLS AND PROCEDURES
  PART II. OTHER INFORMATION
  ITEM 1. LEGAL PROCEEDINGS
  ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES.
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
  ITEM 5. OTHER INFORMATION.
  ITEM 6. EXHIBITS.
SIGNATURES
EXHIBIT INDEX
Index to Financial Statements
REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FASTCLICK, INC. BALANCE SHEETS
FASTCLICK, INC. STATEMENTS OF INCOME
FASTCLICK, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FASTCLICK, INC. STATEMENTS OF CASH FLOWS
FASTCLICK, INC. NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2004
FASTCLICK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX